As filed with the Securities and Exchange Commission on March 11, 2022.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nikola Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	3711	82-4151153
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
4141 E Broadway Road
Phoenix, AZ 85040
(480)
666-1038
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Britton M. Worthen, Esq.
Chief Legal Officer
Nikola Corporation
4141 E Broadway Road
Phoenix, AZ 85040
(480)
666-1038
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Stanley F. Pierson,
Gabriella A. Lombardi
Julie Park
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Tel: (650)
233-4500
Fax: (650)
233-4545

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective, as determined by the Selling Stockholder.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
under the Securities Exchange Act of 1934:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Dated March 11, 2022
PROSPECTUS

17,025,590 Shares
Nikola Corporation
Common Stock

This prospectus relates to the offer and resale of up to 17,025,590 shares of our common stock, $0.0001 par value per share, by Tumim Stone Capital LLC, or Tumim or the Selling Stockholder.
The shares of common stock being offered by Tumim have been and may be issued pursuant to the purchase agreement dated June 11, 2021 that we entered into with Tumim, or the First Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by Tumim. However, we expect to receive up to $300.0 million in aggregate gross proceeds from sales of our common stock to Tumim that we have made or may make under the First Purchase Agreement, from time to time. As of the date hereof, we have received approximately $191.2 million in aggregate gross proceeds from sales under the First Purchase Agreement. See the sections entitled “The Tumim Transaction” for a description of the transaction contemplated by the First Purchase Agreement and “Selling Stockholder” for additional information regarding Tumim.
Tumim may sell the shares of our common stock included in this prospectus in a number of different ways and at varying prices. We provide more information about how Tumim may sell the shares in the section entitled “Plan of Distribution.” Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.
Tumim will pay all brokerage fees and commissions and similar expenses in connection with the offer and resale of the shares by Tumim pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and resale of the shares included in this prospectus by Tumim, including legal and accounting fees. See “Plan of Distribution.”
Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.” On March 10, 2022, the closing price of our common stock was $7.96.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 10. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before you invest.

The date of this prospectus is                , 2022.

Neither we, nor the Selling Stockholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the Selling Stockholder do not take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus includes industry and market data that we obtained from third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.
On June 3, 2020, or the Closing Date, VectoIQ Acquisition Corp., our predecessor company, or VectoIQ, consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated

i

March 2, 2020, or the Business Combination Agreement, by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware, or Merger Sub, and Nikola Corporation, a Delaware corporation, or Legacy Nikola. Pursuant to the terms of the Business Combination Agreement, a business combination between the company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ, or the Merger, and, collectively with the other transactions described in the Business Combination Agreement, the Business Combination. On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ Acquisition Corp. changed its name to Nikola Corporation.
Unless the context indicates otherwise, references in this prospectus to the “company,” “Nikola,” “we,” “us,” “our” and similar terms refer to Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) and its consolidated subsidiaries, including Legacy Nikola. References to “VectoIQ” refer to our predecessor company prior to the consummation of the Business Combination.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “plan,” “potential,” “will,” and similar expressions are intended to identify forward looking statements. These are statements that relate to future periods and include:

•	our financial and business performance;

•
expected timing with respect to the build out of our manufacturing facilities, joint venture with Iveco and production and attributes of our battery electric vehicle trucks and our Tre hydrogen fuel cell electric vehicle trucks; expectations regarding our hydrogen fuel station rollout plan; timing of completion of prototypes, validation testing, volume production and other milestones;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	planned collaborations with our business partners;

•	our future capital requirements and sources and uses of cash;

•	the potential outcome of investigations, litigation, complaints, product liability claims and/or adverse publicity;

•
the implementation, market acceptance and success of our business model; developments relating to our competitors and industry; the impact of health epidemics, including the
COVID-19
pandemic, on our business and the actions we may take in response thereto;

•	our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	our ability to obtain funding for our operations;

•	the outcome of any known and unknown regulatory proceedings;

•	our business, expansion plans and opportunities;

•	changes in applicable laws or regulations; and

•	anticipated trends and challenges in our business and the markets in which we operate.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, those risks discussed in the section titled “Risk Factors,” as well as:

•	our ability to execute our business model, including market acceptance of our planned products and services;

•	changes in applicable laws or regulations;

•	risks associated with the outcome of any legal, regulatory or judicial proceedings;

•	the effect of the COVID-19 pandemic on our business;

•	our ability to raise capital; our ability to compete; the success of our business collaborations;

•	regulatory developments in the United States and foreign countries;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	our history of operating losses.

1

These forward-looking statements speak only as of the date hereof. We expressly disclaim any obligation or undertaking to update any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Nikola
™
is a trademark of Nikola Corporation. We also refer to trademarks of other corporations and organizations in this prospectus.
You should read this prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

2

PROSPECTUS SUMMARY
This summary highlights selected information appearing elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the sections entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus.
Nikola Corporation
We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers expect to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.
Our expertise lies in design, innovation, software, and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and accelerate speed to market.
Summary Risk Factors
Investing in our common stock involves substantial risk, as more fully described in “Risk Factors” and elsewhere in this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. Some of the more significant risks associated with our business include the following:

•	We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.

•	We may be unable to adequately control the costs associated with our operations.

•
Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•	Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•	We will need to raise additional funds and these funds may not be available to us when we need them.

•	If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.

•	If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.

•	Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.

•	We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.

•	We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.

•
Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.

•	We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the build out of our manufacturing plant, which could harm our business and prospects.

•	Increases in costs, disruption of supply or shortage of raw materials, including lithium-ion battery cells, chipsets, and displays, could harm our business.
Background
Our company was originally known as VectoIQ Acquisition Corp. On June 3, 2020, VectoIQ consummated the Business Combination with Legacy Nikola pursuant to the Business Combination Agreement dated as of March 2, 2020 among VectoIQ, Legacy Nikola and Merger Sub. In connection with the closing of the Business Combination, VectoIQ changed its name to Nikola Corporation. Legacy Nikola was deemed to be the accounting acquirer in the Merger. While VectoIQ was the legal acquirer in the Merger, because Legacy Nikola was deemed the accounting acquirer, the historical financial statements of Legacy Nikola became the historical financial statements of the combined company, upon the consummation of the Merger.
Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “NKLA.”
Corporate Information
We are a Delaware corporation and were incorporated as VectoIQ Acquisition Corp., a special purpose acquisition company, in January 2018. VectoIQ completed its initial public offering in May 2018. On June 3, 2020, VectoIQ consummated the Business Combination and, in connection therewith, (i) VectoIQ’s wholly-owned subsidiary merged with and into Legacy Nikola, whereby Legacy Nikola survived the Merger and was deemed the accounting predecessor of the Merger and will be the successor registrant for SEC purposes and (ii) we changed our name to “Nikola Corporation.” Upon consummation of the foregoing transactions, Legacy Nikola became our wholly-owned subsidiary.
Our principal executive offices are located at 4141 E Broadway Road, Phoenix, Arizona 85040. Our telephone number is (480)
666-1038.
Our website address is www.nikolamotor.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING
On June 11, 2021, we entered into a common stock purchase agreement, or the First Purchase Agreement, with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million of our common stock, or the Total Commitment, at our direction from time to time over the term of the First Purchase Agreement, subject to certain terms, conditions and limitations in the First Purchase Agreement. Also on June 11, 2021, we entered into a registration rights agreement with Tumim, or the First Registration Rights Agreement, pursuant to which we filed with the SEC a registration statement on Form
S-1
(File
No. 333-257229),
or the First Tumim Registration Statement, and the registration statement that includes this prospectus to register for resale, under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock that have been and may be issued to Tumim under the First Purchase Agreement. Pursuant to the terms of the First Purchase Agreement, at the time we signed the First Purchase Agreement and the First Registration Rights Agreement, we issued 155,703 shares of common stock, or the First Commitment Shares
,
to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the First Purchase Agreement.
We thereafter entered into a second common stock purchase agreement with Tumim, dated September 24, 2021, or the Second Purchase Agreement, pursuant to which Tumim committed to purchase up to an additional $300.0 million of our common stock. The First Purchase Agreement and the Second Purchase Agreement are collectively referred to herein as the Purchase Agreements, and subject to the terms, conditions and limitations thereof, provide that we may, at our discretion, direct Tumim to purchase up to an aggregate of $600.0 million of our common stock. We previously filed the First Tumim Registration Statement for the offer and resale of up to 18,012,845 shares of common stock by Tumim that we may issue or sell to Tumim under the First Purchase Agreement, which included the First Commitment Shares. We also filed a registration statement on Form
S-1
(File
No. 333-261112),
or the Second Tumim Registration Statement, for the offer and resale of up to 29,042,827 shares of common stock by Tumim that we may issue or sell to Tumim under the Second Purchase Agreement, which included 252,040 shares of common stock, or the Second Commitment Shares, issued to Tumim as commitment shares under the Second Purchase Agreement. Termination of the First Purchase Agreement is one of the conditions precedent to the commencement of Tumim’s purchase obligations under the Second Purchase Agreement. No shares of common stock issued or sold, or to be issued or sold, to Tumim by us pursuant to the Second Purchase Agreement are being registered for offer and resale hereunder. As of March 2, 2022, Tumim had purchased an aggregate of 17,857,142 shares of our common stock under the First Purchase Agreement for gross proceeds of approximately $191.2 million.
The sale of our common stock by us to Tumim under the First Purchase Agreement are subject to certain limitations and may occur, from time to time at our sole discretion, over the approximately
36-month
period commencing upon the date of the First Purchase Agreement, provided that the First Tumim Registration Statement is effective, and if the shares to be issued to Tumim are not registered under the First Tumim Registration Statement, a registration statement that includes this prospectus covering the resale by Tumim of shares of our common stock that may be issued under the First Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions set forth in the First Purchase Agreement are satisfied. From and after the satisfaction of all conditions to Tumim’s purchase obligations set forth in the First Purchase Agreement, or the Commencement, and the date on which the Commencement occurs, or the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion, to direct Tumim to purchase certain amounts of our common stock, subject to certain limitations in the First Purchase Agreement, that we specify in purchase notices that we deliver to Tumim under the First Purchase Agreement, or each such purchase, a Purchase. The purchase price of the shares of our common stock that we may direct Tumim to purchase in a Purchase will be equal to 97% of the arithmetic average of the three daily volume weighted average prices of the common stock, or VWAPs, on Nasdaq during the three consecutive trading day-period
commencing on the trading day on which Tumim has received, prior to 8:30 a.m., New York City time, the applicable purchase notice for such Purchase, or each such period, a Purchase Valuation Period.

There is no upper limit on the price per share that Tumim could be obligated to pay for our common stock under the First Purchase Agreement. The purchase price per share of our common stock sold in a Purchase will be equitably adjusted for any reorganization, recapitalization, non-cash
dividend, stock split, reverse stock split or other similar transaction occurring during the applicable Purchase Valuation Period for such Purchase.
Tumim has no right to require us to sell any shares of our common stock to it, but Tumim is obligated to make purchases as directed by us, subject to the satisfaction of conditions set forth in the First Purchase Agreement at Commencement and thereafter at each time that we direct Tumim to purchase shares of our common stock under the First Purchase Agreement. Actual sales of shares of our common stock to Tumim will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations.
Under the applicable rules of The Nasdaq Stock Market LLC, or the Nasdaq listing rules, in no event may we issue or sell to Tumim under the Purchase Agreements and the transactions contemplated thereby, shares of our common stock in excess of 78,769,697 shares, or the Exchange Cap, which is 19.99% of the shares of our common stock outstanding immediately prior to the execution of the First Purchase Agreement. We will need to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap, unless the average price of all applicable sales of our common stock to Tumim under the Purchase Agreements equals or exceeds $16.8174 (which is the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the First Purchase Agreement, plus an incremental amount to take into account our issuance of the First Commitment Shares and the Second Commitment Shares to Tumim as consideration for its commitment to purchase shares of our common stock under the Purchase Agreements, rather than in exchange for cash), in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our common stock under the Purchase Agreements. In any event, the First Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the First Purchase Agreement if such issuance or sale would breach any Nasdaq listing rule.
The First Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule
13d-3
thereunder), would result in Tumim beneficially owning more than 4.99% of the outstanding common stock, or the Beneficial Ownership Limitation.
The net proceeds under the First Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.
There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the First Purchase Agreement or First Registration Rights Agreement, other than a prohibition on entering into certain types of “dilutive” equity transactions during a pending purchase and prior to the full settlement thereof under the First Purchase Agreement, as more specifically described in the section of this prospectus entitled “The Tumim Transaction.” Tumim has agreed not to cause, or engage in any manner whatsoever, any direct or indirect short selling or hedging of the common stock during the term of the First Purchase Agreement.
The First Purchase Agreement will automatically terminate upon the earliest of (i) the expiration of the
36-month
period following the date of the First Purchase Agreement, (ii) Tumim’s purchase of the Total Commitment worth of common stock under the First Purchase Agreement, or (iii) the occurrence of certain other events set forth in the First Purchase Agreement. We have the right to terminate the First Purchase Agreement at any time after Commencement, at no cost or penalty, upon one trading day’s prior written notice to Tumim.

Neither we nor Tumim may assign or transfer its rights and obligations under the First Purchase Agreement, and no provision of the First Purchase Agreement or the First Registration Rights Agreement may be modified or waived by the parties.
As consideration for Tumim’s commitment to purchase shares of our common stock upon the terms of and subject to satisfaction of the conditions set forth in the First Purchase Agreement, upon execution of the First Purchase Agreement, we issued the First Commitment Shares to Tumim.
The First Purchase Agreement and the First Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.
We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we might issue to Tumim under the First Purchase Agreement. Although the First Purchase Agreement provides that we may sell up to $300.0 million of our common stock to Tumim, only 18,012,845 shares of our common stock were registered for resale by Tumim under the First Tumim Registration Statement, which represented (i) the First Commitment Shares and (ii) 17,857,142 shares of our common stock that could be issued to Tumim from and after the Commencement Date, if and when we elected to sell shares to Tumim under the First Purchase Agreement. As of the March 2, 2022, we have sold 17,857,142 shares of our common stock under the First Purchase Agreement for aggregate gross proceeds of approximately $191.2 million. As a result, there are no shares of our common stock registered under the First Tumim Registration Statement that remain available to be issued to Tumim by us under the First Purchase Agreement. As such, we are filing the registration statement that includes this prospectus to register for resale 17,025,590 shares that may be issued to Tumim in order to be able to receive the aggregate gross proceeds that remain available under the First Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Tumim under the First Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $300.0 million Total Commitment originally available to us under the First Purchase Agreement.
As of March 2, 2022, there were 417,456,713 shares of our common stock outstanding. If all of the 17,025,590 shares offered by Tumim for resale under this prospectus and the 29,042,827 shares registered for resale by Tumim under the Second Tumim Registration Statement were issued and outstanding as of the date hereof (without taking into account the Exchange Cap or the Beneficial Ownership Limitation), such shares would represent approximately 11.0% of the total number of shares of our common stock outstanding as of the date hereof. If we elect to issue and sell more than the 17,025,590 shares offered under this prospectus to Tumim, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we may elect to sell to Tumim under the Purchase Agreements from and after the Commencement Date.
There are substantial risks to our stockholders as a result of the sale and issuance of our common stock to Tumim under the Purchase Agreements. These risks include substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuances to Tumim.

SECURITIES OFFERED

Common Stock offered by the Selling Stockholder	Up to 17,025,590 shares, or the Purchase Shares, we may sell to Tumim under the First Purchase Agreement from time to time after the date hereof.

Common Stock outstanding prior to this offering	413,340,550 shares.

Common Stock outstanding after this offering	430,366,140 shares, assuming the sale of a total of 17,025,590 Purchase Shares. The actual number of shares issued will vary depending upon the actual sales prices under this offering.

Use of proceeds	We will not receive any proceeds from the resale of shares of our common stock included in this prospectus by the Selling Stockholder. We expect to receive up to $300.0 million in aggregate gross proceeds under the First Purchase Agreement from sales of our common stock that we elected or may elect to make to Tumim pursuant to the First Purchase Agreement from time to time in our sole discretion, from and after the Commencement Date.

Any proceeds that we received or receive from sales of our common stock to Tumim under the First Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq trading symbol	“NKLA.”
The number of shares of our common stock to be outstanding immediately prior to and after this offering is based on 413,340,550 shares of our common stock outstanding as of December 31, 2021 and excludes:

•
28,996,160 shares of common stock issuable upon the exercise of outstanding options granted under Legacy Nikola’s 2017 Stock Option Plan, or the 2017 Option Plan, with a weighted-average exercise price of $1.28 per share;

•	14,909,253 shares available for future issuance under our 2020 Stock Incentive Plan, or the 2020 Stock Plan;

•	4,000,000 shares available for future issuance under our 2020 Employee Stock Purchase Plan, or the 2020 ESPP;

•	25,496,384 shares underlying restricted stock units, or RSUs, granted pursuant to our 2020 Stock Plan;

•	760,915 shares issuable upon the exercise of outstanding private warrants to purchase common stock, with an exercise price of $11.50 per share;

•
3,643,644 shares of common stock that were available for issuance to Tumim pursuant to the First Purchase Agreement which were registered for resale by Tumim under the First Tumim Registration Statement and were subsequently issued to Tumim between January 1, 2022 and March 2, 2022; and

•
up to 28,790,787 shares of common stock that may be available for issuance to Tumim pursuant to the Second Purchase Agreement which are registered for resale by Tumim under the Second Tumim Registration Statement.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
The following summary consolidated financial information set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.
The summary consolidated financial information for the years ended December 31, 2021, 2020 and 2019, and the summary consolidated balance sheet as of December 31, 2021 and 2020 have been derived from our audited consolidated financial statements included in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future and our results for any interim period are not necessarily indicative of results that may be expected for any full fiscal year.
Statements of Operations

	Years Ended December 31,
	2021	2020	2019
	(in thousands, except share and per share data)
Solar revenues	$—	$95	$482
Cost of solar revenues	—	72	271

Gross profit	—	23	211

Operating expenses:
Research and development	292,951	185,619	67,514
Selling, general, and administrative	400,575	182,724	20,692
Impairment expense	—	14,415	—

Total operating expenses	693,526	382,758	88,206

Loss from operations	(693,526)	(382,735)	(87,995)
Other income (expense):
Interest income (expense), net	(481)	202	1,456
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	—	(3,339)
Loss on forward contract liability	—	(1,324)	—
Revaluation of warrant liability	3,051	13,448	—
Other income (expense), net	4,102	(846)	1,373

Loss before income taxes and equity in net loss of affiliates	(686,854)	(371,255)	(88,505)
Income tax expense (benefit)	4	(1,026)	151

Loss before equity in net loss of affiliates	(686,858)	(370,229)	(88,656)
Equity in net loss of affiliates	(3,580)	(637)	—

Net loss	(690,438)	(370,866)	(88,656)
Premium paid on repurchase of redeemable convertible preferred stock	—	(13,407)	(16,816)

Net loss attributable to common stockholders	$(690,438)	$(384,273)	$(105,472)

	Years Ended December 31,
	2021	2020	2019
	(in thousands, except share and per share data)
Net loss per share attributable to common stockholders:
Basic	$(1.73)	$(1.15)	$(0.40)
Diluted	$(1.74)	$(1.18)	$(0.40)
Weighted-average shares outstanding:
Basic	398,655,081	335,325,271	262,528,769
Diluted	398,784,392	335,831,033	262,528,769
Statements of Comprehensive Loss

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Net loss	$(690,438)	$(370,866)	$(88,656)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(437)	239	—

Comprehensive loss	$(690,875)	$(370,627)	$(88,656)

Balance Sheet

	As of December 31,
	2021	2020
	(in thousands)
Cash and cash equivalents	$497,241	$840,913
Working capital	344,120	844,644
Total assets	989,819	1,053,713
Total liabilities	296,247	73,572
Total stockholders’ equity	693,572	980,141
Statements of Cash Flows

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Net cash used in operating activities	$(307,154)	$(150,533)	$(80,627)
Net cash used in investing activities	(207,481)	(31,141)	(39,302)
Net cash provided by financing activities	187,598	941,120	35,805

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before you make a decision to buy our common stock, in addition to the risks and uncertainties discussed above under “Forward-Looking Statements,” you should carefully consider the risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.
Risks Related to Our
Business and Industry
We are an early stage company with a history of losses, and expect to incur significant expenses and continuing losses for the foreseeable future.
We incurred net losses of $690.4 million and $370.9 million for the years ended December 31, 2021 and 2020, respectively, and have an accumulated deficit of approximately $1.3 billion from the inception of Legacy Nikola, prior to the merger with VectoIQ through December 31, 2021. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin significant deliveries of our trucks, which is not expected to begin at least until the second quarter of 2022 for our battery electric vehicle, or BEV, truck and the second half of 2023 for our Tre hydrogen fuel cell electric vehicle, or FCEV, truck and may occur later. Even if we are able to successfully develop and sell or lease our trucks, there can be no assurance that they will be commercially successful. Our potential profitability is dependent upon the successful development and successful commercial introduction and acceptance of our trucks and our hydrogen station platform, which may not occur.
We expect the rate at which we will incur losses to be significantly high in future periods as we:

•	design, develop and manufacture our trucks;

•	construct and equip our manufacturing plant to produce our trucks in Arizona;

•	modify and equip the Iveco manufacturing plant in Germany to produce our trucks in Europe;

•	build up inventories of parts and components for our trucks;

•	manufacture an available inventory of our trucks;

•	develop and deploy our hydrogen fueling stations;

•	expand our design, development, maintenance and repair capabilities;

•	increase our sales and marketing activities and develop our distribution infrastructure; and

•	increase our general and administrative functions to support our growing operations.
Because we will incur the costs and expenses from these efforts before we receive any incremental revenue with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenue, which would further increase our losses.
We may be unable to adequately control the costs associated with our operations.
We will require significant capital to develop and grow our business, including developing and manufacturing our trucks, building our manufacturing plant and building our brand. We expect to continue to incur significant expenses which will impact our profitability, including research and development expenses, raw material procurement costs, leases, licenses, and sales and distribution expenses as we build our brand and market our trucks and bundled leasing model, and general and administrative expenses as we scale our operations. In addition, we expect to continue to incur significant costs in connection with our services, including building our hydrogen fueling stations and honoring our maintenance commitments under our bundled lease package. Our ability to become profitable in the future will not only depend on our ability to successfully market our vehicles and other products and services, but also to control our costs. If we are unable to cost efficiently design, manufacture, market, sell, distribute and service our trucks and cost-efficiently develop our hydrogen fueling services, our margins, profitability and prospects would be materially and adversely affected.
Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including scaling up our infrastructure and headcount, and may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our business, we can be expected to continue to incur substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.
Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.
You must consider the risks and difficulties we face as an early stage company with a limited operating history and a novel business plan. If we do not successfully address these risks, our business, prospects, operating results and financial condition will be materially and adversely harmed. We have a very limited operating history on which investors can base an evaluation of our business, operating results and prospects. We intend to derive substantially all of our revenue from the sale and lease of our vehicle platforms, which are still in the early stages of development. Our revenue will also depend on the sale of hydrogen fuel at our planned hydrogen fueling stations which we do not expect to be operational until 2023 or later. There are no assurances that we will be able to secure future business with the major trucking companies or with independent truck drivers.
It is difficult to predict our future revenue and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected.
We will need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our operations and prospects could be negatively affected.
The design, manufacture, lease, sale and servicing of vehicles and related hydrogen fueling stations is capital-intensive. We expect that we will have sufficient capital to fund our planned operations for the next 12 months. We will need to raise additional capital to scale our manufacturing and roll out our hydrogen fueling stations. We may raise additional funds through the issuance of equity, equity related or debt securities, strategic partnerships, licensing arrangements, or through obtaining credit from government or financial institutions. This capital will be necessary to fund our ongoing operations, continue research, development and design efforts, improve infrastructure, introduce new vehicles and build hydrogen fueling stations. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we raise funds by issuing equity securities, dilution to our stockholders would result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings, if available, could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.
If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected. In addition, sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, including pursuant to the Purchase Agreements, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.
If we fail to manage our future growth effectively, we may not be able to market and sell our vehicles successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. Our future expansion will include:

•	training new personnel;

•	forecasting production and revenue;

•	controlling expenses and investments in anticipation of expanded operations;

•	establishing or expanding design, manufacturing, sales and service facilities;

•	establishing our hydrogen fueling capabilities; and

•	implementing and enhancing administrative infrastructure, systems and processes.
We intend to continue to hire a significant number of additional personnel, including design and manufacturing personnel and service technicians for our trucks. Because our trucks are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training the employees we do hire.
Our bundled lease model may present unique problems that may have an adverse effect on our operating results and business and harm our reputation.
Our bundled lease model, which is intended to provide customers with the FCEV truck, hydrogen fuel and maintenance for a fixed price per mile is reliant on our ability to achieve a minimum hydrogen fuel efficiency in our FCEV trucks. If we are unable to achieve or maintain this fuel efficiency, we may be forced to provide our bundled lease customers with fuel at prices below-cost or risk damaging our relationships with our customers. Any such scenario would put our bundled lease model in jeopardy and may have a material adverse effect on our business, prospects, operating results and financial condition.
We may face legal challenges in one or more states attempting to sell directly to customers which could materially adversely affect our costs.
Our business plan includes the direct sale of vehicles through our dealer network, and potentially, to individual customers. Most, if not all, states require a license to sell vehicles within the state. Many states prohibit manufacturers from directly selling vehicles to customers. In other states, manufacturers must operate a physical dealership within the state to deliver vehicles to customers. As a result, we may not be able to sell directly to customers in each state in the United States.
We are currently not registered as a dealer in any state. In many states, it is unclear if, as a manufacturer, we will be able to obtain permission to sell and deliver vehicles directly to customers. For customers residing in states in which we will not be allowed to sell or deliver vehicles, we may have to arrange alternate methods of delivery of vehicles. This could include delivering vehicles to adjacent or nearby states in which we are allowed to directly sell and ship vehicles, and arranging for the customer to transport the vehicles to their home states. These workarounds could add significant complexity, and as a result, costs, to our business.
We face risks and uncertainties related to litigation, regulatory actions and government investigations and inquiries.
We are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. For example, in September 2020, Nikola and our officers and employees received subpoenas from the SEC as part of a fact-finding inquiry related to aspects of our business as well as certain matters described in an article issued on September 10, 2020 by a short-seller. The SEC issued subpoenas to our directors on September 30, 2020. In addition, Nikola and Trevor R. Milton, our founder and former executive chairman, also received grand jury subpoenas from the U.S. Attorney’s Office for the Southern District of New York, or the SDNY, and the N.Y. County District Attorney’s Office in September 2020. On July 29, 2021, the U.S. Attorney for the SDNY announced the unsealing of a criminal indictment charging Trevor Milton with two counts of securities fraud and one count of wire fraud. That same day, the SEC announced charges against Mr. Milton for alleged violations of federal securities laws.
We have cooperated, and will continue to cooperate, with these and any other regulatory or governmental requests. We have incurred significant expenses as a result of the regulatory and legal matters relating to the short-seller article. The total cost associated with these matters will depend on many factors, including the duration of these matters and any related finding.
By order dated December 21, 2021, we and the SEC reached a settlement arising out of the SEC’s investigation of the Company. Under the terms of the settlement, without admitting or denying the SEC’s findings, we agreed to cease and desist from future violations of the Securities Exchange Act of 1934, or the Exchange Act, and Rules
10b-5
and
13a-15(a)
thereunder and Section 17(a) of the Securities Act; to certain voluntary undertakings; and to pay a $125 million civil penalty, to be paid in five installments over two years. The first installment was paid at the end of 2021 and the remaining installments are to be paid semiannually through 2023.
Additionally, six putative class action lawsuits were filed against us and certain of our current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act, and, in one case, violations of the Unfair Competition Law under California law, alleging that Nikola and certain of our officers and directors made false and/or misleading statements in press releases and public filings regarding our business plan and prospects. These lawsuits have been consolidated. Separately, three purported Nikola stockholder derivative actions were filed in the United States District Court, against certain of our current and former directors, alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement, among other claims. We are unable to estimate the potential loss or range of loss, if any, associated with these lawsuits.
In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business or result of operations.

The results of litigation and other legal proceedings, including the other claims described under Legal Proceedings in Note 14,
Commitments and Contingencies
, to the audited consolidated financial statements included elsewhere in this prospectus, are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against us. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future. The litigation and other legal proceedings described under Note 14 are subject to future developments and management’s view of these matters may change in the future.
Our success will depend on our ability to economically manufacture our trucks at scale and build our hydrogen fueling stations to meet our customers’ business needs, and our ability to develop and manufacture trucks of sufficient quality and appeal to customers on schedule and at scale is unproven.
Our future business depends in large part on our ability to execute our plans to develop, manufacture, market and sell our BEV and FCEV trucks and to deploy the associated hydrogen fueling stations for our FCEV trucks at sufficient capacity to meet the transportation demands of our business customers. We plan to initially commence manufacturing our trucks in Europe through our joint venture with CNH Industrial N.V., or CNHI, and Iveco S.p.A., or Iveco, which commenced operations in the fourth quarter of 2020 and started trial production in the second quarter of 2021, and at our manufacturing plant in Arizona.
Our continued development of our truck platforms is and will be subject to risks, including with respect to:

•	our ability to secure necessary funding;

•	the equipment we plan to use being able to accurately manufacture the vehicles within specified design tolerances;

•	long-and short-term durability of our hydrogen fuel cell and electric drivetrain technology related components in the day-to-day wear and tear of the commercial trucking environment;

•	compliance with environmental, workplace safety and similar regulations;

•	securing necessary components on acceptable terms and in a timely manner;

•	delays in delivery of final component designs to our suppliers;

•	our ability to attract, recruit, hire and train skilled employees;

•	quality controls, particularly as we plan to commence manufacturing in-house;

•	delays or disruptions in our supply chain, including ongoing supply constraints and shortages; and

•	other delays and cost overruns.
We have no experience to date in high volume manufacturing of our trucks. We do not know whether we will be able to develop efficient, automated, low-cost
manufacturing capabilities and processes, and reliable sources of component supply, that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our trucks. Even if we are successful in developing our high volume manufacturing capability and processes and reliably source our component supply, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or in time to meet our vehicle commercialization schedules or to satisfy the requirements of customers. Any failure to develop and maintain such manufacturing processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, prospects, operating results and financial condition.

We may experience significant delays in the design, manufacture, launch and financing of our trucks, including in the build out of our manufacturing plant, which could harm our business and prospects.
Any delay in the financing, design, manufacture and launch of our trucks, including in the build out of our manufacturing plant in Arizona, could materially damage our brand, business, prospects, financial condition and operating results. Vehicle manufacturers often experience delays in the design, manufacture and commercial release of new products. To the extent we delay the launch of our trucks, our growth prospects could be adversely affected as we may fail to grow our market share. Furthermore, we rely on third party suppliers for the provision and development of many of the key components and materials used in our vehicles. To the extent our suppliers experience any delays in providing us with or developing necessary components, we could experience delays in delivering on our timelines.
Increases in costs, disruption of supply or shortage of raw materials, including lithium-ion
battery cells, chipsets, and displays, could harm our business.
We have and may continue to experience increases in the cost or a sustained interruption in the supply or shortage of raw materials or components, including battery cells, semiconductors, and integrated circuits which primarily impact our infotainment system and controllers. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. Currently, we are experiencing supply chain shortages, including with respect to battery cells, integrated circuits, vehicle control chips, and displays. Certain production ready components such as chipsets and displays may not arrive at our facilities until the end of the first quarter of 2022, which has and may continue to cause delays in validation and testing for these components. This has resulted in delays and may continue to delay the availability of saleable Nikola Tre BEV trucks.
We use various raw materials including aluminum, steel, carbon fiber, non-ferrous
metals (such as copper), and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion
cells. These risks include:

•
the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion
cells required to support the growth of the electric vehicle industry as demand for such cells increases;

•	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

•	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.
Any disruption in the supply of battery cells, semiconductors, or integrated circuits could temporarily disrupt production of our Tre BEV truck until a different supplier is fully qualified. Moreover, battery cell manufacturers may refuse to supply electric vehicle manufacturers if they determine that the vehicles are not sufficiently safe. Furthermore, fluctuations or shortages in petroleum, inflation and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if the increased costs cannot be recouped through increased electric vehicle prices. There can be no assurance that we will be able to recoup increasing costs of raw materials by increasing vehicle prices.
We will rely on complex machinery for our operations and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.
We will rely heavily on complex machinery for our operations and our production will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our truck manufacturing plant will consist of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, results of operations, cash flows, financial condition or prospects.
If our manufacturing plant in Arizona becomes inoperable, we will be unable to produce our trucks and our business will be harmed.
We expect to produce all of our trucks at our manufacturing plant in Arizona after completion of the second phase of the plant in 2023, at the earliest. Our plant and the equipment we use to manufacture our trucks would be costly to replace and could require substantial lead time to replace and qualify for use. Our plant may be harmed or rendered inoperable by natural or man-made
disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the
COVID-19
pandemic, which may render it difficult or impossible for us to manufacture our trucks for some period of time. The inability to produce our trucks or the backlog that could develop if our manufacturing plant is inoperable for even a short period of time may result in the loss of customers or harm our reputation. Although we maintain insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
Our plan to build a network of hydrogen fueling stations will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our electric vehicles. In addition, we may not be able to open stations in certain states.
Our plan to build a network of hydrogen fueling stations in the United States will require significant cash investments and management resources and may not meet our expectations with respect to additional sales of our FCEV trucks. This planned construction of hydrogen stations is essential to persuading customers to pay a higher premium for our trucks.
While we have constructed a demonstration station, it is operating at very limited capacity. In addition, we have very limited experience in the actual provision of our refueling solutions to users, and providing these services is subject to challenges, which include the logistics of rolling out our network of refueling stations and teams in appropriate areas, inadequate capacity or over capacity in certain areas, security risks, risk of damage to vehicles during charging or refueling and the potential for lack of customer acceptance of our services. We will need to ensure compliance with any regulatory requirements applicable in jurisdictions where our fueling stations will be located, including obtaining any required permits and land use rights, which could take considerable time and expense and is subject to the risk that government support in certain areas may be discontinued or subject to conditions that we may be unable to meet in a cost-efficient manner. In addition, given our lack of experience building and operating fueling stations, there could be unanticipated challenges which may hinder our ability to provide our bundled lease to customers or make the provision of our bundled leases costlier than anticipated. If we are unable to build and successfully operate, or experience delays in building or problems in operating, our network of hydrogen fueling stations, we may be unable to meet our fueling commitments under our bundled lease arrangements with customers and experience decreased sales or leases of our vehicles, which may negatively impact our business, prospects, financial condition and operating results.

We may not be able to produce or source the hydrogen needed to establish our planned hydrogen fueling stations.
As a key component of our business model, we intend to establish a series of hydrogen fueling stations, and we intend to include the cost of hydrogen in the purchase price of our trucks. Where electricity can be procured in a cost-effective manner, we expect that hydrogen fuel will be produced on-site,
via electrolysis. In other cases, we expect that hydrogen fuel will be produced off-site
and delivered to fueling stations under a supply “hub and spoke” structure. On June 22, 2021, we entered into a Hydrogen Sale and Purchase Agreement, or the Hydrogen Purchase Agreement, with Wabash Valley Resources LLC, or WVR, to purchase hydrogen produced at the hydrogen production facility, or the Plant, being developed by WVR in West Terre Haute, Indiana. WVR has yet to break ground on the Plant. There is no guarantee WVR will be able to meet its development timeline with regard to the facility or successfully produce hydrogen at scale. To the extent we are unable to produce or obtain the hydrogen or to obtain hydrogen at favorable prices, we may be unable to establish these fueling stations and severely limit the usefulness of our trucks, or, if we are still able to establish these stations, we may be forced to sell hydrogen at a loss in order to maintain our commitments. We believe that this hydrogen incentive will be a significant driver for purchases of our trucks, and therefore, the failure to establish and roll out these hydrogen fueling stations in accordance with our expectations would materially adversely affect our business.
Our inability to cost-effectively source the energy requirements to conduct electrolysis at our fueling stations may impact the profitability of our bundled leases by making our hydrogen uneconomical compared to other vehicle fuel sources.
Our ability to economically produce hydrogen for our FCEV trucks requires us to secure a reliable source of electricity for each of our on-site
gaseous stations and large scale production hubs at a price per kilowatt hour that is similar to wholesale rates in the geographic areas we target, and at vast quantities, assuming a full deployment of our planned hydrogen stations. During our initial hydrogen station roll-out,
we intend to source power based on the most economical power mix available at each hydrogen production site, including power from the grid that is sourced from non-renewable
sources. An increase in the price of energy used to generate hydrogen through electrolysis would likely result in a higher cost of fuel for our FCEV trucks as well as increase the cost of distribution, freight and delivery. We may not be able to offset these cost increases or pass such cost increases onto customers in the form of price increases, because of our bundled lease model for FCEV trucks, which could have an adverse impact on our results of operations and financial condition. In addition to the cost of electricity production, we expect to incur additional costs relating to the transmission, distribution and storage of energy.
Reservations for our trucks are cancellable.
Reservations for our Nikola FCEV trucks are subject to cancellation by the customer until the customer enters into a lease agreement or, in the case of Anheuser-Busch LLC, or AB, to the extent our trucks do not meet the vehicle specifications and delivery timelines specified in the contract with AB, as discussed further below. Because all of our reservations are cancellable, it is possible that a significant number of customers who submitted reservations for our trucks may cancel those reservations. In addition, our legacy non-binding
FCEV reservations include reservations from individuals or small fleets with orders of 100 trucks or less, which collectively represent approximately 47% of our total FCEV reservations. These individuals or small fleets may not receive FCEV trucks until the density of the hydrogen station network is sufficient for their refueling needs, which may not occur until approximately 2030 or later.
Given the anticipated lead times between customer reservation and delivery of our trucks, there is a heightened risk that customers that have made reservations may not ultimately take delivery of vehicles due to potential changes in customer preferences, competitive developments and other factors. As a result, no assurance can be made that reservations will not be cancelled, or that reservations will ultimately result in the purchase or lease of a vehicle. Any cancellations could harm our financial condition, business, prospects and operating results.

In addition, our future revenue expectations are based on a number of assumptions, including a projected purchase price for our trucks. If the purchase price of the trucks ends up being different than anticipated, we may not achieve the anticipated level of anticipated future revenue, even if all of the trucks subject to reservations are sold or leased.
While we currently have a contract with AB to lease up to 800 Nikola Two FCEV trucks, if we are unable to deliver our trucks according to the vehicle specifications and delivery timelines set forth in the contract, AB has the right to cancel its order for trucks. Moreover, the AB contract specifies lease terms and rental rates that may be hard for us to meet depending on our ability to develop our trucks and hydrogen network according to current design parameters and cost estimates. Any of these adverse actions related to the AB order could harm our financial condition, business, prospects and operating results.
While we do not currently have any leasing arrangements finalized, in the future we intend to offer a bundled lease or other alternative structures to customers which would expose us to credit risk.
While we currently intend to offer bundled leasing of our trucks or other alternative structures to potential customers through a third-party financing partner, we can provide no assurance that a third-party financing partner would be able or willing to provide the leasing services on terms that we have stated in our published materials, or to provide financing at all. Furthermore, offering a leasing alternative to customers will expose us to risks commonly associated with the extension of credit. Credit risk is the potential loss that may arise from any failure in the ability or willingness of the customer to fulfill its contractual obligations when they fall due. Competitive pressure and challenging markets may increase credit risk through leases to financially weak customers, extended payment terms and leases into new and immature markets. This could have a material adverse effect on our business, prospects, financial results and results of operations.
We face significant barriers to produce our trucks, and if we cannot successfully overcome those barriers our business will be negatively impacted.
The trucking industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements, establishing a brand name and image and the need to establish sales, leasing, fueling and service locations. If we are not able to overcome these barriers, our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.
Our future growth is dependent upon the trucking industry’s willingness to adopt BEV and FCEV trucks.
Our growth is highly dependent upon the adoption by the trucking industry of alternative fuel and electric trucks. If the market for our BEV and FCEV trucks does not develop at the rate or to the extent that we expect, our business, prospects, financial condition and operating results will be harmed. The market for alternative fuel and electric trucks is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors.
Factors that may influence the adoption of alternative fuel and electric vehicles include:

•
perceptions about BEV or FCEV truck quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of alternative fuel or electric vehicles;

•	perceptions about vehicle safety in general, including the use of advanced technology, such as vehicle electronics, hydrogen fueling and storage and regenerative braking systems;

•	the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;

•
concerns about the availability of hydrogen stations, including those we plan to develop and deploy, which could impede our present efforts to promote FCEV trucks as a desirable alternative to diesel trucks;

•	improvements in the fuel economy of internal combustion engines;

•	the availability of service for alternative fuel or electric trucks;

•	volatility in the cost of energy, oil, gasoline and hydrogen;

•	government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•	the availability of tax and other governmental incentives to purchase and operate alternative fuel and electric trucks or future regulation requiring increased use of nonpolluting trucks;

•	our ability to sell or lease trucks directly to business or customers dependent on state by state unique regulations and dealership laws;

•	the availability of tax and other governmental incentives to sell hydrogen;

•	perceptions about and the actual cost of alternative fuel; and

•	macroeconomic factors.
Additionally, we may become subject to regulations that may require us to alter the design of our trucks, which could negatively impact customer interest in our products.
If our trucks fail to perform as expected, our ability to develop, market and sell or lease our alternative fuel and electric trucks could be harmed.
Once production commences, our trucks may contain defects in design and manufacture that may cause them not to perform as expected or may require repair. We currently have no frame of reference by which to evaluate the performance of our trucks upon which our business prospects depend. For example, our trucks will use a substantial amount of software to operate which will require modification and updates over the life of the vehicle. Software products are inherently complex and often contain defects and errors when first introduced.
There can be no assurance that we will be able to detect and fix any defects in the trucks’ hardware or software prior to commencing customer sales. We may experience recalls in the future, which could adversely affect our brand in our target markets and could adversely affect our business, prospects and results of operations. Our trucks may not perform consistent with customers’ expectations or consistent with other vehicles which may become available. Any product defects or any other failure of our trucks to perform as expected could harm our reputation and result in adverse publicity, lost revenue, delivery delays, product recalls, product liability claims and significant warranty and other expenses, and could have a material adverse impact on our business, financial condition, operating results and prospects.
Although we hope to be among the first to bring BEV and FCEV Class 8 trucks to market, competitors have and may continue to enter the market before our trucks, which could have an adverse effect on our business.
We face intense competition in trying to be among the first to bring our BEV and FCEV truck platforms to market, including from companies in our target markets with greater financial resources, more extensive development, manufacturing, marketing and service capabilities, greater brand recognition and a larger number of managerial and technical personnel. If competitor’s trucks are brought to market before our trucks, we may experience a reduction in potential market share.

Many of our current and potential competitors, particularly international competitors, have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.
We compete in a rapidly evolving and highly competitive industry, and a number of private and public companies have announced plans to offer BEV and/or FCEV trucks, including companies such as Daimler, Hyliion, Hyundai, Hyzon, Lion, Tesla, Toyota and Volvo. Based on publicly available information, a number of these competitors have displayed prototype trucks and have announced target availability and production timelines, while others have launched pilot programs in some markets. In addition, we are aware that one potential competitor, BYD, is currently manufacturing and selling a Class 8 BEV truck. While some competitors may choose to offer BEV trucks, others such as Hyundai have announced they plan to offer FCEV trucks and invest in hydrogen stations for refueling. In addition, our principal competition for our trucks will also come from manufacturers of trucks with internal combustion engines powered by diesel fuel.
We expect competition in our industry to intensify in the future in light of increased demand and regulatory push for alternative fuel and electric vehicles. We cannot provide assurances that our trucks will be among the first to market, or that competitors will not build hydrogen fueling stations. Even if our trucks are among the first to market, we cannot assure you that customers will choose our vehicles over those of our competitors, or over diesel powered trucks.
Developments in alternative technology improvements in the internal combustion engine may adversely affect the demand for our trucks.
Significant developments in alternative technologies, such as advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. Other fuels or sources of energy may emerge as customers’ preferred alternative to our truck platform. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative fuel and electric trucks, which could result in the loss of competitiveness of our trucks, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies change, we plan to upgrade or adapt our trucks and introduce new models in order to continue to provide trucks with the latest technology, in particular battery cell technology.
We have no experience servicing our vehicles. If we are unable to address the service requirements of our customers, our business will be materially and adversely affected.
Because we have not started commercial production, we have no experience servicing or repairing our vehicles. Servicing alternative fuel and electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We may decide to partner with a third party to perform some or all of the maintenance on our trucks, and there can be no assurance that we will be able to enter into an acceptable arrangement with any such third-party provider. If we are unable to successfully address the service requirements of our customers, our business and prospects will be materially and adversely affected.
In addition, the motor vehicle industry laws in many states require that service facilities be available to service vehicles physically sold from locations in the state. While we anticipate developing a service program that would satisfy regulators in these circumstances, the specifics of our service program are still in development, and at some point may need to be restructured to comply with state law, which may impact our business, financial condition, operating results and prospects.

Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.
Any product recall in the future may result in adverse publicity, damage our brand and materially adversely affect our business, prospects, operating results and financial condition. In the future, we may voluntarily or involuntarily, initiate a recall if any of our vehicles or electric powertrain components (including the fuel cell or batteries) prove to be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.
Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.
Once our trucks are in production, we will need to maintain warranty reserves to cover warranty-related claims. If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.
Collaboration with strategic partners is subject to risks.
In 2019, we partnered with Iveco, a subsidiary of CNHI, to manufacture the BEV truck at the Iveco manufacturing plant in Ulm, Germany, through a joint venture with CNHI, which commenced operations in the fourth quarter of 2020. We currently expect that approximately 40 million Euros will be invested in total by Iveco and Nikola into the manufacturing plant to prepare it for assembly, of which 14.8 million Euros was funded through December 31, 2021. During the third quarter of 2021, the joint venture executed a term loan facility agreement for 15 million Euros with a 5 year term and a revolving credit facility agreement for 6 million Euros with a 4 year term. Each agreement was guaranteed 50% by us and Iveco.
In addition to entering into the Hydrogen Purchase Agreement, on June 22, 2021, we also acquired a 20% equity interest in WVR and entered into that certain Second Amended and Restated Limited Liability Company Agreement of WVR, pursuant to which, among other things, we, in our sole discretion, obtained the right, or the Offtake Right, to own up to 20% of the entity to which WVR will transfer ownership of the hydrogen gas turbine to be part of the Plant, without further consideration paid therefore, subject to certain conditions. Exercising this Offtake Right will likely require us to make significant capital expenditures to build liquefaction, storage, and transportation services. In addition, our expectations regarding the cost to us of hydrogen pursuant to the Offtake Right may be inaccurate, which could have a negative effect on our FCEV business, including our bundled lease option.
We have announced planned collaborations with various parties, including with respect to hydrogen production and sourcing, providing service and maintenance and deployment of hydrogen fueling stations. Discussions with our strategic partners are ongoing, are subject to the parties’ entry into definitive documentation, and terms of the agreements are subject to change. Consequently, there can be no assurance that we will enter into agreements on the terms initially contemplated, if at all.
Collaboration with third parties is subject to risks with respect to operations that are outside our control. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There are risks of potential disputes, disagreements or fallouts with partners and failure to perform under contracts or enforce contracts against the other party, and/or the potential terminations of such contracts, and the production of our trucks could be disrupted as a result. We could be affected by adverse publicity related to our partners, whether or not such publicity is related to their collaboration with us, or adverse publicity related to our relationships with our partners. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products. In addition, although we are involved in each step of the supply chain and manufacturing process, because we also rely on our partners and third parties to meet our quality standards, there can be no assurance that we will successfully maintain quality standards.
We may be unable to enter into new agreements or extend existing agreements with manufacturers on terms and conditions acceptable to us and therefore may need to contract with other third parties or significantly add to our own production capacity. There can be no assurance that in such event we would be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms or at all. The expense and time required to complete any transition, and to assure that vehicles manufactured at facilities of new manufacturers comply with our quality standards and regulatory requirements, may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.
We are or may be subject to risks associated with strategic alliances or acquisitions.
We have entered into, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments with various third parties to further our business purpose. These alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance
by the third party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.
When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.
We are dependent on our suppliers, a significant number of which are single or limited source suppliers, and the inability of these suppliers to deliver necessary components of our vehicles at prices and volumes acceptable to us would have a material adverse effect on our business, prospects and operating results.
While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be purchased by us from a single source, especially with respect to hydrogen fuel cells and batteries. We refer to these component suppliers as our single source suppliers. For example, we entered into an agreement with Robert Bosch LLC, or Bosch, whereby we committed to purchase certain component requirements for fuel cell power modules from Bosch beginning on June 1, 2023 until December 31, 2030. While we believe that we may be able to establish alternate supply relationships and can obtain or engineer replacement components for our single source components, we may be unable to do so in the short term (or at all) at prices or quality levels that are favorable to us.
A significant benefit of our collaborations with external manufacturing partners is the ability to leverage their respective existing assortment of parts, thereby decreasing our purchasing expenses. While these relationships give us access to use an existing supplier base with the hopes of accelerating procurement of components at favorable prices, there is no guarantee that this will be the case. In addition, we could experience delays if our suppliers do not meet agreed upon timelines or experience capacity constraints.
The battery efficiency of electric trucks will decline over time, which may negatively influence potential customers’ decisions whether to purchase our trucks.
We anticipate the range of our Nikola Tre BEV, Nikola Tre FCEV, and Nikola Two FCEV vehicles to be up to 350, 500, and 900 miles per day, respectively, before needing to recharge or refuel depending on the type of vehicle, but that range will decline over time as the battery deteriorates. Other factors such as usage, time and stress patterns may also impact the battery’s ability to hold a charge, which would decrease our trucks’ range before needing to recharge or refuel. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions.
Our trucks will make use of
lithium-ion
battery cells, which have been observed to catch fire or vent smoke and flame.
The battery packs within our trucks will make use of
lithium-ion
cells. On rare occasions,
lithium-ion
cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion
cells. While the battery pack is designed to contain any single cell’s release of energy without spreading to neighboring cells, once our trucks are commercially available, a field or testing failure of our vehicles or other battery packs that we produce could occur, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion
cells for automotive applications or any future incident involving lithium-ion
cells, such as a vehicle or other fire, even if such incident does not involve our trucks, could seriously harm our business and reputation.
In addition, we will need to store a significant number of
lithium-ion
cells at our facility. Any mishandling of battery cells may cause disruption to the operation of our facility. While we have implemented safety procedures related to the handling of the cells, a safety issue or fire related to the cells could disrupt our operations. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our products. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.
Any unauthorized control or manipulation of our vehicles’ systems could result in loss of confidence in us and our vehicles and harm our business.
Our trucks contain complex information technology systems and built-in
data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our trucks and related systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, trucks and systems to gain control of or to change our trucks’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the truck. Future vulnerabilities could be identified and our efforts to remediate such vulnerabilities may not be successful. Any unauthorized access to or control of our trucks or their systems, or any loss of customer data, could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to our trucks, systems or data, as well as other factors that may result in the perception that our trucks, systems or data are capable of being “hacked,” could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Interruption or failure of our information technology and communications systems could impact our ability to effectively provide our services.
We plan to outfit our trucks with
in-vehicle
services and functionality that utilize data connectivity to monitor performance and timely capture opportunities for cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems, which we have yet to develop. Our systems will be vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. Our data centers could also be subject to break-ins,
sabotage and intentional acts of vandalism causing potential disruptions. Some of our systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems at our data centers could result in lengthy interruptions in our service. In addition, our trucks are highly technical and complex and may contain errors or vulnerabilities, which could result in interruptions in our business or the failure of our systems.
We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.
Our alternative fuel and electric trucks, and the sale and servicing of motor vehicles in general, are subject to substantial regulation under international, federal, state, and local laws. We expect to incur significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with changes to these regulations, including but not limited to:

•	increased subsidies for corn and ethanol production, which could reduce the operating cost of vehicles that use ethanol or a combination of ethanol and gasoline; and

•
increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, our trucks may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.
We are subject to various environmental laws and regulations that could impose substantial costs upon us and cause delays in building our manufacturing facilities.
Our operations are and will be subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third party damages, suspension of production or a cessation of our operations.
Contamination at properties we will own and operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results. We may face unexpected delays in obtaining the required permits and approvals in connection with our manufacturing facilities that could require significant time and financial resources and delay our ability to operate these facilities, which would adversely impact our business prospects and operating results.
We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and any actual or perceived failure to comply with such obligations could harm our reputation and brand, subject us to significant fines and liabilities, or otherwise affect our business.
In the course of our operations, we collect, use, store, disclose, transfer and otherwise process personal information from our consumers, employees and third parties with whom we conduct business, including names, accounts, user IDs and passwords, and payment or transaction related information. Additionally, we intend to use our trucks’ electronic systems to log information about each vehicle’s use in order to aid us in vehicle diagnostics, repair and maintenance. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects. Possession and use of our customers’ information in conducting our business may subject us to legislative and regulatory burdens in the United States and the European Union that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers.
Non-compliance
or a major breach of our network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, and harm to our reputation and brand. Accordingly, we are subject to or affected by a number of federal, state, local and international laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and other third parties with whom we conduct business. These laws, regulations and standards may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material and adverse impact on our business, financial condition and results of operations.
The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. The European Union adopted the General Data Protection Regulation, or the GDPR, which became effective in May 2018, and California adopted the California Consumer Privacy Act of 2018, or the CCPA, which became effective in January 2020. Both the GDPR and the CCPA impose additional obligations on companies regarding the handling of personal data and provides certain individual privacy rights to persons whose data is collected. Compliance with existing, proposed and recently enacted laws and regulations (including implementation of the privacy and process enhancements called for under the GDPR and CCPA) can be costly, and any failure to comply with these regulatory standards could subject us to legal and reputational risks.
Specifically, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California consumers. The CCPA includes a framework with potentially severe statutory damages for violations and a private right of action for certain data breaches. The CCPA requires covered businesses to provide California consumers with new privacy-related disclosures and new ways to opt-out
of certain uses and disclosures of personal information. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Additionally, effective starting on January 1, 2023, the California Privacy Rights Act, or the CPRA, will significantly modify the CCPA, including by expanding California consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA.
Other states have begun to propose similar laws. Compliance with applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations, which could cause us to incur substantial costs or require us to change our business practices, including our data practices, in a manner adverse to our business. In particular, certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Failure to comply with applicable laws or regulations or to secure personal information could result in investigations, enforcement actions and other proceedings against us, which could result in substantial fines, damages and other liability as well as damage to our reputation and credibility, which could have a negative impact on revenues and profits.
We post public privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers, vendors or other third parties fail to comply with our published policies and documentation. Such failures could carry similar consequences or subject us to potential local, state and federal action if they are found to be deceptive, unfair or misrepresentative of our actual practices. Claims that we have violated individuals’ privacy rights or failed to comply with data protection laws or applicable privacy notices could, even if we are not found liable, be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.
Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and other third parties of security breaches involving certain types of data. Such laws may be inconsistent or may change or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, penalties or fines, litigation and our customers losing confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to or alleviate problems caused by the actual or perceived security breach. Any of the foregoing could materially adversely affect our business, prospects, operating results and financial condition.
We face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.
We face risks associated with our international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having international operations and subsidiaries in Germany and Italy that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. Additionally, as part of our growth strategy, we intend to expand our sales, maintenance and repair services internationally. However, we have no experience to date selling and servicing our vehicles internationally and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our alternative fuel and electric trucks and require significant management attention. These risks include:

•	conforming our trucks to various international regulatory requirements where our trucks are sold, or homologation;

•	development and construction of our hydrogen fueling network;

•	difficulty in staffing and managing foreign operations;

•	difficulties attracting customers in new jurisdictions;

•
foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;

•	fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;

•	United States and foreign government trade restrictions, tariffs and price or exchange controls;

•	foreign labor laws, regulations and restrictions;

•	changes in diplomatic and trade relationships;

•	political instability, natural disasters, war or events of terrorism; and

•	the strength of international economies.
If we fail to successfully address these risks, our business, prospects, operating results and financial condition could be materially harmed.
Our ability to use net operating losses to reduce future tax payments may be limited by provisions of the Internal Revenue Code and may be subject to further limitation as a result of future transactions.
Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, contain rules that limit the ability of a company that undergoes an ownership change, which is generally any cumulative change in ownership of more than 50% of its stock over a three-year period, to utilize its net operating loss and tax credit carryforwards and certain built-in
losses recognized in the years after the ownership change. These rules generally operate by focusing on ownership changes involving stockholders who directly or indirectly own 5% or more of the stock of a company and any change in ownership arising from a new issuance of stock by the company. Generally, if an ownership change occurs, the yearly taxable income limitation on the use of net operating loss and tax credit carryforwards is equal to the product of the applicable long-term tax exempt rate and the value of our stock immediately before the ownership change. As a result, we may be unable to offset our taxable income with net operating losses, or our tax liability with credits, before these losses and credits expire.
In addition, it is possible that future transactions (including issuances of new shares of our common stock and sales of shares of our common stock) will cause us to undergo one or more additional ownership changes. In that event, we may not be able to use our net operating losses from periods prior to this ownership change to offset future taxable income in excess of the annual limitations imposed by Sections 382 and 383.
We face risks related to health epidemics, including the
COVID-19
pandemic, which could have a material adverse effect on our business and results of operations.
We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the pandemic of respiratory illness caused by a novel coronavirus known as
COVID-19.
The impact of
COVID-19,
including changes in consumer and business behavior, pandemic fears and market downturns, global supply chain constraints and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of
COVID-19
has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, including us, and has led to a global decrease in vehicle sales in markets around the world.
The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home
or
shelter-in-place
orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners, and may negatively impact our sales and marketing activities, the construction schedule of our hydrogen fueling stations and our manufacturing plant in Arizona, and the production schedule of our trucks. For example, the headquarters of our partner, Iveco, located in Italy, was shut down for two months due to
COVID-19,
and as a result, pilot builds for the BEV truck were delayed. In addition, various aspects of our business, manufacturing plant and hydrogen fueling station building process, cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our manufacturing and building plans, sales and marketing activities, business and results of operations.
The spread of
COVID-19
has caused us to modify our business practices (including employee travel, recommending that all non-essential
personnel work from home and cancellation or reduction of physical participation in sales activities, meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the
COVID-19
pandemic, our operations will be impacted.
The extent to which the
COVID-19
pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, additional waves of the virus, its severity, the actions to contain the virus or treat its impact, including vaccination efforts, the efficacy of vaccine programs on new variants of the virus, and how quickly and to what extent normal economic and operating activities can resume. The
COVID-19
pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third party suppliers’ ability to provide components and materials used in our trucks. We may also experience an increase in the cost of raw materials used in our commercial production of trucks. Even after the
COVID-19
pandemic has subsided, we may continue to experience an adverse impact to our business as a result of its global economic impact, including any recession that has occurred or may occur in the future.
Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of the
COVID-19
pandemic, as well as reduced spending by businesses, could have a material adverse effect on the demand for our trucks. Under difficult economic conditions, potential customers may seek to reduce spending by forgoing our trucks for other traditional options, and cancel reservations for our trucks. Decreased demand for our trucks, particularly in the United States and Europe, could negatively affect our business.
There are no comparable recent events which may provide guidance as to the effect of the spread of
COVID-19
and a pandemic, and, as a result, the ultimate impact of the
COVID-19
pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of
COVID-19’s
impact on our business, our operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.
The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, prospects, financial condition and operating results.
We currently, and expect to continue to, benefit from certain government subsidies and economic incentives that support the development and adoption of our vehicles, particularly our BEV and FCEV trucks. Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our BEV and FCEV trucks in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.

These incentives include tax credits, rebates and other incentives for alternative energy production, alternative fuel and electric vehicles, including greenhouse gas, or GHG, emissions credits under the U.S. Environmental Protection Agency’s GHG Rule and the California Air Resources Board. While these benefits have been available in the past, there is no guarantee these programs will be available in the future. If these tax incentives and other benefits are not available or are reduced or otherwise limited in the future, our financial position could be harmed.
We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.
We anticipate applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies, as well as the sale of hydrogen. For example, we intend to initially build our hydrogen fueling stations in California, in part because of the incentives that are available. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.
Further, accepting funding from governmental entities or
in-licensing
patent rights from third parties that are
co-owned
with governmental entities may result in the U.S. government having certain rights, including so-called
march-in
rights, to such patent rights and any products or technology developed from such patent rights. When new technologies are developed with U.S. government funding, the U.S. government generally obtains certain rights in any resulting patents, including a nonexclusive license authorizing the U.S. government to use the invention for noncommercial purposes. These rights may permit the U.S. government to disclose our confidential information to third parties and to exercise march-in
rights to use or to allow third parties to use our licensed technology. The U.S. government can exercise its march-in
rights if it determines that action is necessary because we fail to achieve the practical application of government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the U.S. government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.
The evolution of the regulatory framework for autonomous vehicles is outside of our control and we cannot guarantee that our trucks will achieve the requisite level of autonomy to enable driverless systems within our projected timeframe, if ever.
There are currently no federal U.S. regulations pertaining to the safety of self-driving vehicles. However, the National Highway Traffic and Safety Administration has established recommended guidelines. Certain states have legal restrictions on self-driving vehicles, and many other states are considering them. This patchwork increases the difficulty in legal compliance for our vehicles. In Europe, certain vehicle safety regulations apply to self-driving braking and steering systems, and certain treaties also restrict the legality of certain higher levels of self-driving vehicles. Self-driving laws and regulations are expected to continue to evolve in numerous jurisdictions in the U.S. and foreign countries and may restrict autonomous driving features that we may deploy.

Unfavorable publicity, or a failure to respond effectively to adverse publicity, could harm our reputation and adversely affect our business.
As an early stage company, maintaining and enhancing our brand and reputation is critical to our ability to attract and retain employees, partners, customers and investors, and to mitigate legislative or regulatory scrutiny, litigation and government investigations.
Significant negative publicity has adversely affected our brand and reputation and our stock price. Negative publicity may result from allegations of fraud, improper business practices, employee misconduct, unfair employment practices or any other matters that could give rise to litigation and/or governmental investigations. Unfavorable publicity relating to us or those affiliated with us, including our former executive chairman, has and may in the future adversely affect public perception of the entire company. Adverse publicity and its effect on overall public perceptions of our brand, or our failure to respond effectively to adverse publicity, could have a material adverse effect on our business.
In September 2020, an entity published an article containing certain allegations against us. In addition, the U.S. Attorney for the SDNY in 2021 announced the unsealing of a criminal indictment charging Trevor Milton with two counts of securities fraud and one count of wire fraud, and the SEC announced charges against Mr. Milton for alleged violations of federal securities laws. The negative publicity has adversely affected our brand and reputation as well as our stock price, which makes it more difficult for us to attract and retain employees, partners and customers, reduces confidence in our products and services, harms investor confidence and the market price of our securities, invites legislative and regulatory scrutiny and has resulted in litigation and governmental investigations. As a result, customers, potential customers, partners and potential partners have failed to award us additional business or cancelled or sought to cancel existing contracts or otherwise, direct future business to our competitors, and may in the future take similar actions, and investors may invest in our competitors instead of us. See Legal Proceedings in Note 14,
Commitments and Contingencies
, to our audited consolidated financial statements included elsewhere in this prospectus.
The successful rehabilitation of our brand will depend largely on regaining a good reputation, meeting our vehicle commercialization schedules, satisfying the requirements of customers, meeting our fueling commitments under our future bundled lease arrangements or other customer arrangements, maintaining a high quality of service under our future bundled lease arrangements, improving our compliance programs and continuing our marketing and public relations efforts. Expenses related to our brand promotion, reputation building, and media strategies have been significant and our efforts may not be successful. We anticipate that other competitors and potential competitors will expand their offerings, which will make maintaining and enhancing our reputation and brand increasingly more difficult and expensive. If we fail to successfully rehabilitate our brand in the current or future competitive environment or if events similar to the negative publicity occur in the future, our brand and reputation would be further damaged and our business may suffer.
Although we maintain insurance for the disruption of our business and directors’ and officers’ liability insurance, these insurance policies will not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.
Social media platforms present risks and challenges that could cause damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions.
Social media platforms present risks and challenges that have resulted, and may in the future result in damage to our brand and reputation, and which could subject us to liability, penalties and other restrictive sanctions. Our internal policies and procedures regarding social media have not been, and may not in the future, be effective in preventing the inappropriate use of social media platforms, including blogs, social media websites and other forms of Internet-based communications. These platforms allow individuals access to a broad audience of consumers, investors and other interested persons. The considerable expansion in the use of social media over recent years has increased the volume and speed at which negative publicity arising from these events can be generated and spread, and we may be unable to timely respond to, correct any inaccuracies in, or adequately address negative perceptions arising from such coverage. The use of such platforms by our officers and other employees and former employees has adversely impacted, and could in the future adversely impact our costs, and our brand and reputation, and has resulted, and could in the future result in the disclosure of confidential information, litigation and regulatory inquiries. Any such litigation or regulatory inquiries may result in significant penalties and other restrictive sanctions and adverse consequences. In addition, negative or inaccurate posts or comments about us on social media platforms could damage our reputation, brand image and goodwill, and we could lose the confidence of our customers and partners, regardless of whether such information is true and regardless of any number of measures we may take to address them. We are currently party to litigation and regulatory proceedings related in part to social media statements. See Legal Proceedings in Note 14,
Commitments and Contingencies
, to the audited consolidated financial statements included elsewhere in this prospectus.
Concentration of ownership among our executive officers and directors and their affiliates may prevent new investors from influencing significant corporate decisions.
As of December 31, 2021, Mark A. Russell, our President, Chief Executive Officer and director, beneficially owns, directly or indirectly, approximately 11.8%, of our outstanding common stock, and our directors and executive officers as a group beneficially own approximately 21.7% of our outstanding common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of our second amended and restated certificate of incorporation, or our Certificate of Incorporation, and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.
As of December 31, 2021, Trevor R. Milton, our founder and former executive chairman, beneficially owned, directly or indirectly, approximately 12% of our outstanding common stock. In connection with his departure in September 2020, for a period of three years from September 20, 2020, Mr. Milton has agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of our outstanding common stock in the aggregate, together with shares held by his affiliates and associates, (ii) propose or effect any extraordinary transaction with respect to us, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on our board of directors or the removal of any member of our board of directors, or (v) submit any stockholder proposal. In addition, for a period of three years from September 20, 2020, Mr. Milton has agreed to vote his shares of our common stock (x) in favor of the slate of directors recommended by our board of directors at any meeting of our stockholders and (y) against the election of any nominee for director not recommended and nominated by our board of directors for election at such meeting. These standstill and voting restrictions could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without the support of our executive officers and directors and their affiliates.
We may be subject to risks associated with autonomous driving technology.
Our trucks can be designed with connectivity for future installation of an autonomous hardware suite and we plan to partner with a third-party software provider in the future to potentially implement autonomous capabilities. However, we cannot guarantee that we will be able to identify a third party to provide the necessary hardware and software to enable driverless Level 4 or Level 5 autonomy in an acceptable timeframe, on terms satisfactory to us, or at all. Autonomous driving technologies are subject to risks and there have been accidents and fatalities associated with such technologies. The safety of such technologies depends in part on user interaction and users, as well as other drivers on the roadways, may not be accustomed to using or adapting to such technologies. To the extent accidents associated with our autonomous driving systems occur, we could be subject to liability, negative publicity, government scrutiny and further regulation. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.
Risks Related to Our Intellectual Property
We may need to defend ourselves against patent or trademark infringement , or other intellectual property claims, which may be time-consuming and cause us to incur substantial costs.
Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to operate our business. We may receive inquiries from patent or trademark owners inquiring whether we infringe their proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement of such rights. In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease development, sales, or use of vehicles that incorporate the asserted intellectual property;

•	pay substantial damages;

•	obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign one or more aspects or systems of our trucks.
A successful claim of infringement against us could materially adversely affect our business, prospects, operating results and financial condition. Any litigation or claims, whether valid or invalid, could result in substantial costs and diversion of resources.
We also plan to license patents and other intellectual property from third parties, including suppliers and service providers, and we may face claims that our use of this in-licensed
technology infringes the intellectual property rights of others. In such cases, we will seek indemnification from our licensors. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.
We may also face claims challenging our use of open source software and our compliance with open source license terms. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose or license our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, or could be claimed to have occurred. Any breach of such open source license or requirement to disclose or license our proprietary source code could harm our business, financial condition, results of operations and prospects.
Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.
Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage, and a decrease in our revenue which would adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how),
employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information, including our technology and processes. In connection with our collaboration, partnership and license agreements, our rights to use licensed or jointly owned technology and intellectual property under such agreements may be subject to the continuation of and compliance with the terms of those agreements. In some cases, we may not control the prosecution, maintenance or filing of licensed or jointly owned patent rights, or the enforcement of such patents against third parties.
The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•	any patent applications we submit may not result in the issuance of patents;

•	the scope of our issued patents may not be broad enough to protect our proprietary rights;

•	our issued patents may be challenged and/or invalidated by our competitors;

•	the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•	current and future competitors may circumvent our patents; and

•	our in-licensed patents may be invalidated, or the owners of these patents may breach our license arrangements.
For example, we are currently enforcing certain of our issued U.S. patents and other intellectual property rights against Tesla. Such litigation could result in such patents being challenged and/or invalidated, expose us to counterclaims of intellectual property infringement and result in a substantial diversion of our management’s attention and resources.
Patent, trademark, and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.
Our patent applications may not issue as patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.
We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application to the same subject matter as we have, we may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents, which may adversely affect our business, prospects, financial condition or operating results.
Risks Related to Operating as a Public Company
We will continue to incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and results of operations.
We face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require us to carry out activities we have not done previously. For example, we created new board committees and have adopted new internal controls and disclosure controls and procedures. In addition, we will continue to incur expenses associated with SEC reporting requirements. Furthermore, if any issues in complying with those requirements are identified (for example, if our independent auditors identify a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation, our stock price, or investor perceptions of us. In addition, we have obtained directors’ and officers’ liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
As a public company, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those that were required of us as a private company. We will need to continue to implement additional finance, accounting, and business operating systems, procedures, and controls as we grow our business and organization and to satisfy existing reporting requirements. If we fail to maintain or implement adequate controls, if we are unable to complete the required Section 404 assessment as to the adequacy of our internal control over financial reporting in future Form
10-K
filings, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting in future Form
10-K
filings, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC, the Nasdaq or other regulatory authorities, which could require additional financial and management resources.
If we fail to maintain effective internal controls and remediate future control deficiencies, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.
As discussed in Item 9A “Controls and Procedures” in our Annual Report on Form
10-K/A
for the year ended December 31, 2020, we identified a material weakness in our internal controls related to how we accounted for our private warrants due to a recently issued Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) by the SEC Staff. This material weakness has been remediated as of December 31, 2021.
Internal controls are important to accurately reflect our financial position and results of operations in our financial reports and there can be no assurance that similar control issues will not be identified in future periods. If we are unable to remediate any future material weaknesses or significant deficiencies in an appropriate and timely manner, or if we identify additional control deficiencies that individually or together constitute significant deficiencies or material weaknesses, our ability to accurately record, process, and report financial information and consequently, our ability to prepare financial statements within required time periods, could be adversely affected. Failure to maintain effective internal controls could result in violations of applicable securities laws, stock exchange listing requirements, subject us to litigation and investigations, negatively affect investor confidence in our financial statements, and adversely impact our stock price and ability to access capital markets.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
In connection with the restatement described above, our warrants are classified as liabilities. Under this accounting treatment, we are required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in our operating results for the current period. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly based on factors which are outside our control. We expect that we will recognize non-cash
gains or losses due to the quarterly fair valuation of our warrants and that such gains or losses could be material.
Our management has limited experience in operating a public company.
Our executive officers have limited experience in the management of a publicly traded company. Mark Russell, who joined us in February 2019 and assumed the responsibilities of the Chief Executive Officer in June 2020, is the only member of our management team who has substantial prior experience as an executive officer of a public company. Our management team may not successfully or effectively manage our transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company which will increase our operating costs in future periods.
Risks Related to this Offering
It is not possible to predict the actual number of shares we will sell under the Purchase Agreements, or the actual gross proceeds resulting from those sales. We may not have access to the full amount available under the Purchase Agreements with Tumim.
On June 11, 2021, we entered into the First Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to $300.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the First Purchase Agreement. On September 24, 2021, we entered into the Second Purchase Agreement with Tumim, pursuant to which Tumim committed to purchase up to an additional $300.0 million in shares of our common stock, subject to certain limitations and conditions set forth in the Second Purchase Agreement, including termination of the First Purchase Agreement as a result of all sales having been completed or such agreement having otherwise been terminated. As of March 2, 2022, Tumim has purchased an aggregate of 17,857,142 shares of our common stock under the First Purchase Agreement for aggregate gross proceeds of approximately $191.2 million.
The shares of our common stock that may be issued under the Purchase Agreements may be sold by us to Tumim at our discretion from time to time over an approximately
36-month
period commencing on the date of the applicable Purchase Agreement, provided that purchases under the First Purchase Agreement have been completed or such agreement has otherwise been terminated in order to commence sales under the Second Purchase Agreement, one or more registration statements covering the resale of shares of common stock that have been and may be issued under the applicable Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the applicable Purchase Agreement are satisfied. We generally have the right to control the timing and amount of any sales of our shares of our common stock to Tumim under the Purchase Agreements. Sales of our common stock to Tumim under the

Purchase Agreements will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all or a portion of the shares of our common stock that may be available pursuant to the Purchase Agreements, or decide to terminate the First Purchase Agreement and not sell to Tumim any shares of our common stock that may be available for us to sell to Tumim thereunder.
Because the purchase price per share to be paid by Tumim for the shares of our common stock that we may elect to sell to Tumim under the Purchase Agreements will fluctuate based on the market prices of our common stock during the applicable Purchase Valuation Period for each purchase, it is not possible for us to predict, as of the date of this prospectus, the number of shares of our common stock that we will sell to Tumim under the Purchase Agreements, the purchase price per share that Tumim will pay for shares purchased from us under the Purchase Agreements, or the aggregate gross proceeds that we will receive from those purchases by Tumim under the Purchase Agreements.
Although the Purchase Agreements provide that we may sell up to an aggregate of $600.0 million of our common stock to Tumim, only (i) 18,012,845 shares of our common stock were registered for resale by Tumim under the First Tumim Registration Statement, which represented the First Commitment Shares and 17,857,142 shares of our common stock that could be issued to Tumim under the First Purchase Agreement, (ii) 17,025,590 shares of our common stock that may be issued to Tumim under the First Purchase Agreement are being registered for resale by Tumim under the registration statement that includes this prospectus and (iii) 29,042,827 shares of our common stock were registered for resale by Tumim under the Second Tumim Registration Statement, which represented the Second Commitment Shares and 28,790,787 shares of our common stock that may be issued to Tumim under the Second Purchase Agreement.
If we elect to sell to Tumim all of the 17,025,590 shares of our common stock being registered for resale by Tumim in the registration statement that includes this prospectus, the 28,790,787 shares of our common stock registered for resale under the Second Tumim Registration Statement, depending on the market prices of our common stock during the applicable Purchase Valuation Period for each purchase made pursuant to the Purchase Agreements, the actual gross proceeds from the sale of all such shares may be substantially less than the $600.0 million total commitment originally available to us under the Purchase Agreements, which could materially adversely affect our liquidity.
If it becomes necessary for us to issue and sell to Tumim under the First Purchase Agreement more than the 17,025,590 shares being registered for resale under the registration statement that includes this prospectus, or under the Second Purchase Agreement more than the 28,790,787 shares registered for resale under the Second Tumim Registration Statement, in order to receive aggregate gross proceeds equal to the total commitment of an aggregate of $600.0 million under the Purchase Agreements, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by Tumim of any such additional shares of our common stock we wish to sell from time to time under the applicable Purchase Agreement, which the SEC must declare effective. We will need to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap under the Purchase Agreements in accordance with the Nasdaq listing rules, unless the average per share purchase price paid by Tumim for all shares of our common stock sold under the Purchase Agreements equals or exceeds $16.8174, in which case, under the Nasdaq listing rules, the Exchange Cap limitation will not apply to issuances and sales of our common stock under the Purchase Agreements. In addition, Tumim will not be required to purchase any shares of our common stock if such sale would result in Tumim’s beneficial ownership exceeding 4.99% of the then outstanding shares of our common stock.
Any issuance and sale by us under the Purchase Agreements of a substantial amount of shares of our common stock in addition to the 18,012,845 shares previously registered for resale under the First Tumim Registration Statement, the 29,042,827 shares previously registered for resale under the Second Tumim Registration Statement and the 17,025,590 shares of our common stock being registered for resale by Tumim under this prospectus could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Tumim is dependent upon the number of shares of our common stock we ultimately sell to Tumim under the Purchase Agreements.

Our inability to access a portion or the full amount available under the Purchase Agreements, in the absence of any other financing sources, could have a material adverse effect on our business. The extent to which we rely on Tumim as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive all $600.0 million in gross proceeds under the Purchase Agreements, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.
Investors who buy shares at different times will likely pay different prices.
Pursuant to the Purchase Agreements, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Tumim. If and when we do elect to sell shares of our common stock to Tumim under the Purchase Agreements, after Tumim has acquired such shares, Tumim may resell all or a portion of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Tumim at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Tumim as a result of future sales made by us to Tumim at prices lower than the prices such investors paid for their shares.
We may require additional financing to sustain our operations and without it we will not be able to continue operations.
Subject to the terms and conditions of the Purchase Agreements, as applicable, we may, at our discretion, direct Tumim to purchase up to an aggregate of up to $600.0 million of our common stock under the Purchase Agreements from time-to-time
over an approximately
36-month
period beginning on the date of the applicable Purchase Agreement, provided that purchases under the First Purchase Agreement have been completed or such agreement has otherwise been terminated in order to commence sales under the Second Purchase Agreement, one or more registration statements covering the resale of shares of common stock that have been and may be issued under the applicable Purchase Agreement are declared effective by the SEC, a final prospectus in connection therewith is filed, and the other conditions set forth in the applicable Purchase Agreement are satisfied. Although the Purchase Agreements each provide that we may sell up to an aggregate of $300.0 million of our common stock to Tumim, under the First Purchase Agreement, only 17,857,142 shares of our common stock that we elected to sell to Tumim (all of which have been sold as of March 2, 2022 for gross proceeds of approximately $191.2 million) were registered under the First Tumim Registration Statement and 17,025,590 shares of our common stock that we may elect to sell to Tumim are being registered on the registration statement of which this prospectus forms a part, and under the Second Purchase Agreement, only 28,790,787 shares of our common stock that we may elect to sell to Tumim were registered. The purchase price per share for the shares of our common stock that we may elect to sell to Tumim under the Purchase Agreements will fluctuate based on the market prices of our common stock during the applicable Purchase Valuation Period for each purchase made pursuant to the applicable Purchase Agreement. Accordingly, it is not currently possible to predict the number of shares that will be sold to Tumim, the actual purchase price per share to be paid by Tumim for those shares, the actual gross proceeds to be raised in connection with those sales, and whether or not we will need to register additional shares for resale by Tumim under the First Purchase Agreement or the Second Purchase Agreement.
Assuming a purchase price of $7.96 per share (which represents the closing price of our common stock on Nasdaq on March 10, 2022), the purchase by Tumim of the 17,025,590 shares of our common stock under the First Purchase Agreement being registered for resale pursuant to the registration statement of which this prospectus forms a part would result in aggregate gross proceeds to us of approximately $135.5 million, which is more than the $108.8 million total commitment that remains available to us under the First Purchase Agreement. Also assuming a purchase price of $7.96 per share, the purchase by Tumim of the 28,790,787 shares of our common stock under the Second Purchase Agreement that were previously registered for resale would result in aggregate gross proceeds to us of approximately $229.2 million, which is substantially less than the $300.0 million total commitment that remains available to us under the Second Purchase Agreement.
The extent to which we rely on Tumim as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Tumim were to prove unavailable or prohibitively dilutive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we were to sell to Tumim all of the shares of our common stock available for sale to Tumim under the Purchase Agreements, we will still need additional capital to fully implement our business plan. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences would be a material adverse effect on our business, operating results, financial condition and prospects.
Future sales and issuances of our common stock or other securities might result in significant dilution and could cause the price of our common stock to decline.
To raise capital, we may sell our common stock, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreements, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by Tumim, and Tumim or investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into our common stock, in future transactions may be higher or lower than the price per share paid by Tumim. Any sales of additional shares will dilute our stockholders.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.
Management will have broad discretion as to the use of the proceeds from our sale of common stock to Tumim under the Purchase Agreements, and such uses may not improve our financial condition or market value.
Because we have not designated the amount of net proceeds from our sale to Tumim of shares of our common stock to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or advance our business objectives.
General Risk Factors
Sales of a substantial number of shares of our common stock in the public market could cause the price of our common stock to decline.
As of December 31, 2021, we had approximately 413.3 million shares of common stock outstanding and private warrants to purchase approximately 0.8 million shares of common stock. All of the shares of our common stock are freely transferable, subject to compliance with Rule 144 by affiliates, without additional registration under the Securities Act.

We previously registered for resale up to 17,857,142 shares of common stock that we may issue or sell to Tumim under the First Tumim Purchase Agreement, none of which remains available for issuance under the First Tumim Registration Statement, and we registered for resale up to 28,790,787 shares of common stock that we may issue or sell to Tumim under the Second Tumim Purchase Agreement. We have also registered shares of our common stock that we have issued and may in the future issue under our employee equity incentive plans. These shares may be sold freely in the public market upon issuance, subject to relevant vesting schedules, and applicable securities laws.
Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. In addition, the sale of substantial amounts of our common stock could adversely impact its price.
We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.
We have never paid dividends on any of our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors, and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.
Our stock price is volatile, and you may not be able to sell shares of our common stock at or above the price you paid.
The trading price of our common stock is volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. For example, the trading price of our common stock declined recently following the release of the short-seller article, which contains certain allegations against us. These factors include, but are not limited to:

•	our progress on achievement of business milestones and objectives;

•	actual or anticipated fluctuations in operating results;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	operating and share price performance of other companies that investors deem comparable to us;

•	our focus on long-term goals over short-term results;

•	the timing and magnitude of our investments in the growth of our business;

•	actual or anticipated changes in laws and regulations affecting our business;

•	additions or departures of key management or other personnel;

•	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

•	our ability to market new and enhanced products and technologies on a timely basis;

•	sales of substantial amounts of our common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•	changes in our capital structure, including future issuances of securities or the incurrence of debt; and

•	general economic, political and market conditions.
In addition, the stock market in general, and The Nasdaq Stock Market LLC in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.
The closing price of our common stock on Nasdaq varied from $6.97 to $79.73 following the closing of the Business Combination, between Nikola Corporation and VectoIQ, through February 18, 2022. In September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. The price of our common stock also decreased substantially following public announcements made by us. In addition, broad market and industry factors, including
COVID-19,
may seriously affect the market price of our common stock, regardless of our actual operating performance.
Any investment in our common stock is subject to extreme volatility and could result in the loss of your entire investment. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, which has and may in the future be instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. See Legal Proceedings in Note 14, Commitments and Contingencies, to the audited consolidated financial statements included elsewhere in this prospectus.
If we are unable to attract and retain key employees and hire qualified management, technical and engineering personnel, our ability to compete could be harmed.
Our success depends, in part, on our ability to retain our key personnel. The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.
Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, including management, technical and engineering personnel. Qualified individuals are in high demand, particularly in the vehicle technology industry. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. Competition for these employees can be intense, and our ability to hire, attract and retain them may depend on our ability to provide competitive compensation. We use equity awards to attract talented employees, but if the value of our common stock declines significantly, as it has in the recent past, and remains depressed, it may prevent us from recruiting and retaining qualified employees. We may not be able to attract, integrate, train or retain qualified personnel in the future. Additionally, we may not be able to hire new employees quickly enough to meet our needs. Our failure to do so could adversely affect our business and prospects, including the execution of our global business strategy.
Our Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, our Certificate of Incorporation and our amended and restated bylaws, or the Bylaws, will provide that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act.
In March 2020, the Delaware Supreme Court issued a decision in
Salzburg et al. v. Sciabacucchi
, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federals court is facially valid under Delaware law. It is unclear whether this decision will be appealed, or what the final outcome of this case will be. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it.
This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
If securities or industry analysts issue an adverse recommendation regarding our stock or do not publish research or reports about our company, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that equity research analysts publish about us and our business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of our common stock. The price of our common stock could also decline if one or more equity research analysts downgrade our common stock, change their price targets, issue other unfavorable commentary or cease publishing reports about us or our business. For example, in September 2020, an entity published an article containing certain allegations against us that we believe has negatively impacted the trading price of our common stock. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

THE TUMIM TRANSACTION
On June 11, 2021, we entered into the First Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $300.0 million of our common stock, at our direction from time to time over the term of the First Purchase Agreement, subject to certain terms, conditions and limitations in the First Purchase Agreement. We also entered into the Registration Rights Agreement with Tumim, pursuant to which we filed with the SEC the First Tumim Registration Statement and the registration statement that includes this prospectus to register for resale, under the Securities Act, the shares of our common stock that have been and may be issued to Tumim under the First Purchase Agreement. Pursuant to the terms of the First Purchase Agreement, at the time we signed the First Purchase Agreement and the First Registration Rights Agreement, we issued the First Commitment Shares to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the First Purchase Agreement.
We thereafter entered into the Second Purchase Agreement with Tumim on September 24, 2021, pursuant to which Tumim committed to purchase up to an additional $300.0 million of our common stock for an aggregate of $600.0 million of our common stock under the Purchase Agreements. We previously filed the Second Tumim Registration Statement to register for resale up to 29,042,827 shares of common stock by Tumim that we may issue or sell to Tumim under the Second Purchase Agreement, which included the Second Commitment Shares issued to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the Second Purchase Agreement. Termination of the First Purchase Agreement is one of the conditions precedent to the commencement of Tumim’s purchase obligations under the Second Purchase Agreement. No shares of common stock issued or sold, or to be issued or sold, to Tumim by us pursuant to the Second Purchase Agreement are being registered for offer and resale hereunder. As of March 2, 2022, Tumim had purchased an aggregate of 17,857,142 shares of our common stock under the First Purchase Agreement for gross proceeds of approximately $191.2 million.
Under the terms and subject to the conditions of the First Purchase Agreement, we have the right, but not the obligation, to sell to Tumim, and Tumim is obligated to purchase up to $300.0 million of our common stock. Such sales of our common stock will be subject to certain limitations, and may occur from time to time at our sole discretion, over the approximately
36-month
period commencing on the date of the First Purchase Agreement, provided that the First Tumim Registration Statement is effective, and if the shares to be issued to Tumim are not registered under the First Tumim Registration Statement, a registration statement that includes this prospectus covering the resale by Tumim of shares of our common stock that may be issued under the First Purchase Agreement is declared effective by the SEC, a final prospectus in connection therewith is filed and the other conditions set forth in the First Purchase Agreement are satisfied.
Tumim has no right to require us to sell any shares of our common stock to Tumim, but Tumim is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that Tumim could be obligated to pay for the common stock under the First Purchase Agreement. Actual sales of shares of our common stock to Tumim will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our common stock and determinations by us as to the appropriate sources of funding for us and our operations.
We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we might issue to Tumim under the First Purchase Agreement. Although the First Purchase Agreement provides that we may sell up to $300.0 million of our common stock to Tumim, only 18,012,845 shares of our common stock were registered for resale by Tumim under the First Tumim Registration Statement, which represented (i) the First Commitment Shares and (ii) 17,857,142 shares of our common stock that could be issued to Tumim from and after the Commencement Date, if and when we elected to sell shares to Tumim under the First Purchase Agreement. As of the date hereof, we have sold 17,857,142 shares of our common stock under the First Purchase Agreement for aggregate gross proceeds of approximately $191.2 million. As a result, there are no shares of our common stock registered under the First Tumim Registration Statement that remain available to be issued to Tumim by us under the First Purchase Agreement. As such, we are filing the registration statement that includes this prospectus to register for resale 17,025,590 shares that may be issued to Tumim in order to be able to receive the aggregate gross proceeds that remain available under the First Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Tumim under the First Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $300.0 million Total Commitment originally available to us under the First Purchase Agreement.
As of March 2, 2022, there were 417,456,713 shares of our common stock outstanding. If all of the 17,025,590 shares offered by Tumim for resale under this prospectus and the 29,042,827 shares registered for resale by Tumim under the Second Tumim Registration Statement were issued and outstanding as of the date hereof (without taking into account the Exchange Cap or the Beneficial Ownership Limitation), such shares would represent approximately 11.0% of the total number of shares of our common stock outstanding as of the date hereof. If we elect to issue and sell more than the 17,025,590 shares offered under this prospectus to Tumim, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we may elect to sell to Tumim under the Purchase Agreements from and after the Commencement Date.
Under the Nasdaq listing rules, in no event may we issue or sell to Tumim under the Purchase Agreements shares of our common stock in excess of the Exchange Cap. We will need to obtain stockholder approval to issue shares of our common stock in excess of the Exchange Cap, unless the average price of all applicable sales of our common stock to Tumim under the Purchase Agreements equals or exceeds $16.8174 (which is the official closing price of the common stock on Nasdaq on the trading day immediately preceding the date of the First Purchase Agreement, plus an incremental amount to take into account our issuance of the First Commitment Shares and Second Commitment Shares to Tumim as consideration for its commitment to purchase shares of our common stock under the Purchase Agreements, rather than in exchange for cash), such that issuances and sales of our common stock to Tumim under the Purchase Agreements would be exempt from the Exchange Cap limitation under the Nasdaq listing rules. In any event, the First Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the First Purchase Agreement if such issuance or sale would breach any Nasdaq listing rule.
The First Purchase Agreement also prohibits us from directing Tumim to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim and its affiliates, would result in Tumim and its affiliates having beneficial ownership, at any single point in time, of more than the Beneficial Ownership Limitation.
The net proceeds under the First Purchase Agreement to us will depend on the frequency and prices at which we sell shares of our stock to Tumim. We expect that any proceeds received by us from such sales to Tumim will be used for working capital and general corporate purposes.
As consideration for Tumim’s irrevocable commitment to purchase shares of our common stock upon the terms of and subject to satisfaction of the conditions set forth in the First Purchase Agreement, upon execution of the First Purchase Agreement, we issued the First Commitment Shares to Tumim.
Purchase of Shares Under the First Purchase Agreement
Upon the Commencement and subject to the conditions set forth in the First Purchase Agreement, we have the right, but not the obligation, from time to time at our sole discretion over the approximately
36-month
period commencing on the date of the First Purchase Agreement, to direct Tumim to purchase amounts of our common stock under the First Purchase Agreement, that we specify in purchase notices that we deliver to Tumim under the First Purchase Agreement on any trading day. The maximum number of shares that may be purchased pursuant to a Purchase is equal to a number of shares of our common stock equal to the lesser of, or the Purchase Maximum Amount:

•
the quotient obtained by dividing (A) $35,000,000 by (B) the last closing trade price of our common stock on Nasdaq on the trading day immediately preceding the applicable day Tumim is deemed to receive a valid purchase notice for such Purchase, and

•
the product obtained by multiplying (A) the daily trading volume in the common stock on Nasdaq on the trading day immediately preceding the applicable day Tumim is deemed to receive a valid purchase notice for such Purchase and (B) 0.20.

Tumim is obligated to accept each purchase notice prepared and timely delivered on or prior to 8:30 a.m., New York City time, on the trading day of the applicable Purchase Valuation Period, or each, a Purchase Exercise Date, by us in accordance with the terms of and subject to the satisfaction of the conditions contained in the First Purchase Agreement; provided that, Tumim is not obligated to purchase any shares of our common stock set forth in a valid purchase notice in excess of the Purchase Maximum Amount. We may deliver a purchase notice on a Purchase Exercise Date, provided that (i) we may not deliver more than one purchase notice to Tumim on any single trading day, (ii) we may not deliver a purchase notice to Tumim on any trading day during the period commencing on the Purchase Exercise Date on which a prior purchase notice has previously been delivered by us to Tumim under the First Purchase Agreement, and ending on the applicable trading day immediately following the last trading day of the applicable Purchase Valuation Period, or each, a Purchase Settlement Date, or such later trading day on which Tumim has received all of the Purchase Shares subject to such prior purchase notice in electronic form as “DWAC Shares” (as defined in the First Purchase Agreement), and (iii) all Purchase Shares subject to all prior purchase notices previously delivered by us to Tumim have in fact been received by Tumim as DWAC Shares prior to our delivery of such purchase notice to Tumim on such Purchase Exercise Date.
The purchase price of the shares of our common stock that we may direct Tumim to purchase pursuant to a Purchase under the First Purchase Agreement will be equal to 97% of the arithmetic average of the three daily VWAPs during the Purchase Valuation Period as set forth in the First Purchase Agreement.
The payment for, against simultaneous delivery of, shares in respect of each purchase under the First Purchase Agreement will be settled on the applicable Purchase Settlement Date immediately following the applicable Purchase Valuation Period for such Purchase, as set forth in the First Purchase Agreement.
Conditions to Commencement and Delivery of Purchase Notices
Our ability to deliver Purchase notices to Tumim under the First Purchase Agreement arose upon the occurrence of Commencement, which was on July 6, 2021. We may deliver additional Purchase notices to Tumim under the First Purchase Agreement subject to the satisfaction of certain conditions at time of each delivery of a Purchase notice, all of which are entirely outside of Tumim’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the First Purchase Agreement;

•
us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the First Purchase Agreement to be performed, satisfied or complied with by us;

•
we shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the First Purchase Agreement and the First Registration Rights Agreement;

•	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the First Purchase Agreement or the First Registration Rights Agreement;

•
the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the First Purchase Agreement or the First Registration Rights Agreement, or seeking material damages in connection with such transactions;

•
all of the shares of our common stock that may be issued pursuant to the First Purchase Agreement shall have been approved for listing or quotation on the Nasdaq Global Select Market (or if the common stock is not then listed on the Nasdaq Global Select Market, on any Eligible Market);

•	no condition, occurrence, state of facts or event constituting a material adverse effect shall have occurred and be continuing;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	Tumim has received the Commitment Shares as DWAC Shares;

•	the First Tumim Registration Statement is effective;

•
effectiveness of the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the First Purchase Agreement);

•
the delivery to the Company’s transfer agent of instructions and a notice of effectiveness relating to any other additional registration statement filed with the SEC that includes shares of our common stock that may be issued and sold by us to Tumim under the First Purchase Agreement directing the Company’s transfer agent to issue to Tumim all the Purchase Shares as DWAC Shares;

•
the SEC shall not have issued any stop order suspending the effectiveness, prohibiting or suspending the use of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the First Purchase Agreement);

•
there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the First Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the First Registration Rights Agreement, in light of the circumstances under which they were made) not misleading;

•
this prospectus (or any one or more additional registration statements filed with the SEC that include shares of our common stock that may be issued and sold by us to Tumim under the First Purchase Agreement), in final form, shall have been filed with the SEC under the Securities Act, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act, shall have been filed with the SEC;

•
trading in our common stock shall not have been suspended by the SEC, Nasdaq or FINRA, we shall not have received any final and non-appealable
notice that the listing or quotation of the common stock on Nasdaq shall be terminated on a date certain (unless, prior to such date, the common stock is listed or quoted on the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange or the NYSE American (or any nationally recognized successor to any of the foregoing), or each, an

Eligible Market), and there shall be no suspension of, or restriction on, accepting additional deposits of the common stock, electronic trading or book-entry services by DTC with respect to the common stock;

•
the issuance and sale of the Purchase Shares subject to a Purchase notice shall not exceed the Purchase Maximum Amount or cause the Total Commitment, Beneficial Ownership Limitation or Exchange Cap to be exceeded;

•	the Purchase Shares shall have been duly authorized and all Purchase Shares issued under prior Purchase notices shall have been delivered as DWAC Shares; and

•
the receipt by Tumim of the opinions, bring-down opinions and negative assurances from outside counsel to us in the forms mutually agreed to by us and Tumim prior to the date of the First Purchase Agreement.

No Short-Selling or Hedging by Tumim
Tumim has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our shares.
Prohibition on Variable Rate Transactions
Subject to specified exceptions included in the First Purchase Agreement, we are limited in our ability to enter into specified “dilutive issuances” during the period of time beginning on the trading day immediately preceding the applicable Purchase Exercise Date with respect to a purchase notice and the final settlement of such Purchase. Such transactions include, the issuance of common stock, or securities convertible into or exercisable for common stock, at a price (or with a conversion or exercise price) that is less than the per share purchase price Tumim is required to pay for the Purchase Shares that are subject to such pending purchase notice.
From and after the date of the First Purchase Agreement until the termination of the Second Purchase Agreement, we have also agreed not to enter into any “equity line of credit” or other substantially similar continuous offering in which we may offer, issue or sell our common stock or common stock equivalents (or any combination of units thereof) at a future determined price with any person, except for Tumim.
Termination of the First Purchase Agreement
Unless earlier terminated as provided in the First Purchase Agreement, the First Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the First Purchase Agreement;

•
the date on which Tumim shall have purchased shares of our common stock under the First Purchase Agreement for an aggregate gross purchase price equal to its $300.0 million Total Commitment under the First Purchase Agreement;

•	the date on which the common stock shall have failed to be listed or quoted on the Nasdaq Global Select Market or any other Eligible Market; and

•
the date on which we commence a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against us which is not discharged within 30 days, a custodian is appointed for us in a bankruptcy proceeding for all or substantially all of its property, or we make a general assignment for the benefit of its creditors.

We have the right to terminate the First Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon one trading day’s prior written notice to Tumim. We and Tumim may also terminate the First Purchase Agreement at any time by mutual written consent.

Tumim also has the right to terminate the First Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence of a Material Adverse Effect (as defined in the First Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as defined in the First Purchase Agreement) involving us;

•
our failure to file with the SEC the registration statement that includes this prospectus or any additional registration statement we are required to file with the SEC pursuant to the First Registration Rights Agreement, within the time periods set forth in the First Registration Rights Agreement;

•
while the registration statement that includes this prospectus or any additional registration statement or any post-effective amendments thereto are required to be maintained effective pursuant to the First Registration Rights Agreement, the effectiveness of such registration statements or post-effective amendments lapse for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the First Registration Rights Agreement otherwise becomes unavailable to Tumim for the resale of all of the shares of common stock included therein, and such lapse or unavailability continues for a period of 30 consecutive trading days or for more than an aggregate of 120 trading days in any
365-day
period, other than due to acts of Tumim; or

•
trading in the common stock on the Nasdaq Global Select Market (or if the common stock is then listed on an Eligible Market, trading in the common stock on such Eligible Market) has been suspended for a period of three consecutive trading days.

No termination of the First Purchase Agreement by us or by Tumim will become effective prior to the first Trading Day immediately following the applicable settlement date related to any pending purchase notice that has not been fully settled in accordance with the terms and conditions of the First Purchase Agreement, and will not affect any of our respective rights and obligations under the First Purchase Agreement with respect to any pending purchase notice, and both we and Tumim have agreed to complete our respective obligations with respect to any such pending purchase notice under the First Purchase Agreement. Furthermore, no termination of the First Purchase Agreement will affect the First Registration Rights Agreement, which will survive any termination of the First Purchase Agreement.
Effect of Performance of the First Purchase Agreement on our Stockholders
All shares of our common stock that have been or may be issued or sold by us to Tumim under the First Purchase Agreement that are being registered under the Securities Act for resale by Tumim in this offering are expected to be freely tradable. The shares of our common stock being registered for resale in this offering may be issued and sold by us to Tumim from time to time at our discretion over a period of up to approximately 36 months commencing on the date of execution of the First Purchase Agreement, provided that the conditions precedent to the delivery of a Purchase notice have occurred. The resale by Tumim of a significant amount of shares registered for resale in this offering or pursuant to the First Tumim Registration Statement or the Second Tumim Registration Statement at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Tumim under the First Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tumim all, all or a portion of the shares of our common stock that may be available for us to sell to Tumim pursuant to the First Purchase Agreement. If and when we do sell shares to Tumim, after Tumim has acquired the shares, Tumim may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Tumim by us under the First Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Tumim under the First Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tumim may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Tumim and the First Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Pursuant to the terms of the First Purchase Agreement, we have the right, but not the obligation, to direct Tumim to purchase up to $300.0 million of our common stock, subject to certain limitations. We previously registered for resale up to 17,857,142 shares of common stock that we may sell to Tumim under the First Purchase Agreement, none of which remains available for issuance under the First Tumim Registration Statement and are registering for resale 17,025,590 shares of common stock that we may sell to Tumim under the First Purchase Agreement which may only be a portion of the shares that may be issuable under the First Purchase Agreement and, therefore, we may seek to issue and sell to Tumim under the First Purchase Agreement more shares of our common stock than are offered under the First Tumim Registration Statement and this prospectus in order to receive the aggregate gross proceeds equal to the $300.0 million Total Commitment originally available to us under the First Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under this prospectus is dependent upon the number of shares we direct Tumim to purchase under the First Purchase Agreement. As of the date hereof, we have received approximately $191.2 million in aggregate gross proceeds under the First Purchase Agreement pursuant to the sale of shares sold to Tumim registered for resale by Tumim under the First Tumim Registration Statement.
The following table sets forth the amount of gross proceeds we would receive from Tumim from our sale of common stock to Tumim under the First Purchase Agreement being registered for resale in this offering at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tumim (2)	Gross Proceeds from the Sale of Shares to Tumim Under the First Purchase Agreement (4)
$5.00	17,025,590	3.9%	$85,127,950
$6.00	17,025,590	3.9%	$102,153,540
$7.96 (3)	17,025,590	3.9%	$135,523,696
$8.00	17,025,590	3.9%	$136,204,720
$9.00	17,025,590	3.9%	$153,230,310

(1)
Although the First Purchase Agreement provides that we may sell up to $300.0 million of our common stock to Tumim, we are only registering 17,025,590 shares for resale by Tumim under this prospectus which we may, in our discretion, sell to Tumim under the First Purchase Agreement, and which may or may not cover all the shares we ultimately sell to Tumim under the First Purchase Agreement, including the shares registered for resale under the First Tumim Registration Statement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering. If we seek to issue under the Purchase Agreements shares of our common stock in excess of 78,769,697 shares, or 19.99% of the total common stock outstanding immediately prior to the execution of the First Purchase Agreement, we may be required to seek stockholder approval in order to be in compliance with the Nasdaq listing rules.

(2)
The denominator is based on 417,456,713 shares outstanding as of March 2, 2022, which includes the number of shares set forth in the adjacent column which we would have sold to Tumim, assuming the purchase price in the first column. The numerator is based on the number of shares set forth in the adjacent column which we would have sold to Tumim, assuming the purchase price in the first column.

(3)	The closing sale price of our common stock on March 10, 2022.
(4)	For illustration purposes only. Gross proceeds from the sale of shares to Tumim under the First Purchase Agreement cannot exceed $300.0 million in the aggregate.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by Tumim. All of the common stock offered by Tumim pursuant to this prospectus will be sold by Tumim for its own account. We will not receive any of the proceeds from these sales. We may receive up to $300.0 million aggregate gross proceeds under the First Purchase Agreement from any sales we make to Tumim pursuant to the First Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Tumim pursuant to the First Purchase Agreement and registered pursuant to the registration statement of which this prospectus forms a part will be up to approximately $108.6 million (which, for the avoidance of doubt, excludes the approximately $190.6 million of net proceeds we received from the sale of our common stock to Tumim pursuant to the First Purchase Agreement registered under the First Tumim Registration Statement) and assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Tumim under the First Purchase Agreement, and after estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive under the First Purchase Agreement for working capital and general corporate purposes, which may include providing funding to complete our Arizona manufacturing facility, develop commercial scale BEV and FCEV Class 8 trucks and develop hydrogen infrastructure. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our research and development efforts, regulatory actions affecting our business, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds. Pending our use of the net proceeds as described above, we intend to invest the net proceeds pursuant to the First Purchase Agreement in interest-bearing, investment-grade instruments.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date. We may retain future earnings, if any, for future operations, and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with “Prospectus Summary—Summary Consolidated Financial Information” and the audited consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus.
Overview
We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.
Our expertise lies in design, innovation, and software and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and increase speed to market.
We operate in two business units: Truck and Energy. The Truck business unit is developing and commercializing BEV and FCEV Class 8 trucks that provide environmentally friendly, cost effective solutions to the short, medium and long haul trucking sector. The Energy business unit is primarily developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for our FCEV customers.
Our planned hydrogen fueling ecosystem is expected to include hydrogen production and/or hydrogen procurement, hydrogen distribution, and hydrogen storage and dispensing. As part of our hydrogen strategy, on June 22, 2021, we entered into a purchase agreement, or Offtake Agreement, with WVR, pursuant to which WVR agreed to sell to us, and we agreed to purchase from WVR, hydrogen to be produced from the hydrogen production facility being developed by WVR in West Terre Haute, Indiana, or the Plant, once completed.
During 2020, we established a joint venture with Iveco, a subsidiary of CNHI, Nikola Iveco Europe GmbH. Our joint venture with Iveco provides us with the manufacturing infrastructure to build BEV trucks for the North American market in addition to that of our greenfield manufacturing facility in Coolidge, Arizona. The operations of the joint venture commenced during the fourth quarter of 2020. During the second quarter of 2021, the joint venture completed the construction of the manufacturing facility and started trial production for the Nikola Tre BEV on the assembly line in Ulm, Germany.
We expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•	construct manufacturing facilities and purchase related equipment;

•	commercialize our heavy-duty trucks and other products;

•	develop hydrogen fueling stations;

•	continue to invest in our technology;

•	increase our investment in marketing and advertising, sales, and distribution infrastructure for our products and services;

•	maintain and improve our operational, financial and management information systems;

•	hire additional personnel;

•	obtain, maintain, expand, and protect our intellectual property portfolio; and

•
operate as a public company, including incurring costs related to directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, compliance, and legal fees.

Recent Developments

•
In December 2021, we delivered the first Nikola Tre BEVs to TTSI in California as part of a three-month pilot program. Since placing the trucks into service with TTSI, the trucks have hauled multiple loads per day and logged over 4,500 miles.

•
In January 2022, the first two Nikola Tre FCEV alpha trucks were driven from our headquarters to AB, a journey of approximately 350 miles. These trucks are being used in daily service within AB’s Southern California distribution network during a three month pilot. This pilot program will be used to refine the production specifications and features of the Tre FCEV.

•
Our joint venture manufacturing plant in Ulm, Germany, in Iveco’s industrial complex has been completed with a production capacity of up to 2,000 trucks per year. In 2022, we expect to build and deliver up to 25 trucks to the Hamburg Port Authority for use in port operations.

•
On January 13, 2022, we announced that the Nikola Tre BEV has been deemed eligible for the Hybrid and Zero Emissions Truck and Bus Voucher Incentive Program (HVIP) program by the California Air Resources Board. With this approval, purchasers of the Nikola Tre BEV can now qualify for an incentive valued at $120,000 per truck, or $150,000 per truck for drayage operations, helping reduce the total cost of ownership for qualified purchasers operating in the State of California.

•
In January 2022, we announced a multiyear strategic partnership with Proterra to supply us with battery packs for both Nikola BEVs and FCEVs, providing a dual source strategy. The first Proterra powered Nikola Tre BEVs are expected to be produced in the fourth quarter of 2022.

Comparability of Financial Information
Our results of operations and statements of assets and liabilities may not be comparable between periods as a result of the Business Combination and becoming a public company. As a consequence of the Business Combination, we became a Nasdaq-listed company, which requires that we continue to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit, compliance, and legal fees.
Key Factors Affecting Operating Results
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those set forth in the section entitled “
Risk Factors
.”
We completed
pre-series
Tre BEV trucks in the fourth quarter of 2021 and began accumulating mileage on public roads with customers, but do not expect to derive revenue from our Tre BEV trucks until the second quarter of 2022. We expect to derive revenue from our Tre FCEV trucks in the second half 2023. Before start-of-production
for the Tre BEV, we will be completing road mileage accumulation with pilot customers. Presently, we are experiencing supply chain shortages, including but not limited to battery cells, integrated circuits, vehicle control chips, and displays. Certain production ready components such as chipsets and displays may be delayed in arriving at our facilities, which has and may continue to cause delays in road mileage accumulation, validation, and testing for these components. This has resulted in delays and may continue to delay the availability of saleable Tre BEV trucks.
We also require substantial capital to develop our products and services and fund operations for the foreseeable future. Until we can generate sufficient revenue, we expect to finance our operations through a combination of cash on hand, debt and equity financings, strategic partnerships, and licensing arrangements. The amount and timing of our future funding requirements will depend on many factors, including the pace and results of our development efforts. We expect that any delays in critical parts availability, and in validation and testing will impact our ability to generate revenue.
Basis of Presentation
Currently, we conduct business through one operating segment. See Note 2 in the accompanying audited consolidated financial statements for more information.
Components of Results of Operations
Revenues
Prior to 2021, we primarily generated revenue from services related to solar installation projects that are completed in one year or less. Solar installation projects are not a part of our primary operations and were concluded in 2020.
Following the anticipated introduction of our products to the market, we expect the significant majority of our revenue to be derived from direct sales or leases of BEV trucks starting in the second quarter of 2022 and from bundled leases, or other alternative structures, for FCEV trucks beginning in 2023. We intend for our bundled lease offering to be inclusive of the cost of the truck, hydrogen fuel and regularly scheduled maintenance.
Cost of Revenues
Prior to 2021, our cost of revenues included materials, labor, and other direct costs related to solar installation projects.
Once we have reached commercial production, cost of revenues will include direct parts, material and labor costs, manufacturing overhead, including amortized tooling costs and depreciation of our greenfield manufacturing facility, depreciation of our hydrogen fueling stations, cost of hydrogen production, shipping and logistics costs and reserves for estimated warranty expenses.
Research and Development Expense
Research and development expenses consist primarily of costs incurred for the discovery and development of our vehicles, which include:

•	Fees paid to third parties such as consultants and contractors for outside development;

•	Expenses related to materials, supplies and third-party services, including prototype tooling and non-recurring engineering;

•	Personnel-related expenses, including salaries, benefits, and stock-based compensation expense, for personnel in our engineering and research functions;

•	Depreciation for prototyping equipment and R&D facilities; and

•	Expenses related to operating the Coolidge manufacturing facility until the start of commercial production.

During the years ended December 31, 2021, 2020, and 2019 our research and development expenses were primarily incurred in connection with the development of the BEV and FCEV trucks.
As a part of its
in-kind
investment, Iveco agreed to provide us with $100.0 million in advisory services (based on pre-negotiated
hourly rates), including project coordination, drawings, documentation support, engineering support, vehicle integration, and product validation support. During the years ended December 31, 2021, 2020, and 2019 we utilized $46.3 million, $45.7 million, and $8.0 million, respectively, of advisory services which were recorded as research and development expense. As of December 31, 2021, the full amount of advisory services had been consumed. As of December 31, 2020 we had $46.3 million of prepaid in-kind
advisory services remaining.
We expect our research and development costs to increase for the foreseeable future as we continue to invest to achieve our technology and product roadmap goals.
Selling, General, and Administrative Expense
Selling, general, and administrative expenses consist of personnel related expenses for our corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
We expect our selling, general, and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business.
Impairment Expense
Impairment expense consists of charges related to our Powersports business unit that was discontinued in the fourth quarter of 2020.
Interest Income (Expense), net
Interest income consists primarily of interest received or earned on our cash and cash equivalents balances. Interest expense consists of interest paid on our promissory note and finance lease liabilities.
Revaluation of Series A Redeemable Convertible Preferred Stock Warrant Liability
The revaluation of Series A redeemable convertible preferred stock warrant liability includes gains and losses from the remeasurement of our redeemable convertible preferred stock warrant liability. As of December 31, 2019, all of our outstanding redeemable convertible preferred stock warrants were exercised, therefore, subsequent to 2019, there is no impact from the remeasurement of redeemable convertible preferred stock warrants.
Loss on Forward Contract Liability
The loss on forward contract liability includes losses from the remeasurement of the Series D redeemable convertible preferred share forward contract liability. In April 2020, we fulfilled the forward contract liability and, therefore, subsequent to December 31, 2020, there is no impact from the remeasurement of the forward contract liability.
Revaluation of Warrant Liability
The revaluation of warrant liability includes the net gains and losses from the remeasurement of the warrant liability. Warrants recorded as liabilities are recorded at their fair value and remeasured at each reporting period.

Other Income (Expense), net
Other income (expense), net consists primarily of other miscellaneous non-operating
items, such as government grants, subsidies, merchandising, revaluation gains and losses on the derivative liability, foreign currency gains and losses, and unrealized gains and losses on investments.
Income Tax Expense (Benefit)
Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. Due to cumulative losses, we maintain a valuation allowance against U.S. and state deferred tax assets. Cash paid for income taxes, net of refunds during the years ended December 31, 2021, 2020, and 2019 was not material.
Equity in Net Loss of Affiliates
Equity in net loss of affiliates consists of our net portion of gains and losses from equity method investments.
Results of Operations
Comparison of Year Ended December 31, 2021 to Year Ended December 31, 2020
The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except share and per share data)
Solar revenues	$—	$95	$(95)	NM
Cost of solar revenues	—	72	(72)	NM

Gross profit	—	23	(23)	NM

Operating expenses:
Research and development	292,951	185,619	107,332	58%
Selling, general, and administrative	400,575	182,724	217,851	119%
Impairment expense	—	14,415	(14,415)	NM

Total operating expenses	693,526	382,758	310,768	81%

Loss from operations	(693,526)	(382,735)	(310,791)	81%
Other income (expense):
Interest income (expense), net	(481)	202	(683)	(338)%
Loss on forward contract liability	—	(1,324)	1,324	NM
Revaluation of warrant liability	3,051	13,448	(10,397)	(77)%
Other income (expense), net	4,102	(846)	4,948	(585)%

Loss before income taxes and equity in net loss of affiliates	(686,854)	(371,255)	(315,599)	85%
Income tax expense (benefit)	4	(1,026)	1,030	NM

Loss before equity in net loss of affiliates	(686,858)	(370,229)	(316,629)	86%
Equity in net loss of affiliates	(3,580)	(637)	(2,943)	NM

Net loss	(690,438)	(370,866)	(319,572)	86%
Premium paid on repurchase of redeemable convertible preferred stock	—	(13,407)	13,407	(100)%

Net loss attributable to common stockholders	$(690,438)	$(384,273)	$(306,165)	80%

	Years Ended December 31,
	2021	2020	$ Change	% Change
	(in thousands, except share and per share data)
Net loss per share attributable to common stockholders:
Basic	$(1.73)	$(1.15)	$(0.58)	NM
Diluted	$(1.74)	$(1.18)	$(0.56)	NM
Weighted-average shares outstanding:
Basic	398,655,081	335,325,271	63,329,810	NM
Diluted	398,784,392	335,831,033	62,953,359	NM
Solar Revenues and Cost of Solar Revenues
Solar revenues and cost of solar revenues for the year ended December 31, 2020 were related to solar installation service projects. Solar installation projects were not related to our primary operations and were concluded in 2020. Solar revenues and costs of solar revenues were immaterial for the year ended December 31, 2020.
Research and Development
Research and development expenses increased by $107.3 million, or 58%, from $185.6 million during the year ended December 31, 2020 to $293.0 million during the year ended December 31, 2021. This increase was primarily due to $40.9 million in higher spend on purchased components and tooling as we focus primarily on building and testing our BEV truck platform, as well as continuing the development of our FCEV truck platform. In addition, personnel costs increased $31.2 million and stock-based compensation expense increased $20.6 million driven by growth in our in-house
engineering headcount. Additionally, freight related to the transportation of prototype parts and components increased $7.6 million. The remaining increase was driven by depreciation and occupancy costs related to capital equipment and software dedicated to research and development activities, professional services related to engineering activities, and an increase in travel due to easing of travel restrictions imposed during the prior year related to
COVID-19,
partially offset by a decrease in outside development spend.
Selling, General, and Administrative
Selling, general, and administrative expenses increased by $217.9 million, or 119%, from $182.7 million during the year ended December 31, 2020 to $400.6 million during the year ended December 31, 2021. The increase was primarily related to a $125.0 million loss related to the SEC settlement. Additionally, there was an increase in stock based compensation of $47.1 million, an increase in legal expenses of $22.3 million, and increases in personnel expenses of $14.2 million driven by growth in headcount, $5.6 million for the non-cash
commitment share issuance costs related to the equity lines of credit with Tumim, and higher general corporate expenses, including IT equipment, marketing and depreciation of our headquarters. These increases were partially offset by a decrease of $1.8 million for public relations and professional services and other general corporate expenses.
Impairment Expense
Impairment expense of $14.4 million during the year ended December 31, 2020 resulted from the discontinuation of the Powersports business unit in the fourth quarter of 2020, which resulted in an impairment charge on in-process
R&D, trademarks and certain long-lived assets.
Interest Income (Expense), net
Interest income (expense), net decreased by $0.7 million, or 338%, from $0.2 million of income during the year ended December 31, 2020 to $0.5 million of expense during the year ended December 31, 2021. The decrease is primarily due to a lower average interest rate earned on deposits and an increase in interest expense related to finance lease liabilities and the promissory note.

Loss on Forward Contract Liability
Our loss on the forward contract liability represents recognized loss from a $1.3 million change in fair value as of the settlement date. The forward contract liability was settled in April 2020.
Revaluation of Warrant Liability
The revaluation of warrant liability decreased $10.4 million, from $13.4 million during the year ended December 31, 2020 to $3.1 million during the year ended December 31, 2021, resulting from changes in fair value of our warrant liability.
Other Income (Expense), net
Other income (expense), net increased by $4.9 million, from $0.8 million of expense during the year ended December 31, 2020 to $4.1 million of income during the year ended December 31, 2021. The increase was driven primarily by government grant income of $3.4 million, gains on foreign currency exchange and unrealized gains on investments, partially offset by a loss on sale of equipment of $1.0 million.
Income Tax Expense (Benefit)
Income tax expense (benefit) for the year ended December 31, 2021 was immaterial. Income tax expense (benefit) for the year ended December 31, 2020 was a $1.0 million benefit primarily related to changes in deferred tax liabilities to our indefinite-lived intangible which was impaired in 2020. We have cumulative net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.
Equity in Net Loss of Affiliates
Equity in net loss of affiliates decreased by $2.9 million, from $0.6 million for the year ended December 31, 2020 to $3.6 million for the year ended
December 31, 2021. The decrease was driven by additional losses in excess of gains of $3.3 million in the current period related to Nikola Iveco Europe GmbH, partially offset by a gain of $0.3 million related to WVR.

Comparison of Year Ended December 31, 2020 to Year Ended December 31, 2019
The following table sets forth our historical operating results for the periods indicated:

	Years Ended December 31,
	2020	2019	$ Change	% Change
	(in thousands, except share and per share data)
Solar revenues	$95	$482	$(387)	NM
Cost of solar revenues	72	271	(199)	NM

Gross profit	23	211	(188)	NM

Operating expenses:
Research and development	185,619	67,514	118,105	175%
Selling, general, and administrative	182,724	20,692	162,032	783%
Impairment expense	14,415	—	14,415	NM

Total operating expenses	382,758	88,206	294,552	334%

Loss from operations	(382,735)	(87,995)	(294,740)	335%
Other income (expense):
Interest income, net	202	1,456	(1,254)	(86)%
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	(3,339)	3,339	NM
Loss on forward contract liability	(1,324)	—	(1,324)	NM
Revaluation of warrant liability	13,448	—	13,448	NM
Other income (expense), net	(846)	1,373	(2,219)	(162)%

Loss before income taxes and equity in net loss of affiliates	(371,255)	(88,505)	(282,750)	319%
Income tax expense (benefit)	(1,026)	151	(1,177)	NM

Loss before equity in net loss of affiliates	(370,229)	(88,656)	(281,573)	318%
Equity in net loss of affiliates	(637)	—	(637)	NM

Net loss	(370,866)	(88,656)	(282,210)	318%
Premium paid on repurchase of redeemable convertible preferred stock	(13,407)	(16,816)	3,409	NM

Net loss attributable to common stockholders	$(384,273)	$(105,472)	$(278,801)	264%

Net loss per share attributable to common stockholders:
Basic	$(1.15)	$(0.40)	$(0.75)	NM
Diluted	$(1.18)	$(0.40)	$(0.78)	NM
Weighted-average shares outstanding:
Basic	335,325,271	262,528,769	72,796,502	NM
Diluted	335,831,033	262,528,769	73,302,264	NM
Solar Revenues and Cost of Solar Revenues
Solar revenues and cost of solar revenues for the years ended December 31, 2020 and 2019 were related to solar installation service projects. Solar installation projects were not related to our primary operations and were concluded in 2020. Solar revenues and costs of solar revenues were immaterial for the years ended December 31, 2020 and 2019.

Research and Development
Research and development expenses increased by $118.1 million, or 175%, from $67.5 million during the year ended December 31, 2019 to $185.6 million in the year ended December 31, 2020. The increase was primarily due to an increase of $77.4 million in higher spend on purchased prototype components and outside engineering services as we focus primarily on the development, build, and testing of our BEV truck platform, as well as continuing development of our FCEV truck platform. In addition, we incurred increased personnel costs of $21.4 million driven by growth in our in-house
engineering headcount, and higher stock-based compensation expense of $15.2 million primarily in connection with the Business Combination, higher headcount, and RSU grants made to employees during 2020. We also incurred higher depreciation and occupancy costs associated with our headquarters in Phoenix, Arizona and related capital equipment and software.
Selling, General, and Administrative
Selling, general, and administrative expenses increased by $162.0 million, or 783%, from $20.7 million during the year ended December 31, 2019 to $182.7 million during the year ended December 31, 2020. The increase was primarily related to higher stock-based compensation expense of $117.9 million for RSU grants to executive officers in connection with the Business Combination and increased headcount. In addition, there was an increase in legal expenses of $27.5 million primarily related to regulatory and legal matters incurred in connection with the short-seller analyst report from September 2020. Further, there was an increase in personnel expenses of $7.3 million driven by growth in headcount and higher general corporate expenses, professional services, travel, and depreciation of our headquarters. This was partially offset by a decrease in marketing costs due to the Nikola World event held in 2019, which was not held in 2020.
Impairment Expense
Impairment expense of $14.4 million during the year ended December 31, 2020 resulted from the discontinuation of the Powersports business unit in the fourth quarter of 2020, which resulted in an impairment charge on in-process
R&D, trademarks and certain long-lived assets.
Interest Income, net
Interest income, net decreased by $1.3 million, or 86%, from $1.5 million of income during the year ended December 31, 2019 to $0.2 million of income during the year ended December 31, 2020. The decrease is primarily due to an increase in interest expense from our finance lease liability and a lower average interest rate earned on deposits. This was partially offset by a higher cash and cash equivalents balance in 2020.
Loss on Forward Contract Liability
Our loss on the forward contract liability represents recognized loss from a $1.3 million change in fair value as of the settlement date. The forward contract liability was settled in April 2020.
Revaluation of Warrant Liability
The revaluation of warrant liability represents a net remeasurement gain of $13.4 million resulting from the change in fair value of our warrant liability. The remeasurement gain includes a $12.4 million gain for the change in fair value of our warrant liability for warrants not yet exercised as of December 31, 2020, and a $1.0 million remeasurement gain for warrants exercised during 2020.
Other Income (Expense), net
Other income (expense), net decreased by $2.2 million, from $1.4 million of income during the year ended December 31, 2019 to $0.8 million of expense during the year ended December 31, 2020. The decrease was driven primarily by one-time
grant income received during 2019, losses on foreign currency exchange and unrealized losses on investments during 2020.

Income Tax Expense (Benefit)
Income tax expense (benefit) for the year ended December 31, 2020 was a $1.0 million benefit, primarily related to changes in deferred tax liabilities related to our indefinite-lived intangible which was impaired in 2020. Income tax expense was immaterial for the year ended December 31, 2019. We have cumulative net operating losses at the federal and state level and maintain a full valuation allowance against our net deferred taxes.
Equity in Net Loss of Affiliates
Equity in net loss of affiliate for the year ended December 31, 2020 was $0.6 million as operations of our joint venture commenced in the fourth quarter of 2020.
Non-GAAP
Financial Measures
In addition to our results determined in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, we believe the following non-GAAP
measures are useful in evaluating operational performance. We use the following non-GAAP
financial information to evaluate ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP
financial information, when taken collectively, may be helpful to investors in assessing operating performance.
EBITDA and Adjusted EBITDA
“EBITDA” is defined as net loss before interest income or expense, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP
financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring
items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020	2019
	(in thousands)
Net loss	$(159,416)	$(142,236)	$(690,438)	$(370,866)	$(88,656)
Interest (income) expense, net	262	53	481	(202)	(1,456)
Income tax expense (benefit)	—	(1,030)	4	(1,026)	151
Depreciation and amortization	2,272	1,753	8,231	6,008	2,323

EBITDA	(156,882)	(141,460)	(681,722)	(366,086)	(87,638)
Stock-based compensation	53,728	46,255	205,711	137,991	4,858
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	—	—	—	3,339
Loss on forward contract liability	—	—	—	1,324	—
Revaluation of warrant liability	(144)	(4,860)	(3,051)	(13,448)	—
Revaluation of derivative liability	215	—	(104)	—	—
Equity in net loss of affiliates	513	637	3,580	637	—
Regulatory and legal matters (1)	12,185	19,510	47,842	24,683	—
Impairment expense	—	14,415	—	14,415	—
SEC settlement	—	—	125,000	—	—

Adjusted EBITDA	$(90,385)	$(65,503)	$(302,744)	$(200,484)	$(79,441)

(1)
Regulatory and legal matters include legal, advisory and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.

Non-GAAP
Net Loss and
Non-GAAP
Net Loss Per Share, Basic and Diluted
Non-GAAP
net loss and
non-GAAP
net loss per share, basic and diluted are presented as supplemental measures of our performance.
Non-GAAP
net loss is defined as net loss attributable to common stockholders, basic and diluted adjusted for stock compensation expense and other items determined by management.
Non-GAAP
net loss per share, basic and diluted, is defined as
non-GAAP
net loss divided by weighted average shares outstanding, basic and diluted.

The following table reconciles net loss and net loss per share to non-GAAP
net loss and
non-GAAP
net loss per share for the periods indicated:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020	2019
	(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(159,416)	$(142,236)	$(690,438)	$(384,273)	$(105,472)
Stock-based compensation	53,728	46,255	205,711	137,991	4,858
Premium paid on repurchase of redeemable convertible preferred stock	—	—	—	13,407	16,816
Revaluation of warrant liability	(144)	(4,860)	(3,051)	(13,448)	—
Revaluation of derivative liability	215	—	(104)	—	—
Regulatory and legal matters (1)	12,185	19,510	47,842	24,683	—
Impairment expense	—	14,415	—	14,415	—
SEC settlement	—	—	125,000	—	—

Non-GAAP net loss	$(93,432)	$(66,916)	$(315,040)	$(207,225)	$(83,798)

Non-GAAP net loss per share:
Basic	$(0.23)	$(0.17)	$(0.79)	$(0.62)	$(0.32)
Diluted	$(0.23)	$(0.17)	$(0.79)	$(0.62)	$(0.32)
Weighted average shares outstanding:
Basic	407,448,311	385,983,645	398,655,081	335,325,271	262,528,769
Diluted	407,448,311	386,323,048	398,784,392	335,831,033	262,528,769

(1)
Regulatory and legal matters include legal, advisory and other professional service fees incurred in connection with the short-seller article from September 2020, and investigations and litigation related thereto.

Liquidity and Capital Resources
Since inception, we financed our operations primarily from the sales of redeemable convertible preferred stock and common stock, the Business Combination, a private placement with investors, or the PIPE, proceeds from the Tumim Purchase Agreements, and redemption of warrants. As of December 31, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $497.2 million, which are primarily invested in money market funds. During the second quarter of 2021, we entered into a purchase agreement with Tumim, or the First Tumim Purchase Agreement, allowing us to issue shares of our common stock to Tumim for proceeds of up to $300.0 million. As of December 31, 2021 we have issued 14,213,498 shares of common stock to Tumim under the terms of the First Tumim Purchase Agreement for gross proceeds of $163.8 million, excluding the 155,703 commitment shares issued to Tumim as consideration for its irrevocable commitment to purchase shares of our common stock under the First Tumim Purchase Agreement. As of March 2, 2022, there were no registered shares remaining available under the First Tumim Purchase Agreement. As of March 2, 2022, Tumim had purchased an aggregate of 17,857,142 shares of our common stock under the First Purchase Agreement for gross proceeds of approximately $191.2 million. As of March 2, 2022, there were no registered shares remaining available under the First Tumim Registration Statement.
During the third quarter of 2021, we entered into a second purchase agreement with Tumim, or the Second Tumim Purchase Agreement, and, together with the First Tumim Purchase Agreement, the Tumim Purchase

Agreements, allowing us to issue shares of our common stock to Tumim for proceeds of up to an additional $300.0 million, provided that certain conditions have been met. These conditions include effectiveness of a registration statement covering the resale of shares of common stock that have been and may be issued under the Second Tumim Purchase Agreement and termination of the First Tumim Purchase Agreement. As of December 31, 2021, we have not sold any shares of common stock to Tumim under the terms of the Second Tumim Purchase Agreement, and 28,790,787 registered shares and a remaining commitment of $300.0 million are available.
Short-Term Liquidity Requirements
As of the date of this prospectus, we have yet to generate revenue from our core business operations. As of December 31, 2021, our current assets were $524.7 million consisting primarily of cash and cash equivalents of $497.2 million, and our current liabilities were $180.6 million comprised of accounts payable and accrued expenses.
We believe our cash and cash equivalents balance will be sufficient to continue to execute our business strategy over the next twelve month period including (i) completing the development and industrialization of the BEV truck, (ii) expanding the Coolidge manufacturing facility, (iii) completing the construction of a pilot commercial hydrogen station, (iv) validation and on-road
testing of the FCEV truck and (v) hiring of additional personnel.
However, actual results could vary materially and negatively as a result of a number of factors, including:

•	the costs of our greenfield manufacturing facility expansion and equipment;

•	the timing and the costs involved in bringing our vehicles to market, mainly the BEV truck;

•	our ability to manage the costs of manufacturing the BEV trucks;

•	the scope, progress, results, costs, timing and outcomes of our research and development for our FCEV trucks;

•	the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities;

•	revenue received from sales of our BEV trucks;

•	the costs of additional general and administrative personnel, including accounting and finance, legal and human resources, as well as costs related to litigation, investigations, or settlements;

•	our ability to collect revenue; and

•	other risks discussed in the section entitled “ Risk Factors. ”
Long-Term Liquidity Requirements
Until we can generate sufficient revenue from truck sales and leases to cover operating expenses, working capital and capital expenditures, we expect to fund cash needs through a combination of equity and debt financing, including lease securitization, strategic collaborations, and licensing arrangements. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.
While we will need to raise additional capital in the future, if adequate funds are not available, we will need to curb our expansion plans or limit our research and development activities, which would have a material adverse impact on our business prospects and results of operations.

Summary of Cash Flows
The following table provides a summary of cash flow data:

	Years Ended December 31,
	2021	2020	2019
	(in thousands)
Net cash used in operating activities	$(307,154)	$(150,533)	$(80,627)
Net cash used in investing activities	(207,481)	(31,141)	(39,302)
Net cash provided by financing activities	187,598	941,120	35,805
Cash Flows from Operating Activities
Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development and selling, general, and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.
Net cash used in operating activities was $307.2 million for the year ended December 31, 2021. The most significant component of our cash used during this period was a net loss of $690.4 million, which included non-cash
expenses of $205.7 million related to stock-based compensation, $46.3 million for in-kind
services, $8.2 million related to depreciation and amortization, and $5.6 million for the issuance of commitment shares to Tumim, and net cash inflows of $110.4 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were the result of an increase in accounts payable and accrued expenses of $96.1 million, primarily related to the liability for the SEC settlement, and increased spend on the development of our BEV and FCEV trucks, along with an increase in other long-term liabilities of $48.6 million related to the SEC settlement, partially offset by an increase in inventory and prepaid expenses and other current assets.
Net cash used in operating activities was $150.5 million for the year ended December 31, 2020. The most significant component of our cash used during this period was a net loss of $370.9 million, which included non-cash
expenses of $138.0 million related to stock-based compensation, a gain of $13.4 million related to the change in fair value of our warrant liability, $45.7 million for in-kind
services, $6.0 million related to depreciation and amortization, $14.4 million for impairment charges, and a loss of $1.3 million related to the change in fair value of our forward contract liability, and net cash inflows of $28.7 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily the result of an increase in accounts payable and accrued expenses of $29.7 million, primarily related accrued expenses related to regulatory and legal matters, and increased spend on the development of our BEV and FCEV trucks, partially offset by an increase in accounts receivable, net and prepaid expenses and other current assets.
Net cash used in operating activities was $80.6 million for the year ended December 31, 2019. The most significant component of our cash used during this period was a net loss of $88.7 million, which included non-cash
charges of $8.0 million for
in-kind
services, $4.9 million related to stock-based compensation, loss of $3.3 million related to the change in fair value of our Series A redeemable convertible preferred stock warrant liability, and $2.3 million related to depreciation and amortization expense, and net cash outflows of $10.6 million from changes in operating assets and liabilities. The net cash outflows from changes in operating assets and liabilities were primarily the result of a decrease in accounts payable and accrued expenses and other current liabilities of $9.4 million, primarily related to the completion of certain outside development projects and settlement of related liabilities.

Cash Flows from Investing Activities
We continue to experience negative cash flows from investing activities as we expand our business and build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue to increase substantially as we build out and tool our North American truck manufacturing facility in Coolidge, Arizona, finance initial operations of our joint venture in Ulm, Germany, and develop the network of hydrogen fueling stations.
Net cash used in investing activities was $207.5 million for the year ended December 31, 2021, which was primarily due to purchases and deposits for property and equipment, including costs of construction for our Coolidge manufacturing facility and purchases of capital equipment of $179.3 million, $25.0 million in cash paid for investment in WVR, and $3.4 million paid to settle the first price differential with WVR.
Net cash used in investing activities was $31.1 million for the year ended December 31, 2020, which was primarily due to purchases and deposits for property and equipment, including construction for our Coolidge manufacturing facility and purchases of capital equipment of $22.3 million and $8.8 million in cash paid for investment in the joint venture.
Net cash used in investing activities was $39.3 million for the year ended December 31, 2019, which was primarily due to purchases and deposits on capital equipment of $21.1 million, and $18.2 million related to the construction of our headquarters.
Cash Flows from Financing Activities
Through December 31, 2021, we have financed our operations through proceeds from sales of redeemable convertible preferred stock, the Business Combination, the PIPE, and redemption of warrants.
Net cash provided by financing activities was $187.6 million for the year ended December 31, 2021, which was primarily due to proceeds from the First Tumim Purchase Agreement of approximately $163.8 million, net proceeds from issuance of the promissory note for $24.6 million, proceeds from the exercises of stock options of $4.8 million, partially offset by a $4.1 million payment of our term loan.
Net cash provided by financing activities was $941.1 million for the year ended December 31, 2020, which was primarily due to net proceeds of $616.7 million from the Business Combination and the PIPE, the proceeds from the exercise of public and private warrants of $264.5 million, proceeds from the issuance of Legacy Nikola’s Series D redeemable convertible preferred stock, net of issuance costs, of $50.3 million, proceeds from the exercises of stock options of $9.7 million and proceeds from tenant allowances for the construction of our headquarters of $0.9 million, offset by payments on our finance lease liability of $1.0 million.
Net cash provided by financing activities was $35.8 million for the year ended December 31, 2019, which was primarily due to proceeds from the issuance of Series D redeemable convertible preferred stock of $65.0 million and proceeds from the exercise of the Series A redeemable convertible preferred stock warrants of $2.2 million, offset by the repurchase of Series B redeemable convertible preferred stock of $31.4 million.
Contractual Obligations and Commitments
For a description of our contractual obligations such as debt, leases, purchase and other contractual obligations, see Note 5,
Leases,
Note 9,
Debt and Finance Lease Liabilities
, and Note 14,
Commitments and Contingencies,
to the audited consolidated financial statements included elsewhere in this prospectus.
Off-Balance
Sheet Arrangements
Since the date of incorporation, we have not engaged in any
off-balance
sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. These principles require us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve valuation of our stock-based compensation, including the fair value of common stock and market-based restricted stock units, the valuations of warrant liabilities, derivative liabilities, the WVR Put Right and Price Differential and redeemable convertible preferred stock tranche liability, estimates related to our lease assumptions, contingent liabilities, including litigation reserves, and inventory valuation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.
Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.
While our significant accounting policies are described in the notes to our audited consolidated financial statements, we believe that the following accounting policies are most critical to understanding our financial condition and historical and future results of operations.
Stock-Based Compensation
We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. We recognize stock-based compensation costs and reverse previously recognized costs for unvested awards in the period forfeitures occur. We determine the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term—We use the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As our shares have limited history, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as we have never paid any cash dividends on common stock or Legacy Nikola common stock and do not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.
Common Stock Valuations
The grant date fair value of Legacy Nikola common stock was determined by Legacy Nikola’s board of directors with the assistance of management and an independent third-party valuation specialist. The grant date fair value of Legacy Nikola common stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability (Level 3 inputs). Based on our early stage of development and other relevant factors, we determined that an Option Pricing Model, or OPM, was the most appropriate method for allocating our enterprise value to determine the estimated fair value of Legacy Nikola common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. Specifically, we have historically used the OPM backsolve method to estimate the fair value of Legacy Nikola common stock, which derives the implied equity value for one type of equity security from a contemporaneous transaction involving another type of security, shares of our redeemable convertible preferred stock in this instance.
As of June 3, 2020, our stock is publicly traded and the fair value of our common stock is based on the closing price of our common stock on or around the date of grant.
Market-Based RSUs
The fair value of market based RSU awards is determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies.
Common Stock Warrants
Common stock warrants issued with debt, equity or as standalone financial instruments are recorded as either liabilities or equity in accordance with the applicable accounting guidance. Warrants recorded as equity are recorded at their fair value determined at the issuance date and are not remeasured after that. Warrants recorded as liabilities are recorded at their fair value and remeasured on each reporting date with changes in estimated fair value of common stock warrant liability in the audited consolidated statement of operations.
We, with the assistance of third party valuations, utilize the Black-Scholes valuation model to estimate the fair value of private warrants at each reporting date. The application of the Black-Scholes model utilizes significant assumptions, including volatility. Significant judgment is required in determining the expected volatility of our common stock. Due to the limited history of trading of our common stock, we determined expected volatility based on a peer group of publicly traded companies. Increases (decreases) in the assumptions result in a directionally similar impact to the fair value of the common stock warrant liability.
Recent Accounting Pronouncements
Note 2 to our audited consolidated financial statements and notes thereto, contained elsewhere in this prospectus, provides more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and results of operations.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.
Interest Rate Risk
The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2021 and 2020, we had cash and cash equivalents of $497.2 million and $840.9 million, respectively, consisting of interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk
profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents.
Foreign Currency Risk
For the year ended December 31, 2021 and 2020, we recorded a $1.4 million gain and $0.8 million loss, respectively, for foreign currency adjustments. There was no material foreign currency loss for the year ended December 31, 2019.

BUSINESS
Company Overview
Who We Are
Our vision is to be the
zero-emissions
transportation industry leader. We plan to realize this vision through world-class partnerships, groundbreaking research and development, and a revolutionary business model.
According to the Environmental Protection Agency, or the EPA, and the European Environment Agency, or the EEA, the transportation industry causes an estimated 25% to 30% of U.S. and EU greenhouse gas, or GHG, emissions. While heavy-duty trucking represents less than 10% of the transportation industry by volume, it is responsible for approximately 40% of transportation industry GHG according to the International Council on Clean Transportation, or the ICCT. With ever-expanding
e-commerce
freight demands,
zero-emission
vehicles are believed to be one of the only viable options for a sustainable future.
We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model that will enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners and suppliers expect to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.
Our expertise lies in design, innovation, software, and engineering. We assemble, integrate, and commission our vehicles in collaboration with our business partners and suppliers. Our approach has always been to leverage strategic partnerships to help lower cost, increase capital efficiency and accelerate speed to market.
We operate in two business units: Truck and Energy. The Truck business unit is developing and commercializing battery electric vehicles, or BEV, and hydrogen fuel cell electric vehicles, or FCEV, Class 8 trucks that provide environmentally friendly, cost-effective solutions to the short-haul, medium-haul, and long-haul trucking sector. The Energy business unit is focused on developing and constructing a hydrogen fueling ecosystem and providing BEV charging support to meet anticipated fuel demand for our FCEV and BEV customers, as well as other third-party customers.
We believe the key differentiator of our business model is our planned hydrogen fueling ecosystem, which includes (1) hydrogen production and hydrogen procurement, (2) hydrogen distribution, and (3) hydrogen storage and dispensing. Historically, investing in alternative fuel vehicles represented a high risk for both original equipment manufacturers, or OEMs, and customers due to the uncertainty of the fueling infrastructure. Existing fuel providers have limited incentive to deploy the required resources and capital to develop an alternative fuel infrastructure due to a lack of known demand. The inability to tackle both sides of this equation has prohibited hydrogen from reaching its full potential. Our approach aims to solve this “chicken or the egg” problem, by pairing dedicated fueling demand from our FCEV trucks to the refueling infrastructure to reduce the risk of developing the infrastructure while giving our customers the assurance that fuel will be available where and when they need it. We believe this strategy could help unlock hydrogen’s potential as the fuel of the future.
For FCEV customers, we may offer a bundled lease model, which would be inclusive of the cost of the truck, hydrogen fuel, and maintenance. We expect that our go-to-market
strategy would offer a fixed price per mile through a bundled lease to our customers, although alternative structures may be available, especially in the early stages of the FCEV roll-out.
Our bundled lease model has the potential to
de-risk
infrastructure development by locking in fuel demand from our dedicated route customers. This locked in demand is designed to ensure high station utilization. For the BEV, we plan to offer both direct sale and lease models.
We believe our hydrogen fueling ecosystem will provide a competitive advantage and help accelerate the adoption of our FCEV. We believe our product portfolio and hydrogen fueling ecosystem provide a key strategic advantage that differentiates us from competitors and will allow us to provide significant and valuable innovation to the estimated $600 billion global heavy-duty commercial vehicle and the related fueling and maintenance total addressable market, or TAM.
Market
Total Addressable Market
We believe our bundled lease model will allow us to expand our TAM significantly when compared to traditional OEMs.
Globally, the TAM, is estimated to be a $600 billion per year with steady growth expected to continue as
e-commerce
and global economic growth fuel the need for more heavy-duty trucks.
Based on data provided by ACT Research, the estimated $600 billion TAM is as follows:

•	Global Class 8 Truck Sales Market: Approximately $118 billion ($36 billion U.S. market, $32 billion EU market, $50 billion rest of world or ROW)

•	Global Fueling Market: Approximately $367 billion ($63 billion U.S. market, $93 billion EU market, $211 billion ROW)

•	Global Service and Maintenance Market: Approximately $112 billion ($29 billion U.S. market, $26 billion EU market, $57 billion ROW)
According to ACT Research, the active Class 8 truck population is expected to grow by approximately 5.0% annually from 2019 to 2023.
Class 8 Market Segmentation
Private Fleet vs.
For-Hire
Fleet Segmentation
ACT Research segments the
on-highway
Class 8 freight market between private and
for-hire
fleets, representing 53% and 47% of the Class 8 market, respectively. According to ACT Research, private fleets, such as PepsiCo or Sysco, are almost all regular route operations or “dedicated” routes running point-to-point.
ACT Research further breaks down the
for-hire
market, such as JB Hunt or XPO Logistics, into: contract 32%, spot 12%, and dedicated 3%. According to ACT Research, dedicated for-hire
fleets are mostly outsourced by shippers to run
point-to-point.
Length of Haul Segmentation
ACT Research breaks down the Class 8 truck market by the
length-of-haul.
The
length-of-haul
refers to the distance of an outbound load and return trip.

•	Short-haul less than 200 miles: applications include agricultural and drayage operations.

•	Medium-haul 200-500 miles: applications include private fleet distribution, less than truckload operations, and regional for-hire fleets.

•	Long-haul over 500 miles: applications include regular and irregular for-hire fleets, and private fleet regular route operations.
E-commerce
Driving Expansion of Freight Moved by Trucks
According to the Freight Analysis Framework and the U.S. Department of Transportation Statistics, in 2017, approximately 40% of all freight was moved by trucks in the U.S. and that amount is expected to continue to grow. According to Eurostat, in Europe, approximately 52% of all freight in 2017 was moved by trucks. That number is expected to grow approximately 30% through 2030. According to ACT Research, globally, the active Class 8 truck population is expected to increase from 7.3 million in 2018, to 9.2 million in 2023, as emerging markets drive volume growth.
Shift to Zero-Emission Vehicles
According to EPA and the EEA reports as of 2017, the transportation industry causes an estimated 25% to 30% of U.S. and European GHG emissions. While heavy-duty trucking represents less than 10% of the vehicle population, the ICCT estimates it is responsible for approximately 40% of emissions from the transportation industry, making them disproportionate contributors to pollution. Diesel vehicles are a major source of harmful air pollutants and GHG emissions. The associated local air pollution, particulates of oxides of nitrogen and particulate matter emissions, negatively impacts health and quality of life. Additionally, diesel exhaust has been classified as a potential human carcinogen by the EPA and the International Agency for Research on Cancer. Studies done on exposure to high levels of diesel exhaust indicate a greater risk of lung cancer.
A significant share of global GHG emissions stem from heavy-duty vehicle transportation. We believe zero-emission
vehicles are one of the viable options to reduce emissions in the transportation sector to meet climate, ozone, and regulatory targets. According to the U.S. Emissions Center for Climate and Energy Solutions, in 2017, U.S. GHG emissions totaled 6,457 million metric tons, or MMT, of CO2 equivalents. Medium and heavy-duty vehicles accounted for 7% of total emissions, equal to 431 MMT of CO2 equivalents. The EEA’s report on GHG in Europe found that in 2017, EU GHG emissions totaled 4,481 MMT of CO2 equivalents. Heavy-duty vehicles accounted for 5% of total emissions, equal to 224 MMT of CO2 equivalents.
A strong consensus among the largest governments calls for a global push to shift to zero-emission
vehicles and the eventual elimination of internal combustion engine, or ICE, vehicles. According to the Center for Climate Protections “Survey on Global Activities to Phase Out ICE Vehicles” report, actions being taken by national and local governments include:

•
The following cities signed the C40 Fossil-Fuel-Free Streets Declaration: Electric buses by 2025, ICE vehicles banned by 2030: Athens, Auckland, Barcelona, Cape Town, Copenhagen, Heidelberg, London, Los Angeles, Madrid, Milan, Mexico City, Paris, Quito and Rome.

•	Additionally, Delhi, Hamburg, Oslo, Oxford, and Tokyo, have all began to implement and propose plans to move towards all zero-emissions vehicles.
Countries Phasing Out ICE Vehicles (specific actions vary by country):

•	Austria: No new ICE vehicles sold after 2030;

•	China: End production and sales of ICE vehicles by 2040;

•	Denmark: 775,000 electric vehicles, or EVs, on the road by 2030, tax incentive in place;

•	France: Ban the sale of petrol and diesel cars by 2040;

•	Germany: No registration of ICE vehicles by 2030 (passed by legislature); cities can ban diesel cars;

•	India: Target of no new ICE vehicles sold after 2030;

•	Ireland: No new ICE vehicles sold after 2030; Incentive program in place for EV sales;

•	Israel: No new ICE vehicle imports after 2030;

•	Japan: Incentive program in place for EV sales;

•	Netherlands: No new ICE vehicles sold after 2030; Phase out begins 2025;

•	Norway: Sell only electric and hybrid vehicles starting in 2025;

•	Portugal: Official target and incentive in place for EV sales;

•	Scotland: No new ICE vehicles sold after 2032;

•	Spain: Incentive package to promote sales of alternative energy vehicles;

•	Sweden: Ban of new ICE vehicle sales in 2030;

•
Taiwan: Phase out fossil fuel-powered motorcycles by 2035 and fossil fuel-powered vehicles by 2040. Additionally, the replacement of all government vehicles and public buses with electric versions by 2030; and

•	United Kingdom: Ban the sale of petrol and diesel cars starting in 2030.
With such strong sentiment to reduce global GHG emissions from leading governments, OEMs will have to spend significant additional research and development on existing models to remain compliant in the near term, or they will face heavy fines. In Europe, there will be a mandatory 15% reduction in CO
2
emissions by 2025, and a 30% reduction target by 2030. There will be a financial penalty for failure to achieve these targets. The level of the penalties is 4,250 Euros and 6,800 Euros per gCO
2
/ tonne-kilometre, or tkm, in 2025 and 2030, respectively. Conventional diesel technology will most likely not be able to meet the European targets set for 2025 and 2030. These ambitious CO
2
targets are likely “technology-forcing” towards alternative powertrains such as battery-electric and hydrogen fuel cell.
In early 2021, the Biden administration has established measurable steps and metrics with the purpose of limiting global climate change. Changes already enacted to accomplish this goal include re-joining
the Paris Climate Agreement, an international treaty designed to reduce climate change, and promising to replace the U.S. government’s existing vehicle fleet with “net zero emission” electric vehicles.
In addition to the steps already taken, we expect that the U.S. government will enact stricter vehicle emissions standards while offering incentives that drive vehicle owners and manufacturers to zero emission solutions. This market shift to clean energy transportation, backed by the Biden administration, offers a background in which we believe we are well-positioned to succeed.
In addition, consumers are increasingly demanding that corporations take action to reduce their carbon footprint. An article by Nielsen from 2018 cited that nearly half (48%) of U.S. consumers said they would “definitely” or “probably” change their consumption habits to reduce their impact on the environment, placing reducing emissions high on the agenda for large corporations. For example:

•	Amazon has pledged to become carbon neutral by 2040;

•	BP has pledged to become carbon neutral by 2050;

•	DB Schenker plans to make its transport activities in European cities emission-free by 2030;

•	DHL set a goal to reduce all logistics-related emissions to zero by 2050;

•	UPS has committed to sourcing 40% of its ground fuel from low carbon or alternative fuels by 2025;

•	Walmart set a goal to be zero emissions across its global operations by 2040 and to work with suppliers to reduce emissions by 1 gigaton by 2030; and

•	Microsoft has committed to be carbon negative by 2030, and that by 2050 it hopes will have sequestrated enough carbon to account for all direct emissions it has ever made.

U.S. Market Policy Trends
The following are recent policy trends and initiatives that have been enacted or are in development, which promote the growth of zero-emission
trucks and infrastructure and the development of a national hydrogen economy:
Federal Policy

•
Congress passed the $1.2 trillion Infrastructure Investment and Jobs Act, or the IIJA, with President Biden signing the legislation into law in November 2021. The legislation included $7.5 billion for transportation electrification, including $2.5 billion for a new charging and fueling infrastructure grant program, and provided $9.5 billion for clean hydrogen programs.

•
President Biden signed an Executive Order in December 2021 launching the “Federal Sustainability Plan” to demonstrate how the federal government will leverage its scale and procurement power to address climate change. Specifically, the executive order aims to “reduce emissions across federal operations, invest in American clean energy industries and manufacturing, and create clean, healthy and resilient communities.”

State Policy

•
California Governor Gavin Newsom unveiled his proposed budget, The California Blueprint on January 10, 2022. If approved by the state legislature, the budget proposes a significant zero-emission
vehicle (ZEV) investment of an additional $6.1 billion on top of last year’s budget of $3.9 billion, bringing the total investment over six years to $10 billion. Of this amount, nearly $6 billion is identified for medium and heavy-duty efforts (vehicles and infrastructure). The budget also includes $100 million proposed for development and production of green electrolytic hydrogen. The proposed budget is expected to be voted on by the state legislature in the summer of 2022.

•
Several states have moved to adopt California’s “Advanced Clean Trucks” (ACT) rule including Oregon, Washington, New Jersey and New York. Massachusetts is moving forward with the regulation. ACT adoption is anticipated to take place in at least seven additional states in 2022, including Maine, Vermont and Colorado. Additionally, Maryland and Connecticut legislatures are expected to be considering legislation requiring the states to move on ACT. Administrations in Illinois and Nevada are also expected to initiate ACT proceedings if they receive enough support from the business community.

•
Washington joined California and Oregon to enact a Carbon Fuel Standard program. The carbon fuel standard in Washington aims to reduce the carbon intensity of state transportation fuels by awarding credits to low-carbon
fuels and assigning deficits to higher-carbon petroleum fuels. GHG emissions from transportation fuels sold in Washington must be 20 percent below 2017 levels by 2038, with specific interim steps ranging from 0.5% to 1.5% per year.

•
The implementation of Washington’s Clean Fuels Program will be linked to existing low carbon fuel standard, or LCFS, programs in Oregon and California, which is expected to create a west coast market for biofuels and other low-carbon
transportation fuels, as well as a potential regional market for LCFS carbon reduction credits driving demand for zero-emission
vehicles.

•
Additional states considering carbon or renewable fuel standard programs include Colorado, New Mexico, New York, Minnesota, and Massachusetts. The Midwestern Clean Fuels Policy Initiative aims to create a market specifically for regional clean fuel producers that simultaneously delivers environmental and economic benefits, and includes the states of Minnesota as well as Iowa, Wisconsin and Illinois. South Dakota and Nebraska are also evaluating the role of such programs in their states.

Other Policy Items

•
Hydrogen coalitions and stakeholder groups are increasing their involvement in initiatives and policies at the national and state levels. For example, the Clean Hydrogen Future Coalition and Fuel Cell Hydrogen Energy Association were proactive in advancing and supporting the hydrogen agenda in the IIJA. The California Hydrogen Business Council, Renewable Hydrogen Alliance (Pacific Northwest), Midwest Hydrogen Coalition, Texas Hydrogen Alliance, Oklahoma Hydrogen Task Force, and others continue to advance hydrogen-related initiatives at the state level, with new stakeholder groups and initiatives forming in preparation for national investment from the U.S. Department of Energy in Regional Clean Hydrogen Hubs across the country.

•
Efforts continue by utilities across a number of states focusing on transportation electrification planning, grid modernization efforts, including energy storage targets, innovative pilot programs, advanced rate design pilots, electric grid resilience, battery storage deployments and emerging discussion around hydrogen as a potential clean energy source.

Policy and regulatory activity benefiting
zero-emission
trucks and next generation fueling technologies are likely to continue at the national and state levels, with potential support for advancing a climate-related agenda related to the
Build Back Better Act
and additional state legislation related to clean fuels standards, transportation electrification and fueling infrastructure and hydrogen market development. Given our product portfolio, we believe we are well suited to take advantage of current and contemplated incentive programs.
Zero-Emission Vehicle Incentive Programs
In addition to the policy initiatives discussed above, there are vehicle specific incentive programs aimed to help lower the upfront or operational costs of zero-emission
vehicles. For example, funding programs like California’s Hybrid Zero Emission Truck and Voucher Incentive Project, or the HVIP, and New York’s Truck Voucher Incentive Program, or the NYTVIP, continue to play a critical role in zero-emissions
truck adoption.
For example, in 2021, HVIP provided nearly 2,000 incentive vouchers for medium and heavy-duty trucks and buses, totaling over $255 million, including $100 million for electric Class 8 vehicles.
The California Air Resources Board, or the CARB
,
recently approved Nikola’s Tre BEV model for participation in this program, enabling potential customers to receive $120,000, or $150,000 for drayage operations, towards the lease or purchase of the vehicle. An application for approval to the NYTVIP is currently being reviewed, with a determination anticipated in the next few months. Should Nikola receive approval for the NYTVIP, the Tre BEV is expected to become one of the first zero-emission
Class 8 truck registered in the program. Participation in both programs will provide an opportunity for Nikola’s Tre BEV to penetrate markets on both the West and East Coasts.
Hydrogen Fuel Cell and Battery Technology Momentum
With the global push to eliminate ICE vehicles, battery-electric and fuel cell technologies currently stand out as the best alternatives to diesel. Both battery costs, a key cost competent of a BEV, and electricity prices, a key cost component in hydrogen fuel production, have decreased significantly over the past decade, and prices continue to decrease. These cost reductions significantly improve the economics of BEV and FCEV trucks.
A January 2020 report published by the Hydrogen Council highlighted how policy and economic forces are converging, creating momentum in the hydrogen sector. This momentum is buoyed by:

•	66 countries having announced net zero-emissions as a target by 2050;

•	Approximately 80% decrease in global average renewable energy prices since 2010; and

•	Expected 55 times growth in electrolysis capacity by 2025 compared to 2015.

Zero-Emission Vehicles Enabled by Significant Reduction in Battery Cost and Renewable Electricity Prices
The majority of the cost of production of a BEV truck, and a major cost component of a FCEV truck, lie in the cost of the battery. As illustrated in a 2019 report by Bloomberg NEF, from 2010 to 2018, lithium-ion
battery prices have fallen from $1,160 per kilowatt-hour, or kWh, to $176 per kWh, representing an 85% cost reduction. As investment in battery technology continues to increase as a result of OEMs allocating more capital to next-generation powertrain technology, this trend in battery cost reduction is expected to continue. Conversely, vehicles that run on lithium-ion
battery-electric power can experience battery capacity and performance loss over time, depending on the use and age of the battery.
For hydrogen production produced
on-site
via electrolysis, we expect electricity costs to account for approximately 75% to 85% of the total cost. According to Lazard’s November 2019 Levelized Cost of Energy Analysis, the cost of producing renewable energy has dropped significantly since 2009. In 2009, the global average solar and wind levelized cost of energy was $359 per megawatt-hour, or MWh, and $135 per MWh, respectively. In 2019, these costs were $40 per MWh for solar and $41 per MWh for wind, representing a cost reduction of 89% and 70%, respectively. In addition to the cost of electricity production, we expect to incur additional costs relating to the transmission, distribution and storage of energy.
Industry Focused on TCO
In the highly competitive trucking industry, when choosing between truck models that meet their technical and safety requirements, customers typically base their purchasing decision on total cost of ownership, or TCO. TCO is the total cost of owning the truck through its lifecycle, including lease cost or purchase payment, fuel cost, service, and maintenance. According to ACT Research, traditionally, TCO for diesel trucks (excluding driver wages, benefits, and insurance), is typically broken down into cost of fuel (approximately 50%), purchase or lease payments on truck (approximately 22%), and repairs and maintenance (approximately 28%).
According to ACT Research, historically, diesel fuel comprises 40% to 60% of TCO, depending on prevailing diesel fuel prices. With the incumbent ICE technology, fleet operators are also forced to accept volatility in their largest cost component, creating risk and uncertainty. We expect that our bundled lease model will provide customers TCO clarity for the first time in the industry’s history.
Industry and Competition
Competition in the Class 8 heavy-duty truck industry is intense as new regulatory requirements for vehicle emissions, technological advances, and shifting customer demands are causing the industry to evolve towards zero-emission
solutions. We believe the primary competitive factors in the Class 8 market include, but are not limited to:

•	vehicle safety;

•	vehicle quality and reliability;

•	TCO;

•	availability of charging or re-fueling network;

•	service quality

•	product performance

•	improved operations and fleet management;

•	emissions profile;

•	technological innovation; and

•	ease of autonomous capability development.

Similar to traditional OEMs in the passenger vehicle market, incumbent commercial transportation OEMs are burdened with legacy systems and the need to generate sufficient return on existing infrastructure, which historically created a reluctance to embrace new zero-emission
drivetrain technology.
The global push for lower emissions combined with vast technological improvements in fuel cell and battery-electric powertrain technologies has resulted in well-established OEMs beginning to invest in zero-emission
vehicle platforms. However, in the near term, it appears that their primary focus continues to be on their traditional ICE product lines, and they are only introducing zero emissions products in limited capacity. We believe this creates an opportunity for us.
The competitive landscape for our Class 8 vehicles ranges from vehicles relying on legacy internal combustion engines, battery electric trucks, hydrogen fuel cell trucks, and compressed natural gas. Most of our current and potential competitors have greater financial, technical, manufacturing, marketing, and other resources than we do. They may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their programs. Additionally, many of our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships.
Although we do not have the same name recognition or operating history as most of our competition, we believe that our focus on delivering zero emissions Class 8 trucks, and innovative charging and fueling solutions, along with a strong service and dealer network, provides us with a head start that is not burdened by legacy infrastructure and product portfolios.
BEV Competition
Tesla, Daimler, Volvo, as well as other automotive manufacturers, have announced their plans to bring Class 8 BEV trucks to the market over the coming years. Other competitors include BYD, Peterbilt, XOS, Lion, Volvo, Hyliion, and potentially Cummins. We believe all of these competitors are in various stages of rolling out their vehicles, including pilot programs and providing test vehicles to customers. We believe that we compete favorably with our competitors as the range of Nikola Tre BEV truck is higher than most of our competitors.
FCEV Competition
Due to higher barriers to entry, there are fewer competitors in the FCEV Class 8 market as compared to BEV market. However, Hyundai and Toyota have chosen to focus their efforts on FCEV as the powertrain of the future. Hyundai has announced plans to offer FCEV trucks and invest in hydrogen stations for refueling. Toyota is collaborating with Kenworth. Daimler and Volvo announced a proposed joint venture to develop fuel cell systems for heavy-duty trucks. Other potential competitors include Navistar, Hino and Hyzon.
Products
As the commercial transportation sector transitions towards
zero-emission
solutions, we believe there will be a need to offer tailored solutions that meet the needs of each customer. By offering both BEV (for short and medium-haul, city, regional, and drayage deliveries) and FCEV (for medium and long-haul) solutions, we believe we are positioned to change the commercial transportation sector by providing solutions that address the full range of customer needs.
The electrical propulsion of our BEV and FCEV trucks has a modular design which allows the batteries and associated controls to be configured to either a BEV or FCEV propulsion. Our architecture inside the centralized
e-axle
is configured for the appropriate power needs for the BEV and FCEV for a wide range of applications. Our cab-over
design allows us to address both the European and North American markets which provides engineering and manufacturing synergies.

We have developed a portfolio of proprietary electrified architectures and associated technologies that are embedded and integrated into our BEV and FCEV trucks.
Nikola’s Class 8 BEV—Nikola Tre

The Nikola Tre Class 8 truck is based on the
S-WAY
platform from Iveco and integrates our electrified propulsion, technology, controls and infotainment. In addition, we redesigned the majority of the high-visibility components and body panels of the
S-WAY
truck and added several new interior features including a digital cockpit with an infotainment screen, instrument screen and panel, redesigned steering wheel, and new seats. The cab-over
design is desirable for city center applications due to shorter vehicle length, improved maneuverability, and better visibility. We are marketing the Nikola Tre BEV for short and medium-haul applications in North America and Europe.
The BEV version of Nikola Tre is expected to be one of the first zero emission Class 8 trucks to market. BEV trucks run on a fully electric drivetrain powered by rechargeable batteries. Our BEV has an estimated range of up to 350 miles and is designed to address the short and medium-haul market. During the initial roll-out,
most of our customers indicated that they intend to charge at their terminal. To help facilitate this, along with our dealer network and key partners, we plan to provide consulting expertise and, as required, products and services designed to ensure charging is available.
Sales of the Nikola Tre BEV are currently expected to begin in the second quarter of 2022 in North America.
Nikola Tre BEV Specifications (estimated specifications as of December 2021, subject to change)

•	Battery Size: 753 kWh

•	Recharge Time: approximately 140 minutes (estimate based on testing to achieve an 80% state-of-charge from 10%. The charging test had an average power of 226kW)

•	Continuous Power Output: 645 HP

•	Wheelbase: 186 inches
Nikola’s Class 8 FCEV Trucks—Nikola Tre and Nikola Two

Renderings of Nikola Tre and Nikola Two
FCEV trucks use fuel cells
on-board
to convert hydrogen into electricity to power the electric motors which transmit power to the wheels. The fuel cell generates electricity through a chemical reaction, supplied from on-board
hydrogen tanks, and oxygen from the atmosphere. A much smaller battery (compared to our BEV) provides supplemental power to the drivetrain, and stores energy recovered during regenerative braking. The voltage and charge of the battery are maintained through a combination of power supplied from the fuel cell and energy captured through regenerative braking.
In North America, we plan to develop and launch two FCEV truck platforms.
The Nikola Tre FCEV is targeted for medium missions ranging up to 500 miles per fill of the hydrogen tanks. Its scalable architecture is expected to address the majority of the North American day-cab
market. The Tre FCEV leverages the Tre BEV platform with modifications for hydrogen fuel cell operation, improved aerodynamics, and light-weighting. The Nikola Tre FCEV is currently expected to launch in 2023.

The Nikola Two Sleeper Cab is targeted for long-haul missions with an operational range up to approximately 900 miles. This configuration allows for longer operation between fueling and is specifically designed for long-haul applications and extended highway operation.
We expect that in the longer term as autonomous technologies relieve hours of service restrictions, FCEV trucks will be an ideal option for longer continuous hauls.
Our FCEV trucks are designed to allow us to address the longer-term opportunity by combining our fuel cell technology and a network of hydrogen stations across North America.
Nikola Tre FCEV Specifications (estimated specifications as of December 2021, subject to change)

•	Refuel Time: approximately 15 minutes

•	Continuous Power Output: 645 HP
Nikola Energy
Energy Overview
We believe Nikola’s energy business, which is comprised of our planned hydrogen fueling ecosystem, and planned BEV charging solutions, is a key differentiator that has the potential to create long-term competitive benefits.
Our energy business unit has assembled a strong team with deep energy industry experience, to provide focus and expertise in the key areas required to establish a comprehensive, low cost, safe, reliable, and efficient hydrogen delivery system for our customers.

•
Hydrogen Fueling Ecosystem – For FCEV fueling, our energy business unit is responsible for creating and procuring hydrogen and distributing the hydrogen supply through the full value chain, until the fuel is dispensed into FCEV trucks.

•
BEV Charging Solutions – For BEV charging needs, our strategy is to work with customers and our sales and service network to ensure customers have the appropriate charging infrastructure in place to support their adoption of our heavy-duty BEV trucks. Solutions may include, but are not limited to:
behind-the-fence
charging infrastructure
on-property
at a customer location (paid by customer), short-term mobile charging solutions, or public access charging infrastructure.

We believe infrastructure for BEV and FCEV trucks will be critical for mass adoption. Our energy business unit aims to provide fueling infrastructure to both Nikola and non-Nikola
branded FCEV and BEV trucks.
Hydrogen Fueling Ecosystem
We are developing a hydrogen fueling ecosystem in North America and Europe to support FCEV customers and capture first mover advantage with respect to next generation fueling infrastructure. We are partnering throughout the hydrogen ecosystem to increase speed to market and reduce capital expenditures related to next generation fueling infrastructure.
We view the hydrogen fueling ecosystem in three main sectors: (1) hydrogen production/procurement, (2) hydrogen distribution, and (3) hydrogen storage and dispensing, each with the potential to generate separate margins for us and our hydrogen ecosystem partners.
Hydrogen Production/Procurement
We expect to source hydrogen by leveraging multiple hydrogen production models including on-site
production, large-scale “hub” production, or other alternative hydrogen production or procurement. We expect the hydrogen solution utilized by us in each case will depend on the unique characteristics near each potential station location.
We intend to produce or procure the lowest carbon content hydrogen available while also ensuring a hydrogen supply that is safe, reliable, and economical. In certain cases where electricity can be procured in a cost-effective manner, we plan to produce hydrogen fuel on-site,
via electrolysis. In other cases, we expect hydrogen fuel will be produced off-site
at a large-scale production “hub” and distributed to nearby fueling stations under a supply “hub and spoke” structure. When on-site
or
hub-and-spoke
production is used, the electricity input for hydrogen fuel production is expected to be purchased via long-term supply agreements.
Where practical, we and our partners may also source hydrogen via alternative methods, including third-party purchases, liquefaction, and steam-methane-reformation with carbon capture.
We also plan to leverage multiple hydrogen production technologies. We have invested significant time and resources partnering with experts in hydrogen production technology across engineering, equipment manufacturing, and construction to understand the cost to develop, operate and optimize hydrogen production over time.
In the future, we may use electrolysis, steam-methane-reforming, autothermal reforming, pyrolysis, and/or gasification to produce hydrogen. These technologies have improved over time and costs are decreasing. We also expect new technologies will be developed in the future, which we plan to consider employing as they become available.
Where the production pathway employed produces carbon emissions, we intend to use carbon capture technologies to utilize or sequester it. This is to ensure our hydrogen is the lowest carbon intensity that can be economically produced to get the highest and best use from our limited energy resources as responsible global citizens.
We expect to leverage multiple ownership structures where we either fully or partially own, or do not own hydrogen production assets. In cases where we are able to source hydrogen supply, without ownership of hydrogen production assets, we expect to enter into long-term supply contracts where our costs and surety of supply are well-defined.
Hydrogen Distribution
We expect hydrogen distribution to play a key role in the hydrogen fueling ecosystem when on-site
hydrogen production is not utilized. We intend to collaborate with strategic partners or develop distribution capabilities to enhance value through the hydrogen fueling ecosystem. The hydrogen distribution network can include delivery and logistics of liquid, gas, and/or dissolved hydrogen distribution via tractor trailer, rail, pipeline, ship, or other methods of distribution. We and our partners will likely leverage multiple hydrogen distribution models in an effort to ensure efficient hydrogen distribution throughout the ecosystem
.
Hydrogen Dispensing and Storage
We intend to collaborate with strategic partners and to develop hydrogen storage and dispensing stations. Each “base” dispensing station is expected to contain ample on-site
hydrogen storage and to be capable of dispensing up to 4,000 to 8,000 kgs of hydrogen per day. Depending on the amount of land available at the dispensing site, the hydrogen storage and dispensing can be scaled up in increments of 1,000 kgs per day, as needed. Each 8,000 kg per day dispensing station could support approximately 200 FCEV trucks per day, with each incremental 1,000 kg per day dispensed, capable of supporting an additional 25 FCEV trucks per day.
Our base stations are expected to contain heavy-duty (for commercial trucks) and light-duty (for vehicles) hydrogen fueling dispensers. We also plan to install electric fast charging to support BEV trucks.

Early dispensing stations could be smaller or larger depending on the unique characteristics of each site, including near-term and long-term customer demand, availability of hydrogen supply, land, and other relevant factors.
We expect to leverage multiple structures for our dispensing station go-to-market
strategy including stations wholly-owned, partially-owned, or not owned by us.
Mobile Fueling Solutions
To facilitate customer demonstrations, and to accelerate adoption of our BEV and FCEV trucks, we have developed mobile charging infrastructure that provides transitional charging (for BEV) or mobile hydrogen storage and dispensing (for FCEV) that can support customer fueling needs as fixed infrastructure is being developed and commissioned.
In addition to providing early-stage fueling, we believe our mobile fueling solutions can play a key role in the development of our energy ecosystem. We believe mobile fueling assets can serve us by:

•	Accelerating vehicle and equipment testing;

•	Providing fueling opportunities in nascent geographies with low vehicle sales volumes; and

•	Providing risk mitigation and support during station outages or during periods of elevated demand.
Today, and in the future, our mobile fueling solutions may be developed in-house,
in conjunction with our partners, or solely by third parties.
BEV Charging Solutions
Early customers and potential customers indicated a preference to charge BEV trucks at their terminal or depot. To facilitate this, we, along with our dealer network and key partners, intend to provide charging infrastructure, consulting advisory, and, if required, products and services designed to ensure charging availability. Our solutions are focused in two key areas, short-term mobile charging and long-term fixed infrastructure.
Mobile Charging
We have designed and built the mobile charging trailer, or the MCT, as a unique solution to support both vehicle testing in remote locations without fixed utility infrastructure as well as to support initial operations at our customer locations. By using the MCT, we are able to facilitate customer demonstrations and accelerate adoptions by providing transitional charging at the same time as fixed infrastructure is prepared. Powered by either a mobile generator set or a direct 480V three phase utility connection, the MCT is able to provide emergency
back-up
charging to keep vehicles running during utility outages, as well as flexible capacity to meet demand fluctuations.

Fixed Infrastructure
Working closely with our customers, we provide guidance through the entire process of planning, development, and deployment of fixed charging infrastructure. By analyzing key data such as truck duty cycles, current and future electric loading, and key operating costs we, along with our dealers and partners, can optimize charging solutions that target operational and cost efficiency for each customer.
Infrastructure Development Highly Coordinated with Truck Sales Strategy
We take an integrated approach to infrastructure development, working closely with our sales and service team to ensure alignment among customer demand, service capabilities, and fueling and related infrastructure. Our goal is to focus infrastructure development on targeted regions and customers that create optimal value for our integrated business model.
Initial U.S. Station
Roll-out
to Target California
Due to the strong incentives for fueling infrastructure,
zero-emission
trucks, and low carbon fuel sales, initial stations will likely be located in California. California is the world’s fifth largest economy, with significant international and interstate commerce. Consequently, California contains some of the western hemisphere’s most active ports and intermodal facilities, which brings a significant volume of truck traffic, making it an ideal place for early adopters of FCEV and BEV products.
As a result, we may choose to build up to approximately ten stations in California during our initial station roll-out.
We expect these stations will supply fuel for our launch customers in those geographies that have dedicated routes, or significant activity in, California.

We currently expect to begin securing sites in California in 2022 and then to proceed to build in phases to support customer demand and our FCEV production launch.
We plan to strategically target other states that offer the right mix of product demand, supply of hydrogen, regulatory incentives, and other factors that allow us to offer customers our trucks at a total cost of ownership that can be competitive with diesel.
European Station Network Strategy
We expect to build a European hydrogen station network following a similar strategy. Several highly trafficked freight corridors exist in Europe, with logistics hubs in proximity to consumption centers, freight ports, and corridor crossroads. We plan to strategically deploy hydrogen stations along the key corridors and logistical hubs to maximize the efficiency of station deployment. We expect that our ultimate station roll-out
strategy and timing will also consider potential local incentives offered in Europe to ensure the most economically favorable station roll-out.
We believe that a network of 70 to 90 hydrogen stations will provide approximately 85% coverage of Western European freight corridors.
Hydrogen Ecosystem Partners
We believe we have established strong partnerships that bring significant resources and capabilities that complement our own capabilities to create strategic benefits as we look to create the next generation fueling infrastructure. Collectively, we believe the partnerships we have assembled provide critical building blocks necessary to develop, construct, and operate the fueling ecosystem of the future.
We believe the following partnerships and collaborations provide us key competitive benefits and may allow us to become a leader in providing comprehensive, low cost, safe, reliable, and efficient hydrogen delivery systems to FCEV customers.
Production/Procurement Building Blocks
APS – Low Cost Electricity Rate Enables Low Cost Hydrogen Production Via Electrolysis
In January 2021, we secured approval of an innovative electricity rate schedule with Arizona Public Service Company, or APS, which accelerates our goal to develop and provide hydrogen fuel at price parity with diesel to the commercial transportation industry. By facilitating low-cost
production of hydrogen, the Arizona Corporation Commission’s approval of this rate schedule is expected to help with the curtailment of GHG in the transportation sector, while also providing benefits to key constituents via novel grid-balancing solutions.
We estimate that under the rate structure, we will be able to deliver hydrogen at favorable prices and within the ranges required for us to offer competitive lease rates for our FCEV customers.
Additionally, the rate structure with APS could be utilized to produce hydrogen at a large-scale “hub” within the APS service territory. We believe a “hub” within the APS service territory would be ideally suited to serve dispensing stations located in Southern California.
TC Energy – Production Partner with Access to Capital Could Reduce Capex Required by Nikola
On October 7, 2021, we and TC Energy announced a strategic collaboration aimed at the development, construction, ownership and/or operation of critical hydrogen infrastructure for hydrogen fueled zero-emission
heavy-duty trucks.
By jointly developing hydrogen production hubs, we and TC Energy intend to support our projected hydrogen fuel supply needs to serve heavy-duty FCEV trucks and TC Energy customers’ clean energy needs in

North America. This collaboration is positioned to leverage and optimize TC Energy’s existing asset footprint with access to advantaged renewable energy, biomass and natural gas feedstocks.
We believe the partnership with TC Energy will provide us greater scale and speed to market by leveraging the existing infrastructure, know-how,
and balance sheet of a well-capitalized industry peer to develop and create large-scale production facilities and other related infrastructure.
We may also partner with TC Energy on hydrogen distribution, by leveraging TC Energy’s existing pipeline infrastructure. TC Energy’s pipeline infrastructure would be ideally suited to link hydrogen production “hubs” together to provide cross-regional access to hydrogen and to better link hydrogen supply with demand.
Wabash Valley Resources – Low Cost Third-Party Hydrogen Supply Agreement
On June 22, 2021, we entered into a Hydrogen Sale and Purchase Agreement with WVR, pursuant to which WVR agreed to sell us, and we agreed to purchase from WVR, hydrogen produced from the Plant. This is expected to allow us to liquify and deliver approximately 53 tonnes per day of low carbon intensity hydrogen.
The Plant plans to use solid waste byproducts such as petroleum coke combined with biomass to produce clean, sustainable hydrogen for transportation fuel and base-load electricity generation while capturing carbon emissions for permanent underground sequestration.
In connection with the Hydrogen Purchase Agreement, on June 22, 2021, we also entered into a Membership Interests Purchase Agreement, or the MIPA, with WVR and the sellers party thereto, or collectively, the WVR Sellers, pursuant to which, subject to the terms and conditions therein, we purchased a 20% equity interest in WVR.
We believe the partnership with WVR will provide us access to low-cost
hydrogen in a key geographic area with a high concentration of truck traffic.
Distribution Building Blocks
OGE Energy Corp. –
Low-Cost
Hydrogen Transport in Europe via Existing Natural Gas Pipeline
On April 14, 2021, we and Iveco announced a hydrogen fueling infrastructure collaboration with OGE Energy Corp., or OGE, one of Europe’s leading pipeline operators. The collaboration is subject to execution of definitive agreements. OGE owns and operates approximately 12,000 kilometers of natural gas pipeline infrastructure in Germany. This collaboration is expected to provide cost-effective distribution of hydrogen from production to storage and fueling locations in Germany. This collaboration also has the potential to accelerate the hydrogen economy in Europe by providing an efficient hydrogen distribution network within OGE’s service area.
Dispensing Building Blocks
Travel Centers of America – Dispensing Station Partner with Access to Prime
Re-fueling
Locations
On April 22, 2021, we and Travel Centers of America, or TA, announced an agreement to collaborate on the installation of heavy-duty hydrogen fueling stations, subject to execution of definitive agreements. The collaboration includes the development of a pilot station with the option to expand nationwide.
The first station is planned to be constructed at an existing
TA-Petro
location in California and is targeted to be commercially operational by the first half of 2023. This station is expected to accelerate adoption of hydrogen fuel-cell-powered commercial electric trucks in California and will support fueling for our launch customers. The launch stations are expected to enable operations of next generation fueling technology in and around the greater Los Angeles region.

The hydrogen fueling station targeted by us and TA is expected to provide for an open fueling network available to any truck customer, and we intend to follow a common industry standard for heavy-duty fueling protocols, which is intended to ensure compatibility across hydrogen fuel-cell truck manufacturers.
OPAL Fuels – Dispensing Station Partner with Experience and Expertise Constructing Fueling Infrastructure
On September 30, 2021, we entered into a memorandum of understanding with OPAL Fuels on the development, construction, and operation of hydrogen refueling stations in North America and the use of renewable natural gas in hydrogen production. Under this strategic engagement, we and OPAL Fuels intend to co-develop
and
co-market
hydrogen refueling infrastructure to accelerate the adoption of heavy-duty zero-emission
FCEV trucks.
The initial focus of the collaboration is on developing the infrastructure required to more safely and reliably serve the needs of large private fleets that utilize their own dedicated property fueling infrastructure. We and OPAL Fuels also plan to identify and evaluate opportunities to establish public access hydrogen stations.
OPAL Fuels has constructed more than 350 renewable natural gas fueling stations and has over 15 years of successful relationships with trucking fleets across the continent, reducing the carbon intensity of their fuel.
Hydrogen Fueling Technology Today and Into Future
Equipment Selection
We are working closely with our development and supply chain partners to develop the next generation of fueling infrastructure to create, store, distribute, and dispense hydrogen. The hydrogen fueling ecosystem is in relative infancy when compared to the petroleum based fueling ecosystem, especially as it relates to heavy-duty, fast-fill technology. We and other industry participants are working to develop next generation fueling technologies and gain manufacturing scale. We believe over-time as the industry matures, next generation production, storage, and dispensing technology will see continual and at times significant improvements in cost and reliability.
In 2019, the Hydrogen Heavy Duty Vehicle Industry Group was formed, which is comprised of Air Liquide, Hyundai, Nel Hydrogen, Nikola, Shell, and Toyota. The industry group was formed with the goal of addressing hydrogen fueling hardware challenges of achieving the fueling speeds that are needed for heavy-duty applications today. Other goals include testing and evaluating the hardware performance and standardizing the connector design to ensure global adoptability.
In October 2021, the Hydrogen Heavy Duty Vehicle Industry Group signed agreements with Tatsuno Corporation and Transfer Oil S.p.A. to industrialize globally-standard 70 MPa (700 bar) hydrogen heavy-duty vehicle high-flow (H70HF) fueling hardware components. The fueling hardware is anticipated to support average hydrogen fueling rates of 10kg/min, in line with the U.S. Department of Energy’s Technical Targets for Hydrogen-Fueled Long-Haul Tractor-Trailer Trucks.
Test Storage and Dispensing Station Installed at Nikola’s Phoenix HQ in 2019
Through our partnership with Nel ASA, or Nel, a Norwegian hydrogen company, we constructed a 1,000 kg demo storage and dispensing station which is capable of fueling up to 700 bar at approximately 1 kg, per minute at our corporate headquarters in Phoenix, Arizona. The technology we use at this station is currently utilized for non-commercial
applications. The demonstration station, although operating at a very limited capacity, provides our engineers with the ability to test the fueling systems for our future FCEV trucks as well as fueling prototype Nikola FCEV trucks that are used for testing operations and demonstrations. We have gathered helpful data from this station, including fueling station operations in hot ambient temperatures, station permitting and construction, onsite storage pressurization, and station and systems operations. The demonstration station is utilized on an ad hoc basis and subject to downtime, however we believe it provides us with the experience we will need to troubleshoot and improve on our planned larger commercial stations.
Sales, Service, and our Dealer Network
Sales and Marketing
We take a customer focused, integrated solution approach with our go-to-market
strategy to deliver trucks along with the infrastructure and service to support them. Across the product portfolio, we are commissioning studies, performing market and segmentation research, and, with the help of our growing dealer network, gathering end-user
insights to focus our sales and marketing efforts. We are generating brand awareness not only through traditional marketing and social media but also through direct customer meetings, industry events, and facility tours along with truck demos in Phoenix, Arizona and Ulm, Germany. Initial sales are expected to be a combination of national and strategic fleets led by us and supported by our dealers as well as local and regional customers led by our dealers and supported by us.
Based on customer feedback received during visits to our facilities and our early demos, we have heard the following advantages when comparing our products to traditional ICE day-cab
trucks:

•	Greatly reduced noise and smell

•	European style cab-over provides enhanced cabin room and visibility

•	Additional cabin room allows driver to move about or rest when parked (critical during long waiting times)

•	Lack of shifting along with regenerative breaking reduces driver fatigue

•	Strong positive responses to available power and torque

•	High potential for attracting a newer generation of drivers
Service
A key requirement for our fleet customers is knowing there is an available service infrastructure for the maintenance, repair, and availability of parts for our vehicles. We are building a strong network of dealers, a robust preventative maintenance program, as well as several levels of service to support fleet complexity, application, and duty cycles. Service is expected to be provided via a pay as you go model for direct purchase of the BEV truck or included in our bundled lease model.
We have assembled what we believe is a nimble and adaptable service, maintenance, and parts solutions for our vehicles, which is expected to include the following options:

•
Electric vehicles have a system of sensors and controls that allow for precise monitoring of the vehicle and component operation performance. We intend to use this data to provide smart predictive maintenance, which will decrease downtime and costs by identifying a potential problem before it results in a breakdown. Preventative maintenance is expected to be customized to match duty cycle and fleet applications.

•
We plan to have the ability to provide over the air updates and software fixes when the vehicles are stopped. This can significantly reduce the time for repair, improve uptime, and continually monitor performance, efficiency, and overall utilization.

•
In cases where a customer has their own maintenance expertise and infrastructure, we plan to identify and provide certification of technicians and procedures for items that can be maintained at their shops. This could include procedures such as tire changes, wearable parts, chassis, and brake services.

•
In cases where the customer does not have a maintenance infrastructure or for more complex items, we plan to utilize a dealer network for maintenance and warranty work. The network is expected to monitor day to day trip activity and incorporate support at the origin and destination for our truck routes. We also intend to support our partners with the latest diagnostic technologies like augmented reality and web-enabled
video to support technicians for complex tasks or newly identified issues.

•
If a vehicle requires maintenance of a complex system or component such as the fuel cell,
e-axle,
or battery-pack, some of those items can be removed and replaced with limited downtime. This should allow us to repair the affected component in the background and minimize vehicle downtime. We are also planning to develop a network of trained technicians that can travel to a customer or service partner as necessary. We also expect to have dedicated vendor agreements to service and maintain a specific fleet on premise or close in proximity to the truck’s domicile location.

•
Additionally, we plan to procure replacement parts, components, and aftermarket support supplies. These components and materials would be inventoried, warehoused and distributed by third party logistic providers currently engaged in supplying the Class 8 truck industry.

We opened the Nikola training academy facility in December 2021 on our Phoenix, Arizona campus. The training team completed the first certification class in January 2022. Our training model will provide dealer technician training and certification on Nikola BEV and FCEV trucks. The current curriculum includes safety awareness, diagnostics, preventative maintenance, shop bay tooling, repair times and related technical competencies to support Class 8 vehicle services. Academy trainers have Class 8 industry experience, and an onsite dedicated service BEV truck is leveraged for the hands-on
portion of certification. A portion of the facility will also be used to monitor fleets’ vehicle condition performance and alert service personnel in the event a vehicle transmits a proactive warning that may impact reliability.
Dealer Network
Through 2021, we have created a sales and service dealer network that, to date, has grown to 117 planned service center locations. Our dealers bring both over the road truck experience as well as power and infrastructure experience and complement our integrated solutions strategy. Our focus is on locations in key metropolitan areas and at major intersections of the interstate highway system across the U.S. Most major regional transportation hubs are covered today with our service and parts providers. The dealer-based repair shop facilities are expected to have Nikola certified technicians, as well as a mobile service network tailored to meet carrier and fleet asset requirements. As the network continues to grow with new dealer locations and territories, future service solutions can be engineered and deployed to cover fleet customers’ locations or asset domicile requirements.
Customers and Reservations
Target Customers
We target large Class 8 fleet customers with established sustainability goals, as well as fleets operating along dedicated routes that are located in regions offering strong incentives for developing hydrogen infrastructure and/or delivering zero-emission
vehicles. Most of our truck sales are expected to occur through our dealer network, in which we will sell trucks directly to the dealer. The dealers will enter into direct sales or leasing arrangements with the end-user
customers.
BEV Customer Strategy
The BEV truck is designed for short and medium-haul applications, making it ideal for urban metro, inner-city, local delivery, port operations, and drayage applications. Our goal is to first target fleet customers to establish early market share and strengthen brand identity.

For BEV trucks, we expect that early U.S. sales will be in states such as California or New York where incentive programs already exist.
FCEV Customer Strategy
For the FCEV truck, we are planning to develop and construct initial hydrogen stations in Arizona and California. Therefore, early customers will likely be located in these states, or have extensive transportation routes within or between them.
We also intend to target dedicated fleets with either nationwide or significant regional distribution networks and dedicated route networks (i.e., where trucks operate between two fixed points, e.g., production plant and distribution hub) along highly trafficked freight corridors. We believe this strategy allows for gradual, strategic, and capital-efficient development of the hydrogen infrastructure required to support FCEV trucks in operation. We intend to expand the FCEV offering to the entire Class 8 truck market once the fueling infrastructure is sufficiently developed.
Recent Customer Developments
In 2021 and early 2022, we entered several letters of intent or memoranda of understanding with customers for both our BEV and FCEV trucks. These agreements are non-binding
and are subject to successful customer pilot testing, including up-time
and reliability. Upon completion of successful pilot testing, we expect to receive purchase orders from these customers directly or through our dealer network.
BEV
Through January 2022, we have entered into letters of intent or memorandums of understanding with Total Transportation Services, or TTSI, Hamburg Port Authority,
Tri-Eagle
Sales, Heniff Transportation Systems, USA Truck, Saia LTL Freight, and Covenant Logistics, either directly or through our dealer network. These non-binding
agreements in total currently represent orders or leases of up to 375 Nikola Tre BEV trucks. There can be no assurances that these letters of intent or memoranda of understanding will result in sales or leases of vehicles.
FCEV
Through January 2022, we have entered into letters of intent with TTSI, PGT Trucking, and Covenant Logistics, either directly or through our dealer network. These non-binding
agreements in total currently represent orders or leases of up to 210 Nikola Tre FCEV trucks. There can be no assurances that these letters of intent will result in sales or leases of vehicles.
Legacy Customer Reservations
Our legacy
non-binding
cancellable reservations for large corporate, small fleets, and individuals potentially represent more than two years of production. This list includes reservations from individuals or small fleets with indications of interest for 100 trucks or less, which represent approximately 47% of our total FCEV reservations. These individuals or small fleets may not receive FCEV trucks until the density of the hydrogen station network is sufficient for their re-fueling
needs, which may not occur until approximately 2030 or later.
Customer Milestones
Delivery of First Tre BEV
In December 2021, we delivered the first two Tre BEV trucks to TTSI for pilot testing. Assuming satisfactory completion of the BEV truck trials and subject to TTSI obtaining certain government funding, up to 30 BEV trucks are projected to be sold in late 2022.

Delivery of First Tre FCEV
In January 2022, the first two Nikola Tre FCEV Alphas were driven from our headquarters to Anheuser-Busch, or AB, a journey of approximately 350 miles. AB began a three-month pilot by placing the two Nikola Tre alpha FCEVs into daily service within the brewer’s Southern California network. This pilot is an important step for both companies to refine the production specifications and features of the Nikola vehicles and to demonstrate the viability of fuel cell trucking and hydrogen refilling in beverage hauling.
Partnerships and Suppliers
We believe that our business model is validated and supported by world-class strategic partnerships that have the potential to significantly reduce execution risk, improve commercialization timeline, and provide long-term competitive benefits. These world-class partners have accelerated our internal development, growth, and learning.
Our partnership philosophy is a recognition that the world’s toughest challenges require bold solutions and a collaborative effort from multiple parties. Our goal is to provide zero-emission
solutions to the transportation sector and to usher in next-generation grid solutions. With the help of our partners, we believe our chances of success are greatly improved. We are inspired by the knowledge that if we are successful, the whole world wins.
The following is a list of the partners who have chosen to embark upon this journey with us. With their help, we plan to drive out emissions from the transportation sector.
Co-Development Partners
Iveco
Iveco designs, manufactures and distributes under the Iveco brand a wide range of light, medium and heavy commercial vehicles and off-road
trucks with over 163,000 units and 146,000 units sold in 2019 and 2020, respectively. Iveco with its affiliates and joint ventures, has significant manufacturing presence in Europe, as well as production facilities in Asia, Africa and Latin America. Iveco can provide technical support in close proximity to their customers around the world. Iveco is the European market leader in CNG/LNG alternative propulsion technologies for trucks.
During fiscal year 2019, we entered into an agreement with Iveco under which it provides advisory services, including project coordination, drawings and documentation support, engineering support, vehicle integration, product validation support, purchasing, and the implementation of the Iveco World Class Manufacturing Methodology.
Iveco and its affiliate, FPT Industrial, S.p.A., provide engineering and manufacturing expertise to industrialize our BEV and FCEV trucks. In Europe, we established a joint venture with Iveco, and together, we are jointly developing cab-over
BEV and FCEV trucks for sale in the European market. In North America, we will be responsible for manufacturing and production at our greenfield facility in Coolidge, Arizona.

•
North America Engineering and Production Alliance:
Iveco agreed to provide $100.0 million of engineering and production support, which has been fully utilized by us, and access to intellectual property valued at $50.0 million to help bring our trucks to the North American market. We believe this alliance significantly de-risks
our operational execution by leveraging the expertise and capabilities of one of the world’s leading commercial vehicle manufacturers, and we retain 100% of the North American business as a result.

•
Europe Joint Venture:
Our 50/50 joint venture with Iveco leverages Iveco’s engineering expertise and existing production and sales/service footprint. We believe this joint venture allows us to accelerate penetration into the attractive European market while minimizing execution risk and optimizing capital allocation and our management bandwidth.

In addition to the manufacturing and production expertise, we believe one of the benefits of this partnership is our ability to leverage Iveco’s existing assortment of parts, thereby decreasing our purchasing expenses, and accelerating the vehicle validation process.
Bosch
Bosch is a leading global supplier of technology and services to automotive, industrial, energy, building technology, and consumer end-markets
with approximately 400,000 employees and revenues of approximately 78.8 billion euros in 2021.
Bosch will supply their latest
e-machines
for our electric truck
e-axles
as well as
state-of-the-art
inverters. We are also working with Bosch on the fuel cell power module assembly utilizing Bosch components.
We entered into a Fuel Cell Supply Framework Agreement with Bosch, whereby we committed to purchase certain component requirements for fuel cell power modules, or FCPMs, from Bosch beginning on June 1, 2023 until December 30, 2030. We also entered into an FCPM Design and Manufacturing License Agreement with Bosch, whereby Bosch granted us a non-exclusive
and
non-transferable
license to intellectual property that will be used to adapt, further develop and assemble FCPMs provided by Bosch for use in the production of our FCEV trucks.
OPAL Fuels
We are partnering with OPAL Fuels on the development, construction, and operation of hydrogen refueling stations in North America and the use of renewable natural gas in hydrogen production.
TC Energy
We signed a joint development agreement with TC Energy for
co-development
of large-scale production hubs. A key objective of the collaboration is to establish hubs near highly traveled truck corridors that will provide hydrogen to fuel our FCEV trucks within the next five years.
Certain Suppliers
Battery and Battery Systems

•
Romeo Power:
Romeo is an energy storage technology company focused on designing and manufacturing lithium-ion
battery modules and packs for commercial electric vehicles. Romeo provides us with battery modules for the battery pack designed by Nikola and integrated into our trucks.

•
Proterra:
Proterra is a designer and manufacturer of zero-emission electric transit vehicles and EV technology solutions for commercial applications. We have entered into a multi-year battery supply agreement with Proterra to provide us a dual source strategy. Proterra product, which includes the battery modules, cells, and pack, is expected to be incorporated in our BEV and FCEV trucks.

•	LG Energy: LG Energy Solution, Ltd. will provide battery cells for our trucks beginning in 2022 through 2029.
Other Truck Components

•
FPT Industrial:
FPT Industrial is a brand of Iveco Group, dedicated to the design, production and sale of powertrains for on-road
and
off-road
vehicles. FPT provides support and production for our
e-axles.

•	EDAG: EDAG is a global engineering service provider to the commercial vehicle industry. EDAG provides support for our cab and chassis engineering services.

•
WABCO:
WABCO is a leading global supplier of braking control components and air management systems to medium- and heavy-duty trucks. WABCO provides us with safety technologies including electronic braking systems, as well as traction and stability control technologies.

•	MAHLE: Mahle is a leading global supplier of thermal management systems for heavy-duty trucks. Mahle provides us with thermal management system technologies.
Hydrogen Infrastructure

•
Hanwha:
Hanwha is a world leader in renewable energy and solar panel manufacturing and is partnering with us to assist in obtaining clean energy for our hydrogen fueling network. Hanwha Q Cells is our exclusive solar panel provider (to third-party solar farm developers), which we expect will help generate the clean electricity critical to the production of renewable hydrogen.

•	Nel: We have partnered with Nel for the build out of our on-site gaseous hydrogen production and fuel dispensing stations. Nel is an industry leader in the manufacturing of electrolyzers.
Manufacturing and Production
U.S. Production Facility
In 2019, we acquired an approximately
400-acre
parcel of real property in Coolidge, Arizona, which is located about 50 miles south of Phoenix, Arizona.
In July 2020, we broke ground on Phase 1 of the U.S. manufacturing facility in Coolidge, Arizona. Phase 0.5 of our Coolidge manufacturing facility was completed in 2021. Currently, build out of the Phase 1 plant construction is on track to be completed at the end of the first quarter of 2022.
Phase 1—Low Volume Production—approximately 2,500 units per year:

•	Low-volume production capacity (up to approximately 2,500 units per year)

•	Trial production started in the second half of 2021

•	Estimated capital expenditure for Phase 1 plant construction: approximately $130 million

•	Start of production for Tre BEV trucks expected by the end of the first quarter of 2022
Phase 2—High Volume Production—approximately 20,000 units per year (two shifts per day):

•	Expect to begin expansion of the assembly hall in the first quarter of 2022

•	High-volume production capacity (increases up to approximately 20,000 units per year by 2024)

•	Estimated incremental capital expenditure to complete Phase 2: approximately $135 million
Phase 3—Full Plant Capacity—up to 45,000 units per year (two shifts per day):

•	Scaled capacity increases to full plant production (up to approximately 45,000 units per year)

•	Expect to start local fuel cell power module production in the second of half of 2023

•	Potential estimated incremental capital expenditure to complete Phase 3 plant construction, including a paint shop and in process equipment: up to $340 million

•	Start of production for Nikola Tre FCEV planned in the second half of 2023

European Production
Our joint venture with Iveco provides us with manufacturing capacity to build trucks primarily for the European market. The joint venture manufacturing plant has the capacity to produce 2,000 units per year based on two shifts.
Development Timeline
The development timeline for our trucks has accelerated upon entering a production alliance with Iveco. This partnership provides us the benefit of leveraging Iveco’s expertise, and the Class 8
S-WAY
truck platform in the design, development, testing and validation of the BEV truck. By focusing initial development efforts on the BEV truck, we were able to accelerate our go-to-market
strategy by approximately
1-2
years.
BEV Development
Upcoming key milestones in the commercialization of the Nikola Tre BEV truck are as follows:

•	TTSI on-road validation and mile accumulation started in the fourth quarter of 2021 and is expected to be completed in the first half of 2022

•	Start of production expected by end of the first quarter of 2022

•	Hamburg Port Authority pilot planned for the second quarter of 2022 with trucks built in Ulm, Germany
FCEV Development
Key milestones in the commercialization of the Nikola Tre FCEV (North America) trucks are as follows:

•	Testing of Nikola Tre alpha trucks in the U.S. in the fourth quarter of 2021

•	Alpha customer fleet and on-road validation in the first quarter of 2022 with AB

•	Testing of beta trucks in U.S. expected in the second half of 2022

•	Beta customer fleet and on-road validation and mile accumulation expected in the first half of 2023

•	Start of production in Coolidge, Arizona for sale into North American market expected in the second half of 2023
Key milestone in the commercialization of the Nikola Tre FCEV (Europe) is as follows:

•	Nikola Tre FCEV start of production at Iveco’s facility in Ulm, Germany, for sale into the European market expected in 2024
Strategy
Management Team Focused on Execution and Efficient Capital Allocation
Given the capital-intensive nature of our business model, we believe that efficient capital allocation will be an important determinant of our long-term success. We believe our disciplined and creative approach to optimize capital allocation will allow us to execute on our ambitious business plan.
Capital optimization measures include:

•	Our strategic partnerships with world-class automotive suppliers to develop leading next-generation powertrain technology. Our ability to leverage expertise from OEM and top-tier supplier brands has allowed us to accelerate the production of our product portfolio while decreasing development costs. Our joint venture with Iveco allows us to manufacture trucks, gain market share, and start generating revenue prior to building a greenfield manufacturing facility in Europe by utilizing Iveco’s excess capacity.

•
Our multi-phased approach to building our greenfield production plant in the U.S., which we expect will allow us to produce up to approximately 2,500 units a year and generate revenue one full year before the completion of our fully scaled manufacturing facility.

•
Our hydrogen fueling ecosystem, partnership approach and hydrogen station roll-out
plans, which we expect will allow us to build stations in coordination with FCEV truck deliveries. We believe these plans can reduce the amount of outside capital needed during the buildout of our hydrogen station network.

Capture Early Mover Advantage
Given the speed at which the BEV and FCEV truck market is transforming, we have accelerated the production of our BEV truck to be early to market and we expect to generate revenue in 2022. By being one of the first movers in the North American market, we expect to capture customers and applicable zero-emission
vehicle related incentives, including incentives available to those that are early adopters of BEV technology.
Maintain Strategic Partnership Focus to Drive Execution
Our position as a pioneer in the market has attracted global leaders across our supply chain, creating an extensive network for us to leverage. We believe the expertise and know-how
of our partners broaden our executional capability, reduces time to market, and helps to solidify our technological leadership. In addition, we believe our relationships with certain leading suppliers and partners will also allow us to manufacture and deliver our products with high quality standards. For example, our partnership with Iveco provides us with flexibility, scalability, and speed to market, while product design and quality control are managed by our engineering team. Additionally, this partnership will allow us to enter the European market in a capital efficient manner, and years earlier than originally anticipated. By entering into strategic partnerships, we believe we can reduce execution risk and increase speed to market, which provides a critical advantage as we look to execute upon our vision.
Leverage Hydrogen Station Dynamics to Transition Energy Future
We believe that the hydrogen station network, and the production and distribution of hydrogen, will provide us with a competitive benefit that can drive sustained profitability and stockholder value over the long term. We believe that hydrogen-powered Class 8 trucks will be the product of choice in the medium- and long-haul markets. As OEMs begin to widely adopt hydrogen fuel cell technology, there will be a greater need for hydrogen distribution along key transportation routes, and we expect to be in a strong position to be a leading provider of hydrogen to commercial transportation companies. By enabling the world’s leading heavy-duty hydrogen station network, we anticipate playing a major role in the energy transformation of the future.
Continued Focus on Technological Innovations
We intend to continue to attract top talent to further enhance our talent pool and drive technological innovations. Additionally, we plan to further enhance our battery and fuel cell related technology to achieve better performance and shorten charging and fueling time, while increasing the range of our product portfolio.
Future Market Opportunities
Autonomous Driving
Our trucks can be designed with autonomous driving in mind, which may provide revenue to us in the future as well as potential cost savings to customers. Given the nature of our dedicated route customers, operating point-to-point
interstate routes between our hydrogen stations, we believe our trucks can provide the perfect testing environment for further development and advancement of autonomous technology. When the various regulatory agencies have approved some level of autonomy, we intend to consider a partnership with one of the autonomous software leaders to deploy its technology on our vehicles.
Autonomous driving represents significant incremental revenue opportunities for us as we could charge customers an additional fee for each mile driven autonomously. According to the U.S. Federal Motor Carrier Safety Association, in the U.S., truck drivers face total hours restrictions that do not allow them to operate their vehicles more than 11 hours a day. In Europe, drivers are generally restricted to 9 hours a day, according to the European Parliament. Autonomous driving may help achieve higher utilization by removing the limitations on how long a truck driver can operate.
In addition to the incremental revenue opportunity for us and the potential cost savings available to fleet operators as a result of autonomous technology, we believe autonomy will significantly improve safety and asset utilization which would increase the revenue generating potential for both us and our customers.
Energy Optimization
The global energy mix is in transition with more than 60% of new capacity coming from renewable energy sources, based on the Global Market Outlook for Solar Power provided by SolarPower Europe. The transition away from fossil fuel-based energy generation, such as coal, natural gas, etc., is beneficial to the environment, but is not without its challenges. As renewable energy makes up a greater share of the energy mix, daily energy production becomes more volatile, and the energy production curve becomes less predictable.
With fossil-fuel based energy, demand peaks are typically addressed by burning natural gas in turbine-based power plants. With certain types of renewable energy, one does not have similar control over energy production, and instead the production curve is determined based on the daily solar cycle and weather patterns, which means daily energy production becomes more volatile. This increased volatility creates a distorted energy production curve, resulting in both predictable (e.g., the sun comes out every day) and unpredictable (e.g., the wind blows stronger on some days compared to others) surplus energy production capacity. This surplus energy typically goes unused, and in extreme cases must be traded away at zero or even negative revenue to the utility provider.
In select cases, hydrogen production can be used to balance the grid by taking excess energy production and storing it for future use. We believe we can also help balance the grid by allowing utilities and power providers to interrupt hydrogen station electricity consumption during peak demand. Our ability to turn excess energy into hydrogen may offer operators and energy providers the ability to increase revenue by selling us otherwise wasted off-peak
generating capacity. Additionally, the ability to store unused energy in the form of hydrogen reduces the need for peak power generating plants that are typically costly to build and operate, and that historically are heavily underutilized. Instead, we could potentially build excess hydrogen storage on-site,
then sell excess hydrogen back to the grid during periods of peak demand.
Research and Development
Our research and development activities take place out of our headquarters facility in Phoenix, Arizona, our manufacturing facility in Coolidge, Arizona, and at our development partners’ facilities located around the world.
The primary areas of focus for research and development by us and our partners include, but are not limited to:

•	fuel cell;

•	battery systems;

•	vehicle controls;

•	infotainment;

•	e-axle and inverter;

•	functional safety;

•	advanced driver assistance systems, or ADAS;

•	energy storage; and

•	hydrogen production, storage, and dispensing.
Most of our current activities are focused on the research and development of our BEV and FCEV trucks. We work closely with our partners to develop truck platforms and bring them to market.
We have purchased equipment that will aid in the development, validation and testing of our powertrain, battery and fuel cell related technology. We expect our research and development expenses to increase for the foreseeable future as we continue to invest in research and development activities to expand our product offering for both the North American and the European markets.
Intellectual Property
Our success depends in part upon our ability to protect our core technology and intellectual property. We protect our intellectual property rights, both in the U.S. and abroad, through a combination of patent, trademark, copyright and trade secret protection, as well as confidentiality and invention assignment agreements with our employees and consultants. We seek to control access to, and distribution of, our proprietary information through non-disclosure
agreements with our vendors and business partners. Unpatented research, development, know-how,
and engineering skills make a vital contribution to our business, and we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.
We own or
co-own
intellectual property, including patents, patent applications, trademarks, and trademark applications in the U.S. and various foreign countries. Our patents and patent applications are directed to, among other things, vehicle and vehicle powertrain (including battery and fuel cell technology), hydrogen fueling, off-road
vehicle, and personal watercraft technologies.
Environmental, Social, and Governance (ESG)
Our core mission is to combat climate change through transforming transportation with clean technology and clean energy solutions. BEV and FCEV trucks help tackle the climate crisis and health impacts caused by traditional combustion technologies. While our trucks are a part of the environmental solution, we are building a more comprehensive approach than just emissions from the tailpipe. It includes the emission and material lifecycles of our truck and energy products for sustainable practices for sourcing of raw material through production, use, and end of life.
We have attracted a talented workforce due in part to our mission and strong focus on human capital management practices and policies. We have developed and actively evolve what we believe are best in class programs to attract, develop and retain our personnel, which we believe encourages a diverse, equitable and inclusive workforce. Our employee engagement, measured three times a year, has consistently exceeded external benchmarks.
Our social programs are also broad to encompass not only our employees but our products and supply chain. Safety is critical in both our operations and in our products at all phases of production, testing and validation, and in-use.

Having a strong ESG program is core to our values and mission and therefore we are establishing processes and committees designed to ensure board and executive guidance, and input and oversight of our strategy, programs and performance.
We strive to be a leader in corporate responsibility and demonstrate our values through responsible business practices. Our corporate governance is guided by a Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and supplemented by an Ethics and Whistleblower program available to all employees to report concerns about fraud, ethical misconduct, harassment, misappropriation of assets, or questionable financial reporting practices.
Our People
Overview
Our strategy requires the development and integration of advanced technologies and their successful commercialization in North America and in Europe. Execution of this strategy depends on our ability to attract, develop and retain key employees and members of our management team. The skills, experience and knowledge of our employees equip us to achieve our operational and strategic objectives.
Governance
Our board of directors and its compensation committee oversee our workforce policies, programs and initiatives. As noted in its charter, our compensation committee is responsible for periodically reviewing and approving employee programs and initiatives, including retention and succession strategies, which is intended to ensure that our board of directors and its committees guide how we manage our workforce in a way that aligns with our values.
Our management team designs and administers all employment matters, such as recruiting and hiring, onboarding and training, compensation and rewards, performance management and professional development. We continuously evaluate and enhance our internal policies, processes and practices to increase employee engagement and productivity.
Workforce
We have a highly skilled and experienced workforce with more than 80% of our senior leaders each having over 20 years of experience in their respective fields.
As of December 31, 2021, we had approximately 900 employees, the majority of whom are located in the Phoenix, Arizona metropolitan area. During fiscal year 2021, we doubled the number of employees while maintaining a voluntary turnover rate well below comparable industry norms in 2021. We actively seek to manage internal talent mobility through promotions and new assignments to create a high-performing employee base with diverse experiences. More than 16% of our employees assumed larger responsibilities in connection with a promotion during fiscal year 2021, thereby enhancing their skills, growing their careers and celebrating their performance.
We are committed to developing our people to meet our business needs and provide significant on the job experiences to develop and equip them to design and manufacture innovative and technologically advanced vehicles and products. We have implemented methodologies to manage individual performance, development and feedback. Additionally, we hold regular team and company-wide townhalls to provide employees with ongoing exposure to leaders across the company, key business developments, and status of product and project milestones. These forums enable employees to learn more about our business beyond their immediate day to day roles while providing an opportunity for them to ask questions and seek answers to any concerns.

We value and appreciate the distinct contributions every employee makes to our growth and success. Approximately 65% of our workforce is ethnically or gender diverse, which reflects an increase of 15% from the prior year. Additionally, our female representation grew by approximately 25% from the prior year. We strive to cultivate a shared culture and mission that celebrates each person at every level. We embrace the diversity of our team members, customers, and stakeholders, including their unique backgrounds, experiences, perspectives and talents. We are committed to providing an environment where human dignity prevails. Every person has an equal opportunity for hire, assignment, and advancement without regard to race, color, religion or belief, national origin, sex, childbirth or pregnancy related conditions, age, genetic information, sexual orientation, gender identity and/or expression, disability, covered military or veteran status, or any other status protected by applicable federal, state, or local law at all times from recruitment through employment and promotion.
Culture
We invest considerable time and resources to see that our values permeate all aspects of our operations and decision-making, and that our policies and practices reflect our commitment to them. Any employee with concerns related to our ethics and integrity, or who wishes to report incidents of fraud or abuse, may call an external hotline to register those concerns anonymously without fear of attribution or retribution.
We are also committed to the health, safety and well-being of those who work for us. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs, including benefits that provide protection and security so they can have peace of mind with events that may require time away from work or that may impact their financial well-being, and that offer choice where possible so they can customize their benefits to meet their needs and the needs of their families. Additionally, we commit significant time and resources to a broad range of safety training, beginning with an employee’s initial onboarding to ensure that she or he is equipped to meet the requirements of her or his position. We strive to provide reasonable accommodation for qualified employees with disabilities and employees whose religious belief, practice, or observance conflicts with a workplace requirement.
We provide a robust and holistic rewards program to meet the needs of our employees and drive results in our business. We have designed, and will modify as necessary, our compensation and benefits program to attract, retain, incent and reward deeply talented and qualified employees who share our philosophy and desire to work towards achieving our strategic and operational goals. In addition to salary, our program provides stock awards, a 401(k) plan with employer match, heavily subsidized healthcare and insurance benefits, health savings accounts, paid time off, family leave, family care resources, flexible work schedules, employee assistance programs, and on-site
services such as a fitness center and cafe. Beyond our broad-based stock award programs, we have used targeted equity-based grants with vesting conditions to facilitate the future performance and retention of key people with critical roles, skills and experience.
None of our employees are represented by an external employee organization such as a union, works council or employee association, and we believe our relations with our employees are favorable.
We actively seek to comply with all local, state and federal employment laws and we monitor current and emerging labor and human capital management risks and mitigate exposure to those risks.
Government Regulation
We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are subject govern, among others, water use; air emissions; use of recycled materials; energy sources; the storage, handling, treatment, transportation and disposal of hazardous materials; the protection of the environment, natural resources and endangered species; and the remediation of environmental contamination. We have been required to obtain and comply with the terms and conditions of multiple environmental permits, many of which are difficult and costly to obtain and could be subject to legal challenges. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of our ability to continue our operations.
Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, standards adopted by regulatory agencies and the permits and licenses. Each of these sources is subject to periodic modifications and increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial civil and criminal fines, penalties, and possibly orders to cease the violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits and licenses.
Vehicle Safety and Testing Regulation
Our vehicles are subject to, and are designed to comply with, numerous regulatory requirements established by the National Highway Traffic Safety Administration, or the NHTSA, including applicable U.S. federal motor vehicle safety standards, or FMVSS. As a manufacturer, we must self-certify that the vehicles meet or are exempt from all applicable FMVSS before a vehicle can be imported into or sold in the U.S.
There are numerous FMVSS that apply to our vehicles. Examples of these requirements include:

•	Electronic Stability Control —performance and equipment requirements on heavy-duty vehicles to reduce crashes caused by rollover or by directional loss-of-control;

•	Air Brake Systems —performance and equipment requirements of air brake systems on heavy-duty vehicles to ensure safe braking performance under normal and emergency conditions;

•	Electric Vehicle Safety —limitations on electrolyte spillage, battery retention, and avoidance of electric shock following specified crash tests;

•	Flammability of Interior Materials —burn resistance requirements for materials used in the occupant compartment; and

•	Seat Belt Assemblies and Anchorages —performance and equipment requirements to provide effective occupant protection by restraint and reducing the probability of failure.
The following FMVSS do not apply to our vehicles, but we are incorporating the applicable components of the standards for additional safety performance:

•	Tire Pressure Monitoring System —performance requirements to warn the driver of significant under-inflation of tires resulting in safety problems;

•	Roof Crush Resistance —strength requirements for the occupant roof to prevent crushing of the roof into the occupant compartment in rollover crashes;

•
Electromagnetic Compatibility and Interference—
electrical noise requirements to prevent the high voltage wiring and components from interfering with the daily operation of other electronic devices; and

•	Crash Tests for High-Voltage and Hydrogen Fuel System Integrity— preventing electric shock from high voltage systems and fires that result from fuel spillage during and after motor vehicle crashes.
We are also planning to engineer and build vehicles to be in compliance with the Canadian Motor Vehicle Safety Standards, or the CMVSS, which consist of some requirements that are similar to FMVSS.
In addition to the FMVSS requirements for heavy-duty vehicles, we also design our vehicles to meet the requirements of the Federal Motor Carrier Safety Administration, or the FMCSA, which has requirements for the truck and fleet owners. We also design to meet the requirements set forth in the Federal Motor Carrier Safety Regulations, or the FMCSR, pertaining to the safety of the driver during operation of the vehicle.

There are numerous FMCSR that apply to our vehicles. Examples of these requirements include:

•	Step, Handhold and Deck Requirements —performance and equipment requirements to enhance the safety for entry, egress, and back of cab access of a heavy-duty vehicle.

•	Auxiliary Lamps —performance and placement requirements for lamps in addition to lamps that meet the requirements of FMVSS 108 Lamps, Reflective Devices and Associated Equipment.

•	Speedometer —performance and accuracy requirement for equipment indicating the vehicle speed. This includes both digital and analog displays.
We are also required to comply with other NHTSA requirements and federal laws administered by NHTSA, including early warning reporting requirements regarding warranty claims, field reports, death and injury reports, foreign recalls, and owner’s manual requirements.
The vehicles we will offer for sale in Europe are subject to United Nations Economic Commission Europe, or UNECE, safety testing regulations. Many of those regulations, referred to as European Union Whole Vehicle Type Approval, or WVTA, are different from the federal motor vehicle safety standards applicable in the U.S. and may require redesign and/or retesting. Our BEV and FCEV trucks are designed to meet specific NHTSA type approvals and we will commence with testing our vehicles for the WVTA and following European type approval-process to assure compliance with the UNECE requirements.
We have found there are UNECE compliance requirements and UN Global Technical Regulations, or GTRs, applicable to heavy-duty vehicles in Europe, which have not been developed for heavy-duty vehicles by NHTSA or FMCSA. We have implemented the UNECE standards for additional safety during driving operation. The following are some UNECE standards and GTR applied to our BEV and FCEV trucks.

•
Electromagnetic Compatibility
 & Interference
—performance requirements for the prevention and interference of electromagnetic radiation which may cause disturbances in the drivability of the vehicles and other vehicles in the area.

•	Lane Departure Warning System —performance and testing requirements for a system that warns the driver of an unintentional drift of the vehicle out of its travel lane.

•	Electric Vehicle Safety— performance and testing requirements for BEVs during in-use and post-crash.

•	Hydrogen Fuel Cell Vehicle Safety —performance and testing requirements for FCEV during in-use and post-crash.
Our BEV and FCEV trucks consist of many electronic and automated components and systems. Our vehicles are designed to comply with the International Standards Organization’s, or the ISO, Functional Safety Standard. This standard addresses the integration of electrical systems and software and identifies the possible hazards caused by malfunctioning behavior of the safety-related electrical or electronic systems, including the interaction of these systems.
EPA and CARB GHG Emissions & Agency Approvals
The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the EPA and a California Executive Order issued by CARB concerning emissions for our vehicles. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards and an Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. CARB sets the California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California. States that have adopted the California standards as approved by EPA also recognize the Executive Order for sales of vehicles. There are currently four states which have adopted the California standard for heavy-duty vehicles.

CARB has implemented a Zero Emissions Powertrain rule in which manufacturers may optionally certify their powertrain. Beginning in 2023, vehicles will be required to have a certified powertrain in order to qualify for funding from the HVIP. We anticipate certifying our powertrain to this standard beginning with our 2023 model year BEV.
The GHG Rule was incorporated into the Clean Air Act on August 9, 2011. Since our vehicles have zero-emissions,
we are required to seek an EPA Certificate of Conformity for the GHG Rule, and a CARB Executive Order for the CARB Heavy Duty Zero Emissions Vehicle Rule. We received the Certificate of Conformity followed by an Executive Order for sales of our BEV during 2021.
Battery Safety and Testing Regulation
Our vehicles are designed to ISO standards for electrically-propelled vehicles in vehicle operational safety specifications and connecting to an external power supply. Additionally, we are incorporating other ISO battery system standards in our vehicles.
Some of these standards include:

•	Conductive Charging —for on board charge electromagnetic requirements;

•	Battery Pack Enclosure Protection —degrees of protection of the electrical equipment within an enclosure from the effects due to the ingress of water; and

•	Testing Lithium-ion Traction Battery Packs and Systems —safety performance requirements during a variety of testing, such as vibration, thermal cycling, overcharge, and loss of thermal control.
Our battery pack conforms with mandatory regulations governing the transport of “dangerous goods,” which includes lithium-ion
batteries that may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, or the PHMSA, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations, and related UN Manual Tests and Criteria. The regulations vary by mode of transportation when these items are shipped by ocean vessel, rail, truck, or by air.
We are designing our battery packs to meet the compliance requirements of the UN Manual of Tests and Criteria demonstrating our ability to ship the vehicles and battery packs by any transportation method.
These tests include:

•	Altitude simulation —simulating air transport;

•	Thermal cycling —assessing cell and battery seal integrity;

•	Vibration —simulating vibration during transport;

•	Shock —simulating possible impacts during transport;

•	External short circuit —simulating an external short circuit; and

•	Overcharge —evaluating the ability of a rechargeable battery to withstand overcharging. The cells in our battery packs are composed mainly of lithium-ion.
In addition, our battery packs include packaging for the
lithium-ion
cells. This packaging includes trace amounts of various hazardous chemicals whose use, storage and disposal is regulated under federal law.
GHG Emissions Credits—U.S. Environmental Protection Agency
In connection with the delivery and placement into service of our vehicles under the GHG Rule, we will earn tradable credits that under current laws and regulations can be sold. Under the EPA’s GHG Rule, each BEV earns a credit multiplier of 4.5 and each FCEV earns a credit multiplier of 5.5 for use in the calculation of emission credits. Commercial vehicle manufacturers are required to ensure they meet the nitrogen oxide emission standard for each type of vehicle produced. This emission standard continues to lower the emission requirement over time, increasing the difficulty for conventional diesel vehicles to meet the standard. Until technology catches up for commercial vehicles, manufacturers of diesel trucks will need to purchase GHG credits to cover their emission deficit. The GHG Rule provides the opportunity for the sale of excess credits to other manufacturers who apply such credits to comply with these regulatory requirements. Furthermore, the regulation does not limit the number of BEV and FCEV credits sold within the same commercial vehicle categories.
GHG Emissions Credits—California Air Resources Board
California also has a GHG emissions standard which follows very closely to the EPA GHG Emissions Standard. The delivery and placement into service of our zero-emission
vehicles in California under the GHG Rule will earn us tradable credits that can be sold. Under CARB GHG regulations, each BEV will also earn a credit multiplier of 4.5 and each FCEV will earn a credit multiplier of 5.5 for use in the calculation of emission credits. Commercial vehicle manufacturers are required to ensure they meet the nitrogen oxide emission standard for each type of vehicle produced. This emission standard continues to lower the emission requirement over time, increasing the difficulty for conventional diesel vehicles to meet the standard.
Until technology catches up for commercial vehicles, manufacturers of diesel trucks will need to purchase GHG credits to cover their emission deficit. The California timeline for reaching very low GHG emissions is more aggressive than the EPA. Commercial vehicle manufacturers will look to cover their emission deficits first for California. The GHG Rule provides an opportunity for the sale of excess credits to other manufacturers who apply such credits to comply with these regulatory requirements. Furthermore, the regulation does not limit the number of BEV and FCEV credits sold within the same commercial vehicle categories.
Examples of other potential incentive and grant programs that either we or our customers can apply for include:

•
Low Carbon Fuel Standard
—
The Low Carbon Fuel Standard was initially developed in California and is quickly gaining traction in other jurisdictions around the world. The goal is to reduce the well-to-wheel
carbon intensity of fuels by providing both mandated reduction targets as well as tradeable/sellable credits.

•
Purchase Incentives
—
Both California and New York have active programs that provide “cash on the hood” incentives to customers that purchase zero-emission
vehicles. In California, the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project incentives reach as high as $165,000 for a Class 8 BEV and $315,000 for a Class 8 FCEV, and for the New York Truck Voucher Incentive Program NYTVIP, as high as $185,000 for a Class 8 BEV. Other states are considering developing similar programs.

•
Grant Programs
—
Government entities at all levels from federal, including DOE, state, (for example, CARB), local (for example, North Texas Council of Governments), have grant programs designed to increase and accelerate the development and deployment of zero-emission
vehicles and infrastructure technologies.

Strategic Collaborations
Commercial Letter with Nimbus, a Bosch entity
On March 2, 2020, we entered into a Commercial Letter Agreement with Nimbus, or the Nimbus Commercial Letter Agreement. Under the Nimbus Commercial Letter Agreement, we may select an autonomous driving software and hardware package to be used on our trucks from any company, but we agreed to use Nimbus’ affiliates’ autonomous driving components on our autonomy-equipped trucks, subject to certain pricing, quality, functionality, reliability deliverability and availability conditions.

Pursuant to the Nimbus Commercial Letter Agreement, we are obligated to receive a quantity of services, including inverter and fuel cell power module development and system integration services, that result in a minimum payment to Nimbus and its affiliates. We also agreed to negotiate in good faith toward a supply agreement with Nimbus, or an affiliate of Nimbus, for inverter development, fuel cell power module development and part supply. If Nimbus is not able to meet certain product specifications, delivery timelines, production quantities, efficiencies, pricing and prototypes within 30 days of receipt of a project proposal from us, after which time, we may source inverters from other suppliers.
European Alliance Agreement with CNHI/Iveco
On February 28, 2020, we entered into the Amended and Restated European Alliance Agreement with Iveco and, solely with respect to sections 9.5 and 16.18, CNHI, or the European Alliance Agreement, whereby us and CNHI/Iveco agreed to establish an entity for the purposes of developing and manufacturing BEV and FCEV trucks in Europe. Pursuant to the European Alliance Agreement, we will each contribute equal amounts of cash and in-kind
contributions necessary for each party to subscribe to 50% of the capital stock of the entity contemplated by the agreement, and the entity will be funded in accordance with the business plan through the contributions made by each party. CNHI shall also have the right to negotiate a license to use certain of our intellectual property in Europe for applications outside the entity.
Such entity, Nikola Iveco Europe Gmbh, or Nikola Iveco JV, was established in April 2020. On April 9, 2020, a series of agreements was entered into among us, Iveco and Nikola Iveco JV, including an Iveco Technology License Agreement, a Nikola Technology License Agreement, a European Supply Agreement and a North America Supply Agreement. Under the Iveco Technology License Agreement, Iveco granted Nikola Iveco JV a nonexclusive, royalty-free license under Iveco IP to deploy, through the term of the European Alliance Agreement, BEV and FCEV trucks in Europe. Under the Nikola Technology License Agreement, we granted Nikola Iveco JV a nonexclusive, royalty-bearing license under our intellectual property to deploy, through the term of the European Alliance Agreement, BEV and FCEV trucks in Europe.
Under the European Supply Agreement, Nikola Iveco JV was granted certain exclusive rights by Iveco to produce and supply BEV and FCEV trucks to Iveco in Europe, and under the North American Supply Agreement, Nikola Iveco JV was granted certain exclusive rights by us to produce and supply BEV and FCEV trucks to us in North America. The European Supply Agreement runs concurrent with the term of the European Alliance Agreement. The North America Supply Agreement terminates upon the earlier of December 31, 2024 or the occurrence of certain other events, including two years following the date we begin manufacturing BEV and FCEV trucks in North America.
The initial term of the European Alliance Agreement expires on December 31, 2030, with automatic renewals of ten year periods unless terminated by either party with written notice received by the non-terminating
party no later than December 31, 2029 for the initial term and no later than the end of the 7th year of any subsequent term.
CNHI Services Agreement with CNHI/Iveco
On September 3, 2019, we entered into the CNHI Services Agreement with CNHI and Iveco in conjunction with our Series D preferred stock financing. As a result of this agreement, we issued to Iveco 25,661,448 shares of Series D preferred stock in exchange for a license valued at $50.0 million pursuant to an
S-WAY
Platform and Product Sharing Agreement, $100.0 million
in-kind
services, pursuant to a Technical Assistance Service Agreement, or the Technical Assistance Service Agreement, and $100.0 million in cash. The CNHI Services Agreement may be terminated by mutual agreement of the parties, or at the election of a non-breaching
party upon the breach by the other of the CNHI Services Agreement, the
S-WAY
Platform Product Sharing Agreement, or the Technical Assistance Service Agreement if such breach has not been cured within thirty days of receipt of written notice. The CNHI Services Agreement may also be terminated upon bankruptcy or insolvency proceedings against us or CNHI/Iveco. Under the
S-WAY
Platform and Product Sharing Agreement, we were granted a nonexclusive license to Iveco’s intellectual property, technology and designs related to its latest European heavy-duty truck platform, or the
S-WAY.
The license does not contain any power train related components, as we plan to use our proprietary electric drive system, but does include access to the semi-articulated and articulated versions of the
S-WAY
in the 4x2, 6x2 and 6x4 variants. The license also gives us access to Iveco’s parts and suppliers list related to the
S-WAY
and bears a seven-year royalty from the start of production of 1.25% on FCEV trucks and 1.00% on BEV trucks that incorporate a material portion of such licensed technology. This license agreement will continue in effect until terminated by mutual agreement of the parties, a non-curable
breach has occurred or a bankruptcy related event of either party.
Master Agreement with Anheuser-Busch
On February 22, 2018, we entered into the Master Agreement—Tractors with AB, or the Master Agreement, whereby AB agreed to lease from us hydrogen fueled tractors and related equipment to be used by AB for transportation and related services at certain AB locations. Pursuant to the Master Agreement, we will provide maintenance and repairs for the leased equipment. The term of the Master Agreement commenced January 1, 2018, and remains available to cover future leases between the parties unless terminated by either party if either party defaults and fails to cure such default within thirty days, or unless terminated by AB with three hundred sixty days prior written notice to us.
Supply Agreement with Nel
On June 28, 2018, we entered into the Supply Agreement for electrolyzers with Nel, or the Supply Agreement, whereby we agreed to purchase electrolyzers from Nel. Pursuant to the Supply Agreement, we will source electrolyzers and station equipment exclusively from Nel in connection with the development and implementation of on-site
hydrogen production and dispensing stations. Our obligation to source electrolyzers from Nel expires on the date upon which enough electrolyzers have been ordered to produce a specified amount of hydrogen per day; the terms of the Supply Agreement remain in effect for five years following that date, unless terminated for default by either party (with such default subject to cure within sixty days).
Hydrogen Purchase Agreement with WVR
On June 22, 2021, we entered into the Hydrogen Sale Purchase Agreement with WVR pursuant to which we agreed to purchase hydrogen from the Plant being developed by WVR. The Hydrogen Purchase Agreement has an initial term ending on the later of (i) twelve years after WVR commences construction of the Plant, or (ii) ten years after the commercial operation date, which is the date the Plant has completed all construction, testing, permitting and start-up
as is required to be available, without restrictions, to produce and deliver hydrogen meeting the specifications provided in the Hydrogen Purchase Agreement on a commercial basis. The Hydrogen Purchase Agreement automatically renews for five year terms ending on December 31 of each year, unless terminated by either party with 180 days’ prior written notice.
In connection with the Hydrogen Purchase Agreement, on June 22, 2021, we also entered into a Membership Interests Purchase Agreement with WVR and the WVR Sellers, pursuant to which, subject to the terms and conditions therein, we purchased a 20% equity interest in WVR in exchange for $25 million in cash and 1,682,367 shares of our common stock. Pursuant to the MIPA, we will also pay the WVR Sellers an amount equal to the total economic benefit (as defined in the MIPA) received by us, minus the economic benefit actually received or realized by us that is greater than an agreed-upon threshold in the event any environmental, clean energy, low-carbon,
production, or similar tax credits newly created pursuant to any federal or state legislation is adopted between the closing date and the first anniversary of the closing date and arising from the generation or production of hydrogen or hydrogen power in the manner contemplated by WVR for the designing, developing, building and operation of the Plant results in an economic benefit us as a member of WVR.

In addition, on June 22, 2021, we and the WVR Sellers entered into a Second Amended and Restated Limited Liability Company Agreement of WVR, pursuant to which, among other things, we, in our sole discretion, obtained the right to own up to 20% of the entity to which WVR will transfer ownership of the hydrogen gas turbine to be part of the Plant, without further consideration paid therefore, subject to mutual agreement among us and the WVR Sellers with respect to the terms of governance and restrictions on transfer of equity.
Legal Proceedings
For a description of our material pending legal proceedings, see Legal Proceedings in Note 14, Commitments and Contingencies, to our audited consolidated financial statements and related notes included elsewhere in this prospectus.

MANAGEMENT
Executive Officers and Directors
Our executive officers and directors and their ages as of March 2, 2022 are as follows:

Name	Age	Position
Executive Officers
Mark A. Russell	59	President, Chief Executive Officer and Director
Kim J. Brady	58	Chief Financial Officer
Pablo M. Koziner	49	President, Energy & Commercial
Joseph R. Pike	40	Chief Human Resources Officer
Britton M. Worthen	48	Chief Legal Officer and Secretary

Non-Employee Directors
Stephen J. Girsky (3)	59	Chairman of the Board
Lynn Forester de Rothschild (3)	67	Director
Sooyean Jin (a.k.a. Sophia Jin) (1)	43	Director
Michael L. Mansuetti (1)	56	Director
Gerrit A. Marx (2)	46	Director
Mary L. Petrovich (2)	59	Director
Steven M. Shindler (1)	59	Director
Bruce L. Smith (3)	59	Director
DeWitt C. Thompson, V (2)	49	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the sustainability, nominating and corporate governance committee.
Executive Officers
Mark A. Russell.
Mr. Russell has served as our President and Chief Executive Officer and a member of our board of directors since June 2020. Prior to that, Mr. Russell served as President of Legacy Nikola from February 2019 to June 2020 and as a member of Legacy Nikola’s board of directors from July 2019 to June 2020. From August 2018 to February 2019, Mr. Russell explored new opportunities. Prior to that, Mr. Russell served as President and Chief Operating Officer of Worthington Industries (NYSE: WOR), a diversified metals manufacturing company, from August 2012 to August 2018. Mr. Russell received a B.I.S. in integrated studies from Weber State University and a juris doctor from Brigham Young University. We believe Mr. Russell is qualified to serve on our board of directors due to his extensive leadership and management experience at various public and private companies, including his experience serving as our President and Chief Executive Officer.
Kim J. Brady.
Mr. Brady has served as our Chief Financial Officer since June 2020, and prior to that, served as Chief Financial Officer and Treasurer of Legacy Nikola from November 2017 to June 2020. Prior to joining Legacy Nikola, Mr. Brady served as senior managing director and partner of Solic Capital Management, LLC, a middle market financial advisory and principal investment firm, from 2012 to October 2017. Mr. Brady was co-head
of Solic’s Special Situations Fund that invested across all levels of capital structure. Mr. Brady received a bachelor of science degree in management, finance and accounting from Brigham Young University and an MBA from Northwestern University’s Kellogg Graduate School of Management.
Pablo M. Koziner
. Mr. Koziner has served as President of Energy & Commercial since December 2020. Prior to joining us, Mr. Koziner served in various capacities at Caterpillar Inc., a leading manufacturer of construction and mining equipment, from 2015 to March 2020, including as President of Solar Turbines, Vice President of Electric Power, and in various roles in North and South America leading dealer relations. Mr. Koziner received a bachelor’s degree in political science and a juris doctor from Boston College.

Joseph R. Pike.
Mr. Pike has served as our Chief Human Resources Officer since June 2020, and prior to that, served as Legacy Nikola’s Chief Human Resources Officer from January 2018 to June 2020. Prior to joining Legacy Nikola, Mr. Pike served in various human resources positions at Vista Outdoor Inc. (NYSE: VSTO), an outdoor sports and recreational products company, including as senior director of talent and as director of leadership and organizational development from June 2015 to January 2018. At H.J. Heinz Company, a food processing company which is now a part of Kraft Heinz Co (Nasdaq: KHC), Mr. Pike served in various capacities from March 2013 to June 2015, including as human resources business partner, head of talent management and organizational effectiveness and associate director of performance. Mr. Pike received a bachelor’s degree in communications from Brigham Young University and a master’s degree in public administration from the Brigham Young University Marriott School of Management.
Britton M. Worthen.
Mr. Worthen has served as our Chief Legal Officer and Secretary since June 2020, and prior to that, served as Legacy Nikola’s Chief Legal Officer and Secretary from October 2015 to June 2020. Prior to joining Legacy Nikola, Mr. Worthen was a partner at Beus Gilbert McGroder PLLC, a law firm, from May 2000 to September 2015. Mr. Worthen received a bachelor’s degree in Asian studies from Brigham Young University and a juris doctor from University of Michigan Law School.
Non-Employee
Directors
Stephen J. Girsky.
Mr. Girsky, our Chairman of the board of directors, served as President, Chief Executive Officer and a director of VectoIQ from January 2018 to June 2020 and continues to serve on our board of directors following the completion of the Business Combination. Mr. Girsky is a Managing Partner of VectoIQ, LLC, an independent advisory and investment firm based in New York. Mr. Girsky served in a number of capacities at General Motors Company (NYSE: GM), a vehicle manufacturer, or General Motors, from November 2009 until July 2014, including Vice Chairman, having responsibility for global corporate strategy, new business development, global product planning and program management, global connected consumer/OnStar, and GM Ventures LLC, global research & development and global purchasing and supply chain. Mr. Girsky also served on General Motors’ board of directors following its emergence from bankruptcy in June 2009 until June 2016. Mr. Girsky currently serves on the board of directors of Brookfield Business Partners Limited, the general partner of Brookfield Business Partners, L.P. (NYSE: BBU; TSX BBU.UN), a private equity company. Mr. Girsky received a bachelor of science degree in mathematics from the University of California, Los Angeles and an M.B.A. from Harvard University. We believe Mr. Girsky is qualified to serve on our board of directors due to his extensive leadership and business experience, including his experience as a director of numerous public companies, together with his background in finance and public company governance.
Lynn Forester de Rothschild.
Ms. de Rothschild serves as a
co-founding
and managing partner of Inclusive Capital Partners, an investment manager, since 2000. Ms. de Rothschild also serves as the Chair of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture, financial services, and real estate worldwide, where she served as Chief Executive Officer from June 2003 until August 2020. Since 2000, Ms. de Rothschild also serves as a member of the board of directors and currently serves on the nominating and environmental social governance committee of Estee Lauder Companies Inc. (NYSE: EL), an American multinational manufacturer and marketer of skincare, makeup, fragrance and hair care products. Ms. de Rothschild has also served as a director of The Economist Newspaper Limited, a media company, as well as the board of directors of Gulfstream, General Instrument, Weather Central and Bronfman-Rothschild. Ms. de Rothschild serves on the board and executive committee of The Peterson Institute for International Economics, an American think tank based in Washington, D.C. Ms. de Rothschild also serves as the founder and chair of the Coalition for Inclusive Capitalism, a global non-profit
organization that works with leaders to make capitalism inclusive and its benefits more widely and equitably shared, and as the founder and co-chair
of the Council for Inclusive Capitalism. Ms. de Rothschild holds a bachelor’s degree from the Pomona College and a J.D. from Columbia University. We believe Ms. de Rothschild is qualified to serve on our board of directors due to her extensive business experience and experience serving on public company boards, including serving on nominating and environmental and social governance committees.

Sooyean (Sophia) Jin.
Ms. Jin has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from May 2019 to June 2020. Ms. Jin has served as senior director of venture investments of Hanwha Holdings USA, an investment-supporting organization for Hanwha affiliates pursuing strategic investments and M&A activities within North America, since January 2019, and served as director of venture investment of Hanwha Holdings USA from January 2018 to December 2018. Prior to that, Ms. Jin held various positions at Hanwha Q CELLS America Inc., a global solar cell and module manufacturer, including director of corporate planning from July 2013 to June 2015 and director and head of marketing from July 2015 to December 2017. Ms. Jin received a bachelor’s degree in business administration from Seoul National University and an M.B.A. from the Stanford University Graduate School of Business. We believe Ms. Jin is qualified to serve on our board of directors due to her extensive experience with renewable energy companies.
Michael L. Mansuetti.
Mr. Mansuetti has served as a member of our board of directors since June 2020, and prior to that, a member of the board of directors of Legacy Nikola from September 2019 to June 2020. Since July 2012, Mr. Mansuetti has been the President of Robert Bosch LLC, an automotive component supply company. Mr. Mansuetti received a bachelor of science degree in mechanical engineering from Clemson University. We believe Mr. Mansuetti is qualified to serve on our board of directors due to his expertise in advanced manufacturing, operations, and management and extensive leadership experience.
Gerrit A. Marx.
Mr. Marx has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from September 2019 to June 2020. Mr. Marx has served as Chief Executive Officer of Iveco Group N.V. since January 2022 and as Chief Executive Officer of Iveco since January 2019, a commercial goods manufacturing company, and as President of commercial and specialty vehicles of CNHI (Nasdaq: CNHI), an industrial goods manufacturing company, from January 2019 until December 2021. Prior to joining CNHI, Mr. Marx served as an operating partner at Bain Capital, a global private equity firm, from December 2012 to December 2018. Mr. Marx served as interim Chief Executive Officer of Wittur Holding GmbH, an elevator component manufacturing company, from May 2017 to March 2018 and as interim President of power tools of Apex Tool Group, LLC, a hand and power tool manufacturing company, from November 2014 to April 2015. Mr. Marx received a master of engineering equivalent in mechanical engineering and an M.B.A. equivalent from RWTH Aachen University, Germany, and a doctorate in business administration from Cologne University, Germany. We believe Mr. Marx is qualified to serve on our board of directors due to his extensive experience in the automobile industry as well as his experience in finance.
Mary L. Petrovich
.
Ms. Petrovich has served as a member of our board of directors since December 2020. She has served as an operating executive at the Carlyle Group, a global asset management company, since June 2011, and as an advisor to American Security Partners, a private equity firm, since September 2013. Ms. Petrovich served in various capacities at AxleTech International, a supplier of off-highway
and specialty vehicle drive train systems and components, as Executive Chair from December 2014 through July 2019, following its acquisition by General Dynamics, as General Manager from 2008 to 2011, and as Chairman and Chief Executive Officer, from 2001 to 2008. Ms. Petrovich has served on the board of directors of Woodward, Inc. (Nasdaq: WWD), a designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets, since 2002. Ms. Petrovich served as a director of WABCO Holdings Inc. (NYSE: WBC), a global supplier of electronic, mechanical, electro-mechanical and aerodynamic products for manufacturers of commercial trucks, buses and trailers, and passenger cars, from November 2011 to December 2018. Ms. Petrovich also serves as chairman of the board of DealerShop, North America’s largest buying group for car dealers and a private company, and Traxen, a private company focused on developing useful combination of technologies to promote safe driving, efficient fuel use and to provide beneficial and actionable big data to heavy-duty trucking industry. Ms. Petrovich received a bachelor’s degree in engineering from the University of Michigan, and an M.B.A. from Harvard University. We believe Ms. Petrovich is qualified to serve on our board of directors due to her extensive experience in the automotive industry, and in particular, the trucking industry.

Steven M. Shindler.
Mr. Shindler has served as a member of our board of directors since September 2020. He served as Chief Financial Officer of VectoIQ from January 2018 through the completion of the Business Combination. Mr. Shindler is a director of NII Holdings, Inc., a holding company that previously owned providers of wireless communication services under the Nextel brand in Latin America. Mr. Shindler served as Chief Executive Officer of NII from 2012 to August 2017 as well as from 2000 to 2008. Mr. Shindler guided NII through a financial restructuring that included sales of its core businesses in Mexico, Peru, Argentina and Chile, as well as a voluntary petition seeking relief under Chapter 11 of the U.S. Bankruptcy Code in September 2014, where he continued in the Chief Executive Officer role following its emergence from bankruptcy in June 2015. Mr. Shindler served as Executive Vice President and Chief Financial Officer of Nextel Communications, Inc., a wireless service operator, from 1996 to 2000. Prior to joining Nextel, Mr. Shindler was Managing Director of Communications Finance at The Toronto Dominion Bank. Mr. Shindler is also a founding partner of RIME Communications Capital, a firm that has invested in early stage media, tech and telco companies. Mr. Shindler received a bachelor of arts degree in economics from the University of Michigan and an M.B.A. from Cornell University. We believe Mr. Shindler is qualified to serve on our board of directors due to his corporate financial management and strategic planning experience, including financial and operational knowledge and experience.
Bruce L. Smith
.
Mr. Smith has served as a member of our board of directors since November 2020. He has served as Chairman and Chief Executive Officer of Detroit Manufacturing Systems LLC, a Tier 1 component manufacturer for global automotive brands, since July 2018. Prior to joining Detroit Manufacturing Systems LLC, Mr. Smith served as President and Chief Executive Officer of BTM Company, a global leader of precision engineered tooling and production equipment, from July 2015 to July 2018. Mr. Smith also served as President and Chief Executive Officer of Elyria & Hodge Foundries, a company that produces complex gray and ductile iron castings, from April 2009 to July 2015, President and Chief Operating Officer of Guilford Mills, a high-tech performance fabrics supplier, from May 2005 to April 2009, President and Chief Executive Officer of Piston Group, an automotive supplier, from 2003 to 2005, and President and Chief Operating Officer of United Plastics Group, an international plastics manufacturer, from 2001 to 2003. Mr. Smith received a bachelor’s degree in mechanical engineering from Carnegie Mellon University, and an M.B.A. from Harvard University. We believe Mr. Smith is qualified to serve on our board of directors due to his extensive experience in the manufacturing industry.
DeWitt C. Thompson, V.
Mr. Thompson has served as a member of our board of directors since June 2020, and prior to that, a member of Legacy Nikola’s board of directors from July 2017 to June 2020. Mr. Thompson has served as Chairman and Chief Executive Officer of Thompson Machinery Commerce Corporation, a Caterpillar distributor in Tennessee and Mississippi, servicing heavy machinery, on-highway
trucks, and power systems, since 1995. He has also served as Chairman for Aries Clean Energy since April 2010. Mr. Thompson founded PureSafety in 1999 and served as Chairman until the purchase of that company by Underwriters Laboratories in 2011. Mr. Thompson is also an owner and director of the Nashville Predators and sits on the board of directors for Wealth Access. He received a bachelor of science degree from the engineering school at Vanderbilt University. We believe Mr. Thompson is qualified to serve on our board of directors due to his extensive experience in renewable energy and machinery.
Board Composition
Our business and affairs are organized under the direction of our board of directors. Our board of directors consists of ten members. The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling, and direction to management. Our board of directors meets on a regular basis and additionally as required.
Our board of directors was previously divided into three classes, each serving a staggered, three-year term. Pursuant to an amendment to our Bylaws approved by our board of directors in April 2021, our board of directors was declassified. Our board of directors consists of, Mark A. Russell, Stephen J. Girsky, Lynn Forester de Rothschild, Sooyean (Sophia) Jin, Michael L. Mansuetti, Gerrit A. Marx, Mary M. Petrovich, Steven M.

Shindler, Bruce L. Smith, and DeWitt C. Thompson, V, each of who shall serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified. Mr. Girsky serves as Chairman of our board of directors.
At each annual meeting of stockholders, ten directors will be elected to serve from the time of election and qualification until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.
Director Independence
Our board of directors determined that each of our directors, other than Mark A. Russell, qualifies as an independent director, as defined under the Nasdaq listing rules, and our board of directors consists of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq listing rules relating to director independence requirements. There are no family relationships among any of our directors or executive officers. In addition, our board of directors considered the fact that Messrs. Girsky and Shindler served as President and Chief Executive Officer and Chief Financial Officer, respectively, of VectoIQ, our predecessor company prior to the business combination with Legacy Nikola on June 3, 2020, and in such respective capacities, participated in the preparation of financial statements of VectoIQ, but did not participate in the preparation of Legacy Nikola’s financial statements. Based on advice from Nasdaq, our board of directors determined that Messrs. Girsky and Shindler qualify as independent directors.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee in 2021, which included Mary L. Petrovich, Gerrit A. Marx, Bruce L. Smith and DeWitt C. Thompson, V, was at any time during 2021 or at any other time an officer or employee of ours. Other than disclosed below under the heading “Certain Relationships and Related Party Transactions,” no member of our compensation committee had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Role of the Board of Directors in Risk Oversight/Risk Committee
One of the key functions of our board of directors is informed oversight of our risk management process.
Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and the audit committee has the responsibility to consider and discuss major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee also assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
In connection with the closing of the Business Combination, our board of directors established an audit committee, a compensation committee, and a sustainability, nominating and corporate governance committee and adopted a charter for each of these committees, which complies with the applicable requirements of the Nasdaq listing rules. We intend to comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee
Our audit committee consists of Steven M. Shindler, Sooyean (Sophia) Jin and Michael L. Mansuetti. Our board of directors has determined that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule
10A-3
under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, our board of directors examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
Mr. Shindler serves as the chair of the audit committee. Our board of directors determined that Mr. Shindler qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the board of directors considered Mr. Shindler’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing our financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the effectiveness of our internal audit function;

•	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•
obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•	monitoring the rotation of our independent auditor’s lead audit and concurring partners and the rotation of other audit partners as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•
reviewing our annual and quarterly financial statements and reports, including the disclosures contained in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy, and effectiveness of our financial controls and critical accounting policies;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•
reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•	reviewing and evaluating the audit committee charter biennially and recommending any proposed changes to the board of directors.
The composition and function of the audit committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation Committee
Our compensation committee consists of Gerrit A. Marx, DeWitt C. Thompson, V and Bruce L. Smith.
Mr. Marx serves as the chair of the compensation committee. Our board of directors has determined that each of the members of the compensation committee is a non-employee
director, as defined in Rule
16b-3
promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq. The functions of the committee include, among other things:

•	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of our executive officers;

•	reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•
making recommendations to the board of directors regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors;

•	reviewing and making recommendations to the board of directors regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering our equity incentive plans, to the extent such authority is delegated by the board of directors;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensation, perquisites and special or supplemental benefits for our executive officers;

•
reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the compensation committee charter biennially and recommending any proposed changes to the board of directors.

The composition and function of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Sustainability, Nominating and Corporate Governance Committee
Our sustainability, nominating and corporate governance committee consists of Lynn Forester de Rothschild, Stephen J. Girsky and Mary L. Petrovich. Our board of directors has determined that each of the members of our sustainability, nominating and corporate governance committee satisfies the independence requirements of Nasdaq. Mr. Girsky serves as the chair of our sustainability, nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the board of directors;

•	evaluating the performance of the board of directors, committees of the board of directors and individual directors and determining whether continued service on the board of directors is appropriate;

•	evaluating nominations by stockholders of candidates for election to the board of directors;

•	evaluating the current size, composition and organization of the board of directors and its committees and making recommendations to the board of directors for approvals;

•	developing a set of corporate governance policies and principles and recommending to the board of directors any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying and bringing to the attention of the board of directors current and emerging corporate governance trends;

•
discussing with management, as appropriate, the policies, programs, practices, and reports concerning environmental and social governance, including sustainability, environmental protection, community and social responsibility and human rights; and

•	reviewing periodically the sustainability, nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the board of directors.
The composition and function of the sustainability, nominating and corporate governance committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the Delaware General Corporation Law, or the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

•
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers
Our board of directors adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The board of directors also adopted a Code of Ethics for Senior Financial Officers, or the Code of Ethics, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or person performing similar functions identified by the board of directors and other key management employees. The Code of Conduct is available on our website at www.nikolamotor.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The audit committee of the board of directors is responsible for overseeing the Code of Conduct and the Code of Ethics and must approve any waivers of the Code of Conduct for employees, executive officers and directors and the Code of Ethics for senior financial officers. We expect that any amendments to the Code of Conduct and Code of Ethics, or any waivers of their requirements, will be disclosed on our website.
2021 Director Compensation
The discussion below relates to the compensation of our
non-employee
directors for the fiscal year ending December 31, 2021.
Our
non-employee
director compensation program is designed to provide competitive compensation and to reward directors solely in the form of stock-based compensation to align the interests of directors with the interests of stockholders. Compensation consists of an annual grant of a restricted stock unit award under our 2020 Stock Plan, with a grant date fair market value of $200,000, which vests in full on the first anniversary of such grant date, subject to continued service through such vesting date. In addition, each committee chair is awarded an annual grant of RSUs with a grant date fair market value of $10,000, to vest in full on the first anniversary of such grant date, subject to continued service through such vesting date. The chairman of our board of directors is awarded an annual grant of RSUs with a grant date fair market value of $350,000, to vest in full on the first anniversary of such grant date, subject to continued service through such vesting date.

Role	Cash Retainer $	Equity Retainer $	Special Equity Retainer $	Total Compensation $
Chairman of the Board of Directors	—	200,000	150,000	350,000
Chair of a Committee	—	200,000	10,000	210,000
Director	—	200,000	—	200,000
Grants of RSUs under the
non-employee
director compensation program are granted annually concurrent with grants made to our named executive officers, with the number of shares subject to such annual RSU grant based upon the average closing stock price of our common stock over the
21-trading
days prior to the grant date.
Compensation under the director compensation program is subject to the annual limits on non-employee
director compensation set forth in our 2020 Stock Plan. In addition, each equity award granted to eligible directors under the director compensation program will vest in full immediately prior to the occurrence of a change in control (as defined in our 2020 Stock Plan) to the extent outstanding at such time, subject to continued service through the closing of such change in control.
We reimburse our
non-employee
directors for their reasonable
out-of-pocket
costs and travel expenses in connection with their attendance at board and committee meetings. Employee directors do not receive any compensation for service as a member of our board of directors.
The following table shows certain information with respect to the compensation of our non-employee
directors during the fiscal year ended December 31, 2021. The number of RSUs granted was determined by dividing the target grant value by the average closing stock price over the
21-trading
days prior to the date of grant.

Name	Fees earned or paid in cash ($)	Stock awards ($) (1)	All other compensation ($)	Total ($)
Stephen J. Girsky	—	327,230	—	327,230
Sooyean (Sophia) Jin	—	186,990	—	186,990
Michael L. Mansuetti	—	186,990	—	186,990
Gerrit A. Marx	—	196,347	—	196,347
Mary L. Petrovich	—	186,990	—	186,990
Steven M. Shindler	—	196,347	—	196,347
Bruce L. Smith	—	186,990	—	186,990
DeWitt C. Thompson, V	—	186,990	—	186,990
Jeffrey W. Ubben	—	196,347	—	196,347

(1)
Amounts represent the aggregate fair value of the RSUs computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for financial reporting purposes, rather than amounts paid to or realized by the named individual. See the notes to our audited consolidated financial statements and related notes that are included elsewhere in this prospectus for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.

The following table sets forth the aggregate number of shares of common stock underlying RSUs outstanding on December 31, 2021:

Name	Number of shares
Stephen J. Girsky	53,467
Sooyean (Sophia) Jin	35,887
Michael L. Mansuetti	35,887
Gerrit A. Marx	37,682
Mary L. Petrovich	20,194
Steven M. Shindler	22,983
Bruce L. Smith	21,211
DeWitt C. Thompson, V	35,887
Jeffrey W. Ubben	37,682
Director Nominations
Our sustainability, nominating and corporate governance committee recommends to our board of directors candidates for nomination for election at the annual meeting of the stockholders. Our Bylaws also establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for a stockholder nomination to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers character, integrity, judgment, leadership, diversity of backgrounds, age, gender, ethnicity, independence, skills, education, expertise, business acumen, professional experience, knowledge of or experience in the industry in which we operate in, understanding of our business, the ability of the candidate to devote sufficient time and attention to the affairs of the company, and the extent to which a particular candidate would fill a present or anticipated need on the board of directors.

EXECUTIVE COMPENSATION
This section explains how our executive compensation program is designed and operates with respect to our named executive officers for 2021 listed below.

Name	Position
Mark A. Russell	President, Chief Executive Officer and Director
Kim J. Brady	Chief Financial Officer
Pablo M. Koziner	President, Energy & Commercial
Britton M. Worthen	Chief Legal Officer
Joseph R. Pike	Chief Human Resources Officer
Compensation Discussion and Analysis
Overview
We are a technology innovator and integrator, working to develop innovative energy and transportation solutions. We are pioneering a business model designed to enable corporate customers to integrate next-generation truck technology, hydrogen fueling and charging infrastructure, and related maintenance. By creating this ecosystem, we and our strategic business partners hope to build a long-term competitive advantage for clean technology vehicles and next generation fueling solutions.
We believe the fundamental measure of our success will be the stockholder value we create over the long term. Our executive compensation program is designed to reward the successful development and commercialization of transportation and energy solutions, objectives we expect to take multiple years to fully realize. Accordingly, consistent with our origins as a start-up
and the nature of these business goals, our compensation scheme is oriented heavily towards long-term equity incentive awards that vest over an extended period, coupled with below-market base salaries and no annual cash bonus program. We believe our executive compensation program is designed to foster long-term thinking and decision making, rewards execution over many years and is aligned with our stockholders’ interests to reward behaviors that generate sustained value creation for the company. We do not reward the narrow achievement of a few discrete, short-term performance goals, financial or otherwise.
This Compensation Discussion and Analysis addresses our compensation structure and compensation philosophy.
Role of the Compensation Committee
Our compensation committee has overall responsibility for recommending to our board of directors the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Each member of our compensation committee qualifies as an “independent director” under Nasdaq stock market rules.
Our compensation committee regularly reviews our executive compensation program to ensure we are well positioned from governance, business, talent and competitive perspectives. We may from time to time make new equity awards or adjust components of our executive compensation program in connection with our periodic compensation review. Our compensation committee meets regularly in executive session without members of management present. Additionally, our Chief Executive Officer is not present during our board of directors or our compensation committee deliberations or votes on his compensation.
Role of Executive Management
Management is responsible for recommending and administering the structure and design of our compensation programs. Management recommends key performance objectives, strategies and plans to achieve those objectives, and the alignment between the achievement of those performance objectives and the compensation to be realized by our employees, including our executive officers. Our compensation committee considers these recommendations, determines the compensation structure and goals using its own judgment, and approves the specific compensation for each of our executive officers, other than for our Chief Executive Officer whose compensation is approved by our board of directors.
In addition, our board of directors has delegated certain responsibilities to management to grant and administer quarterly equity awards, subject to board-approved guidelines and limitations. For example, management is not authorized to grant stock awards to any of our executive officers, nor may it grant awards in excess of individual or aggregate limitations. Our board of directors has delegated to our compensation committee oversight authority over management’s execution of its delegated responsibilities.
Compensation Program Objectives
The primary objectives of our executive compensation program are to:

•	Attract, retain, incent and reward highly qualified executives who are committed to our mission, objectives and a “shared success” culture.

•	Create an internally equitable and externally competitive compensation program that rewards executives for their performance and contributions to our long-term business results.

•	Ensure the predominant portion of each executive’s compensation is tied to our share price performance, thereby aligning executive interests directly with those of our stockholders.

•
Reward performance over multiple years by vesting equity awards after approximately three years, thereby aligning the timing of executive compensation with the time horizon required by business objectives.

•
Adhere to the highest standards of corporate governance through the deliberate and objective review and approval by an independent board of directors and disclosure of our programs to our stockholders. Specifically, we believe in transparency and providing sufficient information and context to stakeholders so they may assess our executive compensation program, practices, and effectiveness.

Compensation Program Elements
We believe the best measure of our performance is how we are valued over the long term. To focus our executives on the achievement of key initiatives and reward them with the creation of long-term value, we compensate them primarily with restricted stock unit awards that have long vesting periods. Our executive compensation program has two basic components:

Compensation Element	Principles and Objectives
Annual Salary	• Promotes value creation with salaries that are significantly below competitive norms.

Equity Awards	• Promotes a foundation of retention and optimizes stockholder alignment.

•  Denominated as an annual grant value (with minimum amounts for each named executive officer set forth in their employment agreements), delivered as restricted stock units, that cliff-vest following the third anniversary of grant.

Compensation Decisions for 2021
Our executive compensation program is simple, clear and presents a unique approach to pay and rewards. Our low-cash,
high-stock pay mix demonstrates that our executive officers believe in our long-term potential and aligns the interests of our executive officers with our stockholders.

Executive Compensation Program Highlights

Annual Cash Compensation	Annual Cash Bonus	Cliff Vesting Period for Annual and Performance Stock Grants	Amount of 2020 Performance Stock Award Earned to Date by NEOs
$1	$0	3 YEARS	$0
CEO 2021 Pay Highlights
The compensation of our Chief Executive Officer is comprised primarily of stock awards that require continued service over three years and, in the case of the performance award described below, require significant appreciation in our stock price prior to performance shares being earned by our Chief Executive Officer. This approach ensures our stockholders are rewarded by our performance over time prior to our executive officers realizing compensation from cash or stock compensation. Mr. Russell voluntarily elected to receive cash compensation of only $1 for 2021, declining all cash compensation above that amount. The remainder of the Chief Executive Officer’s 2021 compensation was delivered in the form of time-vested restricted stock units that cliff vest in 2024.

Annual Cash Compensation	Annual Cash Bonus	Cliff Vesting Period for Annual and Performance Stock Grants	Amount of 2020 Performance Stock Award Earned to Date by NEOs
$1	$0	3 YEARS	$0

(1)	Represents the annualized return required to achieve the highest share price milestone of $55 over the three-year performance period from the Business Combination stock price of $10 per share.
CEO and Other NEO Pay Mix 2021
The pay mix of compensation awarded to our Chief Executive Officer and other named executive officers is variable, at-risk
and contingent on us achieving our key product development targets, commercial growth plans, and delivering sustained increases in stockholder value.

*
The cash compensation percentage has been rounded up to the nearest percentage point and the annual stock grant percentage has been rounded down to the nearest percentage point. Stock awards reflect values as disclosed in the Grants of Plan-Based Awards Table.

Annual Salary
Each named executive officer has requested a salary of $1.00 per year, declining all salary above that amount. Our executive officers are committed to our long-term success and have willingly foregone near-term cash compensation for the opportunity to create innovative products and energy ecosystems that will positively impact the world.
Equity Awards
A core principle of our executive compensation program is that the majority of compensation awarded to our executive officers is variable, at-risk
and dependent on the long-term performance of our common stock. This means that our executives are rewarded when they produce value for our stockholders through the achievement of our product and commercial objectives and, ultimately, when our stockholders are rewarded.
In April 2021, we approved equity awards to each of our executive officers, in the form of time-based restricted stock units that vest wholly on the third anniversary of the grant date. The annual values of the time-based restricted stock units were designed to approximate competitive total compensation levels generally applicable to each position (subject to a certain minimum annual grant value set forth in each named executive officer’s employment agreement), recognizing that our cash compensation is comprised solely of $1 and no annual bonus. For 2021, the number of restricted stock units granted was determined by dividing the target grant value by the average closing stock price over the
20-trading
days prior to the date of grant.
Pay Determination
Our compensation committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. Our compensation committee did not engage an outside advisor with respect to the development of the 2021 executive compensation or director compensation programs.
Due to the uniqueness of our business, the relative immaturity of the industry, and the lack of direct competitors, we do not use a peer group of specific companies for compensation comparisons. Nevertheless, we reference executive compensation data from a broad array of industrial companies, adjusted to reflect our relative size and market valuation, to understand relevant and applicable market data for executive positions. We believe the target total annual pay for each executive officer, including that for the Chief Executive Officer, is appropriately positioned vis-à-vis
the competitive norms established by a broad array of comparably sized industrial companies.
Furthermore, and in our view just as importantly, we actively manage the differences in pay within and across our job levels to appropriately reflect the internal value of positions relative to each other, recognizing the team-based nature of work and the impact of pay equity on the engagement of our employees and internal culture. We believe these pay ratios reflect an appropriate balance between external competitiveness by position and internal equity across our employees.
Target Annual Compensation for 2021

Name and Position	Annual Salary ($)	Target Bonus ($)	Target Stock Award ($) (1)	Target Total Pay ($)
Mark A. Russell	1	0	6,000,000	6,000,001
President and Chief Executive Officer

Kim J. Brady	1	0	3,200,000	3,200,001
Chief Financial Officer

Pablo M. Koziner	1	0	3,100,000	3,100,001
President, Energy & Commercial

Britton M. Worthen	1	0	3,000,000	3,000,001
Chief Legal Officer

Joseph R. Pike	1	0	2,000,000	2,000,001
Chief Human Resources Officer

(1)	Time-based RSUs vest 100% on March 3, 2024, subject to continued service through that date.

One-Time
2020 Performance Award
During the second quarter of 2020, in anticipation of and in connection with our Business Combination, executive management and the independent members of our board of directors began discussions about how to structure a one-time
incentive award to lead Nikola through the next phase of its development by promoting the creation of stockholder value through the achievement of key vehicle and commercial milestones. After analysis by our independent board members, our board of directors granted a one-time
performance award to each of our named executive officers as of the effective date of the Business Combination, June 3, 2020. We believe these performance awards are within the competitive range of multi-year grants made by companies in connection with initial public offerings. We do not expect to grant additional performance awards to our executive officers during the three-year performance period.
The performance award is comprised of a restricted stock unit award with a three-year performance period, divided among three separate tranches that are each dependent on the sustained achievement of a defined share price milestone. Each of the three tranches of the performance award will vest upon certification by our board of directors that both (i) the share price milestone for such tranche, which begins at $25 for the first tranche and increases by share price increments of $15 thereafter to $40 and to $55 and (ii) continued employment through the end of the performance period, are met. The share price milestones are deemed achieved only if our closing share price meets or exceeds the specific share price milestone for 20 consecutive trading days during the performance period. Any performance awards underlying share price milestones that are not achieved will be cancelled.
In establishing the share price milestones, our board of directors considered a variety of factors, including our then-current stage of development, internal product development targets and commercial growth plans and anticipated growth trajectory. These reference points led to market capitalization multiples that were then translated into specific share price targets. Our board of directors considers each of the share price milestones to be challenging hurdles. For example, to meet all three share price milestones, we will have to add approximately $18 billion to our initial market capitalization of approximately $4 billion at the time of the closing of the Business Combination, reflecting significant appreciation in stockholder value over a three-year period.
Achieving a share price of less than $25 results in no performance awards being earned. Under this approach, our market capitalization is required to increase from its initial approximate $4 billion valuation (at a share price of $10) to approximately $10 billion (at a share price of $25) prior to any performance awards being earned, effectively ensuring stockholders receive a return prior to the executive officers being compensated under the plan.
The number of shares underlying the performance awards was determined as a percentage of the increase in our market capitalization above the Business Combination share price of $10 per share.
For example, at a share price of $25, the performance awards are designed to deliver total target value equal to 1.5% of the incremental gains in our equity value above the initial Business Combination share price of $10 per share. The achievement of the maximum target of the performance awards, which requires a share price of $55, is designed to deliver total target value equal to 5.0% of the incremental gains in our equity value above the Business Combination share price of $10 per share. The achievement of the maximum target would require an annualized total shareholder return of 76.5% over the three-year performance period. No additional performance awards are earned at share prices above $55.
This plan design ensures our equity value must increase by more than 150% from the Business Combination share price of $10 per share before our named executive officers earn an incentive payout. No performance awards are earned for any share prices below $25 per share.

Share Price	Nikola Equity Value	Incremental Gains to Stockholders	Gains to Stockholders (%)	Gains to Executive Officers (%)	Total Performance Shares (#)
$10.00 (Business Combination Price)	$4 billion	—	—	—	—
$25.00	$10 billion	$6 billion	98.75%	1.25%	2,929,557
$40.00	$16 billion	$12 billion	97.50%	2.50%	7,323,392
$55.00	$22 billion	$18 billion	96.00%	4.00%	13,317,712
In light of our founder and former executive director’s separation from the company in September 2020, the other executive officers volunteered, and our board of directors approved, to reset the commencement of the performance period to September 20, 2020, in order to clearly demonstrate our desire to align compensation with stockholder experience and expectations. The end of the performance period on June 3, 2023 remains unchanged.
The number of restricted stock units underlying the performance awards granted to each of our named executive officers is as follows:

	Performance Awards Granted in June 2020 at Each Share Price Milestone
	Chief Executive Officer	Chief Financial Officer	Chief Legal Officer	Chief Human Resources Officer	President, Energy & Commercial (1)	Total Performance Shares Outstanding (2)
$10.00	—	—	—	—	—	—
$25.00	1,069,000	570,000	534,000	356,000	400,557	2,929,557
$40.00	1,603,000	855,000	801,000	534,000	600,835	4,393,835
$55.00	2,187,000	1,166,000	1,093,000	729,000	819,320	5,994,320
Total	4,859,000	2,591,000	2,428,000	1,619,000	1,820,712	13,317,712

(1)
In connection with Mr. Koziner’s promotion to President, Energy & Commercial and being appointed an executive officer of the company, the company granted performance awards to him on the same terms as the other named executive officers but with the number of performance shares adjusted by the number of months remaining in the performance period and adjusted by the stock price at the time the grant was approved by our board of directors in December 2020.

(2)	This column shows the total number of shares underlying performance awards outstanding as of the end of the fiscal year.
The potential value to be realized by our named executive officers under the performance award program upon the conclusion of the performance period varies widely depending on, among other things, our ability to achieve our internal product and commercial objectives and the external industrial and macroeconomic circumstances at the time of vesting. For illustration, performance awards are unearned and have no realizable value at share prices below $25. Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that our named executive officers ultimately realize is dependent on a number of factors, including: (i) the vesting of certain awards only upon the successful achievement of a number of share price milestone targets, including milestones that have not yet been achieved; (ii) the fact that our named executive officers do not receive any cash if they do not actually sell shares and thereby reduce their investment in us, and do not receive any cash to the extent that they sell only shares sufficient to cover income taxes with respect to their earned awards; and (iii) the then-current market value of our common stock at the times at which our named executive officers may elect to actually sell their shares.
If a change in control occurs prior to the end of the three-year performance period, the achievement of share price milestones will be based on our performance through the closing of such change in control. The amount of the performance award that would have been earned based on this measurement will be converted to time-based restricted stock units immediately prior to the change in control, or the Converted Awards. The Converted

Awards shall vest on the final day of the performance period, subject to the executive’s continued service as an employee of the successor corporation through the end of the performance period. In the event the Converted Awards are not assumed or continued, or an equivalent award substituted, the Converted Awards shall become fully vested immediately prior to the consummation of such change in control.
No Perquisites Policy
We do not provide perquisites or other personal benefits to our named executive officers, all of whom are employed on an at-will
basis. We do not maintain nonqualified deferred compensation plans, supplemental executive retirement plan benefits, or single trigger change-in-control
benefits for our executive officers. Additionally, we do not provide tax gross-ups
except in the case of standard relocation benefits available to similarly situated executives.
Health and Welfare Benefits
We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a 401(k) plan (in which no executive officer participated during 2021);

•	vacation and paid holidays;

•	short-and long-term disability insurance; and

•	a health savings account.
Anti-Hedging Policy
Under our insider trading policy, our directors, officers, employees, consultants and contractors are prohibited from engaging in short sales of our securities, purchases of our securities on margin, hedging or monetization transactions through the use of financial instruments, and options and derivatives trading on any of the stock exchanges or futures exchanges, without prior written pre-clearance
from our Chief Legal Officer or Chief Financial Officer.

Summary Compensation Table
The following table sets forth information concerning the total compensation of our named executive officers in 2019, 2020 and 2021:

Name and principal position	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Mark A. Russell	2021	1	—	5,609,641	—	—	5,609,642
President and Chief	2020	173,077	—	159,026,298	—	—	159,199,375
Executive Officer	2019	250,866	—	—	6,307,496	—	6,558,362

Kim J. Brady	2021	1	—	2,991,816	—	—	2,991,817
Chief Financial	2020	144,231	1,041,139	84,800,710	—	50,566	86,036,646
Officer	2019	250,000	—	—	—	12,451	262,451

Pablo M. Koziner	2021	1	—	2,898,315	—	—	2,898,316
President, Energy & Commercial	2020	2	—	31,473,917	—	—	31,473,919

Britton M. Worthen	2021	1	—	2,804,826	—	—	2,804,827
Chief Legal Officer	2020	144,231	—	79,470,349	—	—	79,614,580

Joseph R. Pike	2021	1	—	1,869,888	—	—	1,869,889
Chief Human Resources Officer	2020	115,385	—	52,992,744	—	—	53,108,129

(1)
The salary amounts reflect the actual base salary payments earned by our named executive officers in the applicable fiscal year. For 2021, the amounts shown represent total salary paid to the named executive officers during full fiscal year 2021, reflecting salaries of $1 to each of the named executive officers.

(2)	The Company awarded no cash bonuses to any named executive officer during 2021.
(3)
The amounts in this column represent the aggregate fair value of restricted stock unit awards in 2021, and restricted stock unit awards and market-based performance restricted stock unit awards in 2020, computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. See the notes to our audited consolidated financial statements and related notes that are included elsewhere in this prospectus for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.

(4)	No matching contributions were made to the 401(k) Plan for any executive officer during 2021.
2021 Grants of Plan-Based Awards Table
The following table presents information regarding grants of plan-based awards to each of our named executive officers during the fiscal year ended December 31, 2021:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Mark A. Russell	2021/04/22	476,605	5,609,641
Kim J. Brady	2021/04/22	254,190	2,991,816
Pablo M. Koziner	2021/04/22	246,246	2,898,315
Britton M. Worthen	2021/04/22	238,303	2,804,826
Joseph R. Pike	2021/04/22	158,869	1,869,888

(1)
For all named executive officers, represents time-based RSUs granted pursuant to the 2020 Stock Plan on April 22, 2021 which cliff vest 100% on March 3, 2024, subject to continued service through the vesting date.

(2)
The amounts in this column represent the aggregate fair value of restricted stock unit awards computed as of the grant date of each award in accordance with ASC 718 for financial reporting purposes, rather than amounts paid to or realized by the individual. See the notes to our audited consolidated financial statements and related notes that are included elsewhere in this prospectus for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock awards.

Outstanding Equity Awards at Fiscal
Year-End
Table
The following table sets forth information regarding outstanding equity awards for each of our named executive officers as of December 31, 2021:

		Option Awards					Stock Awards
Name	Date Granted	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (1)		Market Value of Shares or Units of Stock that Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($) (4)
Mark A. Russell	2019/02/27	8,843,299		—	1.06	2029/02/26	—		—	—	—
	2020/06/03	—		—	—	—	600,000		5,922,000	—	—
	2020/06/03	—		—	—	—	—		—	1,069,000	10,551,030
	2020/06/03	—		—	—	—	—		—	1,603,000	15,821,610
	2020/06/03	—		—	—	—	—		—	2,187,000	21,585,690
	2021/04/22	—		—	—	—	476,605	(7)	4,704,091	—	—

Kim J. Brady	2017/11/13	5,185,232		—	1.06	2027/11/12	—		—	—	—
	2018/12/21	5,090,182		—	1.06	2028/12/20	—		—	—	—
	2020/06/03	—		—	—	—	320,000		3,158,400	—	—
	2020/06/03	—		—	—	—	—		—	570,000	5,625,900
	2020/06/03	—		—	—	—	—		—	855,000	8,438,850
	2020/06/03	—		—	—	—	—		—	1,166,000	11,508,420
	2021/04/22	—		—	—	—	254,190	(7)	2,508,855	—	—

Pablo M. Koziner	2020/08/17	—		—	—	—	175,000	(5)	1,727,250	—	—
	2020/12/22	—		—	—	—	—		—	400,557	3,953,498
	2020/12/22	—		—	—	—	—		—	600,835	5,930,241
	2020/12/22	—		—	—	—	—		—	819,320	8,086,688
	2021/04/22	—		—	—	—	246,246	(7)	2,430,448	—	—

Britton M. Worthen	2017/11/01	61,482		—	1.06	2027/10/31	—		—	—	—
	2018/10/17	1,634,860		—	1.06	2028/10/16	—		—	—	—
	2018/11/01	55,326		—	1.06	2028/10/31	—		—	—	—
	2018/12/31	750,644	(6)	—	1.06	2028/12/31	—		—	—	—
	2019/03/19	2,851,500		—	1.06	2029/03/18	—		—	—	—
	2020/06/03	—		—	—	—	300,000		2,961,000	—	—
	2020/06/03	—		—	—	—	—		—	534,000	5,270,580
	2020/06/03	—		—	—	—	—		—	801,000	7,905,870
	2020/06/03	—		—	—	—	—		—	1,093,000	10,787,910
	2021/04/22	—		—	—	—	238,303	(7)	2,352,051	—	—

Joseph R. Pike	2018/10/17	409,712		—	1.06	2028/01/21	—		—	—	—
	2018/12/31	180,153	(6)	—	1.06	2028/12/31	—		—	—	—
	2020/06/03	—		—	—	—	200,000		1,974,000	—	—
	2020/06/03	—		—	—	—	—		—	356,000	3,513,720
	2020/06/03	—		—	—	—	—		—	534,000	5,270,580
	2020/06/03	—		—	—	—	—		—	729,000	7,195,230
	2021/04/22	—		—	—	—	158,869	(7)	1,568,037	—	—

(1)	Time-based restricted stock units granted to our named executive officers vest 100% following the third anniversary of grant, unless otherwise indicated
(2)	The market value of unvested time-based restricted stock units is calculated based on the closing price of our common stock ($9.87) as reported on the Nasdaq Global Select Market on December 31, 2021.

(3)
Market-based performance stock units granted to the named executive officers vest 100% following the third anniversary of grant to the extent we have achieved the defined performance milestones during the performance period.

(4)
The market value of unvested market-based performance restricted stock units that have not vested is calculated based on the closing price of our common stock ($9.87) as reported on the Nasdaq Global Select Market on December 31, 2021. Because none of the market-based share price milestones had been achieved by December 31, 2021 and none of the performance award had been earned, the market value of the performance units was $0.

(5)	These restricted stock units vest semi-annually over three years from the date of grant.
(6)
Represents performance-based stock options issued under Legacy Nikola’s Founder Stock Option Plan, effective as of December 31, 2018, or the Founder Stock Option Plan. These shares fully vested upon the closing of the Business Combination. For further details on the Founder Stock Option Plan, see the section entitled “Certain Relationships and Related Party Transactions—Transactions with Executive Officers.”

(7)	These restricted stock units vest 100% March 3, 2024, subject to continued service through March 3, 2024.
Option Exercises and Stock Vested Table
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of equity-based awards by each of our named executive officers for the fiscal year ended December 31, 2021:

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Mark A. Russell	—	—
Kim J. Brady	—	—
Pablo M. Koziner	100,000	1,331,250
Britton M. Worthen	—	—
Joseph R. Pike	—	—

(1)
The value realized upon vesting of restricted stock units was computed by multiplying the number of shares of common stock underlying RSUs that vested by the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or
Change-in-Control
We have entered into employment agreements with each of our named executive officers that provide our named executive officers with severance protections. The employment agreements provide that our named executive officers will be eligible for severance benefits following an involuntary termination of employment without cause, whether or not in connection with a change in control.
Under the employment agreements, if the executive’s employment is terminated by us without cause or the executive resigns for good reason, whether or not in connection with a change in control, then the executive will be entitled to receive (i) a cash lump sum severance payment, (ii) a cash lump sum payment covering 18 months of COBRA benefits continuation, (iii) full acceleration of time-based restricted stock units, and
(iv) pro-rata
acceleration of performance market-based restricted stock units based upon the stock price milestones achieved prior to termination of employment. Because our named executive officers have each elected to receive $1 in total annual cash compensation, the cash lump sum severance payment described above represents, in the case of the Chief Executive Officer, approximately two times total (base and target bonus) cash compensation for the CEO position and, for the other four named executive officers, approximately 1.5 times total (base and target bonus) cash compensation for equivalent roles. These severance multiples and the amount of assumed cash compensation are market competitive for comparably sized industrial companies The severance payments described above are subject to the executive’s execution and non-revocation
of a general release of claims in favor of us and continued compliance with customary confidentiality and non-solicitation
requirements for a period of two years following termination. All severance payments are subject to compliance with Section 409A.

If a change in control occurs prior to the end of the three-year performance period, the achievement of share price milestones will be based on our performance through the closing of such change in control. The amount of the performance award that would have been earned based on this measurement will be converted to Converted Awards. The Converted Awards shall vest on the final day of the performance period, subject to the executive’s continued service as an employee of the successor corporation through the end of the performance period. In the event that the Converted Awards are not assumed or continued, or an equivalent award substituted for the Converted Awards, the Converted Awards shall become fully vested immediately prior to the consummation of such change in control.
If, following a change in control, our named executive officer is terminated by us or a successor corporation without cause, then all Converted Awards shall fully vest at the time of termination, subject to compliance with Section 409A. For further details on employment agreements with our named executive officers, see the section entitled “Certain Relationships and Related Party Transactions—Transactions with Executive Officers—Employment Agreements.”
The following table summarizes the payments that would be made to our named executive officers upon the occurrence of certain qualifying terminations of employment, assuming such named executive officer’s termination of employment with us occurred on December 31, 2021 and where relevant, that a change of control occurred on December 31, 2021.

	Value of Cash Payments ($)		Value of Accelerated Equity Awards ($)
Name	Involuntary Termination (1)	Death, Disability, Retirement, Voluntary Termination	Involuntary Termination (2)	Death, Disability (3)
Mark A. Russell	2,616,114	—	10,626,091	10,626,091
Kim J. Brady	1,068,509	—	5,667,255	5,667,255
Pablo M. Koziner	1,061,673	—	4,157,698	4,157,698
Britton M. Worthen	1,068,509	—	5,313,051	5,313,051
Joseph R. Pike	963,408	—	3,542,037	3,542,037

(1)
Upon a termination without cause or a resignation for good reason, with or without a change in control, our named executive officers would be entitled to a cash lump sum severance payment plus a cash lump sum amount equivalent to 18 months of COBRA benefits continuation in exchange for a release of claims against us and other covenants determined to be in our best interests.

(2)
Upon a termination without cause or a resignation for good reason, with or without a change in control, all outstanding stock options and restricted stock units immediately vest in full. For involuntary terminations without a change in control, outstanding performance units will vest in an amount based upon the stock price milestones achieved prior to the executive’s termination date and then pro-rated
for the amount of time that the executive was employed during the Performance Period. For involuntary terminations following a change in control, outstanding performance units that converted to time vested stock awards units based upon the stock price milestones achieved in the change in control vest. Because all stock options held by our named executive officers had already vested and none of the performance stock price milestones had been achieved by fiscal year end, the values shown reflect the number of accelerated time-based restricted stock units multiplied by the closing stock price ($9.87) on the last day of 2021.

(3)
For terminations due to death and disability, all outstanding stock options and restricted stock units held by our named executive officers will vest immediately. Outstanding performance units will vest in an amount based upon the stock price milestones achieved prior to the date of the executive’s death or termination due to disability. Because all stock options held by our named executive officers had already vested, and because none of the performance stock price milestones had been achieved by fiscal year end, the values shown reflect the number of accelerated time-based restricted stock units multiplied by the closing stock price ($9.87) on the last day of 2021.

Equity Compensation Plan Information
The following table summarizes the number of shares of common stock to be issued upon the exercise of outstanding options, warrants and rights granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance under our equity compensation plans as of December 31, 2021.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	54,492,544		$1.28	18,909,253
Equity compensation plans not approved by Security holders	—		—	—

Total	54,492,544	(1)	$1.28	18,909,253	(2)

(1)
Consists of 28,996,160 shares issuable upon exercise of options outstanding under Legacy Nikola’s 2017 Option Plan, 12,178,572 shares issuable upon vesting of outstanding RSUs under our 2020 Stock Plan, and 13,317,712 shares issuable upon vesting settlement of market-based RSUs outstanding under our 2020 Stock Plan. There are no options outstanding under our 2020 Stock Plan. The weighted average exercise price in column (b) does not take into account the RSUs or market-based RSUs that have no exercise price.

(2)	Consists of 14,909,253 shares available for future issuance under our 2020 Stock Plan and 4,000,000 shares available for future issuance under the 2020 ESPP as of December 31, 2021.
The table above does not include options granted or issuable pursuant to the Founder Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”
Private Placement
On June 3, 2020, a number of purchasers, each, a Subscriber, purchased from the company an aggregate of 52,500,000 shares of common stock, or the PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, pursuant to separate subscription agreements, each, a Subscription Agreement, entered into effective as of March 2, 2020. Pursuant to the Subscription Agreements, the company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the closing of the Business Combination. Inclusive Capital Partners Spring Master Fund, L.P. (f/k/a ValueAct Spring Master Fund, L.P.), or the Spring Master Fund, which is affiliated with Jeffrey W. Ubben, our former director, and Lynn Forester de Rothschild, our director, purchased 5,000,000 shares of common stock in the PIPE for an aggregate purchase price of $50.0 million.
Stockholder Support Agreement
On March 2, 2020, Legacy Nikola, VectoIQ and certain Legacy Nikola stockholders entered into a Stockholder Support Agreement with the company, or the Stockholder Support Agreement, whereby certain Legacy Nikola stockholders agreed to vote all of their shares of Legacy Nikola’s capital stock in favor of the approval and adoption of the Business Combination and related transactions. Additionally, such stockholders agreed not to transfer any of their shares of Legacy Nikola common stock and Legacy Nikola preferred stock (or enter into any arrangement with respect thereto) or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.
Indemnification Agreements
We entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. For more information regarding these indemnification arrangements, see the section entitled “Management—Limitation on Liability and Indemnification of Directors and Officers.” We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our Certificate of Incorporation and our Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit our company and our stockholders.
Equity Financings
Series D Preferred Stock Financing
From September 30, 2019 through the closing of the Business Combination, Legacy Nikola sold an aggregate of 25,661,448 shares of Series D preferred stock for an aggregate purchase price of $250.0 million, pursuant to Legacy Nikola’s Series D preferred stock financing. In connection with the Series D preferred stock financing, Legacy Nikola entered into a Series D preferred stock purchase agreement and the CNHI Services Agreement with CNHI and Iveco. Under these agreements, Legacy Nikola issued to Iveco 25,661,448 shares of Series D preferred stock in exchange for a license valued at $50.0 million, $100.0 million in in-kind
services and $100.0 million in cash.
In 2019, Legacy Nikola issued 5,132,291 shares of Series D preferred stock to Iveco in exchange for $50.0 million. Legacy Nikola also issued 5,953,515 shares of Series D preferred stock to Iveco in exchange for licensed Iveco technology and for $8.0 million in in-kind
services.
In 2020, Legacy Nikola issued an additional 5,132,289 shares of Series D preferred stock to CNHI and Iveco in exchange for approximately $50.0 million pursuant to the Series D preferred stock purchase agreement and 9,443,353 shares pursuant to a Technical Assistance Service Agreement as a payment for in-kind
services provided in the first and second quarter of 2020 as well as prepayment for additional services to be provided to us during the remainder of 2020 and 2021.
The following table summarizes purchases of Legacy Nikola’s Series D preferred stock by related persons and their affiliated entities. None of Legacy Nikola’s executive officers purchased shares of Series D preferred stock.

Stockholder	Shares of Series D Preferred Stock		Total Purchase Price
Iveco S.p.A. (1)	25,661,448	(3)	$250,000,016.92	(4)
ValueAct Spring Master Fund, L.P. (2)	1,539,688		$15,000,014.70

(1)	Gerrit A. Marx is a member of our board of directors and is affiliated with Iveco S.p.A.
(2)	Jeffrey W. Ubben was a member of our board of directors and Lynn Forester de Rothschild is a member of our board of directors and both are affiliated with ValueAct Spring Master Fund, L.P.
(3)	Includes shares committed for issuance to Iveco on or prior to the closing of the Business Combination.
(4)	Includes a cash investment and value of services rendered and licenses granted pursuant to the CNHI Services Agreement.
Stockholder Agreement
Legacy Nikola entered into a fourth amended and restated stockholder agreement dated September 30, 2019, or the Stockholder Agreement, which granted rights to certain holders of its stock, including (i) M&M Residual is controlled by Legacy Nikola’s Chief Executive Officer, Trevor R. Milton, (ii) OTW STL LLC, of which William Milton, previously a member of the Legacy Nikola’s board of directors, is a member, (iii) WI Ventures, LLC, Nimbus Holdings LLC, Green Nikola Holdings LLC, and CNHI, each of which held a beneficial ownership stake in Legacy Nikola that is greater than 5% as of the Closing Date, (iv) Thompson Nikola, LLC, Thompson Nikola II LLC, and Legend Capital Partners, of which DeWitt C. Thompson, V, a member of the board of directors, is the president, (v) ValueAct Spring Master Fund, L.P. and VA Spring NM, LLC, or VA Spring, which are affiliated with Jeffery W. Ubben, previously a member of the board of directors, and Lynn Forester de Rothschild, a member of the board of directors, (vi) Kim J. Brady, Legacy Nikola’s Chief Financial Officer, (vii) Mark A. Russell, Legacy Nikola’s President and (viii) T&M Residual LLC, or T&M Residual, which is controlled by Trevor R. Milton and Mark A. Russell, or collectively, the Agreement Parties.
Pursuant to the Stockholder Agreement, certain holders of Legacy Nikola’s capital stock, including the Agreement Parties, and certain of Legacy Nikola’s current and former service providers, agreed to vote in a certain way on certain matters, including with respect to the election of directors of Legacy Nikola. The Stockholder Agreement also provides the parties thereto with certain registration rights, pre-emptive
rights, information and inspection rights, drag-along rights and rights of first offer, among other rights. This Stockholder Agreement terminated upon the consummation of the Business Combination.

Repurchase Agreements
On March 2, 2020, in accordance with the redemption rights granted pursuant to that certain letter agreement by and between Legacy Nikola and Nimbus, dated August 3, 2018, or as amended, the Nimbus Redemption Letter Agreement, which gave Nimbus the right to sell back to Legacy Nikola a portion of its shares of Series B preferred stock and Series C preferred stock from time to time upon the consummation of future equity capital raises by Legacy Nikola, Legacy Nikola entered into a Series B preferred stock repurchase agreement with Nimbus, whereby Legacy Nikola agreed to repurchase 2,850,930 shares of Legacy Nikola’s Series B preferred stock from Nimbus at a price of $8.77 per share for an aggregate repurchase price of $25.0 million and was completed prior to the closing of the Business Combination. The parties agreed that the aggregate repurchase price constituted a credit towards the number of shares that Nimbus would otherwise be entitled to redeem under any letter agreement between Legacy Nikola and Nimbus.
On September 3, 2019, in accordance with the redemption rights granted pursuant to the Nimbus Redemption Letter Agreement, Legacy Nikola entered into a Series B preferred stock repurchase agreement with Nimbus, whereby Legacy Nikola repurchased 3,575,750 shares of Legacy Nikola’s Series B preferred stock from Nimbus at a price of $8.77 per share for an aggregate repurchase price of $31.4 million.
Commercial Agreements
Agreements with Bosch Entities
On March 2, 2020, Legacy Nikola entered into a Commercial Letter Agreement with Nimbus, an affiliate of Robert Bosch GmbH, whereby Legacy Nikola agreed to use Nimbus’ affiliates’ autonomous driving components on Legacy Nikola’s autonomy equipped trucks, subject to certain conditions, negotiate inverter development, fuel cell power module development and part supply with Nimbus, and obligate Legacy Nikola to receive services resulting in a minimum payment to Nimbus and its affiliates. We believe the terms of this agreement are generally no less favorable to Legacy Nikola than those that could be obtained in similar transactions with unaffiliated third parties.
We maintain commercial relationships with Robert Bosch, LLC, Robert Bosch Battery Systems, LLC, and Robert Bosch Automotive Steering, LLC, or collectively, the Bosch Entities. Michael L. Mansuetti is the President of Robert Bosch, LLC. Robert Bosch GmbH is the parent company of the Bosch Entities, and Nimbus is an affiliate of Robert Bosch GmbH. During the year ended December 31, 2021, we recorded purchases of $26.0 million to these entities. As of December 31, 2021, we recorded $2.6 million of accounts payable and $6.1 million in accrued expenses to these entities.
Additionally, during 2021, we acquired a license to Bosch fuel cell power modules for use in the production of our fuel cell electric vehicles, or FCEV. As of December 31, 2021, we accrued $45.3 million for the acquisition of the license.
Mr. Mansuetti does not have a material interest in the transactions described above.
Agreements with CNHI/Iveco
On September 30, 2019, Legacy Nikola entered into a European alliance agreement with CNHI and Iveco, or the European Alliance Agreement, whereby Legacy Nikola and CNHI/Iveco agreed to establish an entity for the purposes of designing, developing, engineering and manufacturing pure electric and hydrogen heavy trucks in Europe. Iveco is a beneficial owner of more than 5% of our common stock and Gerrit A. Marx, a member of our board of directors, serves as Chief Executive Officer of each of Iveco Group N.V. and Iveco. Pursuant to the European Alliance Agreement, Legacy Nikola and Iveco will contribute equal amounts of cash and in kind contributions necessary for each of party to subscribe to 50% of the capital stock of the entity contemplated by the agreement. The initial term of the European Alliance Agreement expires on December 31, 2030, with automatic renewals of ten-year
periods unless terminated by either party with written notice received by the non-terminating
party no later than December 31, 2029 for the initial term and no later than the end of the 7th year of any subsequent term. As a result of this agreement, we issued to Iveco 25,661,448 shares of Series D preferred stock in exchange for a license valued at $50.0 million pursuant to an
S-WAY
Platform and Product Sharing Agreement, $100.0 million
in-kind
services, pursuant to a Technical Assistance Service Agreement, or the Technical Assistance Service Agreement, and $100.0 million in cash. As of December 31, 2021, we have utilized the full balance of in-kind
services, which were recognized through research and development expense. We believe the contribution and capitalization terms of this agreement are generally no less favorable to Legacy Nikola than those that could be obtained in similar transactions with unaffiliated third parties.
During the year ended December 31, 2021, we recorded purchases of $31.0 million to these entities and their subsidiaries. As of December 31, 2021, we recorded $0.5 million of accounts payable and $7.0 million in accrued expenses to these entities and their subsidiaries.
Mr. Marx does not have a material interest in the transactions described above
Lock-Up
Agreements
In November 2020, members of our board of directors, executive officers, their affiliates and certain entities associated with those individuals, voluntarily agreed to extend their original lock-up
provisions which were agreed to in connection with the Business Combination, with respect to an aggregate of approximately 136.7 million shares of our common stock, including vested stock options and warrants, through April 30, 2021. On May 1, 2021, the provisions of the lock-up
agreements, including the extension, expired.
Transactions with Executive Officers
Immediately following the closing of the Business Combination, pursuant to a redemption agreement, we redeemed 7,000,000 shares of common stock from M&M Residual at a purchase price of $10.00 per share.
M&M Residual is a Nevada limited liability company that is wholly-owned by Trevor R. Milton, our founder and former executive chairman of the board of directors. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including Mr. Milton and representatives of VectoIQ, Legacy Nikola and the Subscribers. This redemption was undertaken to allow Mr. Milton, the founder of Legacy Nikola, to attain some liquidity prior to his becoming an executive officer of a publicly traded entity and subject to lock-up
restrictions, and it was approved by the disinterested directors of Legacy Nikola.
In 2019, Legacy Nikola entered into an aircraft charter arrangement with Mr. Milton to reimburse him for the flight hours incurred for company use on his personal aircraft. These flight hours were related to business travel by Mr. Milton and other members of the executive team. We recognized expense of $1.6 million for the year ended December 31, 2020 for the business use of the aircraft. The aircraft charter arrangement was terminated effective October 2020. We recognized $0.2 million for the provision of solar installation services to Mr. Milton for the year ended December 31, 2020. Mr. Milton paid for these services and, as of December 31, 2020, we had no outstanding balances in accounts receivable related to solar installation services. Solar installation services were terminated effective October 2020.
In December 2018, M&M Residual issued 6,005,139 performance-based stock options, or the Performance Awards, pursuant to the Founder Stock Option Plan. The Performance Awards were issued to recognize the superior performance and contribution of specific employees of Legacy Nikola, including Mr. Milton’s relatives, Travis Milton and Lance Milton, Britton M. Worthen, our Chief Legal Officer and Secretary, and Joseph R. Pike, our Chief Human Resources Officer. M&M Residual owned the shares of Legacy Nikola common stock underlying the Performance Awards, which are considered to be issued by Legacy Nikola for accounting purposes. The Performance Awards were to vest based on Legacy Nikola’s achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. During the year ended December 31,

2020, the performance conditions were met upon the closing of the Business Combination. As a result, we recognized stock-based compensation expense related to these option awards of $7.2 million during the year ended December 31, 2020.
On April 27, 2020, M&M Residual and an affiliate and Spring NM and an affiliate entered into two agreements under which M&M Residual agreed to transfer 600,000 shares of Legacy Nikola common stock valued at a price of $10.00 per share ($6,000,000 in total) to Spring NM, in exchange for the transfer of certain personal property to Mr. Milton. Jeffrey W. Ubben, previously a member of our board of directors, is the managing member of Spring NM. The transaction was completed in May 2020.
On May 18, 2020 and May 19, 2020, Spring NM purchased an aggregate of 4,480,000 shares of Legacy Nikola common stock from certain employees, advisors and former employees of Legacy Nikola at a purchase price of $10.00 per share of Legacy Nikola common stock, including shares purchased from the following executive officers: Mark A. Russell, Chief Executive Officer (380,200 shares), Mr. Milton (2,406,860 shares from M&M Residual which is controlled by Mr. Milton), Britton M. Worthen, Chief Legal Officer and Secretary (380,200 shares), Kim J. Brady, Chief Financial Officer (380,200 shares) and Joseph R. Pike, Chief Human Resources Officer (65,539 shares). Jeffrey W. Ubben, previously a member of our board of directors, is the managing member Spring NM.
On June 2, 2020, T&M Residual, an entity owned by Mr. Milton and Mr. Russell and managed by Mr. Milton, transferred 26,822,363 shares of Legacy Nikola common stock to Mr. Milton, who then contributed the shares to M&M Residual. In connection with such transfer, Mr. Milton was granted a proxy to vote the remaining shares of common stock held by T&M Residual until the earlier of June 2, 2023 or the earlier death or permanent disability of Mr. Milton. As part of the same transaction, Mr. Russell was appointed as the manager of T&M Residual.
Employment Agreements
Details of the employment agreements for our named executive officers are provided below.
Agreement with Mark A. Russell
On February 8, 2019, Mark A. Russell entered into an employment agreement with Legacy Nikola to serve as President. Pursuant to the employment agreement, Mr. Russell’s initial base salary was $300,000 per year. Mr. Russell also received incentive stock options pursuant to our 2017 Option Plan. Mr. Russell’s employment agreement provided that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under his employment agreement, if Mr. Russell’s employment is terminated by Legacy Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grant may be exercised for up to one year from his date of separation, and he was entitled to receive, as severance, twelve months of annual salary and health and welfare benefits for the severance period. Mr. Russell’s employment agreement contained customary confidentiality, non-solicitation
and intellectual property assignment provisions.
On June 3, 2020, Mr. Russell entered into an amended and restated employment agreement with us to serve as President and Chief Executive Officer. Mr. Russell’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Russell’s annual base salary is $1. Mr. Russell’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Russell has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Russell is eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $6,000,000, subject to continued employment during a three year cliff vesting schedule, and a performance-based stock award consisting of 4,859,000 RSUs which can be earned upon the achievement of pre-established
share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Russell vested in full. Mr. Russell’s employment agreement contains customary confidentiality, non-solicitation
and intellectual property assignment provisions.
Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Russell’s employment and subject to Mr. Russell’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including a two-year
non-compete
and
non-solicit
covenants and a
non-disparagement
covenant, Mr. Russell will be entitled to receive: (1) a lump sum cash payment in an amount equal to $2,600,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity based awards, other than Mr. Russell’s performance-based award (and the post termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board of directors, Mr. Russell’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro rated for the length of his employment during the performance period.
Agreement with Kim J. Brady
On October 17, 2017, Kim J. Brady entered into an employment agreement with Legacy Nikola to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Brady’s initial base salary was $250,000 per year, and Mr. Brady was eligible to receive a bonus upon achievement of specific fundraising milestones of Legacy Nikola. Mr. Brady received a bonus under his employment agreement in connection with Legacy Nikola’s Series D preferred stock financing. In 2019, Mr. Brady’s annual salary was unchanged from the prior year, and he did not receive a cash bonus. Under his employment agreement, Mr. Brady received incentive stock options pursuant to our 2017 Option Plan, and was entitled to receive additional stock options contingent upon Legacy Nikola’s completion of a financing. Mr. Brady’s employment agreement provides that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under his employment agreement, if Mr. Brady’s employment is terminated by Legacy Nikola without cause or due to his resignation for good reason, then his initial incentive stock option grants may be exercised for up to one year from his date of separation. Mr. Brady’s employment agreement contained customary confidentiality, non-solicitation
and intellectual property assignment provisions.
On June 3, 2020, Mr. Brady entered into an amended and restated employment agreement with us to serve as Chief Financial Officer. Mr. Brady’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Brady’s annual base salary is $1.
Mr. Brady’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Brady has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Brady is eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,200,000, subject to continued employment during a three year cliff vesting schedule, and a performance- based stock award consisting of 2,591,000 RSUs which can be earned upon the achievement of pre-established
share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Brady vested in full. Mr. Brady’s employment agreement contains customary confidentiality, non-solicitation
and intellectual property assignment provisions.
Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Brady’s employment and subject to Mr. Brady’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including a two-year
non-compete
and
non-solicit
covenants and a
non-disparagement
covenant, Mr. Brady will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity based awards, other than Mr. Brady’s performance-based award (and the post termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board of directors, Mr. Brady’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated
for the length of his employment during the performance period.
Agreement with Pablo M. Koziner
On December 22, 2020, Pablo M. Koziner entered into an amended and restated employment agreement with us to serve as President of Energy and Commercial. Mr. Koziner’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Koziner’s annual base salary is $1. Mr. Koziner’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Koziner has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Koziner is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,100,000, subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 1,820,712 RSUs which can be earned upon the achievement of pre-established
share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. Mr. Koziner’s employment agreement contains customary confidentiality, non-solicitation
and intellectual property assignment provisions.
Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) and subject to the delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including a two-year
non-compete
and
non-solicit
covenants and a
non-disparagement
covenant, Mr. Koziner will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Koziner’s performance-based award; and (4) following certification by the board of directors, Mr. Koziner’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated
for the length of his employment during the performance period.
Agreement with Joseph R. Pike
On June 3, 2020, Joseph R. Pike entered into an amended and restated employment agreement with us to serve as Chief Human Resources Officer. Mr. Pike’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Pike’s annual base salary is $1. Mr. Pike’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Pike has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Pike is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $2,000,000, subject to continued employment during a three-year cliff vesting schedule, and a performance- based stock award consisting of 1,619,000 RSUs which can be earned upon the achievement of pre-established
share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Pike vested in full. Mr. Pike’s employment agreement contains customary confidentiality, non-solicitation
and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Pike’s employment and subject to Mr. Pike’s delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including two-year
non-compete
and
non-solicit
covenants and a
non-disparagement
covenant, Mr. Pike will be entitled to receive: (1) a lump sum cash payment in an amount equal to $945,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Pike’s performance-based award (and the post- termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board of directors, Mr. Pike’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated
for the length of his employment during the performance period.
Agreement with Britton M. Worthen
On June 3, 2020, Britton M. Worthen entered into an amended and restated employment agreement with us to serve as Chief Legal Officer. Mr. Worthen’s employment will continue until terminated in accordance with the terms of the employment agreement. Pursuant to the employment agreement, Mr. Worthen’s annual base salary is $1. Mr. Worthen’s employment agreement provides that he is eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Worthen has declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Worthen is eligible to receive an annual time-vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $3,000,000, subject to continued employment during a three-year cliff vesting schedule, and a performance-based stock award consisting of 2,428,000 RSUs which can be earned upon the achievement of pre-established
share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. As of the closing of the Business Combination, all unvested stock options then held by Mr. Worthen vested in full. Mr. Worthen’s employment agreement contains customary confidentiality, non-solicitation
and intellectual property assignment provisions.
Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Worthen’s employment and subject to Mr. Worthen’s delivery of an effective release of claims and ongoing compliance with certain post-termination restrictive covenants, including a two-year
non-compete
and
non-solicit
covenants and a
non-disparagement
covenant, Mr. Worthen will be entitled to receive: (1) a lump sum cash payment in an amount equal to $1,050,000, less applicable withholding taxes; (2) a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes; (3) the acceleration in full of all unvested equity and equity-based awards, other than Mr. Worthen’s performance-based award (and the post-termination exercise period for unexercised stock options will be extended to three years following his termination date); and (4) following certification by the board of directors, Mr. Worthen’s performance-based stock award will vest in an amount based upon the achievement of the share price milestones prior to his termination date, pro-rated
for the length of his employment during the performance period.
Agreements with Trevor R. Milton
On July 13, 2016, Trevor R. Milton entered into an employment agreement with Legacy Nikola’s predecessor, Bluegentech, LLC, to serve as Chief Executive Officer and President. Pursuant to the employment agreement, Mr. Milton’s initial base salary was $350,000. For 2019, Mr. Milton volunteered to have his annual salary reduced to $266,000 from $350,000 to offset the personnel and administrative costs associated with his airplane pilot being paid through Legacy Nikola’s payroll. Mr. Milton’s employment agreement provided that he was eligible to participate in Legacy Nikola’s health and welfare benefit plans maintained for the benefit of its employees. Under the employment agreement, Mr. Milton was also eligible to receive an annual bonus upon the achievement of specific revenue milestones, beginning after Legacy Nikola reaches $100.0 million or more in annual gross revenue. Mr. Milton’s employment agreement contained customary confidentiality, non-solicitation
and intellectual property assignment provisions.
On June 3, 2020, Mr. Milton entered into an amended and restated employment agreement with us to serve as executive chairman of the board of directors. Pursuant to the employment agreement, Mr. Milton’s annual base salary was $1. Mr. Milton’s employment agreement provided that he was eligible to participate in our health and welfare benefit plans maintained for the benefit of our employees. Mr. Milton declined to participate in any annual cash bonus program, without regard to his eligibility for any such program. Subject to board approval, Mr. Milton was eligible to receive an annual time vested stock award consisting of RSUs for shares of common stock having a value on the date of grant of not less than $6,000,000, subject to continued employment during a three year cliff vesting schedule, and a performance- based stock award consisting of 4,859,000 RSUs which could be earned upon the achievement of pre-established
share price milestones, subject to continued employment during a performance period that ends on the third anniversary of the Closing Date. Mr. Milton’s employment agreement contained customary confidentiality, non-solicitation
and intellectual property assignment provisions.
Pursuant to the employment agreement, in the event of an Involuntary Termination (as defined in the agreement) of Mr. Milton’s employment, we agreed to engage Mr. Milton as a non-employee
consultant for the period commencing on the termination date and ending on the second anniversary of the termination date. As consideration for his consulting services, we agreed to pay Mr. Milton $10.0 million on each of the first and second anniversaries of the termination date. In the event of such Involuntary Termination and subject to Mr. Milton’s delivery of an effective release of claims and ongoing compliance with certain post termination restrictive covenants, including two year non-compete
and
non-solicit
covenants and a mutual
non-disparagement
covenant, all of Mr. Milton’s unvested equity awards, including his performance-based stock award, were to accelerate in full (and the post termination exercise period for unexercised stock options would be extended until the earlier of (i) three years following his termination date or (ii) the remaining term of each such stock option), and Mr. Milton would be entitled to a lump sum cash payment equal to 18 months of COBRA benefits coverage, less applicable withholding taxes.
We entered into that certain agreement with Mr. Milton, dated September 20, 2020, or the separation agreement, under which Mr. Milton voluntarily stepped down from his position as executive chairman and all positions as an employee and officer of us and our subsidiaries, and his position as a director on our board of directors and as a director of any of our subsidiaries, including all committees thereof, in each case, effective as of September 20, 2020. Mr. Milton agreed to make himself reasonably available to provide consulting services and to assist us as reasonably requested by our board of directors on an ad hoc basis through December 31, 2020.
Pursuant to the separation agreement, Mr. Milton agreed to relinquish (i) 100% of the 4,859,000 performance-based stock units granted to Mr. Milton and (ii) any right or claim to enter into a two-year
consulting agreement with an annual fee of $10,000,000. As part of Mr. Milton’s relinquishment of his performance-based stock units, we also agreed to grant 1,069,000 time-vested restricted stock units vesting on June 3, 2023, to over 300 employees designated by Mr. Milton, subject to the employees’ continued employment with us through June 3, 2023. The separation agreement also provides for the accelerated vesting and settlement of 600,000 restricted stock units granted to Mr. Milton.
For a period of three years from September 20, 2020, or the Standstill Period, Mr. Milton has also agreed to certain standstill provisions, including, among other things, agreeing not to (i) acquire ownership (beneficial or otherwise) of more than 19 million shares of our outstanding common stock, (ii) propose or effect any extraordinary transaction with respect to the company, (iii) solicit any proxy or consent with respect to the election or removal of directors or any other proposal, (iv) seek representation on our board of directors or the removal of any member of the board of directors, or (v) submit any stockholder proposal.

In addition, during the Standstill Period, Mr. Milton has agreed to vote his shares of our common stock (i) in favor of the slate of directors recommended by our board of directors at any meeting of our stockholders and (ii) against the election of any nominee for director not recommended and nominated by our board of directors for election at such meeting.
Related Person Transactions Policy
Our board of directors has adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our chief legal officer and audit committee (or, where review by our audit committee would be inappropriate, to another independent body of the board of directors) for review. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	the risks, costs, and benefits to our company;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the materiality and character of the related person’s direct and indirect interest;

•	the related person’s actual or apparent conflict of interest;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties.
Our audit committee approves only those transactions that it determines are fair to us and in our best interests.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our common stock as of March 2, 2022 by:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each named executive officer and each director; and

•	all current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 417,456,713 shares of common stock outstanding as of March 2, 2022.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock. Except as otherwise set forth in the footnotes to the table below, the address of each of the persons listed below is c/o Nikola Corporation, 4141 E Broadway Road, Phoenix, Arizona 85040.

	Shares Beneficially Owned
Name and address of beneficial owner	Number	% of Ownership
Named Executive Officers and Directors:
Mark A. Russell (1)	49,774,487	11.7%
Kim J. Brady (2)	10,275,414	2.4%
Pablo M. Koziner	129,803	*
Joseph R. Pike (3)	589,865	*
Britton M. Worthen (4)	5,353,812	1.3%
Stephen J. Girsky (5)	1,807,811	*
Lynn Forester de Rothschild	200,000	*
Sooyean (Sophia) Jin (6)	35,887	*
Michael L. Mansuetti (7)	35,887	*
Gerrit A. Marx (8)	37,682	*
Mary L. Petrovich (9)	20,194	*
Steven M. Shindler (10)	425,281	*
Bruce L. Smith (11)	21,211	*
DeWitt C. Thompson, V (12)	13,180,103	3.2%
All executive officers and directors as a group (14 persons) (13)	81,887,437	18.5%
5% Stockholders:
M&M Residual, LLC (14)	49,365,986	11.8%
T&M Residual, LLC (1)	39,876,497	9.6%
Iveco S.p.A. (15)	25,661,448	6.1%
Norges Bank (16)	20,879,125	5.0%

*	Represents beneficial ownership of less than 1%.
(1)
Consists of (i) 1,054,691 shares held by Mr. Russell, (ii) 39,876,497 shares held by T&M Residual, and (iii) options to purchase 8,843,299 shares of common stock held by Mr. Russell that are exercisable within

60 days of March 2, 2022. T&M Residual is owned by Trevor R. Milton and Mark A. Russell. Mr. Russell is the manager of T&M Residual and has sole dispositive power over the shares held by T&M Residual.
(2)	Represents options to purchase 10,275,414 shares of common stock that are exercisable within 60 days of March 2, 2022.
(3)
Consists of options to purchase 409,712 shares of common stock that are exercisable within 60 days of March 2, 2022 and options to purchase 180,153 shares of common stock pursuant to the Founder Stock Option Plan.

(4)
Consists of options to purchase 4,603,168 shares of common stock that are exercisable within 60 days of March 2, 2022 and options to purchase 750,644 shares of common stock pursuant to the Founder Stock Option Plan.

(5)	Includes 181,441 shares underlying private warrants and 27,802 RSUs that vest within 60 days of March 2, 2022.
(6)	Includes 15,887 RSUs that vest within 60 days of March 2, 2022.
(7)	Includes 15,887 RSUs that vest within 60 days of March 2, 2022.
(8)
Includes 16,682 RSUs that vest within 60 days of March 2, 2022. Does not include shares held by Iveco. Mr. Marx serves as Chief Executive Officer of each of Iveco Group N.V. and of Iveco. Mr. Marx has no voting or dispositive power over the shares held by Iveco.

(9)	Includes 15,887 RSUs that vest within 60 days of March 2, 2022.
(10)	Includes 31,441 shares underlying private warrants and 16,682 RSUs that vest within 60 days of March 2, 2022.
(11)	Includes 15,887 RSUs that vest within 60 days of March 2, 2022.
(12)
Consists of 13,144,216 shares held by Legend Capital Partners and 15,887 RSUs that vest within 60 days of March 2, 2022. Legend Capital Partners has entered into arrangements under which it has pledged 13,144,216 shares of common stock held by Legend Capital Partners to secure loans with financial institutions. Such loans have or will have various requirements to repay all or portion of the loan upon the occurrence of various events, including when the price of common stock goes below certain specified levels. Legend Capital Partners may need to sell shares of our common stock to meet these repayment requirements. Upon a default under one or more of these loans, the lender could sell the pledged shares into the market without limitation on volume or manner of sale. As the Managing Partner of Legend Capital Partners, Mr. Thompson may be deemed to indirectly beneficially own shares held by Legend and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The business address of this stockholder is 1245 Bridgestone Blvd., LaVergne, TN 37086.

(13)
Consists of (i) 56,471,564 shares beneficially owned, directly or indirectly, by our current executive officers and directors, (ii) options to purchase 24,131,593 shares of common stock that are exercisable within 60 days of March 2, 2022, (iii) options to purchase 930,797 shares of common stock pursuant to the Founder Stock Option Plan, (iv) 212,882 shares underlying exercisable private warrants and (v) 140,601 RSUs that vest within 60 days of March 2, 2022.

(14)
Based on a Form 4 filed jointly on February 9, 2022, by Trevor R. Milton and M&M Residual. M&M Residual is wholly-owned by Mr. Milton and Mr. Milton has sole voting and dispositive power over shares held by M&M Residual. Consists of 1,250,000 shares held by Mr. Milton’s spouse and 48,115,986 shares held by M&M Residual. The business address of this stockholder is P.O. Box 50608, Phoenix, AZ 85076.

(15)
Based on Schedule 13D filed jointly on June 15, 2020, by Iveco and CNHI. Iveco is a wholly-owned subsidiary of CNHI. CNHI and Iveco may be deemed to share the power to vote or to direct the vote of and to dispose or to direct the disposition of all of the shares owned by Iveco. The business address of this stockholder is c/o Gerrit Marx, 25 St. James’ Street, London, SW1A 1HA, United Kingdom.

(16)
Based on a Schedule 13G filed on March 10, 2022 by Norges Bank (Central Bank of Norway) (“Norges”). Norges has sole voting and dispositive power with respect to 20,663,395 shares and shared dispositive power with respect to 215,730 shares. The principal address for Norges is Bankplassen 2, P.O. Box 1179 Sentrum, NO 0107 Oslo, Norway.

SELLING STOCKHOLDER
This prospectus relates to the possible resale from time to time by Tumim of any or all of the shares of common stock that may be issued by us to Tumim under the First Purchase Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see the section entitled “The Tumim Transaction” above. We are registering the shares of common stock pursuant to the provisions of the First Registration Rights Agreement we entered into with Tumim on June 11, 2021 in order to permit Tumim to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreements, the First Registration Rights Agreement and the Second Registration Rights Agreement, Tumim has not had any material relationship with us within the past three years.
The table below presents information regarding the Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of February 25, 2022. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares. As of February 25, 2022, the Selling Stockholder had purchased 14,213,498 shares of common stock under the First Purchase Agreement and was issued the First Commitment Shares and the Second Commitment Shares. The table below does not include 10,562,354 shares of common stock the Selling Stockholder purchased from us pursuant to the First Purchase Agreement as of February 25, 2022, the First Commitment Shares and the Second Commitment Shares that were issued to the Selling Stockholder, which have been resold by the Selling Stockholder under the First Tumim Registration Statement and the Second Tumim Registration Statement, respectively.
Beneficial ownership is determined in accordance with Rule
13d-3(d)
promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 413,811,158 shares of our common stock outstanding on February 25, 2022. Because the purchase price of the shares of common stock issuable under the First Purchase Agreement is determined on the applicable Purchase Date with respect to a Purchase, the number of shares that may actually be sold by us under the First Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
Name of Selling Stockholder	Number (1)	Percent		Number (2)	Percent
Tumim Stone Capital LLC (3)	3,651,144	*	17,025,590	20,676,734	*

*	Represents beneficial ownership of less than 1%.
(1)
Consists of 3,651,144 shares of common stock Tumim purchased from us pursuant to the First Purchase Agreement which have not been resold under the First Tumim Registration Statement as of February 25, 2022. In accordance with Rule
13d-3(d)
under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering any additional shares that Tumim may be required to purchase under the First Purchase Agreement and all of the shares that Tumim may be required to purchase under the Second Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreements, the satisfaction of which are entirely outside of Tumim’s control, including with respect to the First Purchase Agreement, the registration statement that includes this prospectus becoming and remaining effective. Furthermore, purchases of shares of our common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase

Agreements. The Purchase Agreements prohibit us from issuing and selling any shares of our common stock to Tumim to the extent such shares, when aggregated with all other shares of our common stock then beneficially owned by Tumim and its affiliates, would cause Tumim’s beneficial ownership of our common stock to exceed the Beneficial Ownership Limitation. The Purchase Agreements also prohibit us from issuing or selling shares of our common stock under the Purchase Agreements in excess of the Exchange Cap, unless we obtain stockholder approval to do so, or unless the average price of all sales of common stock under the Purchase Agreements (including the commitment shares issued thereunder) are made at a price equal to or greater than $16.8174 per share, such that the Exchange Cap limitation would not apply under the Nasdaq listing rules. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under the Nasdaq listing rules) may be amended or waived under the Purchase Agreements.
(2)
Assumes the sale of all shares being offered pursuant to this prospectus. Depending on the price per share at which we sell our common stock to Tumim pursuant to the First Purchase Agreement, we may need to sell to Tumim under the First Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $300.0 million Total Commitment originally available to us under the First Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Tumim is dependent upon the number of shares we sell to Tumim under the First Purchase Agreement.

(3)
The business address of Tumim Stone Capital LLC is 140 Broadway, 38th Floor, New York, NY 10005. Tumim Stone Capital LLC’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, which is the sole member of Tumim Stone Capital LLC, and has sole voting control and investment discretion over securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP. 3i Management, LLC is also the manager of Tumim Stone Capital LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, 3i, LP or Tumim Stone Capital LLC is a member of FINRA, or an independent broker- dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Tarlow as to beneficial ownership of the securities beneficially owned directly by Tumim Stone Capital LLC and indirectly by 3i Management, LLC and 3i, LP.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
Our Certificate of Incorporation authorizes the issuance of 600,000,000 shares of common stock, $0.0001 par value per share and 150,000,000 shares of undesignated preferred stock, $0.0001 par value per share. As of December 31, 2021, there were approximately 413,340,550 shares of common stock and no shares of preferred stock outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.
As of such date, there were 91 holders of record of our common stock and 12 holders of record of our warrants. Because many of our shares of common stock are held by brokers and other nominees on behalf of stockholders, this number is not indicative of the total number of stockholders represented by these stockholders of record.
Common Stock
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of common stock at the time outstanding are treated equally and identically. We have not paid any cash dividends to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of future outstanding indebtedness we or our subsidiaries incur.
Liquidation, Dissolution and Winding Up
In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up,
the holders of the common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to common stock.

Election of Directors
Our board of directors was previously divided into three classes, each serving a staggered, three-year term. Pursuant to an amendment to our Bylaws approved by our board of directors in April 2021, our board of directors was declassified such that each director will be elected at our annual meeting of stockholders to serve until the next annual meeting of stockholders, or thereafter until their successors are duly elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Preferred Stock
Our Certificate of Incorporation provides, that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. Our board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Nikola or the removal of existing management.
Warrants
As of December 31, 2021, there were 760,915 warrants to purchase common stock outstanding, all of which were initially issued as private warrants. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. The warrants will expire at 5:00 p.m., New York City time, on June 3, 2025, except that any warrants issued to Cowen Investments II, LLC will expire on May 15, 2023.
The registration statement registering the issuance of the shares underlying the warrants and the resale of the warrants and common stock that may be issued upon exercise of the warrants was declared effective by the SEC on July 17, 2020.
The warrants contain customary anti-dilution provisions adjusting the number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants in the event of stock splits, stock dividends, stock combinations and reclassifications, certain dividends and distributions on our common stock, and certain reorganizations, mergers and consolidations involving us.
The warrants are issued under and subject to the terms of the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.
Certain Anti-Takeover Provisions of Delaware Law, and in our Certificate of Incorporation and Bylaws
Special Meetings of Stockholders
Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in our Bylaws. Our Bylaws provide that special meetings of our stockholders may be called only by (i) a majority vote of our board of directors, (ii) our Secretary, at the request of the Chairman of our board of directors, (iii) our executive chairman, or (iv) the vote of the stockholders owning not less than twenty-five percent of our issued and outstanding stock; provided that our board of directors approves such stockholder request for a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under our Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior the anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no later than the close of business on the latter of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and our Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but Unissued Shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Forum Selection
Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions be brought in the Court of Chancery in the State of Delaware or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. Our Certificate of Incorporation also requires the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act, and the stockholder bringing the suit will be deemed to have to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.
Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder” and an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.
The provisions of DGCL, our Certificate of Incorporation and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitation on Liability and Indemnification of Directors and Officers
Our Certificate of Incorporation limits our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and our Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the company’s directors or officers or any other company or enterprise to which the person provides services at the company’s request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and our Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and warrants is Continental Stock Transfer & Trust Company.
Listing of Securities
Our common stock is listed on the Nasdaq Global Select Market under the symbol “NKLA.”

PLAN OF DISTRIBUTION
The shares of common stock offered by this prospectus are being offered by the Selling Stockholder, Tumim. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the shares of our common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Tumim is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Tumim has informed us that it intends to use one or more registered broker-dealers to effectuate all sales of our common stock that it has acquired and may in the future acquire from us pursuant to the First Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tumim has informed us that each such broker-dealer will receive commissions from Tumim that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.
We know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the

Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.
We will pay the expenses incident to the registration under the Securities Act of the offer and resale of the shares of our common stock covered by this prospectus by Tumim. As consideration for its irrevocable commitment to purchase our common stock under the First Purchase Agreement, we issued to Tumim the First Commitment Shares. We also reimbursed Tumim for the fees and disbursements of its counsel incurred in connection with the Purchase Agreement in the amount of $50,000.
We also have agreed to indemnify Tumim and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tumim has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tumim specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
We estimate that the total expenses for the offering (including the First Tumim Registration Statement) will be approximately $0.8 million.
Tumim has agreed that during the term of the First Purchase Agreement, neither Tumim, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock.
We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the Selling Stockholder.
Our common stock is currently listed on the Nasdaq Global Select Market under the symbol “NKLA.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S.
HOLDERS
The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering by a
non-U.S.
holder (as defined below). This summary does not address all aspects of U.S. federal income tax consequences relating thereto. This summary also does not address the tax considerations arising under the laws of any
non-U.S.,
state or local jurisdiction, nor under U.S. federal gift, generation-skipping and estate tax laws. In general, a
“non-U.S.
holder” means a beneficial owner of our common stock (other than an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in tax consequences different from those summarized below. The remainder of this summary assumes that a
non-U.S.
holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).This summary does not address all aspects of U.S. federal income tax consequences that may be relevant to
non-U.S.
holders in light of their particular circumstances, nor does it address any estate, generation-skipping or gift tax consequences, or any aspects of U.S. state, local or
non-U.S.
taxes. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a former citizen or resident of the United States, a foreign pension fund, financial institution, insurance company, tax-exempt
organization, trader, broker or dealer in securities, commodities or currencies, “controlled foreign corporation,” “passive foreign investment company,” partnership or other pass- through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, person that owns, or is deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), person using the accrual method of tax accounting subject to special tax rules under Section 451(b) of the Code, or person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends
In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free
return of capital, causing a reduction in the adjusted tax basis of a
non-U.S.
holder’s common stock, and to the extent the amount of the distribution exceeds the
non-U.S.
holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Common Stock”). Any such distribution will also be subject to the discussion below under the heading “Additional Withholding Requirements.”
Dividends paid to a
non-U.S.
holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the
non-U.S.
holder within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base within the United States) are not subject to the withholding tax provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates applicable to a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A
non-U.S.
holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service, or the IRS, Form
W-8BEN
or Form
W-8BEN-E
(or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain
non-U.S.
holders that are pass-through entities rather than corporations or individuals.
A
non-U.S.
holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of Common Stock
Subject to the discussion of backup withholding and additional withholding requirements below, any gain realized by a
non-U.S.
holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the
non-U.S.
holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the
non-U.S.
holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been, at any time during the five-year period preceding such disposition (or the
non-U.S.
holder’s holding period, if shorter) a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A
non-U.S.
holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition at the graduated rates applicable to a United States person as defined under the Code. In addition, if any
non-U.S.
holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such
non-U.S.
holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual
non-U.S.
holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury regulations, our common stock will be treated as a U.S. real property interest only with respect to a
non-U.S.
holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the
5-year
period ending on the date of the disposition or the period that the
non-U.S.
holder held our common stock. In such case, such
non-U.S.
holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons. No assurance can be provided that our common stock will be considered to be regularly traded on an established securities market for purposes of the rules described above.
Information Reporting and Backup Withholding
Distributions paid to a
non-U.S.
holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the
non-U.S.
holder resides under the provisions of an applicable income tax treaty.
A
non-U.S.
holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a
non-U.S.
holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a
non-U.S.
holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a
non-U.S.
holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA), a 30% U.S. federal withholding tax may apply to any dividends paid on, and, subject to the discussion of the proposed Treasury regulations below, the gross proceeds from a sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a
“non-financial
foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form
W-8BEN-E,
evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.
Proposed Treasury regulations, if finalized in their present form, would eliminate withholding under FATCA with respect to payment of gross proceeds from a sale or other disposition of our common stock. The preamble to such proposed Treasury regulations stated that taxpayers may generally rely on the proposed Treasury regulations until final regulations are issued.
The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and
non-U.S.
tax consequences of the purchase, ownership and disposition of our common stock, including the consequences of any proposed change in applicable laws.

LEGAL MATTERS
The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.
EXPERTS
The consolidated financial statements of Nikola Corporation appearing in Nikola’s Annual Report (Form
10-K)
for the year ended December 31, 2021, and the effectiveness of Nikola’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
CHANGE IN AUDITOR
On June 3, 2020, our board of directors approved the engagement of Ernst & Young LLP, or EY, as our independent registered public accounting firm to audit the company’s consolidated financial statements for the year ending December 31, 2020. EY served as the independent registered public accounting firm of Legacy Nikola prior to the Business Combination. Accordingly, RSM US LLP, or RSM, our independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by EY as our independent registered public accounting firm following completion of the company’s audit for the year ended December 31, 2019, which consists only of the accounts of the pre-business
combination special purpose acquisition company.
RSM’s report on the company’s balance sheets as of December 31, 2019 and 2018, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from January 23, 2018 (inception) to December 31, 2018, and the related notes to the financial statements, or collectively, the financial statements, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the period from January 23, 2018 (inception) to December 31, 2019 and the subsequent period through March 31, 2020, there were no: (i) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to RSM’s satisfaction would have caused RSM to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation
S-K.
During the period from January 23, 2018 (inception) to December 31, 2018 and the interim period through March 31, 2020, we did not consult EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered our financial statements, and no written report or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation
S-K
under the Exchange Act and the related instructions to Item 304 of
Regulation S-K
under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation
S-K
under the Exchange Act.
We have provided RSM with a copy of the disclosures made by us in response to Item 304(a) of
Regulation S-K
under the Exchange Act, and have requested that RSM furnish us with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) of Regulation
S-K
under the Exchange Act and, if not, stating the respects in which it does not agree. A letter from RSM is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form
S-1
with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional exhibits. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus and the accompany registration statement, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is www.nikolamotor.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form
10-K;
our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form
10-Q;
our Current Reports on Form
8-K;
Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Nikola Corporation
Opinion on Internal Control Over Financial Reporting
We have audited Nikola Corporation’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Nikola Corporation (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021 and our report dated February 24, 2022 expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.
Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control Over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ Ernst & Young LLP
Phoenix, Arizona
February 24, 2022

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Nikola Corporation
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Nikola Corporation (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 24, 2022 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Valuation of Warrant Liability

Description of the Matter
The fair value of the Warrant Liability as of December 31, 2021 totaled $4.3 million. The fair value adjustments for the Warrant Liability during the year ended December 31, 2021 totaled $3.1 million. As discussed in Note 2 to the consolidated financial statements, the Warrant Liability was valued each reporting period using a Black-Scholes model that utilized various assumptions, including term, stock price, volatility, risk free rate and dividend yield, to calculate the fair value of the Warrant Liability. The volatility assumption was the most critical assumption as it had the most significant effect on the fair value of the Warrant Liability. The volatility assumption was calculated using the equity volatilities of guideline public companies, which were selected based on the similarity of their operations to that of the Company.

Auditing the fair value of the Warrant Liability was challenging due to the judgmental nature of selecting an appropriate valuation model and the model’s assumptions, especially the guideline public companies used to determine the volatility assumption.

How We Addressed the Matter in Our Audit	To test the fair value of the Warrant Liability, our audit procedures included, among others, assessing the appropriateness of the use of the Black-Scholes model and accuracy of the underlying calculation, including testing the assumptions used to calculate the fair value of the Warrant Liability. We compared the term, stock price, risk free rate and dividend yield to readily available information as of the valuation dates for each reporting period. For the volatility assumption, we assessed the suitability of the guideline public companies used based on the similarity of their operations to that of the Company, compared the equity volatilities of the guideline public companies used in the estimate to actual stock price performance, and we developed an independent range of volatility based on the cumulative volatilities of the guideline public companies adjusted for the relative size of the Company as compared to the guideline public companies. We involved our specialists to assist us with evaluating the Black-Scholes model, as well as to perform comparative range calculations using the assumptions previously discussed.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2018.
Phoenix, Arizona
February 24, 2022

NIKOLA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$497,241	$840,913
Restricted cash and cash equivalents	—	4,365
Inventory	11,597	—
Prepaid in-kind services	—	46,271
Prepaid expenses and other current assets	15,891	5,368

Total current assets	524,729	896,917

Restricted cash and cash equivalents	25,000	4,000
Long-term deposits	27,620	17,687
Property, plant and equipment, net	244,377	71,401
Intangible assets, net	97,181	50,050
Investment in affiliates	61,778	8,420
Goodwill	5,238	5,238
Other assets	3,896	—

Total assets	$989,819	$1,053,713

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$86,982	$29,364
Accrued expenses and other current liabilities	93,487	17,739
Debt and finance lease liabilities, current	140	5,170

Total current liabilities	180,609	52,273

Long-term debt and finance lease liabilities, net of current portion	25,047	13,956
Operating lease liabilities	2,263	—
Warrant liability	4,284	7,335
Other long-term liabilities	84,033	—
Deferred tax liabilities, net	11	8

Total liabilities	296,247	73,572

Commitments and contingencies (Note 14)
Stockholders’ equity
Preferred stock, $0.0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 413,340,550 and 391,041,347 shares issued and outstanding as of December 31, 2021 and 2020, respectively	41	39
Additional paid-in capital	1,944,341	1,540,037
Accumulated deficit	(1,250,612)	(560,174)
Accumulated other comprehensive income (loss)	(198)	239

Total stockholders’ equity	693,572	980,141

Total liabilities and stockholders’ equity	$989,819	$1,053,713

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Years Ended December 31,
	2021	2020	2019
Solar revenues	$—	$95	$482
Cost of solar revenues	—	72	271

Gross profit	—	23	211

Operating expenses:
Research and development	292,951	185,619	67,514
Selling, general, and administrative	400,575	182,724	20,692
Impairment expense	—	14,415	—

Total operating expenses	693,526	382,758	88,206

Loss from operations	(693,526)	(382,735)	(87,995)
Other income (expense):
Interest income (expense), net	(481)	202	1,456
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	—	(3,339)
Loss on forward contract liability	—	(1,324)	—
Revaluation of warrant liability	3,051	13,448	—
Other income (expense), net	4,102	(846)	1,373

Loss before income taxes and equity in net loss of affiliates	(686,854)	(371,255)	(88,505)
Income tax expense (benefit)	4	(1,026)	151

Loss before equity in net loss of affiliates	(686,858)	(370,229)	(88,656)
Equity in net loss of affiliates	(3,580)	(637)	—

Net loss	(690,438)	(370,866)	(88,656)
Premium paid on repurchase of redeemable convertible preferred stock	—	(13,407)	(16,816)

Net loss attributable to common stockholders	$(690,438)	$(384,273)	$(105,472)

Net loss per share attributable to common stockholders:
Basic	$(1.73)	$(1.15)	$(0.40)
Diluted	$(1.74)	$(1.18)	$(0.40)
Weighted-average shares outstanding:
Basic	398,655,081	335,325,271	262,528,769
Diluted	398,784,392	335,831,033	262,528,769
See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Years Ended December 31,
	2021	2020	2019
Net loss	$(690,438)	$(370,866)	$(88,656)
Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	(437)	239	—

Comprehensive loss	$(690,875)	$(370,627)	$(88,656)

See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	76,817,224	$278,062	60,166,667	$1	$6,742	$(98,565)	$—	$(91,822)
Retroactive application of recapitalization	(76,817,224)	(278,062)	200,239,676	25	278,037	—	—	278,062

Adjusted balance, beginning of period	—	—	260,406,343	26	284,779	(98,565)	—	186,240
Issuance of Series D redeemable convertible preferred stock, net of $4,700 issuance costs (1)	—	—	6,671,998	1	60,304	—	—	60,305
Issuance of Series D redeemable convertible preferred stock for in-kind contribution (1)	—	—	5,953,515	—	58,000	—	—	58,000
Exercise of Series A redeemable convertible preferred stock warrants (1)	—	—	1,368,720	—	6,116	—	—	6,116
Repurchase of Series B redeemable convertible preferred stock (1)	—	—	(3,575,750)	—	(30,259)	(1,097)	—	(31,356)
Exercise of stock options	—	—	1,266	—	1	—	—	1
Stock-based compensation	—	—	—	—	4,858	—	—	4,858
Cumulative effect of ASU 2018-07 adoption	—	—	—	—	162	(162)	—	—
Net loss	—	—	—	—	—	(88,656)	—	(88,656)

Balance as of December 31, 2019	—	$—	270,826,092	$27	$383,961	$(188,480)	$—	$195,508

Issuance of Series D redeemable convertible preferred stock, net of $8,403 issuance costs (1)	—	—	6,581,340	1	56,249	—	—	56,250
Issuance of Series D redeemable convertible preferred stock for in kind contribution (1)	—	—	9,443,353	1	91,998	—	—	91,999
Business Combination and PIPE financing	—	—	72,272,942	7	594,515	—	—	594,522
Exercise of stock options	—	—	8,716,423	—	9,863	—	—	9,863
Issuance of shares for RSU awards	—	—	194,306	—	—	—	—	—
Stock-based compensation	—	—	—	—	137,991	—	—	137,991
Common stock issued for warrants exercised	—	—	23,006,891	3	265,460	—	—	265,463
Cumulative effect of ASU 2016-02 adoption	—	—	—	—	—	(828)	—	(828)
Net loss	—	—	—	—	—	(370,866)	—	(370,866)
Other comprehensive income	—	—	—	—	—	—	239	239

Balance as of December 31, 2020	—	$—	391,041,347	$39	$1,540,037	$(560,174)	$239	$980,141

Exercise of stock options	—	—	3,472,267	1	4,571	—	—	4,572
Issuance of shares for RSU awards	—	—	2,523,328	—	—	—	—	—
Common stock issued for commitment shares	—	—	407,743	—	5,564	—	—	5,564
Common stock issued for investment in affiliates, net of common stock with embedded put right	—	—	1,682,367	—	19,139	—	—	19,139
Reclassification from mezzanine equity to equity after elimination of put right	—	—	—	—	5,532	—	—	5,532
Issuance of common stock under Tumim Purchase Agreements	—	—	14,213,498	1	163,787	—	—	163,788
Stock-based compensation	—	—	—	—	205,711	—	—	205,711
Net loss	—	—	—	—	—	(690,438)	—	(690,438)
Other comprehensive loss	—	—	—	—	—	—	(437)	(437)

Balance as of December 31, 2021	—	$—	413,340,550	$41	$1,944,341	$(1,250,612)	$(198)	$693,572

(1)	Issuance of redeemable convertible preferred stock and convertible preferred stock warrants have been retroactively restated to give effect to the recapitalization transaction.
See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2021	2020	2019
Cash flows from operating activities
Net loss	$(690,438)	$(370,866)	$(88,656)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,231	6,008	2,323
Stock-based compensation	205,711	137,991	4,858
Revaluation of Series A redeemable convertible preferred stock warrant liability	—	—	3,339
Non-cash in-kind services	46,271	45,729	8,000
Loss on forward contract liability	—	1,324	—
Impairment expense	—	14,415	—
Equity in net loss of affiliates	3,580	637	—
Revaluation of warrant liability	(3,051)	(13,448)	—
Issuance of common stock for commitment shares	5,564	—	—
Inventory write-downs	4,927	—	—
Other non-cash activity	1,626	(1,063)	151
Changes in operating assets and liabilities:
Inventory	(17,412)	—	—
Prepaid expenses and other current assets	(10,967)	(928)	(606)
Accounts payable, accrued expenses and other current liabilities	96,144	29,668	(9,366)
Long-term and customer deposits	(4,721)	—	—
Other assets	(1,216)	—	—
Operating lease liabilities	(50)	—	—
Other long-term liabilities	48,647	—	(670)

Net cash used in operating activities	(307,154)	(150,533)	(80,627)

Cash flows from investing activities
Purchases and deposits for property, plant and equipment	(179,269)	(22,324)	(21,100)
Investments in affiliates	(25,000)	(8,817)	—
Settlement of first price differential	(3,412)	—	—
Proceeds from sale of equipment	200	—	—
Cash paid towards build-to-suit lease	—	—	(18,202)

Net cash used in investing activities	(207,481)	(31,141)	(39,302)

Cash flows from financing activities
Proceeds from the exercise of Series A redeemable convertible preferred stock warrants	—	—	2,160
Repurchase of Series B redeemable convertible preferred stock from related parties, net of issuance costs paid	—	—	(31,356)
Proceeds from issuance of Series D redeemable convertible preferred stock, net of issuance costs paid	—	50,349	65,000
Business Combination and PIPE financing, net of issuance costs paid	—	616,726	—
Proceeds from the exercise of stock options	4,785	9,650	1
Proceeds from the exercise of stock warrants, net of issuance costs paid	—	264,548	—
Proceeds from issuance of shares under the Tumim Purchase Agreement	163,788	—	—
Proceeds from landlord on finance lease	—	889	—
Payments on finance lease liability	(863)	(1,042)	—
Proceeds from issuance of promissory note, net of issuance costs	24,632	—	—
Proceeds from note payable	—	4,134	—
Payment of note payable	(4,100)	(4,134)	—
Payment for issuance costs	(644)	—	—

Net cash provided by financing activities	187,598	941,120	35,805
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(327,037)	759,446	(84,124)
Cash and cash equivalents, including restricted cash and cash equivalents, beginning of period	849,278	89,832	173,956

Cash and cash equivalents, including restricted cash and cash equivalents, end of period	$522,241	$849,278	$89,832

Supplemental cash flow disclosures:
Cash paid for interest	$797	$884	$96
Cash interest received	$512	$703	$1,437
Cash paid for income taxes, net of refunds	$—	$—	$2
Supplemental noncash investing and financing activities:
Purchases of property, plant and equipment included in liabilities	$27,510	$6,751	$1,094
Property acquired through build-to-suit lease	$—	$—	$3,243
Non-cash acquisition of license	$—	$—	$50,000
Accrued Series D redeemable convertible preferred stock issuance costs	$—	$—	$4,695
Non-cash prepaid in-kind services	$—	$46,271	$—
Accrued Business Combination and PIPE transaction costs	$—	$285	$—
Net liabilities assumed from VectoIQ	$—	$21,919	$—
Settlement of forward contract liability	$—	$1,324	$—
Stock option proceeds receivable	$—	$213	$—
Leased assets obtained in exchange for new finance lease liabilities	$646	$—	$—
Common stock issued for commitment shares	$5,564	$—	$—
Common stock issued for investments in affiliates, including common stock with embedded put right	$32,376	$—	$—
Acquired intangible assets included in liabilities	$47,181	$—	$—
See accompanying notes to consolidated financial statements.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements
1. BASIS OF PRESENTATION

(a)	Overview
Nikola Corporation (“Nikola” or the “Company”) is a designer and manufacturer of heavy-duty commercial battery-electric and hydrogen-electric vehicles and energy infrastructure solutions.
On June 3, 2020 (the “Closing Date”), VectoIQ Acquisition Corp. (“VectoIQ”), consummated the previously announced merger pursuant to the Business Combination Agreement, dated March 2, 2020 (the “Business Combination Agreement”), by and among VectoIQ, VCTIQ Merger Sub Corp., a wholly-owned subsidiary of VectoIQ incorporated in the State of Delaware (“Merger Sub”), and Nikola Corporation, a Delaware corporation (“Legacy Nikola”). Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy Nikola was effected through the merger of Merger Sub with and into Legacy Nikola, with Legacy Nikola surviving as the surviving company and as a wholly-owned subsidiary of VectoIQ (the “Business Combination”).
On the Closing Date, and in connection with the closing of the Business Combination, VectoIQ changed its name to Nikola Corporation. Legacy Nikola was deemed the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) 805. This determination was primarily based on Legacy Nikola’s stockholders prior to the Business Combination having a majority of the voting interests in the combined company, Legacy Nikola’s operations comprising the ongoing operations of the combined company, Legacy Nikola’s board of directors comprising a majority of the board of directors of the combined company, and Legacy Nikola’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.
While VectoIQ was the legal acquirer in the Business Combination, because Legacy Nikola was deemed the accounting acquirer, the historical financial statements of Legacy Nikola became the historical financial statements of the combined company, upon the consummation of the Business Combination. As a result, the financial statements included in this report reflect (i) the historical operating results of Legacy Nikola prior to the Business Combination; (ii) the combined results of the Company and Legacy Nikola following the closing of the Business Combination; (iii) the assets and liabilities of Legacy Nikola at their historical cost; and (iv) the Company’s equity structure for all periods presented.
In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share issued to Legacy Nikola’s stockholders in connection with the recapitalization transaction. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Nikola redeemable convertible preferred stock and Legacy Nikola common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination Agreement. Activity within the statement of stockholders’ equity for the issuances and repurchases of Legacy Nikola’s redeemable convertible preferred stock, were also retroactively converted to Legacy Nikola common stock.

(b)	Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and pursuant to the regulations of the U.S. Securities and Exchange Commission (“SEC”).

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
1. BASIS OF PRESENTATION  (Continued)

Certain prior period balances have been reclassified to conform to the current period presentation in the consolidated financial statements and the accompanying notes.
All dollar amounts are in thousands, unless otherwise noted. Share and per share amounts are presented on a post-conversion basis for all periods presented, unless otherwise specified.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(c)	Funding Risks and Going Concern
As an early stage growth company, the Company’s ability to access capital is critical. Until the Company can generate sufficient revenue to cover its operating expenses, working capital and capital expenditures, the Company will need to raise additional capital.
Additional stock financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.
The Company’s ability to access capital when needed is not assured and, if capital is not available to the Company when, and in the amounts needed, the Company could be required to delay, scale back, or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, financial condition and results of operations.
These financial statements have been prepared by management in accordance with GAAP and this basis assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.
As of the date of this Annual Report on Form
10-K,
the Company’s existing cash resources and existing borrowing availability are sufficient to support planned operations for the next 12 months. As a result, management believes that the Company’s existing financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated.

(b)	Comprehensive Loss
Comprehensive loss represents the net loss for the period adjusted for other comprehensive income (loss). Other comprehensive income (loss) is comprised of currency translation adjustments relating to the Company’s equity method investment whose functional currency is not the U.S. dollar.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

(c)	Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve valuation of the Company’s stock-based compensation, including the fair value of common stock and market-based restricted stock units, the valuations of warrant liabilities, derivative liabilities, the Put Right, Price Differential and redeemable convertible preferred stock tranche liability, estimates related to the Company’s lease assumptions, contingent liabilities, including litigation reserves, and inventory valuation. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

(d)	Segment Information
Under ASC 280,
Segment Reporting
, operating segments are defined as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”), in deciding how to allocate resources and in assessing performance. The Company has two components, the Truck business unit and Energy business unit. The Truck business unit is developing and commercializing hydrogen-electric and battery-electric semi-trucks that provide environmentally friendly, cost effective solutions to the trucking sector. The Energy business unit is developing and constructing a network of hydrogen fueling stations to meet hydrogen fuel demand for its customers. To date, the Company has not entered into production for the above-mentioned business units. Therefore, the Company’s chief executive officer, who is also the CODM, makes decisions and manages the Company’s operations as a single operating and reportable segment for purposes of allocating resources and evaluating financial performance.

(e)	Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, and restricted cash and cash equivalents. The Company’s cash is placed with high-credit-quality financial institutions and issuers, and at times exceeds federally insured limits. The Company limits its concentration of risk in cash equivalents by diversifying its investments among a variety of industries and issuers. The Company has not experienced any credit loss relating to its cash equivalents.

(f)	Concentration of Supplier Risk
The Company is subject to risks related to its dependence on suppliers as some of the components and technologies used in the Company’s products are produced by a limited number of sources or contract manufacturers. The inability of these suppliers to deliver necessary components in a timely manner, at prices and quantities acceptable to the Company may cause the Company to incur transition costs to other suppliers and could have a material and adverse impact on the Company’s business, growth and financial and operating results.

(g)	Cash, Cash Equivalents and Restricted Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents. Additionally, the Company considers investments in money market funds with a floating net asset value to be cash equivalents. As of December 31, 2021 and 2020 the Company had $497.2 million and $840.9 million of cash and cash equivalents, which included cash equivalents of $463.9 million and $827.1 million highly liquid investments at December 31, 2021 and 2020, respectively.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

As of December 31, 2021 and 2020, the Company had $25 million and $8.4 million, respectively, in current and non-current
restricted cash. Restricted cash represents cash that is restricted as to withdrawal or usage and primarily consists of securitization of the Company’s letter of credit and term loan, and refundable customer deposits.
The reconciliation of cash and cash equivalents and restricted cash and cash equivalents to amounts presented in the consolidated statements of cash flows are as follows:

	As of December 31,
	2021	2020	2019
Cash and cash equivalents	$497,241	$840,913	$85,688
Restricted cash and cash equivalents—current	—	4,365	—
Restricted cash and cash equivalents—non-current	25,000	4,000	4,144

Cash, cash equivalents and restricted cash and cash equivalents	$522,241	$849,278	$89,832

(h)	Fair Value of Financial Instruments
The carrying value and fair value of the Company’s financial instruments are as follows:

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$463,867	$—	$—	$463,867

Liabilities
Warrant liability	$—	$—	$4,284	$4,284
Derivative liability	—	—	4,189	4,189

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents—money market	$827,118	$—	$—	$827,118
Restricted cash equivalents—money market	4,100	—	—	4,100

Liabilities
Warrant liability	$—	$—	$7,335	$7,335
During 2019, the Company recognized a $3.3 million loss as a component of other income (expense) on the consolidated statements of operations for the remeasurement of the Series A redeemable convertible preferred stock warrant liability. As of December 31, 2019, all Series A redeemable convertible preferred stock warrants were exercised, upon which time the Company reclassified the warrant liability to additional paid-in
capital on the consolidated balance

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

The following table represents the significant unobservable inputs used in determining the fair value of the redeemable convertible preferred stock warrant liability:

For the Year Ended December 31, 2019
Risk-free interest rate	1.48% - 2.41%
Expected term (in years)	0 - 0.75
Expected dividend yield	—
Expected volatility	70%
In September 2019, Legacy Nikola entered into an agreement that required Legacy Nikola to issue, and the investor to purchase, Series D redeemable convertible preferred stock at a fixed price in April 2020 (the “Forward Contract Liability”), which was accounted for as a liability. The liability was remeasured to its fair value each reporting period and at settlement, which occurred in April 2020 with the issuance of Series D redeemable convertible preferred stock. The change in fair value was recognized in other income (expense) on the consolidated statements of operations. The change in fair value of the Forward Contract Liability was as follows:

Forward Contract Liability
Estimated fair value at December 31, 2019	$—
Change in estimated fair value	1,324
Settlement of forward contract liability	(1,324)

Estimated fair value at December 31, 2020	$—

In determining the fair value of the Forward Contract Liability, estimates and assumptions impacting fair value included the estimated future value of the Company’s Series D redeemable convertible preferred stock, discount rates and estimated time to liquidity. The following reflects the significant quantitative inputs used:

As of April 10, 2020
Estimated future value of Series D redeemable convertible preferred stock	$10.00
Discount rate	—%
Time to liquidity (years)	0

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

As a result of the Business Combination, the Company assumed a warrant liability (the “Warrant Liability”) related to previously issued private warrants in connection with VectoIQ’s initial public offering. The Warrant Liability was remeasured to its fair value at each reporting period and upon settlement. The change in fair value was recognized in revaluation of warrant liability on the consolidated statements of operations. The change in fair value of the Warrant Liability was as follows:

Warrant Liability
Estimated fair value at December 31, 2019	$—
Warrant liability assumed from the Business Combination	21,698
Change in estimated fair value	(13,448)
Settlement of warrant liability	(915)

Estimated fair value at December 31, 2020	7,335
Change in fair value	(3,051)

Estimated fair value at December 31, 2021	$4,284

The fair value of the warrants outstanding was estimated using the Black-Scholes model. The application of the Black-Scholes model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	As of December 31,
	2021	2020
Stock price	$9.87	$15.26
Exercise price	$11.50	$11.50
Remaining term (in years)	3.42	4.42
Volatility	90%	75%
Risk-free rate	1.03%	0.30%
Expected dividend yield	—	—
On June 22, 2021 (the “WVR Closing Date”), the Company entered into a Membership Interest Purchase Agreement (the “MIPA”) with Wabash Valley Resources LLC (“WVR”) and the sellers party thereto (collectively, the “Sellers”), pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for cash and the Company’s common stock (see Note 7,
Investments in Affiliates
). Under the original MIPA, each Seller had a right but not the obligation, in its sole discretion, to cause the Company to purchase a portion of such Seller’s Shares outside the specified blackout windows, at $14.86 per share of common stock (the “Put Right”) with a maximum common share repurchase of $10.0 million in aggregate. As of the WVR Closing Date, the potential cash settlement from the shares of common stock subject to the Put Right and the fair value of the embedded Put Right was recorded in temporary equity.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

The fair value of the Put Right, a level 3 measurement, was estimated using a Monte Carlo simulation model. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The fair value of the Put Right was $3.2 million as of the WVR Closing Date. The following reflects the inputs and assumptions used:

As of June 22, 2021
Stock price	$17.32
Strike price	$14.86
Volatility	95%
Risk-free rate	0.10%
On September 13, 2021, the Company entered into an Amended Membership Interest Purchase Agreement (the “Amended MIPA”) with WVR and the Sellers, pursuant to which the Seller’s rights to cause the Company to purchase a portion of such Seller’s shares, the Put Right, was removed in its entirety and replaced with the first price differential and second price differential (together the “Price Differential”). The first price differential is equal to $14.86 (the “Issue Price”), less the average closing price for shares of the Company’s common stock for the 15 consecutive days immediately following September 20, 2021. The second price differential is equal to the Issue Price less the average closing price for shares of the Company’s common stock for th
e
five consecutive days immediately following June 20, 2022. If the first price differential is positive, the Company is obligated to pay to each Seller an amount equal to the product of 50% of such Seller’s portion of the closing stock consideration and the first price differential on October 12, 2021. If the second price differential is positive, the Company is obligated to pay to each Seller an amount equal to the product of 50% of such Seller’s portion of the closing stock consideration and the second price differential on June 28, 2022. Under the Amended MIPA, the Company’s maximum obligation is $10.0 million in aggregate.
As a result of the Amended MIPA, the shares of common stock with the embedded Put Right were deemed modified and $13.2 million was reclassified from temporary equity to equity on the consolidated balance sheets. The Price Differential is a freestanding financial instrument and accounted for as a derivative liability. The fair value of the derivative at modification was $7.7 million and was recognized in accrued expenses and other current liabilities on the consolidated balance sheets, resulting in a net impact of $5.5 million to equity.
The derivative liability is remeasured to its fair value at each reporting period and upon settlement. In accordance with the Amended MIPA, the first price differential with the WVR Sellers was settled for $3.4 million in the fourth quarter of 2021.
The derivative liability was remeasured at each reporting period with changes in its fair value recorded in other income (expense), net on the consolidated statements of operations. The change in fair value of the derivative liability was as follows:

Derivative Liability
Estimated fair value at September 13, 2021	$7,705
Change in estimated fair value	(104)
Settlement of first price differential	(3,412)

Estimated fair value at December 31, 2021	$4,189

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

The fair value of the derivative liability, a level 3 measurement, was estimated using a Monte Carlo simulation model. The application of the Monte Carlo simulation model requires the use of a number of inputs and significant assumptions including volatility. The following reflects the inputs and assumptions used:

	As of
	December 31, 2021	September 13, 2021
Stock Price	$9.87	$10.03
Strike Price	$14.86	$14.86
Volatility	100%	95%
Risk-free rate	0.18%	0.07%

(i)	Inventory
Inventories are stated at the lower of cost or net realizable value. Cost is computed using standard cost, which approximates actual cost on a first-in,
first-out
basis. Net realizable value is the estimated selling price of inventory in the ordinary course of business, less reasonably predictable costs to complete and transport. Additionally, the Company periodically writes-off
the excess and obsolete inventory based upon damaged or impaired goods and expectations about future demand and production plans.

(j)	Investments
Variable Interest Entities
The Company may enter into investments in entities that are considered variable interest entities (“VIE”) under ASC 810,
Consolidations
. A VIE is an entity that has either insufficient equity to permit the entity to finance its activities without additional subordinated financial support or equity investors who lack the characteristics of a controlling financial interest. If the Company is a primary beneficiary of a VIE, it is required to consolidate the entity. To determine if the Company is the primary beneficiary of a VIE, the Company evaluates whether it has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the Company. If the Company is not the primary beneficiary and an ownership interest is held in the entity, the interest is accounted for under the equity method of accounting. The Company continuously assesses whether it is the primary beneficiary of a VIE as changes to existing relationships or future transactions may result in changing conclusions.
Equity Method
Investments in which the Company can exercise significant influence, but do not control, are accounted for using the equity method and are presented on the consolidated balance sheets. The Company’s share of the net earnings or losses of the investee is presented within the consolidated statements of operations. The Company evaluates its equity method investments whenever events or changes in circumstance indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. Distributions received from equity method investees are presented in the consolidated statements of cash flows based on the cumulative earnings approach, whereby distributions received from equity method investments are classified as cash flows from operations to the extent of equity earnings and then as cash flows from investing activities thereafter. Refer to Note 7,
Investments in Affiliates
,
for further discussion.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

(k)	Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation. Repair and maintenance costs are expensed as incurred. Depreciation is generally computed on a straight-line basis over estimated useful life of the respective assets, except for tooling which is depreciated using the consumption method over the estimated productive life of the asset. The useful lives of the Company’s assets are as follows:

Machinery and equipment	5 to 20 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of useful life or lease term
Software	3 years
Buildings	30 to 40 years

Deposits on equipment are classified from long-term deposits to property and equipment upon receipt or transfer of title of the related equipment.

(l)	Leases
The Company determines if an arrangement is or contains a lease at inception. This determination depends on whether the arrangement conveys the right to control the use of an explicitly or implicitly identified asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed if the Company obtains the right to direct the use of and obtains substantially all of the economic benefits from using the underlying asset. The Company classifies leases with contractual terms greater than 12 months as either operating or finance. Leases with terms of 12 months or less are not recognized as right-of-use
assets or lease liabilities on the consolidated balance sheets pursuant to the short-term lease exclusion.
Lease liabilities are recognized based on the present value of lease payments, reduced by lease incentives, at the lease commencement date. The Company uses an incremental borrowing rate to determine the present value of lease payments when the rate implicit in the lease is not readily determinable. The Company’s incremental borrowing rate is the rate of interest that it would have to pay to borrow an amount equal to the lease payments, on a collateralized basis and in a similar economic environment over a similar term.
Lease assets are recognized based on the related lease liabilities, plus any prepaid lease payments and initial direct costs from executing the leasing arrangement. The lease term includes the base, non-cancelable
lease term, and any options to extend or terminate the lease when it is reasonably certain, at commencement, that the Company will exercise such options.
Finance lease assets are amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term. The interest component of a finance lease is included in “Interest income (expense), net” and recognized using the effective interest method over the lease term. Operating lease assets are amortized on a straight-line basis over the term of the lease. Leases with terms of 12 months or less at commencement are expensed over the lease term. The Company has also elected not to separate lease and non-lease
components within a leasing arrangement related to the Company’s existing classes of assets.
Non-lease
components primarily include payments for maintenance and utilities.
Variable payments related to a lease are expensed as incurred. These costs often relate to payments for real estate taxes, insurance, common area maintenance, and other operating costs in addition to base rent.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

(m)	Goodwill
The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company has determined that there is a single reporting unit for the purpose of the goodwill impairment test, which is performed annually. For purposes of assessing the impairment of goodwill, the Company performs a qualitative analysis on December 31, each year to determine if events or changes in circumstances indicate the fair value of the reporting unit is less than its carrying value.
Factors considered which could trigger a further impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant changes in the manner of use of the acquired assets, the Company’s overall business strategy, and significant industry or macroeconomic trends. If the qualitative analysis indicates that the carrying value of the asset may not be recoverable based on the existence of one or more of the above indicators, recoverability is determined by comparing the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair-market value of the asset.
There was no impairment of goodwill for the years ended December 31, 2021, 2020 and 2019.

(n)	Intangible Assets with Indefinite Useful Lives
The Company’s prior acquisitions resulted in value assigned to in-process
R&D related to the Company’s Powersports business unit.
In-process
R&D has an indefinite useful life until completion or abandonment of the associated R&D efforts. If abandoned, the assets would be impaired. If the activities are completed, a determination is made regarding the useful lives of the assets and the methods of amortization.
The Company is required to test its
in-process
R&D assets for impairment annually using the guidance for indefinite-lived intangible assets. The Company’s evaluation consists of first assessing qualitative factors to determine if impairment of the asset is more likely than not. If it is more likely than not that the asset is impaired, the Company determines the fair value of the in-process
R&D asset and records an impairment charge if the carrying amount exceeds the fair value.
During the fourth quarter of 2020, the Company ceased operations related to the Powersports business unit in order to focus on the Company’s primary mission of commercial production of semi-trucks and construction of hydrogen fueling stations. All employees in the Powersports business unit were transferred to the Truck and Energy business units within the Company. As a result, the Company recorded impairment expense related to its in-process
R&D during 2020. There were no impairments of indefinite-lived intangible assets for the years ended December 31, 2021 and 2019. See Note 6,
Intangible Assets, Net
, for further discussion.
For intangible assets acquired in a
non-monetary
exchange, the estimated fair value of the shares transferred are used to establish their recorded values.

(o)	Long-Lived Assets and Finite Lived Intangibles
The Company has finite lived intangible assets for licenses. The Company reviews its long-lived assets and finite lived intangibles for impairment whenever events or changes in circumstances indicate that the carrying

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

value may not be recoverable. The events and circumstances the Company monitors and considers include significant decreases in the market price of similar assets, significant adverse changes to the extent and manner in which the asset is used, an adverse change in legal factors or business climate, an accumulation of costs that exceed the estimated cost to acquire or develop a similar asset, and continuing losses that exceed forecasted costs. The Company assesses the recoverability of these assets by comparing the carrying amount of such assets or asset group to the future undiscounted cash flow it expects the assets or asset group to generate. The Company recognizes an impairment loss if the sum of the expected long-term undiscounted cash flows that the long-lived asset is expected to generate is less than the carrying amount of the long-lived asset being evaluated. An impairment charge would then be recognized equal to the amount by which the carrying amount exceeds the fair value of the asset.
During the fourth quarter of 2020, the Company ceased use of its Powersports business unit and recorded an impairment charge for certain of its long-lived assets and finite lived intangibles related to the Powersports business unit for the year ended December 31, 2020. There were no impairments of long-lived assets for the years ended December 31, 2021 and 2019. See Note 4,
Balance Sheet Components
, and Note 6,
Intangible Assets, Net
, for further discussion.

(p)	Income Taxes
The Company accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis.
A valuation allowance is recognized when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance as of December 31, 2021 and 2020. Uncertain tax positions taken or expected to be taken in a tax return are accounted for using the more likely than not threshold for financial statement recognition and measurement.

(q)	Stock-based Compensation
The Company recognizes the cost of stock-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. The Company reverses previously recognized costs for unvested awards in the period forfeitures occur. The Company determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the fair value of common stock, expected price volatility of common stock, expected term, risk-free interest rates, and expected dividend yield. The fair value of restricted stock unit (“RSU”) awards is determined using the closing price of the Company’s common stock on the grant date. The fair value of market based RSU awards (“Market Based RSUs”) is determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award.

(r)	Redeemable Convertible Preferred Stock Warrant Liability
The Company has issued freestanding warrants to purchase shares of its Series A redeemable convertible preferred stock that are classified outside of permanent equity. As such these warrants were recorded at fair value, and subject to remeasurement at each balance sheet date until the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of an initial public offering. Upon exercise, the redeemable convertible preferred stock warrant liability was reclassified to additional paid-in
capital.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

(s)	Warrant Liability
The Company may issue common stock warrants with debt, equity or as a standalone financing instruments that are recorded as either liabilities or equity in accordance with the respective accounting guidance. Warrants recorded as equity are recorded at their relative fair value determined at the issuance date and remeasurement is not required. Warrants recorded as liabilities are recorded at their fair value, within warrant liability on the consolidated balance sheets, and remeasured on each reporting date with changes recorded in “Revaluation of warrant liability” on the Company’s consolidated statements of operations.

(t)	Research and Development Expense
Research and development expense consist of outsourced engineering services, allocated facilities costs, depreciation, internal engineering and development expenses, materials, labor, stock-based compensation related to development of the Company’s products and services, and expenses related to operating the Coolidge manufacturing plant until the start of commercial production. Research and development costs are expensed as incurred.

(u)	Selling, General, and Administrative Expense
Selling, general, and administrative expense consist of personnel related expenses for corporate, executive, finance, and other administrative functions, expenses for outside professional services, including legal, audit and accounting services, as well as expenses for facilities, depreciation, amortization, travel, and marketing costs. Personnel related expenses consist of salaries, benefits, and stock-based compensation.
Advertising expense is expensed as incurred and was $1.9 million, $0.7 million and $2.5 million for the years ended December 31, 2021, 2020, and 2019, respectively.

(v)	Other Income (Expense)
Other income (expense) consist of grant income received from various governmental entities, foreign currency gains and losses, unrealized gains and losses on investments, revaluation gains and losses on the derivative liability, and gains and losses on the sale of equipment. Grant income is recognized as income over the periods necessary to match the income on a systematic basis to the costs that it is intended to compensate.
For the year ended December 31, 2021 and 2020, the Company recognized a $1.4 million gain and $0.8 million loss, respectively, related to foreign currency adjustments. For the year ended December 31, 2019 foreign currency gains and losses were immaterial.

(w)	Net Loss Per Share
Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.
Diluted net loss per share is computed by dividing net loss, adjusted for the revaluation of warrant liability, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock equivalents resulting from the assumed exercise of the warrants. The treasury stock method is used to calculate the potential dilutive effect of these common stock equivalents.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

(x)	Recent Accounting Pronouncements
In November 2021, the Financial Accounting Standards Board (“FASB”) issued ASU
No. 2021-10,
Government Assistance, to increase transparency of government assistance which requires annual disclosures about transactions with a government entity that are accounted for by applying a grant or contribution accounting model by analogy. ASU
2021-10
is effective for annual periods beginning after December 15, 2021 and early adoption is permitted. The Company plans to adopt ASU
2021-10
for the year ended December 31, 2022, and is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

(y)	Recently Adopted Accounting Pronouncements
In January 2020, the FASB issued ASU
No. 2020-01,
Investments – Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivative and Hedging (Topic 815), which addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. ASU
2020-01
is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted the ASU on January 1, 2021 and it did not have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06,
which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for convertible debt instruments wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU
2020-06.
ASU
2020-06
requires the application of the
if-converted
method for calculating diluted earnings per share. The treasury method will no longer be available. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the year. The Company early adopted the ASU on January 1, 2021, and there was no impact to the Company’s consolidated financial statements.
In December 2020, the FASB issued ASU
2019-12,
Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes
, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company adopted the ASU on January 1, 2021 and it did not have a material impact on the Company’s consolidated financial statements.
3. BUSINESS COMBINATIONS
On June 3, 2020, the Company and VectoIQ consummated the merger contemplated by the Business Combination Agreement, with Legacy Nikola surviving the merger as a wholly-owned subsidiary of VectoIQ. Immediately prior to the closing of the Business Combination, all shares of outstanding redeemable convertible preferred stock of Legacy Nikola were automatically converted into shares of the Company’s common stock. Upon the consummation of the Business Combination, each share of Legacy Nikola common stock issued and outstanding was canceled and converted into the right to receive 1.901 shares (the “Exchange Ratio”) of the Company’s common stock (the “Per Share Merger Consideration”).

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
3. BUSINESS COMBINATIONS  (Continued)

Upon the closing of the Business Combination, VectoIQ’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 750,000,000 shares, of which 600,000,000 shares were designated common stock, $0.0001 par value per share, and of which 150,000,000 shares were designated preferred stock, $0.0001 par value per share.
In connection with the execution of the Business Combination Agreement, VectoIQ entered into separate subscription agreements (each, a “Subscription Agreement”) with a number of investors (each a “Subscriber”), pursuant to which the Subscribers agreed to purchase, and VectoIQ agreed to sell to the Subscribers, an aggregate of 52,500,000 shares of the Company’s common stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $525.0 million, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Business Combination.
Prior to the closing of the Business Combination, Legacy Nikola repurchased 2,850,930 shares of Legacy Nikola’s Series B redeemable convertible preferred stock at the price of $8.77 per share for an aggregate purchase price of $25.0 million pursuant to a Series B preferred stock repurchase agreement (the “Repurchase Agreement”) with Nimbus Holdings LLC (“Nimbus”). The repurchase is retrospectively adjusted in the consolidated statements of stockholders’ equity to reflect the Company’s equity structure for all periods presented.
Immediately following the Business Combination, pursuant to a redemption agreement, Nikola redeemed 7,000,000 shares of common stock from M&M Residual, LLC at a purchase price of $10.00 per share. See Note 8,
Related Party Transactions
, for further details on the transaction.
The Business Combination is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, VectoIQ was treated as the “acquired” company for financial reporting purposes. See Note 1,
Basis of Presentation,
for further details. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Legacy Nikola issuing stock for the net assets of VectoIQ, accompanied by a recapitalization. The net assets of VectoIQ are stated at historical cost, with no goodwill or other intangible assets recorded.
Prior to the Business Combination, Legacy Nikola and VectoIQ filed separate standalone federal, state and local income tax returns. As a result of the Business Combination, structured as a reverse acquisition for tax purposes, Legacy Nikola, which was renamed Nikola Subsidiary Corporation in connection with the Business Combination (f/k/a Nikola Corporation), became the parent of the consolidated filing group, with Nikola Corporation (f/k/a VectoIQ Acquisition Corp.) as a subsidiary.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
3. BUSINESS COMBINATIONS  (Continued)

The following table reconciles the elements of the Business Combination to the consolidated statement of cash flows and the consolidated statement of changes in equity for the period ended December 31, 2020:

Recapitalization
Cash—VectoIQ’s trust and cash (net of redemptions)	$238,358
Cash—PIPE	525,000
Less: transaction costs and advisory fees paid	(51,210)
Less: VectoIQ loan payoff in conjunction with close	(422)
Less: M&M Residual redemption	(70,000)
Less: Nimbus repurchase	(25,000)

Net Business Combination and PIPE financing	616,726
Less: non-cash net liabilities assumed from VectoIQ	(21,919)
Less: accrued transaction costs and advisory fees	(285)

Net contributions from Business Combination and PIPE financing	$594,522

The number of shares of common stock issued immediately following the consummation of the Business Combination were as follows:

Number of Shares
Common stock, outstanding prior to Business Combination	22,986,574
Less: redemption of VectoIQ shares	(2,702)

Common stock of VectoIQ	22,983,872
VectoIQ Founder Shares	6,640,000
Shares issued in PIPE	52,500,000
Less: M&M Residual redemption	(7,000,000)
Less: Nimbus repurchase	(2,850,930)

Business Combination and PIPE financing shares	72,272,942
Legacy Nikola shares (1)	288,631,536

Total shares of common stock immediately after Business Combination	360,904,478

(1)
The number of Legacy Nikola shares was determined from the 151,831,441 shares of Legacy Nikola common stock outstanding immediately prior to the closing of the Business Combination converted at the Exchange Ratio of 1.901. All fractional shares were rounded down.

4. BALANCE SHEET COMPONENTS
Inventory
Inventory consists of the following:

As of December 31, 2021
Raw materials	$7,344
Work-in-process	4,253

Total inventory	$11,597

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
4. BALANCE SHEET COMPONENTS  (Continued)

Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following at December 31, 2021 and 2020, respectively:

	As of December 31,
	2021	2020
Deferred implementation costs (1)	$2,443	$511
Non-trade receivables (2)	2,717	—
Prepaid expenses and other current assets	10,731	4,857

Total prepaid expenses and other current assets	$15,891	$5,368

(1)
The capitalized costs are amortized on a straight-line basis over the non-cancellable
contract term of five years. The Company recorded an immaterial amount to amortization expense on the consolidated statements of operations for the years ended December 31, 2021, 2020 and 2019.

(2)
For the year ended December 31, 2021, the Company recognized government grant income totaling $2.4 million in connection with the Arizona Qualified Facility Tax Credit (“QFTC”). As U.S. GAAP does not contain authoritative accounting standards on this topic, the Company accounted for the QFTC by analogy to International Accounting Standards 20 (“IAS 20”), Accounting for Government Grants and Disclosure of Government Assistance. Under IAS 20, the grant is recognized on a systematic basis over the periods in which the qualifying expenses are incurred when it is determined that receipt of the grant is no longer contingent. As of December 31, 2021, the Company recognized $1.2 million in “Prepaid expenses and other current assets” and $1.2 million in “Other assets” on the consolidated balance sheets.

Property, Plant and Equipment, Net
Property and equipment consist of the following at December 31, 2021 and 2020, respectively:

	As of December 31,
	2021	2020
Buildings	$104,333	$—
Construction-in-progress	103,515	21,218
Machinery and equipment	36,551	14,820
Furniture and fixtures	1,480	1,480
Leasehold improvements	2,883	1,488
Software	7,562	4,285
Finance lease assets	646	34,775
Other	3,914	1,750

Property, plant and equipment, gross	260,884	79,816
Less: accumulated depreciation and amortization	(16,507)	(8,415)

Total property, plant and equipment, net	$244,377	$71,401

Depreciation expense for the years ended December 31, 2021, 2020 and 2019 was $8.2 million, $6.0 million and $2.3 million, respectively.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
4. BALANCE SHEET COMPONENTS  (Continued)

Construction-in-progress
on the Company’s consolidated balance sheets as of December 31, 2021 relates primarily to the continued expansion of the Company’s manufacturing plant in Coolidge, Arizona, and build-out
of the Company’s headquarters and R&D facility in Phoenix, Arizona.
For the year ended December 31, 2020, the Company expensed $2.0 million of construction-in-progress
and machinery and equipment, net of accumulated depreciation, to impairment expense on the consolidated statements of operations. These assets were related to the Powersports business unit whose operations ceased in the fourth quarter of 2020. The Company had no impairment expense for the years ended December 31, 2021 and 2019.
Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following at December 31, 2021 and 2020, respectively:

	As of December 31,
	2021	2020
Settlement liability	$50,000	$—
Accrued purchase of intangible asset	11,344	—
Goods received not yet invoiced	8,253	—
Accrued legal expenses	5,664	8,845
Derivative liability	4,189	—
Accrued payroll and payroll related expenses	2,521	1,105
Accrued purchases of property, plant and equipment	2,817	2,533
Accrued outsourced engineering services	1,134	2,514
Other accrued expenses	7,565	2,742

Total accrued expenses and other current liabilities	$93,487	$17,739

5. LEASES
As of December 31, 2021 the Company leased various buildings for warehousing and office space, as well as various IT equipment under noncancellable operating and finance leases expiring at various dates through December 2026. The Company’s leases as of December 31, 2021, do not contain options to renew that the Company has deemed reasonably certain to exercise. The Company’s lease agreements do not contain material residual value guarantees or material restrictive covenants.
In February 2018, the Company entered into a
non-cancellable
lease agreement and purchase option for the headquarters and R&D facility in Phoenix, Arizona. The lease commenced in September 2018, with a term of 11.75 years. During the third quarter of 2021, the Company issued a notice indicating its intent to exercise the purchase option for $25.1 million. As of the issuance of the notice, the lease liability was remeasured resulting in a $10.5 million remeasurement adjustment to the lease liability and a corresponding increase to the finance lease asset.
During the fourth quarter of 2021, the purchase of the headquarters and R&D facility closed resulting in the derecognition of the related finance lease liability balance of $24.7 million and reclassification of the finance lease asset balance to buildings. The purchase was financed with the issuance of a $25.0 million Promissory Note, refer to Note 9,
Debt and Finance Lease Liabilities
.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
5. LEASES  (Continued)

The following table summarizes the effects of finance and operating lease costs in the Company’s consolidated statements of operations for the year ended December 31, 2021:

	Consolidated Statements of Operations Caption	Year Ended December 31,
		2021	2020
Operating lease cost:
Lease cost	Research and development and Selling, general and administrative	$130	$—
Variable lease cost (1)	Research and development and Selling, general and administrative	26	—

Total operating lease cost		156	—
Short-term lease cost	Research and development and Selling, general and administrative	1,155	19
Finance lease cost:
Amortization of right of use assets	Research and development and Selling, general and administrative	2,758	3,312
Interest on lease liabilities	Interest income (expense), net	789	782
Variable lease cost (1)	Research and development and Selling, general and administrative	738	744

Total finance lease cost		4,285	4,838

Total lease cost		$5,596	$4,857

(1)	Variable lease costs were not included in the measurement of the operating and finance lease liabilities and primarily include property taxes, property insurance and common area maintenance expenses.
Supplemental balance sheet information related to leases is as follows:

	Classification	As of December 31,
		2021	2020
Assets
Finance lease assets, net	Property, plant and equipment, net	$570	$31,463
Operating lease assets	Other assets	2,681	—

Total lease assets		$3,251	$31,463

Liabilities
Current:
Finance lease liabilities	Debt and finance lease liabilities, current	$140	$1,070
Operating lease liabilities	Accrued expenses and other current liabilities	475	—
Non-current:
Finance lease liabilities	Long-term debt and finance lease liabilities, net of current portion	408	13,956
Operating lease liabilities	Operating lease liabilities	2,263	—

Total lease liabilities		$3,286	$15,026

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
5. LEASES  (Continued)

	As of December 31,
	2021	2020
Weighted average remaining lease term (years)
Finance leases	3.91	9.50
Operating leases	4.81	—
Weighted average discount rate
Finance leases	4.69%	5.00%
Operating leases	4.00%	—%
Supplemental cash flow information relates to leases is as follows:

	As of December 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flow for finance leases	$789	$—
Operating cash flow for operating leases	72	—

Leased assets obtained in exchange for lease liabilities
Finance leases	$646	$—
Operating leases	2,788	—
Maturities of the Company’s lease liabilities are as follows:

Years Ended December 31,	Finance leases	Operating leases	Total
2022	$162	$577	$739
2023	163	625	788
2024	154	643	797
2025	69	617	686
2026	51	562	613
Thereafter	—	—	—

Total lease payments	$599	$3,024	$3,623

Less: imputed interest	51	286	337

Total lease liabilities	$548	$2,738	$3,286

Less: current portion	140	475	615

Long-term lease liabilities	$408	$2,263	$2,671

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)

6. INTANGIBLE ASSETS, NET
The gross carrying amount and accumulated amortization of separately identifiable intangible assets are as follows:

	As of December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses:
S-Way Product and Platform license	$50,000	$—	$50,000
FCPM license	47,181	—	47,181

Total intangible assets	$97,181	$—	$97,181

	As of December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Licenses	$50,150	$(100)	$50,050

Total intangible assets	$50,150	$(100)	$50,050

Amortization expense for the years ended December 31, 2021, 2020, and 2019 was immaterial.
For the year ended December 31, 2020, the Company expensed $12.1 million of in-process
R&D and $0.3 million of trademarks, net of accumulated amortization, previously included in intangible assets to impairment expense on the consolidated statements of operations. These assets were related to the Powersports business unit whose operations ceased in the fourth quarter of 2020. The Company had no impairment expense for the years ended December 31, 2021 and 2019.
As part of the Series D financing, the Company was granted a non-exclusive
and
non-transferable
license to intellectual property used in the Iveco
S-WAY
Platform and Product, which is the cab over engine truck manufactured by Iveco S.p.A (“Iveco”), a wholly-owned subsidiary of CNH Industrial N.V. (“CNHI”). The material rights under the license agreement include the non-exclusive
use of the
S-WAY
key technology to manufacture, distribute and service BEV and FCEV trucks and related components in the United States, and the ability to grant the use of the key technology to the Company’s North American sub-suppliers.
The Company intends to utilize the license solely in North America for the development of BEV and FCEV trucks. The fair value of the license was determined to be $50.0 million. In exchange for the license, the Company issued 5,132,291 shares of Series D redeemable convertible preferred stock to CNHI and its affiliates. The Company will amortize the license over a
7-year
useful life, beginning at the start of commercial production, as it reflects the period over which the sales of BEV and FCEV trucks utilizing Iveco
S-WAY
platform are expected to contribute to the Company’s cash flows. As of December 31, 2021, the Company has not started amortizing the license. The Company expects to start amortizing the license upon start of commercial production for the Tre BEV, in the first half of 2022.
During the third quarter of 2021, the Company was granted a
non-exclusive
and
non-transferable
license to intellectual property that will be used to adapt, further develop and assemble fuel cell power modules (“FCPMs”) for use in the production of the Company’s fuel cell electric vehicles (“FCEV”). The license was accounted for as an asset acquisition and the accumulated cost of the license was determined to be 40.0 million euros or $47.2 million. As of December 31, 2021, the Company recognized 10.0 million euros or $11.3 million in “Accrued expenses and other current liabilities” and 30.0 million euros or $34.0 million in “Other long-term

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
6. INTANGIBLE ASSETS, NET  (Continued)

liabilities” on the consolidated balance sheets, related to the payments for the license, which will be made in four installments from 2022 through 2023. The Company will amortize the license beginning at the start of production for FCEVs. As of December 31, 2021, the Company has not started amortizing the license.
Estimated amortization expense for all intangible assets subject to amortization in future years is expected to be:

Years Ended December 31,	Amortization
2022	$5,357
2023	10,285
2024	13,428
2025	13,428
2026	13,428
Thereafter	41,255

Total	$97,181

7. INVESTMENTS IN AFFILIATES
Investments in unconsolidated affiliates accounted for under the equity method consisted of the following:

		As of December 31,
	Ownership	2021	2020
Nikola Iveco Europe GmbH	50%	$4,083	$8,420
Wabash Valley Resources LLC	20%	57,695	—

		$61,778	$8,420

Nikola Iveco Europe GmbH
The Company and Iveco are parties to a series of agreements which established a joint venture in Europe, Nikola Iveco Europe GmbH. The operations of the joint venture are located in Ulm, Germany, and consist of manufacturing the BEV and FCEV Class 8 trucks for the European market, as well as for the North American market while the Company’s greenfield manufacturing facility in Coolidge, Arizona, is being completed.
The agreements provide for a 50/50 ownership of the joint venture and a 50/50 allocation of the joint venture’s production volumes and profits between Nikola and Iveco. Both parties are entitled to appoint an equal number of members to the shareholders’ committee of the joint venture. Pursuant to the terms of the agreements, the Company and Iveco each contributed intellectual property licenses to their respective technology. During 2020, the Company contributed $8.8 million for a 50% interest in the joint venture, in accordance with the amended contribution agreement. The intellectual property licenses contributed to the joint venture by Nikola are related to intellectual property related to Nikola-developed BEV and FCEV technology for the use in the European market. Iveco contributed to the joint venture a license for the
S-WAY
technology for use in the European market.
Nikola Iveco Europe GmbH is considered a VIE due to insufficient equity to finance its activities without additional subordinated financial support. The Company is not considered the primary beneficiary as it does not have the power to direct the activities that most significantly impact the economic performance based on the terms of the agreements. Accordingly, the VIE is accounted for under the equity method.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
7. INVESTMENTS IN AFFILIATES  (Continued)

As of December 31, 2021, the Company’s maximum exposure to loss was $16.0 million, which represents the book value of the Company’s equity interest and guaranteed debt obligations of $11.9 million.
Wabash Valley Resources LLC
On June 22, 2021, the Company entered into a MIPA with WVR and the Sellers, pursuant to which, the Company purchased a 20% equity interest in WVR in exchange for $25.0 million in cash and 1,682,367 shares of the Company’s common stock. WVR is developing a clean hydrogen project in West Terre Haute, Indiana, including a hydrogen production facility. The common stock consideration was calculated based on the
30-day
average closing stock price of the Company, or $14.86 per share, and the Company issued 1,682,367 shares of its common stock. As of the WVR Closing Date, the fair value of the stock consideration and Put Right was $32.4 million, based upon the closing price of the Company’s common stock as of the WVR Closing date and fair value of the embedded Put Right (see Note 2,
Summary of Significant Accounting Policies
).
The Company’s interest in WVR is accounted for under the equity method and is included in investment in affiliates on the consolidated balance sheets. As of the WVR Closing Date, the fair value of the Company’s investment in WVR was approximately $57.4 million, which consists of the Company’s cash, common stock consideration, and the Put Right. The common stock consideration subject to the Put Right was classified as temporary equity on the consolidated balance sheets for $13.2 million which includes the fair value of the embedded Put Right of $3.2 million. Subsequently, the Put Right was removed and replaced with the Price Differential. See Note 2,
Summary of Significant Accounting Policies
, for further details.
Refer below for a reconciliation of the fair value of the Company’s initial investment in WVR:

Initial investment in WVR
Common stock issued for investment in affiliates including common stock subject to Put Right	$29,139
Cash consideration for investment in affiliates	25,000

Fair value of cash and common stock consideration for WVR	54,139
Fair value of embedded Put Right	3,237

Total investment in affiliates	$57,376

Included in the initial carrying value was a basis difference of $55.5 million due to the difference between the cost of the investment and the Company’s proportionate share of WVR’s net assets. The basis difference is primarily comprised of property, plant, and equipment and intangible assets.
8. RELATED PARTY TRANSACTIONS
Related Party Aircraft Charter Agreement
In 2019, the Company entered into an aircraft charter arrangement with the Company’s former Executive Chairman of the board of directors of the Company and Legacy Nikola’s former Chief Executive Officer to reimburse him for the flight hours incurred for Company use on his personal aircraft. These flight hours were related to business travel by the former Executive Chairman and other members of the executive team to business meetings and trade conferences, as well as the former Executive Chairman’s commute between the Company’s headquarters in Phoenix, Arizona, and his residence in Utah. The Company recognized expenses of $1.6 million

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
8. RELATED PARTY TRANSACTIONS  (Continued)

and $0.2 million for the years ended December 31, 2020 and 2019, respectively, for the business use of the aircraft. As of December 31, 2020 the Company had no outstanding accounts payable and accrued expenses to the former Executive Chairman for the business use of the aircraft. The aircraft charter arrangement was terminated effective October 2020.
Related Party Income and Accounts Receivable
During 2020 and 2019 the Company recorded immaterial amounts for the provision of solar installation services to the former Executive Chairman, which are billed on time and materials basis. As of December 31, 2020, the Company had no outstanding accounts receivable related to solar installation services to the former Executive Chairman. Solar installation services were terminated effective October 2020.
Related Party Stock Options
In December 2018, the former Executive Chairman issued 6,005,139 performance-based stock options to recognize the performance and contribution of specific employees, including certain executive officers, pursuant to Legacy Nikola’s Founder Stock Option Plan (the “Founder Stock Option Plan”). The underlying common stock of these option awards are owned by M&M Residual, a Nevada limited liability company that is wholly-owned by the former Executive Chairman and are considered to be issued by the Company for accounting purposes. These performance-based stock options vest based on the Company’s achievement of a liquidation event, such as a private sale or an initial public offering on a U.S. stock exchange. An additional award of 180,153 shares was made under the plan in May 2020, to replace a forfeited grant. The performance conditions were met upon the closing of the Business Combination and the Company recognized stock-based compensation expense related to these option awards for $7.2 million in June 2020. As of December 31, 2021 the weighted average exercise price per share is $1.39, the weighted-average grant date fair value is $1.20 per share, and the weighted-average remaining contractual term is 6.43 years for these performance-based stock options.
Related Party Redemption of Common Stock
Immediately following the Business Combination, pursuant to a redemption agreement, the Company redeemed 7,000,000 shares of common stock from M&M Residual at a purchase price of $10.00 per share, payable in immediately available funds. The number of shares to be redeemed and the redemption price were determined and agreed upon during negotiations between the various parties to the Business Combination, including the former Executive Chairman and representatives of VectoIQ, Legacy Nikola and the Subscribers.
Former Related Party License and Service Agreements
In September 2019, the Company entered into a Master Industrial Agreement (“CNHI Services Agreement”) and
S-WAY
Platform and Product Sharing Agreement (“CNHI License Agreement”) with CNHI and Iveco, a former related party, in conjunction with the Company’s Series D redeemable convertible preferred stock offering. Under these agreements, CNHI and Iveco were issued 25,661,448 shares of Legacy Nikola Series D redeemable convertible preferred stock in exchange for an intellectual property license valued at $50.0 million, $100.0 million in-kind
services and $100.0 million in cash.
During 2019, the Company issued 5,953,515 shares of Series D redeemable convertible preferred stock to Iveco in exchange for the licensed Iveco technology and $8.0 million of prepaid in-kind
services. Additionally, the Company issued 5,132,291 Series D preferred redeemable convertible preferred shares in exchange for $50.0 million in cash.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
8. RELATED PARTY TRANSACTIONS  (Continued)

During 2020, the Company issued 9,443,353 shares of Series D redeemable convertible preferred stock, to Iveco, in exchange for $92.0 million of prepaid in-kind
services. Additionally, the Company issued 5,132,289 shares of Series D redeemable convertible preferred stock to Iveco in exchange for $50.0 million in cash.
During 2021, 2020 and 2019, the Company recognized $46.3 million, $45.7 million and $8.0 million of in-kind
services in research and development on the consolidated statements of operations, respectively. As of December 31, 2021 and 2020, zero and $46.3 million prepaid in-kind
services were reflected on the consolidated balance sheets, respectively.
As of June 3, 2020, Iveco was no longer considered a related party.
Former Related Party Research and Development and Accounts Payable
During 2020 and 2019 the Company recorded research and development expenses of $15.1 million and $14.1 million, respectively, from a former related party. As of December 31, 2020, the Company had $2.8 million of accounts payable due to the former related party and $0.8 million of accrued expenses due to the former related party.
As of June 3, 2020, the entity was no longer considered a related party.
Former Related Party Stock Repurchase
In September 2019, in contemplation of the Company’s proposed Series D preferred stock financing, the Company entered into an amendment of the letter agreement by and between the Company and Nimbus, dated August 3, 2018 (the “Nimbus Redemption Letter Agreement” and as amended, the “Nimbus Amendment”). Pursuant to the terms of the Amendment and the Nimbus Repurchase Agreement, the Company agreed to repurchase 3,575,750 shares of Series B redeemable convertible preferred stock held by Nimbus, a former related party, at the share price of $8.77 which is equal to 90% of the share price in the Series D redeemable convertible preferred stock financing of $9.74 per share. The number of shares to be repurchased exceeded five percent (5%) of the contemplated Series D round of financing. This was negotiated by the Company in order to reduce the total number of shares of Series B redeemable convertible preferred stock held by Nimbus, to such an extent that Nimbus would no longer be entitled to elect a member to the Company’s board of directors as a result of Nimbus’ Series B preferred stock holdings. The repurchase was completed in October 2019, for an aggregate repurchase amount of $31.4 million. As of December 31, 2019, the Company recorded a reduction to additional paid in capital for the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $16.8 million. The Amendment also provided Nimbus with additional redemption rights based on various capital raise thresholds, none of which were met as of December 31, 2019.
In March 2020, the Company entered into an additional letter agreement with Nimbus in which Nimbus agreed to terminate the Nimbus Redemption Letter Agreement. Concurrently, the Company entered into an agreement with Nimbus, whereby the Company agreed to repurchase an additional 2,850,930 shares of Series B preferred stock from Nimbus at a share price of $8.77 for an aggregate repurchase price of $25.0 million. The parties agreed that the repurchase price constituted the price that Nimbus would otherwise be entitled to under the Nimbus Redemption Letter Agreement. The number of shares to be repurchased was negotiated by the Company and Nimbus as a mechanism to compensate Nimbus for agreeing to relinquish its previous redemption rights granted in the Nimbus Redemption Letter Agreement.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
8. RELATED PARTY TRANSACTIONS  (Continued)

The repurchase was contingent on completion of the Business Combination which occurred during the quarter ending June 30, 2020, and the Company repurchased the shares in conjunction with the closing of the Business Combination. The Company recorded a reduction to additional paid in capital for the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $13.4 million. The carrying value of the shares repurchased were recorded as a reduction to redeemable convertible preferred stock, which has been retrospectively adjusted in the consolidated statements of stockholders’ equity to reflect the Company’s equity structure for all periods presented. For the computation of net loss per share for the year ended December 31, 2020, the repurchase price in excess of the carrying value of the redeemable convertible preferred stock of $13.4 million is reflected as an increase to net loss attributable to common stockholders (see Note 15,
Net Loss per Share
).
As of June 3, 2020, Nimbus was no longer considered a related party.
9. DEBT AND FINANCE LEASE LIABILITIES
A summary of debt and finance lease liabilities as of December 31, 2021 and 2020 is as follows:

	As of December 31,
	2021	2020
Current:
Term note	$—	$4,100
Finance lease liabilities	140	1,070

Debt and finance lease liabilities, current	$140	$5,170

Non-current:
Promissory note	$24,639	$—
Finance lease liabilities	408	13,956

Long-term debt and finance lease liabilities, net of current portion	$25,047	$13,956

Term Note
In January 2018, the Company entered into a term note with JP Morgan Chase, pursuant to which, the Company borrowed $4.1 million to fund equipment purchases. The term note accrued interest at 2.43% per annum and was payable on or before January 31, 2019. The term note was secured by restricted cash.
In February 2019, the Company amended the term note to extend its term by one year and increased the interest rate to 3.00% per annum. In February 2020, the Company amended the term note to extend its term for one year, to January 31, 2021. The term note accrued interest at a rate equal to the LIBOR rate for the applicable interest period multiplied by the statutory reserve rate as determined by the Federal Reserve Board. During the first quarter of 2021, the Company repaid the $4.1 million term note.
Payroll Protection Program Note
In April 2020, the Company entered into a note with JP Morgan Chase under the Small Business Administration Paycheck Program established under Section 1102 of the Coronavirus Aid, Relief, and Economic Security (CARES) Act, pursuant to which the Company borrowed $4.1 million (the “Note”). The Note accrued interest at a rate of 0.98% per annum and matured in 24 months. On April 30, 2020, the Company returned the $4.1 million in proceeds from the Note to JP Morgan Chase.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
9. DEBT AND FINANCE LEASE LIABILITIES  (Continued)

Promissory Note
During the fourth quarter of 2021, the Company closed on the purchase of its headquarters facility in Phoenix, AZ. Concurrently with the closing of the purchase, the Company, as borrower, executed a promissory note for $25.0 million at a stated interest rate of 4% (the “Promissory Note”). The Promissory Note carries a 60 month term, interest only payments for the first 12 months and a 25 year amortization thereafter, with the remaining principal balance due upon maturity. The loan is fully collateralized by the Company’s headquarters.
The Company capitalized debt issuance costs of $0.4 million related to the Promissory Note. Debt issuance costs are being amortized to interest expense over the term of the Promissory Note using the effective interest method. The effective interest rate on the Promissory Note is 4.34%.
For the year ended December 31, 2021, the Company recognized $0.1 million of interest expense related to interest on the Promissory Note and amortization of debt issuance costs.

The following table summarizes the Promissory Note maturities for each of the next five years and thereafter at December 31, 2021:

Years Ended December 31,	Total
2022	$—
2023	594
2024	619
2025	644
2026	23,143
Thereafter	—

Total	$25,000

Letter of Credit
During the fourth quarter of 2021, the Company executed an irrevocable standby letter of credit for $25.0 million in connection with the execution of a certain product supply agreement. As of December 31, 2021, no amounts have been drawn on the letter of credit.
10. CAPITAL STRUCTURE
Shares Authorized
As of December 31, 2021, the Company had authorized a total of 750,000,000 shares for issuance with 600,000,000 shares designated as common stock and 150,000,000 shares designated as preferred stock.
Warrants
As a result of the Business Combination in June 2020, the Company assumed private warrants previously issued in connection with VectoIQ’s initial public offering. Each private warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment, at any time commencing 30 days after the completion of the Business Combination. The exercise price and number of common shares issuable upon exercise of the private warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the private warrants will not be adjusted for issuance of common stock at a price below its exercise price.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
10. CAPITAL STRUCTURE  (Continued)

On July 22, 2020, the Company issued a notice of redemption of all of its outstanding public warrants on a cash basis which was completed in September 2020. The Company issued 22,877,806 shares of common stock pursuant to the exercise of public warrants and received approximately $263.1 million of proceeds from such exercises. The 122,194 public warrants not exercised by the end of the redemption period were redeemed for a price of $0.01 per public warrant, and subsequently cancelled by the Company. The private warrants held by the initial holders thereof or permitted transferees of the initial holders were not subject to this redemption.
Additionally, during the fourth quarter of 2020, 129,085 private warrants were exercised for total proceeds of $1.5 million.
As of December 31, 2021 and 2020, the Company had 760,915 private warrants outstanding. During 2021 and 2020, the Company recorded a $3.1 million and $13.4 million gain, respectively, for revaluation of warrant liability on the consolidated statement of operations. As of December 31, 2021 and 2020, the Company had $4.3 million and $7.3 million, respectively, for warrant liability related to the private warrants outstanding on the consolidated balance sheets.
Stock Purchase Agreements
First Purchase Agreement with Tumim Stone Capital LLC
On June 11, 2021, the Company entered into a common stock purchase agreement (the “First Tumim Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Tumim Stone Capital LLC (“Tumim”), pursuant to which Tumim has committed to purchase up to $300.0 million in shares of the Company’s common stock, subject to certain limitations and conditions set forth in the First Tumim Purchase Agreement. The Company shall not issue or sell any shares of common stock under the First Tumim Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by Tumim, would result in beneficial ownership of more than 4.99% of the Company’s outstanding shares of common stock.
Under the terms of the First Tumim Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the First Tumim Purchase Agreement (the “Tumim Closing Date”) and ending on the first day of the month following the
36-month
anniversary of the Tumim Closing Date, provided that a registration statement covering the resale of shares of common stock that have been and may be issued under the First Tumim Purchase Agreement is declared effective by the SEC. The registration statement covering the offer and sale of up to 18,012,845 shares of common stock, including the commitment shares, to Tumim was declared effective on June 30, 2021. The purchase price will be calculated as 97% of the volume weighted average prices of the Company’s common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
Concurrently with the signing of the First Tumim Purchase Agreement, the Company issued 155,703 shares of its common stock to Tumim as a commitment fee (“Commitment Shares”). The total fair value of the shares issued for the commitment fee of $2.6 million was recorded in selling, general, and administrative expense on the Company’s consolidated statements of operations.
During 2021, the Company sold 14,213,498 shares of common stock for proceeds of $163.8 million under the terms of the First Tumim Purchase Agreement. As of December 31, 2021, there are 3,643,644 registered shares remaining and the remaining commitment available under the First Tumim Purchase Agreement is $136.2 million.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
10. CAPITAL STRUCTURE  (Continued)

Second Purchase Agreement with Tumim Stone Capital LLC
On September 24, 2021, the Company entered into a second common stock purchase agreement (the “Second Tumim Purchase Agreement”) and a registration rights agreement with Tumim, pursuant to which Tumim has committed to purchase up to $300.0 million in shares of the Company’s common stock, subject to certain limitations and conditions set forth in the Second Tumim Purchase Agreement. The Company will not issue or sell any shares of common stock under the Second Tumim Purchase Agreement which, when aggregated with all other shares of common stock beneficially owned by Tumim, would result in beneficial ownership of more than 4.99% of the Company’s outstanding shares of common stock.
Under the terms of the Second Tumim Purchase Agreement, the Company has the right, but not the obligation, to sell to Tumim, shares of common stock over the period commencing on the date of the Second Tumim Purchase Agreement (the “Second Tumim Closing Date”) and ending on the first day of the month following the
36-month
anniversary of the Second Tumim Closing Date, provided that certain conditions have been met. These conditions include effectiveness of a registration statement covering the resale of shares of common stock that have been and may be issued under the Second Tumim Purchase Agreement and termination of the First Tumim Purchase Agreement. The registration statement covering the offer and sale of up to 29,042,827 shares of common stock, including the commitment shares, to Tumim was declared effective on November 29, 2021. The purchase price will be calculated as 97% of the volume weighted average prices of the Company’s common stock during normal trading hours for three consecutive trading days commencing on the purchase notice date.
Concurrently with the signing of the Second Tumim Purchase Agreement, the Company issued 252,040 shares of its common stock to Tumim as a commitment fee. The total fair value of the shares issued for the commitment fee of $2.9 million was recorded in selling, general, and administrative expense on the Company’s consolidated statement of operations.
As of December 31, 2021, the Company has not sold any shares of common stock to Tumim under the terms of the Second Tumim Purchase Agreement and has a remaining commitment of $300.0 million available.
11. STOCK-BASED COMPENSATION EXPENSE
2017 and 2020 Stock Plans
Legacy Nikola’s 2017 Stock Option Plan (the “2017 Plan”) provided for the grant of incentive and nonqualified options to purchase Legacy Nikola common stock to officers, employees, directors, and consultants of Legacy Nikola. Options were granted at a price not less than the fair market value on the date of grant and generally became exercisable between one and four years after the date of grant. Options generally expire ten years from the date of grant. Outstanding awards under the 2017 Plan continue to be subject to the terms and conditions of the 2017 Plan.
Each Legacy Nikola option from the 2017 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was converted into an option to purchase a number of shares of common stock (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy Nikola common stock subject to such Legacy Nikola option immediately prior to the Business Combination and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy Nikola option immediately prior to the consummation of the Business Combination, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Business Combination, each

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
11. STOCK-BASED COMPENSATION EXPENSE  (Continued)

Exchanged Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy Nikola option immediately prior to the consummation of the Business Combination. All stock option activity was retroactively restated to reflect the Exchanged Options.
At the Company’s special meeting of stockholders held on June 2, 2020, the stockholders approved the Nikola Corporation 2020 Stock Incentive Plan (the “2020 Plan”) and the Nikola Corporation 2020 Employee Stock Purchase Plan (the “2020 ESPP”). The 2020 Plan and the 2020 ESPP were previously approved, subject to stockholder approval, by the Company’s board of directors on May 6, 2020. The aggregate number of shares authorized for issuance under the 2020 Plan will not exceed 42,802,865, plus the number of shares subject to outstanding awards as of the closing of the Business Combination under the 2017 Plan that are subsequently forfeited or terminated. The aggregate number of shares available for issuance under the 2020 ESPP is 4,000,000.
The 2020 Plan provides for the grant of incentive and nonqualified stock option, restricted stock units (“RSUs”), restricted share awards, stock appreciation awards, and cash-based awards to employees, outside directors, and consultants of the Company. The 2020 Plan and the 2020 ESPP became effective immediately upon the closing of the Business Combination. No offerings have been authorized to date by the Company’s board of directors under the ESPP.
Common Stock Valuation
Prior to the completion of the Business Combination the fair value of Legacy Nikola common stock that underlies the stock options was determined by Legacy Nikola’s board of directors based upon information available at the time of grant. Because such grants occurred prior to the exchange of Legacy Nikola common stock into the Company’s common stock, Legacy Nikola’s board of directors determined the fair value of Legacy Nikola common stock with assistance of periodic valuation studies from an independent third-party valuation firm. The valuations were consistent with the guidance and methods outlined in the AICPA Practice Aid,
Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or AICPA Practice Aid.
Stock Option Valuation
The Company utilizes the Black-Scholes option pricing model for estimating the fair value of options granted, which requires the input of highly subjective assumptions. The fair value of each option award at the grant date was estimated using the following assumptions:

Years Ended December 31,
	2020	2019
Exercise price	$1.05 - $9.66	$1.05 - $3.58
Risk-free interest rate	0.1% - 1.7%	1.4% - 2.7%
Expected term (in years)	0.2 - 6.3	5.0 - 6.3
Expected dividend yield	—	—
Expected volatility	70.0% - 85.8%	70.0% - 85.1%

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
11. STOCK-BASED COMPENSATION EXPENSE  (Continued)

Stock Options
Options vest in accordance with the terms set forth in the grant letter. Time-based options generally vest ratably over a period of approximately 36 months. Changes in stock options are as follows:

	Options	Weighted Average Exercise Price Per share	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2020	32,529,224	$1.28	7.82	$454,668
Granted	—	—
Exercised	3,472,267	1.32
Cancelled	60,797	2.95

Outstanding at December 31, 2021	28,996,160	$1.28	6.87	$249,205

Vested and exercisable as of December 31, 2021	28,528,403	$1.25	6.85	$246,048

The option activity above does not include the performance based stock options issued by the related party. The weighted-average grant date fair value of stock options issued for the years ended December 31, 2020 and 2019 were $6.92 and $0.75, respectively.
There were 3,472,267, 8,716,423 and 1,266 stock options exercised during the years ended December 31, 2021, 2020 and 2019, respectively. The total intrinsic value of stock options exercised was $51.8 million and $132.7 million during 2021 and 2020, respectively. The total intrinsic value of stock options exercised in 2019 was immaterial. The fair value of stock options vested during the years ended December 31, 2020, and 2019 was $27.0 million, and $4.3 million, respectively. The fair value of stock options vested during the year ended December 31, 2021 was immaterial.
As a result of the Business Combination, vesting of certain stock options and performance-based options accelerated in accordance with terms of the related award agreements, resulting in additional stock-based compensation expense of $8.1 million in the second quarter of 2020.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
11. STOCK-BASED COMPENSATION EXPENSE  (Continued)

Restricted Stock Units
The fair value of RSUs is based on the closing price of the Company’s common stock on the grant date. The time-based RSUs generally vest semi-annually over a three year period or, in the case of executive officers, cliff-vest following the third anniversary from the date of grant. Certain RSUs awarded to key employees contain performance conditions related to achievement of strategic and operational milestones (“Performance RSUs”). As of December 31, 2021, not all of the performance conditions are probable to be achieved. Compensation expense has only been recognized for those conditions that are assumed to be probable. The Company updates its estimates related to the probability and timing of achievement of the operational milestones each period until the award either vests or is forfeited. In addition, for certain technical engineering employees the awards cliff vest after a three year period or vest on the achievement of certain operational milestones. The RSUs to directors have a vesting cliff of one year after the grant date. Changes in RSUs are as follows:

	Number of RSUs	Weighted-Average Grant Date Fair Value
Balance at December 31, 2020	5,026,531	$31.2
Granted	10,626,906	14.7
Released	2,523,328	26.0
Cancelled	951,437	19.1

Balance at December 31, 2021	12,178,672	$18.7

During the third quarter of 2020, the Company entered into a separation agreement with its former Executive Chairman which resulted in a modification of his time-based RSUs. Prior to the modification, the RSUs were not likely to vest and as a result $0.5 million of previously recorded stock-based compensation expense was reversed during 2020. Subsequent to modification, the RSUs were considered fully vested and the Company recorded stock-based compensation of $16.5 million during the third quarter of 2020.
Market Based RSUs
During 2020, in connection with the closing of the Business Combination, the Company granted market based restricted stock unit awards (“Market Based RSUs”) to several executive officers of the Company. The Market Based RSUs contain a stock price index as a benchmark for vesting. These awards have three milestones that each vest depending upon a consecutive
20-trading
day stock price target of the Company’s common stock. The Company’s stock price target ranges from $25 per share to $55 per share. The shares vested are transferred to the award holders upon the completion of the requisite service period of three years, and upon achievement certification by the Company’s board of directors. If the target price for the tranche is not achieved by the end of third anniversary of the grant date, the Market Based RSUs are forfeited.
The grant date fair value of the Market Based RSUs was determined using a Monte Carlo simulation model that utilizes significant assumptions, including volatility, that determine the probability of satisfying the market condition stipulated in the award to calculate the fair value of the award. The following assumptions were used to determine the grant date fair value for these Market Based RSUs:

Year Ended December 31, 2020
Risk-free interest rate	0.2% - 0.3%
Expected volatility	70.0% - 85.0%

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
11. STOCK-BASED COMPENSATION EXPENSE  (Continued)

The following table summarizes 2021 market-based RSU activity:

	Number of Market Based RSUs	Weighted-Average Grant Date Fair Value
Balance at December 31, 2020	13,317,712	$26.0
Granted	—	—
Released	—	—
Cancelled	—	—

Balance at December 31, 2021	13,317,712	$26.0

Stock-Based Compensation Expense
The following table presents the impact of stock-based compensation expense on the consolidated statements of operations for the years ending December 31, 2021, 2020 and 2019, respectively:

	Years Ended December 31,
	2021	2020	2019
Research and development	$36,150	$15,862	$653
Selling, general, and administrative	169,561	122,129	4,205

Total stock-based compensation expense	$205,711	$137,991	$4,858

As of December 31, 2021, total unrecognized compensation expense and remaining weighted-average recognition period related to outstanding share-based awards were as follows:

	Unrecognized compensation expense	Remaining weighted-average recognition period (years)
Options	$930	1.03
Market Based RSUs	166,181	1.50
RSUs	158,052	1.99

Total unrecognized compensation expense at December 31, 2021	$325,163

12. RETIREMENT SAVINGS PLAN
The Company sponsored a savings plan available to all eligible employees, which qualifies under Section 401(k) of the Internal Revenue Code. Employees may contribute to the plan amounts of their pre-tax
salary subject to statutory limitations. The Company did not offer a company match for the years ended December 31, 2020 and 2019. Beginning in 2021, the Company provided an employer matching contribution for the amount a participant contributes as salary deferrals up to 100% of the amount contributed for the first 1% of the participant’s plan compensation plus 50% for each additional 1% of compensation contributed between 1% and 6% of the participant’s plan compensation. For the year ended December 31, 2021, the Company provided $2.1 million in matching contributions.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)

13. INCOME TAXES
Income tax expense (benefit) of $4.0 thousand, ($1.0) million and $0.2 million has been recognized for the years ended December 31, 2021, 2020 and 2019, respectively. The income tax expense (benefit) for the years ended 2020 and 2019 related primarily to changes in indefinite-lived intangible and goodwill deferred tax liabilities.
The components of the provision for income taxes for the years ended December 31, 2021, 2020 and 2019 consisted of the following:

	Years Ended December 31,
	2021	2020	2019
Current tax provision
Federal	$—	$36	$—
State	1	1	1

Total current tax provision	1	37	1

Deferred tax provision
Federal	1	(492)	43
State	2	(571)	107

Total deferred tax provision	3	(1,063)	150

Total income tax provision (benefit)	$4	$(1,026)	$151

The reconciliation of taxes at the federal statutory rate to the provision for income taxes for the years ended December 31, 2021, 2020 and 2019 was as follows:

	Years Ended December 31,
	2021	2020	2019
Tax at statutory federal rate	$(144,848)	$(78,098)	$(18,586)
State tax, net of federal benefit	(21,212)	(14,052)	(4,649)
Stock-based compensation	22,825	(7,652)	556
Section 162(m) limitation	2,009	1,834	—
Research and development credits, net of uncertain tax position	(12,558)	(14,945)	(5,915)
Warrant revaluation	(641)	(2,824)	—
SEC Settlement	26,250	—	—
Other	(438)	408	915
Change in valuation allowance	128,617	114,303	27,830

Total income tax provision (benefit)	$4	$(1,026)	$151

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
13. INCOME TAXES  (Continued)

Deferred tax assets and liabilities as of December 31, 2021 and 2020 consisted of the following:

	As of December 31,
	2021	2020
Deferred tax assets:
Federal and state income tax credits	$33,837	$21,279
Net operating loss carryforward	245,014	132,471
Start-up costs capitalized	1,454	1,490
Stock-based compensation	12,645	8,260
Finance lease liability	680	3,718
Property, plant and equipment, net	—	4,069
Accrued expenses and other	802	—

Total deferred tax assets	294,432	171,287
Valuation allowance	(291,222)	(162,496)

Deferred tax assets, net of valuation allowance	3,210	8,791
Deferred tax liabilities:
Intangible assets	(2,116)	(1,020)
Finance lease asset	(666)	(7,786)
Property, plant and equipment, net	(439)	—
Accrued expenses and other	—	7

Total deferred tax liabilities	(3,221)	(8,799)

Deferred tax liabilities, net	$(11)	$(8)

In accordance with ASC
740-10,
the deferred tax assets are reduced by a valuation allowance if it is not more likely than not that some portion or all the deferred tax assets will be realized. The realization of deferred tax assets can be affected by, among other things, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the length of statutory carryforward periods, the Company’s experience with utilizing operating losses and tax credit carryforwards by jurisdiction, and tax planning alternatives that may be available.
The Company performed an analysis of the reversal of the deferred tax liabilities, and then considered the overall business environment, and the outlook for future years. The Company determined that it is not more likely than not that the benefit from deferred tax assets net of the reversal of certain deferred tax liabilities will be realized. Accordingly, the Company recorded valuation allowances of $291.2 million and $162.5 million at December 31, 2021 and 2020, respectively. The increase in the valuation allowance for the years ended December 31, 2021 and 2020 were primarily due to increase in net operating loss carryforwards and R&D credits.
At December 31, 2021, the Company had federal net operating loss carryforwards of $11.1 million that begin to expire in 2037 and $966.3 million that have an indefinite carryforward period. The Company has combined state net operating loss carryforwards of $992.6 million at December 31, 2021, that begin to expire in 2032. The Company conducted a change in ownership study and determined that net operating losses and credits will not expire due to ownership change rules under the Internal Revenue Code Sections 382 and 383. The Company had federal and state tax credits of $29.5 million and $19.1 million, respectively, at December 31, 2021 and 2020, which if unused will begin to expire in 2037 for federal and 2031 for state tax purposes.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
13. INCOME TAXES  (Continued)

The following table reflect changes in the unrecognized tax benefits:

	Years Ended December 31,
	2021	2020	2019
Gross amount of unrecognized tax benefits as of the beginning of the year	$7,392	$432	$140
Additions based on tax positions related to the current year	4,269	5,622	292
Additions based on tax position from prior years	—	1,338	—

Gross amount of unrecognized tax benefits as of the end of the year	$11,661	$7,392	$432

ASC 740,
Income Taxes
, provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not
that the position will be sustained in a court of last resort, based on the technical merits. If more-likely-than-not,
the amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination, including compromise settlements. For tax positions not meeting the more-likely-than-not
threshold, no tax benefit is recorded.
As of December 31, 2021, 2020, and 2019, the Company had $11.7 million, $7.4 million, and $0.4 million, respectively, of gross unrecognized tax benefits, related to research and experimental tax credits. The Company does not expect a significant change to the amount of unrecognized tax benefits to occur within the next 12 months.
The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties at December 31, 2021 or 2020, and has not recognized interest or penalties during the years ended December 31, 2021, 2020, and 2019, since there was no reduction in income taxes paid due to uncertain tax positions.
The Company files income tax returns in the United States, Arizona, California, Florida, Michigan, Tennessee and Utah. As of December 31, 2021, the earliest year subject to examination is 2018 for federal and state tax purposes. In addition, due to the Company’s tax attribute carryforwards, tax authorities will continue to have the ability to adjust loss and tax credit carryforwards even after the statute expires on the year in which the attributes were originally claimed.
14. COMMITMENTS AND CONTINGENCIES
Legal Proceedings
The Company is subject to legal and regulatory actions that arise from time to time. The assessment as to whether a loss is probable or reasonably possible, and as to whether such loss or a range of such loss is estimable, often involves significant judgment about future events, and the outcome of litigation is inherently uncertain. The Company expenses professional legal fees as incurred, which are included in selling, general and administrative expense on the consolidated financial statements. Other than as described below, there is no material pending or threatened litigation against the Company that remains outstanding as of December 31, 2021.
Regulatory and Governmental Investigations and Related Internal Review
In September 2020, a short seller reported on certain aspects of the Company’s business and operations. The Company and its board of directors retained Kirkland & Ellis LLP to conduct an internal review in connection with the Hindenburg article (the “Internal Review”), and Kirkland & Ellis LLP promptly contacted the Division of Enforcement of the U.S. Securities and Exchange Commission to make it aware of the commencement of the Internal Review. The Company subsequently learned that the Staff of the Division of Enforcement had

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
14. COMMITMENTS AND CONTINGENCIES  (Continued)

previously opened an investigation. During that same month, the Company and five of its officers and employees received subpoenas from the Staff of the Division of Enforcement as a part of a fact-finding inquiry related to aspects of the Company’s business as well as certain matters described in the short seller’s article. Later that same month, the Staff of the Division of Enforcement issued additional subpoenas to another three of the Company’s officers and employees and to the Company’s current and former directors.
The Company and Mr. Milton also received grand jury subpoenas from the U.S. Attorney’s Office for the Southern District of New York (the “SDNY”) in September 2020. Later that same month, Mr. Milton offered to voluntarily step down from his position as Executive Chairman, as a member of the Company’s board of directors, including all committees thereof, and from all positions as an employee and officer of the Company. The board accepted his resignation and appointed Stephen Girsky as Chairman of the board of directors.
On March 24, 2021, the Staff of the Division of Enforcement issued an additional subpoena to the Company related to its projected 2021 cash flow and anticipated use of funds from 2021 capital raises.
The Company is committed to cooperating fully with the Staff of the Division of Enforcement and the SDNY. As such, the Company’s counsel frequently engages with the Staff of the Division of Enforcement and the SDNY. Further, the Company has made voluminous productions of information and made witnesses available for interviews. The last such production of information was made in August 2021. The Company will continue to comply with future requests of the Staff of the Division of Enforcement and the SDNY.
The legal and other professional costs the Company incurred during fiscal years 2021 and 2020 in connection with the Internal Review and disclosed elsewhere in this Report include approximately $22.4 million and $8.1 million, respectively, expensed for Mr. Milton’s attorneys’ fees under his indemnification agreement with the Company. As of December 31, 2021 and 2020, the Company accrued approximately $22.7 million and $6.6 million, respectively, in legal and other professional costs for Mr. Milton’s attorneys’ fees under his indemnification agreement. The Company expects to incur additional costs associated with its continued cooperation with the Staff of the Division of Enforcement and the SDNY in fiscal year 2022, which will be expensed as incurred and which could be significant in the periods in which they are recorded.
On July 29, 2021, the U.S. Attorney for the SDNY announced the unsealing of a criminal indictment charging Mr. Milton with two counts of securities fraud and one count of wire fraud. That same day, the Securities and Exchange Commission announced charges against Mr. Milton for alleged violations of federal securities laws.
By order dated December 21, 2021, the Company and the SEC reached a settlement arising out of the SEC’s investigation of the Company. Under the terms of the settlement, without admitting or denying the SEC’s findings, the Company agreed to cease and desist from future violations of the Securities Exchange Act of 1934 and Rules
10b-5
and
13a-15(a)
thereunder and Section 17(a) of the Securities Act of 1933; to certain voluntary undertakings; and to pay a $125 million civil penalty, to be paid in five installments over two years. The first installment was paid at the end of 2021 and the remaining installments are to be paid semiannually through 2023. The Company previously reserved the full amount of the settlement in the quarter ended September 30, 2021, as disclosed in the Company’s quarterly report on Form
10-Q
for such quarter, filed with the SEC on November 4, 2021. The SEC’s cease and desist order is available on the SEC’s website.
The Company has been informed that the SDNY investigation remains ongoing but has not received any interview or document requests since the indictment of Mr. Milton was unsealed.
The Company cannot predict the ultimate outcome of the SDNY investigation or the litigation against Mr. Milton, nor can it predict whether any other governmental authorities will initiate separate investigations or

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
14. COMMITMENTS AND CONTINGENCIES  (Continued)

litigation. The outcome of the SDNY investigation and any related legal and administrative proceedings could include a wide variety of outcomes, including the institution of administrative, civil injunctive or criminal proceedings involving the Company and/or current or former employees, officers and/or directors in addition to Mr. Milton, the imposition of fines and other penalties, remedies and/or sanctions, modifications to business practices and compliance programs and/or referral to other governmental agencies for other appropriate actions. It is not possible to accurately predict at this time when matters relating to the SDNY investigation will be completed, the final outcome of the SDNY investigation, what additional actions, if any, may be taken by the SDNY or by other governmental agencies, or the effect that such actions may have on the Company’s business, prospects, operating results and financial condition, which could be material.
The SDNY investigation, including any matters identified in the Internal Review, could also result in (1) third-party claims against the Company, which may include the assertion of claims for monetary damages, including but not limited to interest, fees, and expenses, (2) damage to the Company’s business or reputation, (3) loss of, or adverse effect on, cash flow, assets, goodwill, results of operations, business, prospects, profits or business value, including the possibility of certain of the Company’s existing contracts being cancelled, (4) adverse consequences on the Company’s ability to obtain or continue financing for current or future projects and/or (5) claims by directors, officers, employees, affiliates, advisors, attorneys, agents, debt holders or other interest holders or constituents of the Company or its subsidiaries, any of which could have a material adverse effect on the Company’s business, prospects, operating results and financial condition.
Further, to the extent that these investigations and any resulting third-party claims yield adverse results over time, such results could jeopardize the Company’s operations and exhaust its cash reserves, and could cause stockholders to lose their entire investment.
The Company intends to seek reimbursement from Mr. Milton for costs and damages arising from the actions that are the subject of the government and regulatory investigations.
Shareholder Securities Litigation
Beginning on September 15, 2020, six putative class action lawsuits were filed against the Company and certain of its current and former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act, and, in one case, violations of the Unfair Competition Law under California law (the “Shareholder Securities Litigation”). The complaints generally allege that the Company and certain of its officers and directors made false and/or misleading statements in press releases and public filings regarding the Company’s business plan and prospects. The actions are:
Borteanu v. Nikola Corporation, et al.
(Case No.
2:20-cv-01797-JZB),
filed by Daniel Borteanu in the United States District Court of the District of Arizona on September 15, 2020;
Salem v. Nikola Corporation, et al.
(Case No.
1:20-cv-04354),
filed by Arab Salem in the United States District Court for the Eastern District of New York on September 16, 2020;
Wojichowski v. Nikola Corporation, et al.
(Case No.
2:20-cv-01819-DLR),
filed by John Wojichowski in the United States District Court for the District of Arizona on September 17, 2020;
Malo
v. Nikola Corporation, et al.
(Case No.
5:20-cv-02168),
filed by Douglas Malo in the United States District Court for the Central District of California on October 16, 2020; and
Holzmacher, et al. v. Nikola Corporation, et al.
(Case No.
2:20-cv-2123-JJT),
filed by Albert Holzmacher, Michael Wood and Tate Wood in the United States District Court for the District of Arizona on November 3, 2020, and
Eves v. Nikola Corporation, et al.
(Case No.
2:20-cv-02168-DLR),
filed by William Eves in the United States District Court for the District of Arizona on November 10, 2020. In October 2020, stipulations by and among the parties to extend the time for the defendants to respond to the complaints until a lead plaintiff, lead counsel, and an operative complaint are identified were entered as orders in certain of the filed actions. On November 16, 2020 and December 8, 2020 respectively, orders in the
Malo
and
Salem
actions were entered to transfer the actions to the United States District Court for the District of Arizona.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
14. COMMITMENTS AND CONTINGENCIES  (Continued)

On November 16, 2020, ten motions both to consolidate the pending securities actions and to be appointed as lead plaintiff were filed by putative class members. On December 15, 2020, the United States District Court for the District of Arizona consolidated the actions under lead case
Borteanu v. Nikola Corporation, et al.,
No.
CV-20-01797-PXL-SPL,
and appointed Angelo Baio as the “Lead Plaintiff”. On December 23, 2020, a motion for reconsideration of the Court’s order appointing the Lead Plaintiff was filed. On December 30, 2020, a petition for writ of mandamus seeking to vacate the District Court’s Lead Plaintiff order and directing the court to appoint another Lead Plaintiff was filed before the United States Court of Appeals for the Ninth Circuit, Case
No. 20-73819.
The motion for reconsideration was denied on February 18, 2021. On July 23, 2021, the Ninth Circuit granted in part the mandamus petition, vacated the district court’s December 15, 2020 order, and remanded the case to the District Court to reevaluate the appointment of a Lead Plaintiff. On November 18, 2021, the Court appointed Nikola Investor Group II as Lead Plaintiff and appointed Pomerantz LLP and Block & Leviton LLP as co-lead
counsel. On December 10, 2021, the Court issued a scheduling order pursuant to which Lead Plaintiff’s Amended Complaint was due January 24, 2022, Defendants’ deadline to answer or otherwise respond was set for March 10, 2022 and Plaintiffs’ deadline to file any responsive memorandum was set for April 11, 2022 with any reply from Defendants due by May 11, 2022. On January 24, 2022, Lead Plaintiffs filed the Consolidated Amended Class Action Complaint. On February 5, 2022, the Court granted the parties’ joint application for an extension of the deadline for Defendants to file an answer or move to dismiss until April 8, 2022, with Plaintiffs’ opposition due 30 days following the filing of a motion to dismiss, and any reply from Defendants due 30 days following Plaintiffs’ opposition.
Plaintiffs seek an unspecified amount in damages, attorneys’ fees, and other relief. The Company intends to vigorously defend itself. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material. On December 17, 2021, Lead Plaintiff filed a motion to lift the PSLRA stay of discovery. On January 18, 2022, Nikola filed its opposition to Lead Plaintiff’s motion to lift the PSLRA stay of discovery and on January 25, 2022, Lead Plaintiff filed its reply. The Court has not yet ruled on the motion.
Derivative Litigation
Beginning on September 23, 2020, two purported shareholder derivative actions were filed in the United States District Court for the District of Delaware (
Byun v. Milton, et al.
, Case No.
1:20-cv-01277-UNA;
Salguocar v. Girsky et. al.,
Case No.
1:20-cv-01404-UNA),
purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, and gross mismanagement. The
Byun
action also brings claims for unjust enrichment and abuse of control, while the
Salguocar
action brings a claim for waste of corporate assets. On October 19, 2020, the
Byun
action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in their entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay. On November 17, 2020, the
Byun
and
Salguocar
actions were consolidated as
In re Nikola Corporation Derivative Litigation,
Lead Case No.
20-cv-01277-CFC.
The consolidated action remains stayed.
On December 18, 2020, a purported shareholder derivative action was filed in the United States District Court for the District of Arizona,
Huhn v. Milton et al.,
Case No.
2:20-cv-02437-DWL,
purportedly on behalf of the Company, against certain of the Company’s current and former directors alleging breaches of fiduciary duties, violations of Section 14(a) of the Exchange Act, unjust enrichment, and against defendant Jeff Ubben, a member of the Company’s board of directors, insider selling and misappropriation of information. On January 26, 2021, the
Huhn
action was stayed until 30 days after the earlier of (a) the Shareholder Securities Litigation being dismissed in its entirety with prejudice; (b) defendants filing an answer to any complaint in the Shareholder Securities Litigation; or (c) a joint request by plaintiff and defendants to lift the stay.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
14. COMMITMENTS AND CONTINGENCIES  (Continued)

On January 7, 2022, Barbara Rhodes, a purported stockholder of the Company, filed her Verified Stockholder Derivative Complaint in Delaware Chancery Court captioned
Rhodes v. Milton, et al. and Nikola
Corp.
, C.A. No. 2022-0023-KSJM (the “
Rhodes
Action”). On January 10, 2022, Zachary BeHage and Benjamin Rowe (together, the “BeHage Rowe Plaintiffs”), purported stockholders of the Company, filed their Verified Shareholder Derivative Complaint in Delaware Chancery Court captioned
BeHage v. Milton, et al. and Nikola Corp.
, C.A. No. 2022-0045-KSJM, (the “BeHage Rowe Action”
together with the Rhodes Action, the “Related Actions”). The Related Actions are against certain of the Company’s current and former directors and allege breach of fiduciary duties, insider selling under
Brophy
, aiding and abetting insider selling, aiding and abetting breach of fiduciary duties, unjust enrichment, and waste of corporate assets. On January 28, 2022, Rhodes and the BeHage Rowe Plaintiffs filed a stipulation and proposed order for consolidation of the Related Actions. The proposed order states that Defendants need not answer, move, or otherwise respond to the complaints filed in the Related Actions and contemplates that counsel for Plaintiffs shall file a consolidated complaint or designate an operative complaint within fourteen days of entry of an order consolidating these actions and shall meet and confer with counsel for Defendants or any other party regarding a schedule for Defendants to respond to the operative complaint. The proposed order was granted by the Court on February 1, 2022.
The complaints seek unspecified monetary damages, costs and fees associated with bringing the actions, and reform of the Company’s corporate governance, risk management and operating practices. The Company intends to vigorously defend against the foregoing complaints. The Company is unable to estimate the potential loss or range of loss, if any, associated with these lawsuits, which could be material.
In addition, on March 8, 2021, the Company received a demand letter from a law firm representing a purported stockholder of the Company alleging facts and claims substantially the same as many of the facts and claims in the filed derivative shareholder lawsuit. The demand letter requests that the board of directors (i) undertake an independent internal investigation into certain board members and management’s purported violations of Delaware and/or federal law; and (ii) commence a civil action against those members of the board and management for alleged fiduciary breaches. In April 2021, the board of directors formed a demand review committee, consisting of independent directors Bruce L. Smith, and Mary L. Petrovich, to review such demands and provide input to the Company and retained independent counsel. There can be no assurance as to whether any litigation will be commenced by or against the Company by the purported shareholder with respect to the claims set forth in the demand letter, or whether any such litigation could be material.
Books and Record Demands Pursuant to Delaware General Corporation Law Section 220
The Company has received a number of demand letters pursuant to Section 220 of the Delaware General Corporation Law (“DGCL”), seeking disclosure of certain of the Company’s records. The Company has responded to those demands, stating its belief that the demand letters fail to fully comply with the requirements of Section 220 of the DGCL. However, in the interest of resolution and while preserving all rights of the defendants, the Company has engaged in negotiations with the shareholders, and has provided certain information that the Company had reasonably available to it.
On January 15, 2021, Plaintiff Frances Gatto filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On January 26, 2021, Plaintiff’s counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiff’s demand, and the Company need not answer or otherwise respond to the complaint at this time. On October 20, 2021, Plaintiff dismissed the action without prejudice.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
14. COMMITMENTS AND CONTINGENCIES  (Continued)

On October 8, 2021, Plaintiffs Zachary BeHage and Benjamin Rowe filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL. On October 19, 2021, Plaintiffs’ counsel and the Company filed a joint letter, notifying the Court that the parties are engaged in dialogue regarding Plaintiffs’ demand, and the Company need not answer or otherwise respond to the complaint at this time. On January 14, 2022, Plaintiffs dismissed the action without prejudice.
On January 19, 2022, Plaintiff Melissa Patel filed a complaint in Delaware Chancery Court seeking to compel inspection of books and records pursuant to Section 220 of the DGCL.
AAA Arbitration Demand
On July 23, 2021, former Executive Chairman Trevor Milton filed an arbitration demand with the American Arbitration Association against the Company seeking indemnification and advancement of defense costs as well as cooperation in Mr. Milton’s defense in certain legal proceedings. The Company disputes Mr. Milton’s claims and will defend itself in arbitration. A hearing was held on January 31, 2022. No decision has been rendered.
Purchase Commitments
The Company enters into commitments under
non-cancellable
or partially cancellable purchase orders or vendor agreements in the normal course of business. The following table presents the Company’s commitments and contractual obligations and the Company’s accrued settlement to the SEC as of December 31, 2021

	Payments due by period as of December 31, 2021
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
Unrecorded contractual obligations:
Purchase obligations	$504,715	$35,424	$469,291	$—	$—
Recorded contractual obligations:
Accrued SEC settlement	100,000	50,000	50,000	—	—
FCPM License	45,377	11,344	34,033	—	—

	$650,092	$96,768	$553,324	$—	$—

Commitments and Contingencies
Coolidge Land Conveyance
In February 2019, the Company was conveyed 430 acres of land in Coolidge, Arizona, by PLH. The purpose of the land conveyance was to incentivize the Company to locate its manufacturing facility in Coolidge, Arizona, and provide additional jobs to the region. The Company fulfilled its requirement to commence construction, as defined within the period defined by the agreement, of the manufacturing facility within two years of February 2019 (the “Manufacturing Facility Commencement Deadline”), and is required to complete construction of the manufacturing facility within five years of February 2019 (the “Manufacturing Facility Deadline”).
If the Company fails to meet the Manufacturing Facility Deadline, the Company may extend the completion deadline by paying PLH $0.2 million per month, until construction is completed (the “Monthly Payment Option”). The extension of the Manufacturing Facility Deadline beyond two years will require express written consent of PLH. If the Company does not exercise the Monthly Payment Option, fails to make timely payments on the Monthly Payment Option, or fails to complete construction by the extended Manufacturing Facility Deadline, PLH is entitled to either the $4.0 million security deposit or may reacquire the land and property at the appraised value to be determined by independent appraisers selected by the Company and PLH.

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)
14. COMMITMENTS AND CONTINGENCIES  (Continued)

FCPM License
In the third quarter of 2021, the Company entered into a FCPM license to intellectual property that will be used to adapt, further develop and assemble FCPMs. Payments for the license will be due in installments ranging from 2022 to 2023. As of December 31, 2021, the Company accrued $11.3 million in accrued expenses and other current liabilities and $34.0 million in other long-term liabilities on the consolidated balance sheets.
15. NET LOSS PER SHARE
The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021, 2020, and 2019.

	Years Ended December 31,
	2021	2020	2019
Numerator:
Net loss	$(690,438)	$(370,866)	$(88,656)
Less: Premium on repurchase of redeemable convertible preferred stock	—	(13,407)	(16,816)

Net loss attributable to common shareholders, basic	$(690,438)	$(384,273)	$(105,472)

Less: revaluation of warrant liability	(3,051)	(13,448)	—

Net loss attributable to common stockholder, diluted	$(693,489)	$(397,721)	$(105,472)

Denominator:
Weighted average shares outstanding, basic	398,655,081	335,325,271	262,528,769

Dilutive effect of common stock issuable from assumed exercise of options	129,311	505,762	—

Weighted average shares outstanding, diluted	398,784,392	335,831,033	262,528,769

Net loss per share to common shareholders:
Basic	$(1.73)	$(1.15)	$(0.40)
Diluted	$(1.74)	$(1.18)	$(0.40)
Basic net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period.
Diluted net loss per share is computed by dividing the net loss, adjusted for the revaluation of warrant liability for the private warrants, by the weighted average number of common shares outstanding for the period, adjusted for the dilutive effect of shares of common stock equivalents resulting from the assumed exercise of the warrants. The treasury stock method was used to calculate the potential dilutive effect of these common stock equivalents.
Potentially dilutive shares were excluded from the computation of diluted net loss when their effect was antidilutive. The following outstanding common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive.

	Years Ended December 31,
	2021	2020	2019
Stock options, including performance stock options	28,996,160	32,529,224	40,012,825
Restricted stock units, including Market Based RSUs	25,496,384	18,344,243	—

Total	54,492,544	50,873,467	40,012,825

NIKOLA CORPORATION
Notes to Consolidated Financial Statements  (Continued)

16. SUBSEQUENT EVENTS (UNAUDITED)
On March 2, 2022, the Company issued 3,643,644 shares of common stock under the terms of the Purchase Agreement to Tumim for proceeds of $27.4 million.

17,025,590 Shares
Nikola Corporation
Common Stock

PROSPECTUS

, 2022

PART II
Information Not Required in Prospectus
Item 13. Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$10,543
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14. Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.
The registrant also maintains a general liability insurance policy, which will cover certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 15. Recent Sales of Unregistered Securities.
On June 11, 2021, we completed a private placement to Tumim Stone Capital LLC, or Tumim, pursuant to which we have the right to sell to Tumim up to $300.0 million in shares of our common stock, subject to certain limitations, from time to time over the approximate
36-month
period commencing on the date of the common stock purchase agreement dated June 11, 2021, or the First Purchase Agreement, provided that the conditions precedent to Commencement have occurred. We issued 155,703 shares of our common stock as commitment shares to Tumim as consideration for its irrevocable commitment to purchase our shares under the First Purchase Agreement and, as of March 2, 2022, Tumim had purchased an aggregate of 17,857,142 shares of our common stock under the First Purchase Agreement for gross proceeds of approximately $191.2 million.
On September 24, 2021, we completed a second private placement to Tumim, pursuant to which we have the right to sell to Tumim up to an additional $300.0 million in shares of our common stock, subject to certain limitations (including termination of the First Purchase Agreement as a result of all sales having been completed or such agreement having otherwise been terminated), from time to time over the approximate
36-month
period commencing on the date of the common stock purchase agreement, or the Second Purchase Agreement, provided that the conditions precedent to Commencement have occurred. We issued 252,040 shares of our common stock as commitment shares to Tumim as consideration for its irrevocable commitment to purchase our shares under the Second Purchase Agreement. As of the date of this registration statement, Tumim has not purchased any shares of common stock under the Second Purchase Agreement.
The securities were issued or sold by us under the First Purchase Agreement and Second Purchase Agreement, or collectively, the Purchase Agreements, in reliance upon an exemption from the registration requirements under the Securities Act, afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. In the Purchase Agreements, Tumim represented to us, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).
On June 22, 2021, we entered into a Membership Interests Purchase Agreement, or the MIPA, with the Wabash Valley Resources LLC, or WVR, and the sellers party thereto, or collectively, the WVR Sellers, pursuant to which we purchased a 20% equity interest in WVR in exchange for $25 million in cash and the issuance of an aggregate of 1,682,367 shares of our common stock, or the Shares. The securities were sold by us under the MIPA in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act. The Sellers have made certain representations as a recipient of our common stock, including that the Shares were acquired for investment purposes only and not with a view to distribute any of the Shares, and that such recipient is able to bear the risks of the investment.

Item 16. Exhibits.

Exhibit No.	Description

2.1+	Business Combination Agreement by and among VectoIQ Acquisition Corp., VCTIQ Merger Sub Corp., and Nikola Corporation, dated March 2, 2020 (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on March 3, 2020).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239185) (as amended, the “Resale S-1”)).

3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 4, 2021).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant‘s Current Report on Form 8-K filed on June 8, 2020 (the “Super 8-K“)).

4.2	Form of Warrant (incorporated by reference to Exhibit 4.2 to the Super 8-K).

4.3	Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company, dated May 15, 2018 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on May 21, 2018).

4.4	Registration Rights and Lock-Up Agreement by and among VectoIQ Acquisition Corp. and certain stockholders of VectoIQ Acquisition Corp., dated June 3, 2020 (incorporated by reference to Exhibit 4.4 to the Resale S-1).

4.5	Amendment No. 1 to Registration Rights and Lock-Up Agreement by and among VectoIQ Acquisition Corp. and certain stockholders of VectoIQ Acquisition Corp., dated July 17, 2020 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 23, 2020).

4.6	Registration Rights Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated June 11, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2021).

4.7	Registration Rights Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated September 24, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 27, 2021).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

10.1	Form of Subscription Agreement by and between the Registrant and certain purchasers, dated March 2, 2020 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 3, 2020).

10.2	Form of Subscription Agreement by and between the Registrant and entities affiliated with Fidelity Management & Research Company, dated June 3, 2020 (incorporated by reference to Exhibit 10.2 to the Super 8-K).

10.3#	Form of Indemnification Agreement by and between the Registrant and its directors and officers (incorporated by reference to Exhibit 10.3 to the Super 8-K).

10.4#	Nikola Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Annual Report of Form 10-K for the year ended December 31, 2021).

10.5#	Forms of Stock Option Agreement, Notice of Exercise, Stock Option Grant Notice, Restricted Stock Unit Agreement, and Restricted Stock Agreement under the Nikola Corporation 2020 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-237179) (as amended, the “S-4”)).

10.6#	Nikola Corporation 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021).

10.7#	Employment Agreement by and between Nikola Corporation and Trevor R. Milton, dated July 13, 2016 (incorporated by reference to Exhibit 10.7 to the S-4).

10.8#	Offer Letter from Nikola Corporation to Mark A. Russell, dated February 8, 2019 (incorporated by reference to Exhibit 10.8 to the S-4).

10.9#	Offer Letter from Nikola Corporation to Kim J. Brady, dated October 17, 2017 (incorporated by reference to Exhibit 10.9 to the S-4).

10.10#	Offer Letter from Nikola Corporation to Joseph R. Pike, dated January 1, 2018 (incorporated by reference to Exhibit 10.10 to the S-4).

10.11#	Offer Letter from Nikola Corporation to Britton M. Worthen, dated March 26, 2019 (incorporated by reference to Exhibit 10.11 to the S-4).

10.12#	Executive Employment Agreement by and between the Registrant and Trevor R. Milton, dated June 3, 2020 (incorporated by reference to Exhibit 10.12 to the Super 8-K).

10.13#	Executive Employment Agreement by and between the Registrant and Mark A. Russell, dated June 3, 2020 (incorporated by reference to Exhibit 10.13 to the Super 8-K).

10.14#	Executive Employment Agreement by and between the Registrant and Kim J. Brady, dated June 3, 2020 (incorporated by reference to Exhibit 10.14 to the Super 8-K).

10.15#	Executive Employment Agreement by and between the Registrant and Joseph R. Pike, dated June 3, 2020 (incorporated by reference to Exhibit 10.15 to the Super 8-K).

10.16#	Executive Employment Agreement by and between the Registrant and Britton M. Worthen, dated June 3, 2020 (incorporated by reference to Exhibit 10.16 to the Super 8-K).

10.17#	Nikola Corporation 2017 Stock Option Plan, dated July 10, 2017 (incorporated by reference to Exhibit 10.6 to the S-4).

10.18#	Founder Stock Option Plan, dated November 9, 2018 (incorporated by reference to Exhibit 10.5 to the S-4).

10.19	Redemption Agreement by and between the Registrant and M&M Residual, LLC, dated June 3, 2020 (incorporated by reference to Exhibit 10.18 to the Super 8-K).

10.20	Lease Agreement by and between DARED 90 LLC and Nikola Corporation, dated February 13, 2018 (incorporated by reference to Exhibit 10.12 to the S-4).

10.21*	Master Industrial Agreement by and among Nikola Corporation, CNH Industrial N.V. and Iveco S.p.A., dated September 3, 2019, as amended by Amendment to Master Industrial Agreement, dated December 26, 2019, Second Amendment to Master Industrial Agreement, dated January 31, 2020, and Third Amendment to Master Industrial Agreement, dated February 28, 2020 (incorporated by reference to Exhibit 10.13 to the S-4).

10.22*	Amended and Restated European Alliance Agreement by and between Nikola Corporation, Iveco S.p.A., and solely with respect to Sections 9.5 and 16.18, CNH Industrial N.V., dated February 28, 2020 (incorporated by reference to Exhibit 10.14 to the S-4).

10.23*	Commercial Letter by and among VectoIQ Acquisition Corp., Nikola Corporation and Nimbus Holdings LLC, dated March 2, 2020 (incorporated by reference to Exhibit 10.15 to the S-4).

10.24*	Master Agreement by and between Anheuser-Busch, LLC and Nikola Corporation (formerly Nikola Motor Company, LLC), dated February 22, 2018 (incorporated by reference to Exhibit 10.16 to the S-4).

10.25	Commercial Framework Agreement by and between Nikola Corporation and Green Nikola Holdings LLC, dated November 9, 2018 (incorporated by reference to Exhibit 10.17 to the S-4).

10.26*	Supply Agreement by and between Nel ASA and Nikola Corporation (formerly Nikola Motor Company, LLC), dated June 28, 2018 (incorporated by reference to Exhibit 10.18 to the S-4).

10.27*	European Supply Agreement by and among Nikola Iveco Europe B.V., IVECO S.p.A. and Nikola Corporation, dated April 9, 2020 (incorporated by reference to Exhibit 10.23 to the S-4).

10.28*	North American Supply Agreement by and among Nikola Iveco Europe B.V., Nikola Corporation, and solely with respect to Sections 2, 4.2, 4.8 and 6.2.2, Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.24 to the S-4).

10.29*	Technical Assistance Service Agreement by and between Nikola Corporation and Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.25 to the S-4).

10.30*	S-Way Platform and Product Sharing Contract by and between Nikola Corporation and Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.26 to the S-4).

10.31*	Nikola Technology License Agreement by and among Nikola Iveco Europe B.V., Nikola Corporation, and solely with respect to Sections 4.3, 4.4, 4.5 and 4.6, Iveco S.p.A., dated April 9, 2020 (incorporated by reference to Exhibit 10.27 to the S-4).

10.32*	Iveco Technology License Agreement by and among Nikola Iveco Europe B.V., Iveco S.p.A., and solely with respect to Sections 4.3, 4.4, 4.5, and 4.6, Nikola Corporation, dated April 9, 2020 (incorporated by reference to Exhibit 10.28 to the S-4).

10.33#	Agreement by and between the Registrant and Trevor R. Milton, dated September 20, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 21, 2020).

10.34#	Executive Employment Agreement by and between the Registrant and Pablo M. Koziner, dated December 22, 2020 (incorporated by reference to Exhibit 10.34 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020).

10.35*	Membership Interests Purchase Agreement by and among the Registrant, Wabash Valley Resources LLC and the sellers party thereto, dated June 22, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 28, 2021).

10.36	Amendment No. 1 to the Membership Interest Purchase Agreement by and between Nikola Corporation, Wabash Valley Resources LLC and the sellers party thereto, dated September 13, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

10.37*	Hydrogen Sale and Purchase Agreement by and between the Registrant and Wabash Valley Resources LLC, dated June 22, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 28, 2021).

10.38*	Second Amended and Restated Limited Liability Company Agreement of Wabash Valley Resources LLC, dated June 22, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 28, 2021).

10.39	Common Stock Purchase Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated June 11, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2021).

10.40	Common Stock Purchase Agreement by and between Nikola Corporation and Tumim Stone Capital LLC, dated September 24, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 27, 2021).

10.41*	Fuel Cell Supply Framework Agreement by and between Nikola Corporation and Robert Bosch LLC, dated August 30, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

10.42*	FCPM Design and Manufacturing License Agreement by and between Nikola Corporation and Robert Bosch LLC, dated September 1, 2021 (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021).

10.43	Loan Agreement by and between 4141 E Broadway Road LLC and Colliers Funding LLC, dated November 23, 2021 and Promissory Note, dated November 23, 2021 (incorporated by reference to Exhibit 10.43 of Form 10-K for the year ended December 31, 2021).

10.44	Nikola Sales and Service Agreement by and between Nikola Corporation and Thompson Truck Center, LLC, dated April 6, 2021 (incorporated by reference to Exhibit 10.44 to the Registrant’s Annual Report of Form 10-K for the year ended December 31, 2021).

16.1	Letter from RSM US LLP to the SEC, dated June 5, 2020 (incorporated by reference to Exhibit 16.1 to the Super 8-K).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report of Form10-K for the year ended December 31, 2021).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereof).

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

101.1	Interactive Data File.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

107	Filing fee table.

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
#	Indicates management contract or compensatory plan or arrangement.
*	Portions of this exhibit have been omitted in accordance with Item 601(b)(10)(iv) of Regulation S-K.
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however
, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on March 11, 2021.

NIKOLA CORPORATION

/s/ Mark A. Russell
Mark A. Russell
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mark A. Russell, Kim J. Brady and Britton M. Worthen, and each of them, his or her true and lawful attorneys-in-fact
and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact
and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact
and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark A. Russell Mark A. Russell	President, Chief Executive Officer and Director ( Principal Executive Officer )	March 11, 2022

/s/ Kim J. Brady Kim J. Brady	Chief Financial Officer ( Principal Financial and Accounting Officer )	March 11, 2022

/s/ Stephen J. Girsky Stephen J. Girsky	Chairman of the Board of Directors	March 11, 2022

/s/ Lynn Forester de Rothschild Lynn Forester de Rothschild	Director	March 11, 2022

/s/ Sooyean (Sophia) Jin Sooyean (Sophia) Jin	Director	March 11, 2022

/s/ Mary L. Petrovich Mary L. Petrovich	Director	March 11, 2022

/s/ Michael L. Mansuetti Michael L. Mansuetti	Director	March 11, 2022

Signature	Title	Date

/s/ Gerrit A. Marx Gerrit A. Marx	Director	March 11, 2022

/s/ Steven M. Shindler Steven M. Shindler	Director	March 11, 2022

/s/ Bruce L. Smith Bruce L. Smith	Director	March 11, 2022

/s/ DeWitt C. Thompson, V DeWitt C. Thompson, V	Director	March 11, 2022